File No. 333-231981

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARALLAX HEALTH SCIENCES, INC.

(Exact name of registrant as specified in our charter)

Nevada	8000	46-4733512
(State or other jurisdiction	(Primary Standard Industrial	(IRS Employer
of Incorporation)	Classification Code Number)	Identification Number)

1327 Ocean Avenue, Suite B Santa Monica, CA 90401 310-899-4442 (Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Paul R. Arena

Chief Executive Officer

1327 Ocean Avenue, Suite B

Santa Monica, CA 90401

(310)-899-4442

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy of all Communications to: Peter V. Hogan Buchalter, a Professional Corporation 1000 Wilshire Boulevard, Suite 1500 Los Angeles, CA 90017 (213) 891-0700

Approximate date of commencement of proposed sale to public:

As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:	☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE
Title of each Class of Security being registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Common Stock, $0.001 par value	14,633,436	$0.07	$1,024,340.52	$132.96
Common Stock, $0.001 par value (3)	17,950,000	$0.07	$1,256,500.00	$163.09
Total	32,583,436	$0.07	$2,280,840.52	$296.05

(1)This registration statement relates to shares of common stock, par value $0.001 per share, of Parallax Health Sciences, Inc. The amount of the Registrant’s common stock to be registered is 32,583,436 shares of common stock. To the extent additional shares of common stock may be issued or become issuable as a result of a stock split, stock dividend, or similar transaction involving the common stock while this registration statement is in effect, this registration statement hereby is deemed to cover all such additional shares of common stock in accordance with Rule 416 under the Securities Act of 1933.

(2)Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $0.07 (high) and $0.07 (low) sale price of the Registrant's Common Stock as reported on the OTCQB on May 30, 2019, which date is within five business days prior to filing this Registration Statement. The Shares offered, hereunder, may be sold by the Selling Shareholders from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.

(3)Represents shares of common stock issuable upon exercise of outstanding warrants to purchase shares of common stock offered by the selling Shareholders.

(4)Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay our effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED _______________, 2019

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until this registration statement is effective with the U.S. Securities and Exchange Commission. This preliminary prospectus is not an offer to sell these securities and Parallax Health Sciences, Inc. is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

PARALLAX HEALTH SCIENCES, INC.

32,583,436 Shares of Common Stock

This prospectus relates to the resale of up to 32,583,436 shares of Parallax Health Sciences, Inc., a Nevada corporation (the “Company”), Common Stock, par value $0.001 per share (“Common Stock”), including 14,633,436 outstanding shares of Common Stock and 17,950,000 shares of Common Stock issuable upon exercise of outstanding warrants (collectively, the “Shares”). The Shares consist of:

•2,633,436 shares of Common Stock underlying 60,000 Series C Preferred Stock and 3,202 Series C Preferred Stock Dividends paid in kind, and warrants to purchase up to 1,250,000 shares of Common Stock issued pursuant to the October 2018 Series C Preferred Private Placement;

•3,200,000 warrants to purchase Common Stock issued in connection with certain Convertible Promissory Notes;

•12,000,000 shares of Common Stock and warrants to purchase up to 13,500,000 shares of Common Stock issued in connection with a certain Securities Purchase Agreement, and pursuant to certain underlying Registration Rights Agreements.

We are registering the Shares as required by certain Registration Rights Agreements we entered into in 2018 and 2019 with the Selling Shareholders (the “Registration Rights Agreements”).

For a description of the transactions pursuant to which this resale registration statement relates, please see “Recent Sale of Unregistered Securities.”

Our registration of the Shares covered by this prospectus does not mean that the Selling Shareholders will offer or sell any of the Shares.

The Selling Shareholders may sell the Shares of our Common Stock covered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the section entitled “Plan of Distribution” beginning on page 30 of this prospectus. The shares of Common Stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Our Common Stock is presently quoted on the OTCQB tier of the OTC Markets Group, Inc. (“OTCQB”) under the symbol “PRLX.” The closing price of our Common Stock on November 22 , 2019, as reported by OTCQB, was $ 0.10 per share.

We will not receive any of the proceeds from the Shares sold by the Selling Shareholders, provided, however, we will receive the proceeds from any cash exercise of warrants.

No underwriter or other person has been engaged to facilitate the sale of the Shares in this offering. We will bear all costs, expenses and fees in connection with the registration of the Shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their respective sales of the Shares.

You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus carefully before you invest.

Investing in our Common Stock involves a high degree of risk. The risks and uncertainties described under the heading “Risk Factors” beginning on page 14 of this prospectus, any applicable prospectus supplement and in any applicable free writing prospectuses, and under similar headings in the documents that are incorporated by reference into this prospectus, should be reviewed carefully.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 2, 2019 .

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PART I - INFORMATION REQUIRED IN PROSPECTUS

Market, Industry and Other Data

This prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms or other independent sources and our own estimates based on our management's knowledge of and experience in the market sectors in which we compete.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Trademarks

We own or otherwise have rights to the trademarks and service marks, including those mentioned in this prospectus, used in conjunction with the marketing and sale of our products and services. This prospectus includes trademarks which are protected under applicable intellectual property laws and are our property and the property of our subsidiaries. This prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies' trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by any other companies. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under "Risk Factors," any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus forms a part. Unless otherwise indicated or the context otherwise requires, references in this prospectus to "Parallax," the "Company," "our company," "we," "us" and "our" refer to Parallax Health Sciences, Inc., a Nevada corporation, and its wholly-owned consolidated subsidiaries. References herein to "fiscal year" refer to our fiscal years, which end on December 31.

Overview

Parallax Health Sciences, Inc. is an outcome driven, integrated digital healthcare company delivering scalable connected products, services and actionable data on an interoperable platform.  Our principal mission is to deliver solutions that empower patients, reduce costs and improve the quality of care through patented leading-edge technologies. The Company’s principal executive offices are located at 1327 Ocean Avenue, Suite B, Santa Monica, CA 90401, Telephone (310) 899-4442.

We at Parallax envision a world where healthcare is accessible, reliable and affordable, without compromising quality and economics of the healthcare industry.  We call our system Parallax Care™, “outcomes realized through intelligent health”. The Parallax Care™ platform encompasses three separate divisions that can operate independently of one another, or integrate services to meet the various needs of our clients: Optimized Outcomes, Connected Health Smart Data, and eventually Big Data.

•Optimized Outcomes

REBOOT™, an acronym for “Reliable Evidence-Based Outcome Optimization Technology,” is at the heart of our behavioral technology. Based on a 20-year period of analysis, the REBOOT™ technology, developed and commercially tested for over 5 years at a cost exceeding $4,000,000, provides reliable evidence-based outcome optimization through a patented machine learning platform delivered through:

•A cloud-based software system, scalable for use from one patient to over 100 million;

•A mobile application, COMPASS™, that is interchangeable from one disease to another, and one patient to another; and

•A stratification tool, WIZARD™, which was developed specifically to support scalability of the REBOOT™/ COMPASS™ platform.

REBOOT™ can be sold as a product line into certain defined verticals, independent of, or in combination with, our connected healthcare and data platforms, products and services.  The REBOOT™ technology is currently protected by patents issued in U.S., China, India, and Hong Kong and Macao.

•Connected Health

Fotodigm®

Fotodigm® is a patent-pending, integrated, interoperable, cloud-based software platform, that allows for ease of use of our proprietary products and services and third-party Plug-n-Play interface. Designed with increased accessibility and accelerated adoption in mind, Fotodigm® enables patients and doctors to use a singular, integrated, interoperable platform for:

•Telehealth;

•Remote Patient Monitoring (“RPM”);

•Point-of-Care (“POC”) testing;

•Healthcare education services.

Fotodigm® provides simple, cost-effective, accessible and affordable products and services that deliver industry breakthrough advantages.  Currently in its beta stage, the Fotodigm® construct was developed to provide payers, patients and providers with the ability to choose and interchange their services, and be able to interchange where the healthcare practitioner deems it the best course of action. The Fotodigm® system is being developed to utilize a proprietary Machine Face Recognition engine along with proven and existing Optical Character Recognition (“OCR”) technology through third-party license.  The technology has been beta tested and utilized in the field by patients within remote patient monitoring systems for the reduction of hospital readmissions.

The Target System

The Target System, our POC testing platform, is an immunoassay testing system that provides quantitative and qualitative blood analyses. The Target System was developed by the previous owner at a cost of over $8,000,000, and had been commercialized in the U.S. and world markets before we acquired the testing system in 2010.

The Target System is comprised of:

•the VT-1000, an FDA-cleared 1, clinically and commercially proven bench-top quantitative and qualitative immunoassay testing (also referred to as “a free standing desktop diagnostic device”) system specifically designed to reside in the primary care physician office;

•the SPARKS Mobile™, a second generation portable handheld device that is smaller, faster, lower cost and a patented (US, China, India, Hong Kong and Macao) mobile testing system that incorporates the VT-1000 feature set with smart phone capabilities (to be completed before commercialization, including the design, build and certification);

•25 FDA-cleared rapid tests in the areas of:

•Cardiac;

•Infectious diseases;

•Medical conditions;

•Drugs of abuse;

•Pregnancy.

•the Target Antigen Detection System (“TADS”),  a unique, patented single-use device cartridge that allows for positive, controlled sample processing, a system of specific immune reactions to detect individual disease conditions, and a quick response diagnostic system that provides answers to specific screening problems under ten minutes.

The Target System has the capacity to test hundreds of conditions, and is to be offered to doctors for use at the doctors’ offices and at patients’ homes, or in triage and ambulatory environments.

The Target System is not commercially available at this time, as the product is currently in redesign and development, with a primary focus on developing the SPARKS Mobile™, the patented handheld mobile version of the VT-1000 desktop analyzer.

1 FDA 510(k) clearances do not expire. For additional information on FDA clearance and 510(k) requirements, see “FDA Clearances and Approvals” section beginning on page 11 below.

•Smart Data

Parallax’s Intrinsic Code™ is our unique Smart Data patient data collection and repository system.  Intrinsic Code™ not only identifies the traditional data from patients, but is also designed to provide actionable insights into the behavioral changes in patients, which has resulted in increased adherence to their medical regimens and pharmacologic therapies.  These insights are extremely valuable to pharmaceutical companies, as medication nonadherence creates false efficacy results of therapies in the manner in which they were designed, tested and provided regulatory approval upon. Payers are deeply concerned with the data on adherence to medical and medication therapy regimens, as it directly affects their financial performance.

•Big Data Opportunity

Our real-time data generated from patient-users can be stripped to protect the specific patient-user identity and exchanged for historical data with Center for Disease Control (“CDC”), National Institute of Health, (“NIH”), various university hospitals and others to provide valuable empirical health-related information to our patient-users using Cognitive Artificial Intelligence (“Cognitive AI”) provided by our partners and coordinated through various electronic health record organizations for which we are agnostic.  This empirical data, when it becomes available on our outcomes optimization based platform, will become a valuable tool for determining predictive and supportive diagnostics to our patient-users.

The Parallax Value Proposition

We believe that our products and services can provide solutions that mitigate rising costs, reduce waste in spending through transparency, reduce the amount of unnecessary services, and increase the health and wellness of patients before they are sick and during their recovery.

Parallax has developed, acquired and licensed multiple platforms, proprietary and exclusive, that provide services and products across the healthcare continuum.  These platforms are being designed to allow for multiple points of reciprocal consideration through innovative business models, and provide patients with increased quality of products and services at reduced cost of time and money.  They will also provide healthcare providers with increased access to their patients, the ability to deliver better and more efficient service, and increased revenues from the services they supply.

The Parallax value proposition is simple: we own technology that, in clinical and commercial environments, has delivered improved health outcomes, costs savings, and healthier patients.  We believe the Parallax Care™ system will deliver solutions to problems of health and economics, while providing essential actionable data to pharmaceutical firms, payers and healthcare providers through our:

•Patented behavioral machine learning technology

•Patented POC diagnostic testing technology

•Patent-pending interoperable connected health platform targeting two of some of healthcare’s biggest problems that, combined, address the U.S. healthcare market related to chronic healthcare treatment, estimated to be over $1 trillion.

•Medical nonadherence

•Chronic disease management.

•Smart Data delivered through enhanced patient/disease stratification, in combination with dynamic behavioral data relating to adherence to pharmacologic and medical therapy regimens, designed to:

•help patient outcomes

•reduce the cost of care associated with nonadherence

•deliver actionable data.

Our endeavors to change the healthcare industry are strengthened by providing solutions to real problems facing healthcare stakeholders today.  Our products and services have been developed, and are continuing to be developed, to address these issues now.  Our revenue models are compatible with both the traditional reimbursement through payers, and the new performance-based compensation and financial incentive for the adoption of healthy, preventative behavior.

We expect revenues from our products and services to be generated through:

•Insurance reimbursement for telehealth and remote patient monitoring services

•Patient re-admission mitigation service fees from hospitals

•POC diagnostic test reimbursements

•REBOOT™/COMPASS™ software

•third-party license fees

•disease and condition-specific mobile application sales

•subscriptions (monthly/annual)

•Smart Data sales

•pharmaceutical and health insurance companies

•doctors and education researchers

•government agencies

•Big Data Opportunity

•Center for Disease Control

•National Institute of Health

•University Hospitals

We do not ignore the future; to the contrary. Our strategic plan envisions the integration of certain advanced Artificial Intelligence (“AI”) driven models of predictive care and bionic companions at patients’ homes that will eventually, and dramatically, reshape the current healthcare ecosystem in both cost and delivery of product and services.  The genomic opportunities we envision to be incorporated into the Parallax Care™ platform are too vast to discuss here, but at an internal level, we have laid out a trajectory of development of certain diagnostic markers/tests that work with REBOOT™/COMPASS™ to predict, monitor, and assist in changing the course of a patient’s health.

It should be noted at the outset of our introduction, that the founders created Parallax out of desire to facilitate change in a broken system and to help people become healthier and, by design, contribute to their well-being and prosper. There is nothing more important than a person’s health.  Management is constantly aware that the second half of the word  “healthcare” is “care”.  It is a driving force in our ethos and value system, and is at the heart of our excitement. We believe that we have the potential to effect a substantial savings in healthcare costs, while helping people live healthier, more productive lives, and creating a huge value for our shareholders.  Opportunities such as we have in front of us are rarely, if ever, presented to people.  Our proposal is something we take very seriously and have gratitude for the opportunity and market timing.

Targeted Problems

Medication Nonadherence

Medication nonadherence is a priority public health consideration, affecting health outcomes and overall healthcare costs on a worldwide basis. Increasing adherence to medical regimens leads to better health outcomes in chronic disease and reduces the overall costs to the patient, payer and all of the stakeholders across the healthcare continuum.

Nonadherence to medication regimen in chronic disease management is the cause of:

•an estimated $100 billion to $300 billion medication nonadherence costs to the U.S. healthcare system annually;

•125,000 premature deaths in the U.S. annually.

Research from the World Health Organization has shown that better adherence to antihypertensive treatment could prevent 89,000 deaths each year in the U.S., with a projected savings of $106 billion a year.

Chronic Disease Management

Chronic diseases are on the rise in the U.S., leaving healthcare payers with the challenge of covering care for patients with these expensive, long-term conditions.  Healthcare spending reached a total of $3.2 trillion in 2015, based upon estimates from the Center for Medicare Services (“CMS”).  Spending is expected to grow at an average of 5.5% through 2025, with chronic disease treatment comprising a major portion of that spending.

Based on the latest data from the Center for Disease Control (“CDC”), the top 8 most expensive chronic diseases for healthcare payers to treat are:

•Cardiovascular Disease

Cardiovascular disease (“CVD”) in the U.S. total $317 billion per year, split between $193.7 billion in direct medical costs and $123.5 billion in lost productivity. An adult in the U.S dies from CVD related health conditions every 40 seconds, with CVD deaths accounting for 31% of all U.S. deaths each year.

•Smoking-Related Health Issues

The estimated costs for smoking-related health issues in the U.S. total over $300 billion per year, split between direct healthcare expenses of $170 billion and indirect costs of roughly $156 billion.

•Alcohol-Related Health Issues

In 2010, excessive alcohol use cost the U.S. economy $249 billion, or roughly $2.05 per drink. Alcohol-related deaths totaled 88,000 people per year, and shortened the lives of working adults by an average of 30 years.

•Diabetes

As one of the most prevalent chronic conditions in healthcare, diabetes care costs reached $245 billion in 2016. Seventy-one percent of diabetes treatment costs ($176 billion) were related to direct healthcare expenses. That equates to 20 percent of U.S. healthcare spending.

•Cancer

According to the latest estimates from the CDC and the National Cancer Institute, cancer care costs are roughly $171 billion a year due to healthcare inflation over previous decades.

•Obesity

The United States spends $147 billion on healthcare related to obesity, and roughly $117 billion on costs related to inadequate physical activity. In 2006, healthcare costs for obese patients were $1,429 higher than patients at a normal weight. Obesity is implicated in the development or worsening of many other chronic conditions, including diabetes and cardiovascular disease.

•Arthritis

The total cost of arthritis in the U.S. was an estimated $128 billion, split between $81 billion in direct medical expenses and $47 billion in related losses of productivity and care management.  Arthritis affects 23 percent of adults in the U.S., or 54 million people, and is expected to rise to 78 million cases by 2040. Arthritis also occurs with other chronic conditions, as many patients are unsure on how to manage their own symptoms.

•Strokes

On its own, strokes in the U.S. create medical expenses of $33 billion annually and accounts for 1 out of 20 deaths in the country, or an estimated 130,000 deaths per year.

These nonadherence and chronic disease numbers are daunting in the best of conditions, but the reality is that the sheer volume of U.S. citizens reaching the age of 60 will impact the cost trajectory. The projected financial impact is not sustainable under the current healthcare system.

Hospital Readmissions

•An estimated 1 of 5 Medicare patients is readmitted within 30 days

•The most common reason for unplanned admission was surgical site infection according to studies

•Avoidable readmissions cost Medicare an estimated $17 billion annually

•One study found the following related to annual post index hospitalization costs for patients with cirrhosis:

30 day readmission:$73,252

Readmitted beyond 30 days: $62,053

Not re-admitted:$5,719

Opioids

Every year millions of Americans use opioids to manage pain. Doctor-prescribed opioids are appropriate in some cases, but they just mask the pain—and reliance on opioids has led to the worst drug crisis in American history.  The drug abuse statistics in the U.S. are staggering:

•On average, an estimated 41,997 died from opioid-related overdoses in 2016.

•By some accounts, an estimated 2 million people had an opioid misuse disorder in 2016.

•An estimated 17,029 people died from common prescription opioid overdoses in 2017.

•Over 10,000 people are estimated to have died from synthetic opioid and heroin overdoses in 2017 (excluding methadone).

•An estimated 948,000 people reported using heroin in 2017.

•170,000 people used heroin for the first time in 2017.

•An estimated 15,469 people died from heroin overdoses in 2017.

Problems with traditional lab-based testing

•Requires clinical personnel who are trained in clinical laboratory sciences

•Rapid test results are not available

•Inflexible testing setting

•Higher health cost compared to POC testing

•Longer length of stay in a healthcare facility

Problems with legacy networks

•Legacy systems and upgrades are costly, which diverts resources

•Integration of new solutions can be burdensome on both consumers and employees

•Competition who upgrade their systems have a market advantage

•Information silos

•Costly and complex operations

Parallax Care™ for Medication Nonadherence and Chronic Disease Management

Driven by a sincere desire to make people’s lives better and push back on the healthcare industry’s crippling economic outlook, the Parallax Care™ platform was created.  We believe that the solutions lay in the empowerment of the patient, the payer and the provider; creating a model of healthcare that aligns all three interests and creates a singular goal of better health outcomes, at reduced cost.

The Parallax Care™ platform involves these areas of focus:

•Behavioral Modification

We believe in working to empower the patient to modify their behavior through personal empowerment. We have developed and designed a revolutionary technology that will aid in the challenges of behavior modification, and improve adherence to medical regimens, which can lead to lower costs and better health.

REBOOT™, our patented cloud-based behavioral software technology, along with COMPASS™, our mobile application that incorporates REBOOT™ with unique mobile phone features, and WIZARD™, which supports scalability of the REBOOT™/COMPASS™ platform, was developed by behavioral specialists at Grafton Integrated Health Network, a multistate behavioral healthcare organization with over 60 years of clinical experience and data in behavioral health.

•Connected Health

Continually increasing healthcare costs, difficulty accessing care, and a greater need for convenience, are driving consumers to demand more value out of their healthcare dollar and seek care that meets their needs and preferences. The market is responding to this growing demand, and non-traditional care models are rapidly expanding, such as:

•Traditional providers (e.g., office-based primary care physicians (“PCPs”) and specialists; hospitals) are partnering with non-traditional care providers to expand reach.

•New parties, such as consumer product and technology companies, are entering this billion-dollar market.

•Non-traditional care models have the opportunity to complement traditional care models to help improve access and affordability, and to deliver a more personalized healthcare experience.

To meet these changing demands, we have developed Fotodigm®, our proprietary connected health platform that provides remote patient monitoring, telehealth, POC diagnostics and health education products and services on a single platform.  Currently in its beta stage, Fotodigm® has the capability for systems integration of an unlimited number of third-party services and solutions.

In 2016, we initiated pilot programs that generated more than $400,000 in revenues through the deployment of our products and services.  We are continuing the Fotodigm® beta stage to test economic models and delivery modalities in preparation for large-scale deployment of the Fotodigm® platform.

The patent-pending Fotodigm® platform is designed to incorporate:

•Telehealth

•Remote Patient Monitoring

•Point-of-Care Diagnostics (patients’ homes and doctors’ offices)

The commercial and clinical proposition of Fotodigm® is based on the following:

•Telehealth/Remote Patient Monitoring

•Improves digital connectivity among consumers, providers, health plans, and life sciences companies.

•Facilitates self-managed care, with the help of technology-enabled solutions.

•Provides a secure environment that protects consumer privacy.

•Delivers care outside the traditional clinical setting, potentially providing better access to care at a lower cost.

•Assists chronic disease management and improve population health outcomes.

•Empowers patients by providing a cost-effective tool that connects them with their doctors.

•Empowers doctors with improved patient scheduling flexibility and timely communications.

•Provides hospitals with a tool to address the problem and economic hardship caused by readmissions.

•Provides a virtual management tool for chronic disease management.

•Target System

•Allows doctors to test patients in their office.

•Requires only a one-time learning process to perform all tests.

•Can deliver test results in 12 minutes or less.

•Provides patients with important information at the time of testing.

•Costs less than outside lab-based tests, allowing for a reduction in payer costs and patient co-pays.

•Allows doctors to earn additional revenue that they cannot participate in with outside labs and testing not performed in their offices.

•Patients can test from their homes and transmit data to doctors.

Parallax Communications (PCOM)

A remote patient care mobile virtual network operator provides a complete software platform enabling real-time:

•Market and product management (rapid entry and innovation)

•Unified account management (multi-channel access and control)

•Policy management (control and present new service offers)

•Online real-time charging (Unbundle retain and drive ARPU)

•Predictive analytics “insights” (reporting, artificial intelligence, machine learning

•Connectivity and access

Products and Services

Remote healthcare products include patented and patent pending software and mobile apps and services, as well as electronic kits and devices from third-party licensed platforms that are designated towards a patient’s primary health concern (i.e. diabetes, blood pressure, cardiovascular, general monitoring, etc.), and offer both audio and video options that interface with the patient’s healthcare providers.  Prescription medication dosage monitoring is also available.

Behavioral health products include the proprietary behavioral health technology, REBOOT™, which powers decision support that can also be delivered securely to any internet connected device.  The software can be used by an individual or an organization of any size, with the potential to transform the cost of treating and managing chronic illnesses such as pulmonary-COPD-asthma, diabetes, and cardiovascular disease by effecting the modification of behavior in patients being treated for these chronic diseases.

Diagnostics products include the Target System, our proprietary Point-of-Care diagnostic immunoassay testing platform and test cartridges in the areas of infectious diseases, cardiac markers, drugs of abuse and various other medical conditions. The Target System will allow doctors to test patients in their office, with test results delivered in 10 minutes or less.  This allows patients to be provided with important information at the time of testing. The cost of a test performed with the Target System is less than outside lab-based tests, benefiting both payers and patients.  In addition, doctors will be able to generate additional revenue that would normally be paid to an outside laboratory, and patients can perform test from their homes, with results transmitted directly to their doctor.

Through the development and design of our Fotodigm® platform, our telehealth, RPM and POC products and services are interoperable and interchangeable, providing ease of use and connectivity between patient and doctor.  The advancement in our technology is strengthened by the ability to scale our products to meet the demands of both individuals and large groups alike.

Management

Experienced veterans lead Parallax, with backgrounds from the healthcare, medical devices, drug development, technology, telecom, media, FDA regulatory, medical insurance billing and patient management, finance and management of early stage and high growth companies.  Our disciplined and organized approach is balanced by our optimism for the future, and the opportunities present in the current healthcare market. The Parallax team is grounded in a belief that success in business is built on a combination of research, planning and execution.

At Parallax, management continually strives to identify solutions to the challenges facing the current healthcare system.  Parallax and our management team of professionals is committed to delivering the highest quality products and services to patients, payers, healthcare insurers and stakeholders that are accessible and reasonable, and are built upon sound business models and economics that are designed to provide for sustainable growth and increased value to our shareholders.

Industry Challenges and our Opportunity

In the past 60 years, healthcare has transitioned from a direct relationship between doctor and patient, to one that has patients separated from their doctors by the introduction of a huge number of stakeholders, ranging from health insurers, employers, pharmacy benefit managers, imaging, diagnostic testing, lawyers, specialist and a plethora of others.  The patient and healthcare provider both want the same thing: information, quality of service, transparency, value for their hard-earned dollars, and more time in their day.

Our Business Model and Revenue Model

Business Model

The Company provides important healthcare services to its customers through both proprietary and third-party technology.  Interoperability of our technology is at the core to the creation and delivery of value to our customers, whether it be behavioral and machine learning, or telehealth, remote patient monitoring and Point-of-Care diagnostic testing platforms.

Our business model is driven by the need to:

•Acquire high value customers;

•Provide for customer satisfaction;

•Offer significant value to customers;

•Maintain market position;

•Deliver products or services with high margins;

•Fund the business.

Our business model is built on the following:

•Identify target markets where there is growth opportunity and a strong need for problems to be solved;

•Conduct market research and situation analysis;

•Have multiple face-to-face meetings with the potential users of our technology to discover real world needs of our target market;

•Identify products and services that offer solutions to identified problems;

•Acquire technology, rather than develop internally, to reduce the expense associated with research and development;

•Seek to acquire technology that has strong intellectual property protection in the form of patents and patent-pending protections;

•Use the Company’s stock as currency to pay for the acquired technology;

•Internally develop software concepts and processes through minimal internal team and then outsource its production, where a large number of code writers is required;

•Obtain validation of technology from industry leaders in our target market;

•Use marketing to develop positioning and branding strategies;

•Utilize third-party sales organizations to effect the commercialization of products and services; and

•Enter into strategic partnerships with organizations with large captured customer bases.

The economy of scale in our technology affords us the opportunity for profit driven margins through a deep discount of the cost of the service and/or product, and what we charge for the service and/or product.  The fees that we can charge for the majority of our products and services are primarily determined by the Center for Medicare and Medicaid Services and large insurance companies, with a small percentage derived from the patient’s co-pay as the only real exception.

Revenue Model

We generate revenue from the sale of software, hardware, single-use tests and licensing and royalty payments derived from third-party use of our intellectual property or products and services.  The majority of our products are software-based and are delivered through a secure cloud service to a computer or mobile device, contained in a mobile application and downloaded and sold direct or through third parties to our users of our products and services.  We incorporate five revenue models in the execution of our business with the goal of creating value for our shareholders.

●Revenue Model:Production

Manufacturing

Rental and Leasing

E-Commerce

Fee for Service

●Commission Model:Third-party licensing

Profit participation

●Licensing Model:Software

Mobile Applications

●Mark-Up Model:Wholesale

Retail

Strategic

Mail Order

●Subscription Model:Monthly/Annual

Mobile Applications

Connected Health

Recurring Revenue Streams

Our revenue streams are resultantly a key aspect of our models. They will be generated through the use of the revenue model components listed in the section above. We continually seek for new ways of generating revenues, thus new revenue streams. Finding a new revenue stream is a focus of management as we seek new, novel, undiscovered, potentially lucrative, innovative, and creative means of generating income or exploiting the potential of our assets. As a result of changing technologies and reimbursement models from payers, we are constantly updating our models in response to external changes, in order to remain competitive.

Our Competitive Strengths

Our competitive strength lies in five distinct areas:

•REBOOT™

•Fotodigm®

•Our intellectual property.

•The interoperability of our technology.

•Cognitive AI

With healthcare costs continuously on the rise, we are positioned to be unique as an evidenced based, and cost-effective approach in improving patient care.  The selection of the healthcare market as the focal effort of Parallax is a choice based upon the market size and market demand for outcomes improvement across the market that is both target rich and highly scalable.

REBOOT™

Our solution to reducing medication and medical nonadherence and the cost of chronic disease management, REBOOT™, is the core of our value proposition.  REBOOT™ is a revolutionary behavioral modification technology that has proven in clinical and commercial application to change behavior and increase a person’s adherence to a defined medical regimen. That has optimized the outcome of the medical regimen.  The impact of our technology has the potential to have a significant impact on the cost of healthcare and the well-being of our clientele.

Fotodigm®

Fotodigm® is a patent-pending, integrated, interoperable, cloud-based platform, that allows for ease of use of our proprietary products and services and third-party Plug-n-Play interface. Designed with increased accessibility and accelerated adoption in mind, Fotodigm® enables patients and doctors to use a singular, integrated, interoperable platform for:

•Telehealth;

•Remote Patient Monitoring (“RPM”);

•Point-of-Care (“POC”) testing;

•Healthcare education services.

Fotodigm® provides simple, cost-effective, accessible and affordable products and services that deliver industry breakthrough advantages.  The Fotodigm® construct was developed to provide payers, patients and providers with the ability to choose and interchange their services, and be able to interchange where the healthcare practitioner deems it the best course of action.

Intellectual Property

Historically, we have focused on developing and/or acquiring protected intellectual property as a core value proposition in our product and services offerings.  We internally modify or integrate the technology, and produce and/or write foundational code for integration with our in-house contractors/developers.  Our technology platform is built on an Application Program Interface (“API”) architecture to easily incorporate licensed third-party applications and technologies.

Interoperability of our technology

Our business operations generated revenue through multiple economic models, including our initial remote patient monitoring activity, the deployment of REBOOT™ and its mobile application COMPASS™, our Fotodigm® platform, the integration of Intrinsic Code™ technology, and the sale of third-party vendor devices.

Cognitive AI

We are working with partners that have developed a cognitive artificial intelligence (“Cognitive AI”) agent architecture with the interaction of emotion, motivation and cognition of situated agents, mainly based on the Psi theory of Dietrich Dörner. The Psi theory addresses emotion, perception, representation and bounded rationality, but being formulated within psychology, has had relatively little impact on the discussion of agents within computer science. Cognitive AI is a formulation of the original theory in a more abstract and formal way, at the same time enhancing it with additional concepts for memory, building of ontological categories and attention.

Our Research and Development & Go-To-Market Growth Strategies

Our business model is built on identifying opportunities represented by one market vertical that provides for a separate vertical to utilize one or more of our core operations. Although our multiple operations are focused in separate vertical markets, we have designed our business model to allow for cross-pollination and reciprocal transfer of value at multiple points in their respective economic food chains.

As an example of our cross-over and cross-pollination model, each of our divisions can support each other:

•Our Optimized Outcomes division can provide a range of after-care products and services.

•Our Connected Health division can offer telehealth and remote patient monitoring, and POC testing and diagnostics services directly to the doctors and patients.

•Our Smart Data division can offer our software and Intrinsic Code™ technology systems to the Parallax clientele.

Our business strategy is to expand through organic growth, selective synergistic acquisition, and develop, license and/or acquire, quality products and/or services that complement the Parallax mission.

We believe that the current healthcare system is built on unsustainable models and significant challenges for all the stakeholders in the healthcare system. We strive to identify products, services and technologies that deliver solutions that fill a void in the current market for high quality high efficacy products and services delivered at reasonable and rational prices.

FDA Clearances and Approvals

The FDA is responsible for, among other things, regulating medical devices and other medical products. As part of the regulatory infrastructure, the FDA has established almost 1,700 classifications for generic medical devices.  Each one of the generic devices is assigned one of three regulatory Classes, based upon the control level necessary to assure the devices’ safety and effectiveness.

The FDA requires that medical devices obtain either Premarket Notification Clearance (“PNC” or “510(k)”) or Premarket Approval (“PMA”) prior to commercial distribution, unless an exemption is met.  Whether to submit a 510(k) or a PMA is determined by the applicant.  A 510(k) is normally submitted for a device that can be compared to a similar device already on the market, to illustrate the device’s safety and effectiveness.  A PMA is normally submitted for a device that is completely new to the market or is classified as a Class III device.

FDA Classes

Device classifications depend on the intended use of the device, its indications for use, and risk posed to the patient and/or user.

Class	Risk Level	Type of Controls	Exemptions
Class I	Low	General Controls	Yes
Class II	Moderate	General Controls & Special Controls	Yes
Class III	High	General Controls & Premarket Approval (PMA)	No

The term “510(k)” refers to Section 510(k) of the Food, Drug and Cosmetic Act, wherein it provides a pathway to clearance for a device that maintains FDA standards, without the lengthy and costly PMA submission process. A 510(k) submission for clearance must demonstrate that the device is at least as safe and effective, that is, substantially equivalent, to an already legally marketed device.  The 510(k) submission must be made at least ninety days in advance of commercial distribution, and if the device meets the requirements, the  FDA orders the device as “cleared.”

To further illustrate the 510(k) submission requirement, a 510(k) clearance is required when:

1.introducing a device into commercial distribution (marketing) for the first time;

2.there is a significant change in the safety or effectiveness of a legally marketed device; or

3.a legally marketed device is being marketed for a new or different intended use.

In contrast, a 510(k) is not required when:

1.unfinished devices or components are sold for further processing or assembly by other parties, excluding the sale of direct replacement parts to end users;

2.the device is not being marketed or commercially distributed;

3.distributing another party’s domestically manufactured device;

4.repackaging or relabeling, if the condition of the device is not significantly changed;

5.the device was commercially distributed prior to May 28, 1976, and no significant changes to design, method, component, method of manufacture or intended use have been made;

6.acting as an importer of a foreign made medical device; or

7.The device falls into a Class I or II exemption classification; or is a Class III device requiring PMA.

To summarize the 510(k) for Parallax’s VT-1000 Target System, the submission was made to the FDA on December 23, 1988, and received 510(k) clearance on January 27, 1989.  In this instance, the clearance process took approximately thirty days.  The VT-1000 will not require any further FDA clearance unless there are significant changes in the safety or effectiveness of the device, or its intended use is changed or appended.  The same is true for the 25 FDA-cleared tests.

Risks Relating to our Business and Industry

There are several risks related to our business and our ability to leverage our strengths that are described under “Risk Factors” elsewhere in this prospectus. Among these important risks are:

•evolving government regulations and our ability to stay abreast of new or modified laws and regulations that currently apply or become applicable to or our business, compliance with which may require us to change our practices at an undeterminable and possibly significant monetary cost;

•our ability to operate in the heavily regulated healthcare industry, failure of which could result in penalties, significant changes to our operations or adverse publicity;

•our history of net losses and accumulated deficit;

•the impact of recent healthcare reform legislation and other changes in the healthcare industry;

•risks associated with the immaturity of the telehealth market and limited consumer acceptance of telehealth;

•our ability to establish and maintain strategic relationships with third parties;

•risk that the insurance we maintain may not fully cover all potential exposures;

•rapid technological change in the telehealth market;

•risks associated with federal and state privacy regulations regarding the use and disclosure of personally identifiable information or medical information and the significant liability that could result from a cybersecurity breach or our failure to comply with such regulations;

•our ability to compete in the growing telehealth industry among both established companies and new entrants;

•the amount of the costs, fees, expenses and charges related to this offering and the related costs of being a public company.

OFFERING SUMMARY

This prospectus relates to the resale from time to time by the selling security holders (“Selling Shareholders”) identified herein of up to an aggregate of 32,583,436 Shares consisting of:

i.2,633,436 shares of Common Stock underlying 60,000 Series C Preferred Stock and 3,202 Series C Preferred Stock Dividends paid in kind, and warrants to purchase up to 1,250,000 shares of Common Stock issued pursuant to the October 2018 Series C Preferred Private Placement;

ii.3,200,000 warrants to purchase Common Stock issued in connection with certain Convertible Promissory Notes, and pursuant to certain underlying Registration Rights Agreements.

iii.12,000,000 shares of Common Stock and warrants to purchase up to 13,500,000 shares of Common Stock to be issued in connection with a certain Securities Purchase Agreement, and pursuant to certain underlying Registration Rights Agreements.

Common Stock Offered by the Selling Shareholders:32,583,436 shares for sale by 6 Selling Shareholders:

•14,633,436 outstanding shares of Common Stock

•17,950,000 shares of Common Stock issuable upon exercise of outstanding warrants

See “Selling Shareholders” section beginning on page 28 of this prospectus.

Offering Price:Market price or privately negotiated prices.

Shares Outstanding After the Offering: 259,163,176 shares, including shares of Common Stock issuable upon exercise of warrants from Selling Shareholders.

Use of Proceeds:We will not receive any of the proceeds from the Shares sold by the Selling Shareholders, provided, however, we will receive the proceeds from any cash exercise of warrants.

Risk Factors:An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the “Risk Factors” section beginning on page 14 of this prospectus.

Symbol on OTCQB:PRLX

The number of shares of Common Stock to be outstanding immediately after this offering is based on 238,579,740 shares of Common Stock outstanding as of December 2, 2019 , and excludes:

•32,246,636 shares of Common Stock issuable upon the conversion of 917,352 shares of Convertible Preferred Stock and 592,792 shares of Convertible Preferred Stock dividends paid in kind (excluding Shares covered by this prospectus); and

•26,685,000 shares of Common Stock issuable upon the exercise of options granted under our Plans (as defined below) to certain employees, consultants and directors, with a weighted average exercise price of $0.20 per share; and

• 35,610,913 shares of Common Stock issuable upon the exercise of warrants (excluding warrants covered by this prospectus) with a weighted average exercise price of $0.21 per share; and

• 7,204,230 shares of Common Stock issuable upon the conversion of convertible debt in the aggregate sum of $ 776,345 .

RISK FACTORS

Our business, financial condition and results of operations are subject to various risks, including those discussed below.  The risks discussed in this prospectus are those that we believe are the most significant risks, although additional risks not presently known to us or that we currently deem less significant may also adversely affect our business, financial condition and results of operations, perhaps materially. In addition, there are risks outside our control

The following represent certain risks related to Parallax.  The risks and uncertainties described below are not the only ones facing Parallax.  If any of the following risks actually are realized, our business, financial position or results of operations could be materially adversely affected, the value of Parallax Common Stock could decline.

Risks Related to Our Business

Our business may be adversely affected by business and economic conditions.

The national and global economy and the financial services sector in particular continue to face significant challenges. We cannot accurately predict how quickly or strongly the economy will recover from the recent recession, which has adversely impacted the markets we serve. The U.S. economy has also experienced substantial volatility in the financial markets. Any further deterioration in the economies of the nation as a whole or in our markets would have an adverse effect, which could be material, on our business, financial condition, results of operations and prospects, and could also cause the market price of our stock to decline. While it is impossible to predict how long challenging economic conditions may exist, a slow or fragile recovery could continue to present risks into the future for the industry and our company.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

Primarily as a result of our losses, limited cash balances and debt obligations, our independent registered public accounting firm has included in its report for our fiscal year ended December 31, 2018, an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is contingent upon, among other factors, increasing revenues or obtaining alternate financing.  If Parallax is not able to increase revenues or obtain alternate financing, our ability to continue in business would be adversely affected.

We have a history of generating significant losses and may not be able to achieve and sustain profitability.

To date, Parallax has not been profitable, and Parallax may never achieve profitability on a full-year or consistent basis.  Parallax incurred a net loss of $13,794,751 for the year ended December 31, 2017. For the year ended December 31, 2018, Parallax recognized a non-recurring net income of $14,783,811.  For the nine months ended September 30, 2019, Parallax recognized a loss of $ 6,458,279 , with an accumulated deficit of $ 25,649,201 and a working capital deficit of $ 5,122,225 . If Parallax continues to experience losses, Parallax may not be able to continue operations, and investors may lose their entire investment.

We are dependent on certain members of management and technical team.

Investors in Parallax Common Stock must rely upon the ability, expertise, judgment and discretion of our management and the success of our technical team in exploiting our technology. Our performance and success are dependent, in part, upon key members of our management and technical team, including Paul R. Arena, Chief Executive Officer and President, and Nathaniel T. Bradley, Chief Technical Officer. The departure of such key persons could be detrimental to our future success.  A significant percentage of our Common Stock will be held by members of our management. There can be no assurance that our management will remain in place.  The loss of any of our management and technical team members could have a material adverse effect on our results of operations and financial condition, as well as on the market price of our Common Stock.  See “Management” section beginning on page 83 of this prospectus.

Our future development and operations require substantial capital, and Parallax may be unable to obtain needed capital or financing on satisfactory terms, which would prevent Parallax from fully developing our business and generating revenues.

Our business is capital intensive and Parallax anticipates that it will need to raise significant amounts of capital to meet our funding requirements.  Parallax expects our capital outlays and operating expenditures to increase substantially over at least the next several years as Parallax implements our business plan.  Parallax expects that it will need to raise substantial additional capital, through future private or public equity offerings, strategic alliances or debt financing.  Our future capital requirements will depend on many factors, including market conditions, sales force cost, cost of litigation in enforcing our patents, and information technology (IT) development and acquisition costs.

We do not currently have any commitments for future external funding and Parallax does not expect to generate any significant revenue from our business for some period of time.  Additional financing may not be available on favorable terms, or at all.  Even if Parallax succeeds in selling additional securities to raise funds, at such time, the ownership percentage of our existing Shareholders would be diluted, and new investors may demand rights, preferences or privileges senior to those of existing Shareholders.  If Parallax raises additional capital through debt financing, the financing may involve covenants that restrict our business activities.  If Parallax is not able to obtain financing when needed, Parallax may be unable to carry out our business plan.  As a result, Parallax may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

Current economic and credit conditions could adversely affect our plan of operations.

Our ability to secure additional financing and satisfy financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to the prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond our control.  The prolonged continuation or worsening of current credit market conditions would have a material adverse effect on our ability to secure financing on favorable terms, if at all.

Our revenue and collections may be materially adversely affected by the economic downturn.

A continuation or worsening of the recent economic downturn could result in reduced demand for our services and products which could have a material adverse effect on our business financial position or results of operations.

We could be materially adversely affected by our level of indebtedness.

At September 30, 2019, our indebtedness for borrowed money from non-related parties was approximately $ 1,637,650 (excluding interest), of which $ 1,040,176 of such indebtedness was classified as short-term, and $ 597,474 is due in late 2020 and thereafter, and includes $576,154 related to pending litigation with a former executive, and is subject to compromise.  The Company’s ability to either pay down or extend the remaining debt could adversely affect the Company’s share price and ability to raise additional funds.

Additionally, at September 30, 2019, our indebtedness to related parties includes non-convertible promissory notes (the “Senior Notes”) in the amount of $759,446, and a convertible promissory note (the “Convertible Note”) in the amount of $ 20,000 . The Senior Notes bear interest at a rate of 8% per annum, with payments of $126,152 plus interest accrued thereon due December 31, 2019; $300,000 due December 31, 2020; and the remaining principal and accrued interest due December 31, 2021.  In addition, the noteholders of the Senior Notes were issued 1,380,811 shares of the Company’s restricted Common Stock, as well as warrants to purchase 2,528,413 shares of the Company’s Common Stock for a period of five (5) years at an exercise price of $0.10461. The Convertible Note bears interest at a rate of 10% per annum, matures December 31, 219, and is convertible into restricted shares of our Common Stock at a conversion rate of $0.10 per share.

We may also incur additional substantial indebtedness in the future.

Our substantial level of indebtedness and other financial obligations increase the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due, with respect to our indebtedness, including the notes in the event we are required to make such payments on the notes pursuant to our guarantee.

Our substantial indebtedness could have other adverse consequences, including:

•increasing our vulnerability to adverse economic, competitive, regulatory and industry conditions, including those currently present;

•limiting our ability to compete and our flexibility in planning for, or reacting to, current changes in our business and the industry;

•requiring us to dedicate a substantial portion of our cash flow from operations to the payment of our indebtedness, thereby reducing the funds available to us for working capital, capital expenditures and any future business opportunities;

•exposing us to the risk of increased interest rates as certain of our indebtedness is at variable rates of interest;

•restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•limiting our planning flexibility for, or ability to react to, changes in our business and the industries in which we operate;

•placing us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing; and

•limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes on satisfactory terms, or at all.

We may not be able to pay our indebtedness on its maturity date, placing us in default status.

The following represents the obligations previously in default as a result of cash flow constraints, which have been cured to the satisfaction of the noteholder:

Debt Type	Principal	Default APR	Maturity	Date Cured	Aggregate Settlement
Convertible Promissory Notes	$100,000	20%	05/2018	08/2019	$435,000	[1]
Short-Term Debentures	393,128	18%	02/2019	06/2019	537,369	[2]
Short-Term Debentures-Related Parties	428,131	18%	02/2019	07/2019	982,910	[3]
	$921,259				$1,955,279

[1]Consists of $125,000 in new no-convertible promissory note, $30,000 in cash and 2,400,000 shares of Common Stock, valued at $280,000.

[2] Consists of $393,128 in principal and $144.241 in interest and penalties, for cash payments totaling $537,369.

[3] Consists of $ 759,446 in new no-convertible promissory notes, 1,380,811 shares of Common Stock, valued at $131,314, and 2,528,413 warrants, valued at $92,150.

A convertible promissory note in the principal sum of $100,000 matured in May 2018.  Due to cash flow constraints, the note went into default.  In August 2019, a settlement was reached with the noteholder, the terms of which include the issuance of a new non-convertible promissory note in the amount of $125,000, a cash payment in the amount of $30,000, and 2,400,000 shares of the Company’s Common Stock, valued at $280,000, at which time the default was cured. The new promissory note bears interest at a rate of 8%, and matures August 2020.

Short-term debentures in the principal aggregate of $768,128, matured in February 2019, of which $175,000 was converted to common stock upon maturity. The remaining debentures in the principal aggregate of $593,128 were in default.  During March and April 2019, an additional $200,000 was converted to common stock.  The remaining principal of $393,128, plus $149,241 in interest and penalties, was repaid in June 2019, at which time the default was cured.

Short-term debentures issued Hamburg Investment Company, LLC, and AvantGarde, LLC, entities controlled by Dr. Jorn Gorlach, a beneficial shareholder, in the principal aggregate of $428,131, matured in February 2019.  Due to cash flow constraints, the debentures went into default.  In July 2019, a settlement was reached, the terms of which included the issuance of new non-convertible promissory notes in the principal aggregate of $759,446, 1,380,811 shares of Common Stock, valued at $131,314, and 2,528,413 warrants to purchase Common Stock at an exercise price of $0.10 for a period of five (5) years, valued at $92,150. The warrants were valued using the Black Scholes method. The assumptions used in valuing the warrants were: expected term 5 years, expected volatility 45%, risk free interest rate 1.85%, and dividend yield 0%.

In addition to the defaults disclosed above, $ 111,000 of our current indebtedness has been extended by verbal agreement from its original maturity date. Under the verbal agreements, the noteholders have agreed to extend the due date (i) two years from the original date of maturity; (ii) until such time as the Company completes a major private placement offering; or the noteholders opt to convert the debt into common stock.  With the exception of the extension the maturity date, the terms of the notes under verbal agreement remain the same as the original notes, which bear interest at a rate of 10%-12% per annum, and are convertible into restricted shares of the Company’s Common Stock at a conversion rate of $0.10 per share. As of the date of this prospectus, no demand for payment or request for conversion has been made.

If our cash flow and capital resources are insufficient to service our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our indebtedness.  Given the current economic climate, these measures might be unsuccessful or inadequate in permitting us to meet scheduled debt service obligations. In light of the current credit crisis, or any future crisis, we may be unable to restructure or refinance our obligations and obtain additional equity financing or sell assets on satisfactory terms or at all. As a result, an inability to meet our debt obligations could cause us to default on those obligations. A default under any debt instrument could, in turn, result in defaults under other debt instruments.

An increase in market interest rates could increase our interest costs on existing and future debt and could adversely affect our stock price.

If interest rates increase, so could our interest costs for any new debt.  This increased cost could make the financing of any acquisition costlier.  Parallax may incur variable interest rate indebtedness in the future.  Rising interest rates could limit our ability to refinance existing debt when it matures, or cause Parallax to pay higher interest rates upon refinancing and increased interest expense on refinanced indebtedness.

We intend to seek acquisitions and other strategic opportunities, which may result in the use of a significant amount of management resources or significant costs, and Parallax may not be able to fully realize the potential benefit of such transactions.

We intend to seek acquisitions and other strategic opportunities.  Accordingly, we may often be engaged in evaluating potential transactions and other strategic alternatives.  In addition, from time to time, we may engage in discussions that may result in one or more transactions.  Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transaction, Parallax may devote a significant amount of our management resources to such a transaction, which could negatively impact our operations.  In addition, Parallax may incur significant costs in connection with seeking acquisitions or other strategic opportunities, regardless of whether the transaction is completed, and in combining our operations if such a transaction is completed.  In the event that Parallax consummates an acquisition or strategic alternative in the future, there is no assurance that we would fully realize the potential benefit of such a transaction.

We do not expect to pay any dividends for the foreseeable future, which will affect the extent to which our investors realize any future gains on their investment.

It is anticipated that Parallax will be prohibited by the terms of our debt agreements from paying dividends to holders of our Common Stock, and Parallax does not anticipate that it will pay any dividends to holders of our Common Stock in the foreseeable future.  Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

We may commence legal proceedings against third parties who Parallax believes are infringing on our intellectual property rights, and if Parallax is forced to litigate to defend our intellectual property rights, or to defend claims by third parties against Parallax relating to intellectual property rights, legal fees and court injunctions could adversely affect our financial condition or end our business.

Parallax is aware of certain companies that it believes are currently violating our patents.  Parallax expects the number of companies violating our patents to grow in number as the market develops new telehealth and remote health monitoring technology, and consumers begin to increase their adoption of the technology and integrate it into their daily lives.  Parallax foresees the potential need to enter into active litigation to defend the enforcement of our patents.  Parallax expects such litigation and the appeals process to be time-consuming and costly, which may adversely affect our financial condition and ability to operate our business.  Parallax cannot assure you that any of the potential lawsuits will result in a final outcome that is favorable to Parallax or our Shareholders.

We expect to allocate a significant amount of our existing cash on hand towards the fees and expenses associated with these litigation matters.  Parallax anticipates that these legal proceedings could continue for several years and may require significant expenditures for legal fees and other expenses.  In the event Parallax is not successful through appeal and does not subsequently obtain monetary and injunctive relief, these litigation matters may significantly reduce our financial resources and have a material impact on our ability to continue our operations.  The time and effort required of our management to effectively pursue these litigation matters may adversely affect our ability to operate our business, since time spent on matters related to the lawsuits will take away from the time spent on managing and operating our business.

We may or may not be able to capitalize on potential market opportunities related to our licensing strategy or our patent portfolio.

In order to capitalize on our patent portfolio, our business strategy calls for Parallax to enter into licensing relationships with the leading companies in our target markets in order to reach a larger end-user base than Parallax could reach through sales and marketing efforts.  Although Parallax may enter into certain settlement and license agreements, there can be no assurance that Parallax will be able to continue to capitalize on our patent portfolio or any potential market opportunity in the foreseeable future.  Our inability to generate licensing revenues associated with the potential market opportunity could result from a number of factors, including, but not limited to:

•the inability for Parallax to enter into licensing relationships with its targeted customers on commercially acceptable terms; and

•challenges to the validity of certain of our patents underlying our licensing opportunities.

We have experienced and will experience competition as more companies seek to provide products and services similar to our products and services, and because larger and better-financed competitors may affect our ability to operate our business and achieve profitability, our business may fail.

We expect competition for our products and services to be intense.  Parallax expects to compete directly against other companies offering similar products and services that will compete directly with our proposed products and services.  Parallax also expects that it will compete against established vendors in our markets.  These companies may incorporate other competitive technologies into their product offerings, whether developed internally or by third parties.  For the foreseeable future, substantially all of our competitors are likely to be larger, better-financed companies that may develop products superior to our current and proposed products, which could create significant competitive advantages for those companies.  Our future success depends on our ability to compete effectively with our competitors.  As a result, Parallax may have difficulty competing with larger, established competitors.  Generally, these competitors have:

•substantially greater financial, technical and marketing resources;

•a larger customer base;

•better name recognition; and

•more expansive product offerings.

These competitors are likely to command a larger market share than Parallax, which may enable them to establish a stronger competitive position, in part, through greater marketing opportunities.  Further, our competitors may be able to respond more quickly to new or emerging technologies and changes in user preferences and to devote greater resources to developing new products and offering new services.  These competitors may develop products or services that are comparable or superior to those of Parallax.  If Parallax fails to address competitive developments quickly and effectively, Parallax may not be able to remain a viable business.

If Parallax is not able to adequately protect our patented rights, our operations would be negatively impacted.

Our ability to compete largely depends on the superiority, uniqueness and value of our technology and intellectual property.  To protect our intellectual property rights, Parallax will rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions.  Parallax can give no assurances that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against it or that any such assertions or prosecutions will not materially adversely affect our business.

Regardless of whether these or any future claims are valid or can be successfully asserted, defending against such claims could cause Parallax to incur significant costs, could jeopardize or substantially delay a successful outcome in any future litigation, and could divert resources away from our other activities.  Further, assertion of infringement claims could result in injunctions that prevent Parallax from distributing our products.  In addition to challenges against our existing patents, any of the following could also reduce the value of our intellectual property now, or in the future:

•Our applications for patents, trademarks and copyrights relating to our business may not be granted and, if granted, may be challenged or invalidated;

•Issued trademarks, copyrights, or patents may not provide Parallax with any competitive advantages;

•Our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology; or

•Our efforts may not prevent the development and design by others of products or technologies similar to, competitive with, or superior to those Parallax develops.

Also, Parallax may not be able to effectively protect our intellectual property rights in certain foreign countries where Parallax may do business in the future or from which competitors may operate.  Obtaining patents will not necessarily protect Parallax technology or prevent our international competitors from developing similar products or technologies.  Our inability to adequately protect our patented rights would have a negative impact on our operations and revenues.

In addition, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in internet-related businesses are uncertain and still evolving.  Because of the growth of the internet and internet-related businesses, patent applications are continuously and simultaneously being filed in connection with internet-related technology.  There are a significant number of U.S. and foreign patents and patent applications in our areas of interest, and Parallax believes that there has been, and is likely to continue to be, significant litigation in the industry regarding patent and other intellectual property rights.

The burdens of being a public company may adversely affect our ability to pursue litigation.

As a public company, our management must devote substantial time, attention and financial resources to comply with U.S. securities laws.  This may have a material adverse effect on management’s ability to effectively and efficiently pursue litigation as well as our other business initiatives.  In addition, our disclosure obligations under U.S. securities laws require Parallax to disclose information publicly that will be available to future litigation opponents.  Parallax may, from time to time, be required to disclose information that will have a material adverse effect on our litigation strategies.  This information may enable our litigation opponents to develop effective litigation strategies that are contrary to our interests.

Material weaknesses in our internal controls were identified for the period ended December 31, 2018, and there can be no guarantee that material weaknesses will not be identified in future periods.

The Company’s management is responsible for establishing and maintaining adequate internal controls over financial reporting. Responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of the Company’s control procedures. The objectives of internal controls include providing management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management’s authorization and recorded properly to permit the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States.

The Company’s management assessed the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2018. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework.

In September 2019, subsequent to the April 2019 filing of the Company’s original 2018 annual report (the “Original Report”), and the audited financial statements contained therein, management identified a material weakness in its internal controls.  This weakness relates to the lack of controls over the period-end financial reporting process, and the lack of accounting and financial reporting personnel able to implement formal accounting policies with an appropriate level of accounting knowledge to identify and value complex debt and equity instruments. As a result, a misstatement was made of the Company’s financial statements for the years ended December 31, 2018 and 2017.

Specifically, the Company did not adequately analyze and identify certain debt and equity instruments being issued by the Company to determine, among other things, the instruments’ derivative features.  Such derivative instruments had not been recognized in the past, and no internal controls were in place at the time to mitigate the risk of material misstatements in financial reporting processes.

The Company’s management has concluded that, due to a material weakness in internal controls over financial reporting as of December 31, 2018, the Company’s internal controls over financial reporting were not effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the Company generally accepted accounting principles. The Company’s management reviewed the results of their assessment with the Company’s board of directors, and on November 26, 2019, the Company filed an amendment to its Original Report on Form 10-K, wherein restated audited financial statements for the years ended December 31, 2018 and 2017 were provided.

The Company has remedied the material weaknesses by, among other things, engaging qualified third-party service providers to assist with the financial reporting issues related to accounting for derivatives, and establishing internal processes to ensure the appropriate identification and analysis of derivative instruments.  In addition, training was conducted related to analysis of debt and equity instruments, effective internal controls, and key accounting policies for derivative instruments.

Subsequent to the discovery of weaknesses, the Company took immediate measures to remedy the deficiencies.  As of the date of filing of this prospectus, the proper controls have been designed and implemented, and management has concluded that they are sufficient and operating effectively. Management has and will continue to enhance the risk assessment process, and the design and implementation of internal controls over financial reporting.

Internal control over financial reporting has inherent limitations which include but is not limited to the use of independent professionals for advice and guidance, interpretation of existing and/or changing rules and principles, segregation of management duties, scale of organization, and personnel factors. Internal control over financial reporting is a process which involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements on a timely basis, however these inherent limitations are known features of the financial reporting process and it is possible to design into the process safeguards to reduce, though not eliminate, this risk. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

We are not required to provide auditor attestation of our internal controls over financial reporting under Sarbanes-Oxley regulations, and may lack the internal controls and procedures of larger public companies.

Although management performs an assessment of the Company’s internal controls and policies annually, and written policies and procedures are mandated by the board of directors (the “Board”), as a "smaller reporting company” with a public float less than $75 million, we are not required to have our PCOAB auditor attest to the effectiveness of these controls.  As a result, we may not have a sufficient internal control infrastructure that would meet the standards of the Sarbanes Oxley Act of 2002 (“SOX”).   T here can be no guarantee that material weaknesses or significant deficiencies will not be identified in the future.

We intend on retaining an outside firm in the future to conduct a SOX compliance audit on our internal controls and policies to mitigate any risk of weakness or deficiency.  The cost of such compliance could be substantial and could have a material adverse effect on our results of operations.  Further, formal penalties for non-compliance with SOX can include fines, removal from listings on public stock exchanges and invalidation of D&O insurance policies.

We may be exposed to risks relating to our disclosure controls and our internal procedures

We cannot currently ensure that our controls and procedures will be effective at any time in the immediate future.  Moreover, in order to improve our controls and procedures we anticipate that we will continue to incur significant costs.  Failure to properly improve our controls and procedures could result in our failure to meet our reporting obligations, cause harm to our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock, all of which present significant risk to our investors.

The current regulatory environment for our services remains unclear.

We can give no assurance that our planned product offerings will be in compliance with local, state and/or U.S. federal laws or other laws.  Further, Parallax can give no assurance that Parallax will not unintentionally violate such laws or that such laws will not be modified, or that new laws will be enacted in the future which would cause Parallax to be in violation of such law.   More aggressive domestic or international regulation of the internet may materially and adversely affect our business, financial condition, operating results and future prospects.

Our business greatly depends on the growth of mobile services, streaming, file transfer and remote desktop and other next-generation internet-based applications.

The internet may ultimately prove not to be a viable commercial marketplace for such applications for a number of reasons, including:

•unwillingness of consumers to shift to and use other such next-generation internet-based applications;

•refusal to purchase our products;

•perception by the licensees of product quality and performance;

•limitations on access and ease of use;

•congestion leading to delayed or extended response times;

•inadequate development of internet infrastructure to keep pace with increased levels of use; and

•increased government regulations.

If the market for our services does not grow as anticipated, our business would be adversely affected.

While other internet-based healthcare applications have grown rapidly in personal and professional use, there can be no assurance the adoption of our product and services will grow at a comparable rate.

We expect that it will experience long and unpredictable sales cycles, which may impact our operating results.

We expect that our sales cycles will be long and unpredictable due to a number of uncertainties such as:

•the need to educate potential customers about our patent rights and our product and service capabilities;

•customers’ willingness to invest potentially substantial resources and infrastructures to take advantage of our products;

•customers’ budgetary constraints;

•the timing of customers’ budget cycles; and

•delays caused by customers’ internal review processes.

We expect that it will be substantially dependent on a concentrated number of customers.

If Parallax is unable to establish, maintain or replace our relationships with customers and develop a diversified customer base, our revenues may fluctuate and our growth may be limited. It is anticipated that in the near future, our revenue may be generated by only a few major customers.

If we do not successfully develop our planned products and services in a cost-effective manner to customer demand in the rapidly evolving market, our business may fail.

The market for internet-based healthcare applications and services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, and frequent new service and product introductions.  Our future success will depend, in part, on our ability to use new technologies effectively, to continue to develop our technical expertise and proprietary technology, to enhance our existing products and services, and to develop new products and services that meet changing customer needs on a timely and cost-effective basis.  Parallax may not be able to adapt quickly enough to changing technology, customer requirements and industry standards.  If Parallax fails to use new technologies effectively, to develop our technical expertise and new products and services, or to enhance existing products and services on a timely basis, either internally or through arrangements with third parties, our product and service offerings may fail to meet customer needs, which would adversely affect our revenues and prospects for growth.

In addition, if Parallax is unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, Parallax could lose customers, strategic alliances and market share.  Sudden changes in user and customer requirements and preferences, the frequent introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products, services and systems obsolete.  The emerging nature of products and services in the technology and communications industry and their rapid evolution will require that Parallax continually improves the performance, features and reliability of our products and services.  Our success will depend, in part, on our ability to:

•design, develop, launch and/or license our planned products, services and technologies that address the increasingly sophisticated and varied needs of our prospective customers; and

•respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of our planned products and services and other patented technology involves significant technological and business risks and requires substantial expenditures and lead-time.  Parallax may be unable to use new technologies effectively.  Updating our technology internally and licensing new technology from third parties may also require Parallax to incur significant additional expenditures.

If our products do not gain market acceptance, Parallax may not be able to fund future operations.

A number of factors may affect the market acceptance of our products or services or any other products or services Parallax develops or acquires, including, among others:

•the price of our products or services relative to other competitive products;

•the perception by users of the effectiveness of our products and services;

•our ability to fund our sales and marketing efforts; and

•the effectiveness of our sales and marketing efforts.

If our products and services do not gain market acceptance, Parallax may not be able to fund future operations, including the development of new products and services and/or our sales and marketing efforts for our current products and services, which inability would have a material adverse effect on our business, financial condition and operating results.

Our products are highly technical and may contain undetected errors, which could cause harm to our reputation and adversely affect our business.

Our products are highly technical and complex and, when deployed, may contain errors or defects.  Despite testing, some errors in our products may only be discovered after a product has been installed and used by customers.  Any errors or defects discovered in our products after commercial release could result in failure to achieve market acceptance, loss of revenue or delay in revenue recognition, loss of customers and increased service and warranty cost, any of which could adversely affect our business, operating results and financial condition.  In addition, Parallax could face claims for product liability, tort or breach of warranty.  The performance of our products could have unforeseen or unknown adverse effects on the networks over which they are delivered as well as on third-party applications and services that utilize our products and services, which could result in legal claims against us, harming our business.  Furthermore, Parallax expects to provide implementation, consulting and other technical services in connection with the implementation and ongoing maintenance of our products, which typically involves working with sophisticated software, computing and communications systems.  Parallax expects that our contracts with customers will contain provisions relating to warranty disclaimers and liability limitations, which may not be upheld.  Defending a lawsuit, regardless of our merit, is costly and may divert management’s attention and adversely affect the market’s perception of Parallax and our products and services.  In addition, if our business liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business, operating results and financial condition could be adversely impacted.

Our estimates of total addressable market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates.

Total addressable market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Our publicly announced estimates and forecasts relating to the size and expected growth of our market may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates.

Malfunctions of third-party communications infrastructure, hardware and software expose Parallax to a variety of risks Parallax cannot control.

Our business will depend upon the capacity, reliability and security of the infrastructure owned by third parties over which our offerings would be deployed.  Parallax has no control over the operation, quality or maintenance of a significant portion of that infrastructure or whether or not those third parties will upgrade or improve their equipment.  Parallax depends on these companies to maintain the operational integrity of our connections.  If one or more of these companies is unable or unwilling to supply or expand our levels of service in the future, our operations could be adversely impacted.  Also, to the extent the number of users of networks utilizing our future products and services suddenly increases, the technology platform and secure hosting services which will be required to accommodate a higher volume of traffic may result in slower response times or service interruptions. System interruptions or increases in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of the networks to users.  In addition, users depend on real-time communications; outages caused by increased traffic could result in delays and system failures.  These types of occurrences could cause users to perceive that our products and services do not function properly and could therefore adversely affect our ability to attract and retain licensees, strategic partners and customers.

System failure or interruption or our failure to meet increasing demands on our systems could harm our business.

The success of our product and service offerings will depend on the uninterrupted operation of various systems, secure data centers, and other computer and communication networks that Parallax uses or establishes.  To the extent the number of users of networks utilizing our future products and services suddenly increases, the technology platform and hosting services which will be required to accommodate a higher volume of traffic may result in slower response times, service interruptions or delays or system failures.  The deployment of our products, services, systems and operations will also be vulnerable to, among other things, damage or interruption from:

•power loss, transmission cable cuts and other telecommunications failures;

•damage or interruption caused by fire, earthquake, and other natural disasters;

•computer viruses or software defects;

•physical or electronic break-ins, sabotage, intentional acts of vandalism, terrorist attacks and other events beyond our control.

System interruptions or failures and increases or delays in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of our products and services to users.  These types of occurrences could cause users to perceive that our products and services do not function properly and could therefore adversely affect our ability to attract and retain licensees, strategic partners and customers.

Our ability to sell our solutions will be dependent on the quality of our technical support and our failure to deliver high-quality technical support services could have a material adverse effect on our sales and results of operations.

If Parallax does not effectively assist our customers in deploying our products and services, succeed in helping our customers quickly resolve post-deployment issues and provide effective ongoing support, or if potential customers perceive that Parallax may not be able to achieve the foregoing, our ability to sell our products and services would be adversely affected, and our reputation with potential customers could be harmed.  In addition, if Parallax expands our operations internationally, our technical support team will face additional challenges, including those associated with delivering support, training and documentation in languages other than the English language.  As a result, our failure to deliver and maintain high-quality technical support services to our customers could result in customers choosing to use our competitors’ products or services in the future.

We will need to recruit and retain additional qualified personnel to successfully grow our business.

Our future success will depend in part on our ability to attract and retain qualified operations, marketing and sales personnel as well as technical personnel.  Inability to attract and retain such personnel could adversely affect our business.  Competition for technical, sales, marketing and executive personnel is intense, particularly in the technology and internet sectors.  Parallax can provide no assurance that it will attract or retain such personnel.

Growth of internal operations and business may strain our financial resources.

We may need to significantly expand the scope of our operating and financial systems in order to build our business.  Our growth rate may place a significant strain on our financial resources for a number of reasons, including, but not limited to, the following:

•the need for continued development of our financial and information management systems;

•the need to manage relationships with future licensees, resellers, distributors and strategic partners;

•the need to hire and retain skilled management, technical and other personnel necessary to support and manage our business; and

•the need to train and manage our employee base.

The addition of products and services and the attention they demand, may also strain our management resources.

Federal and state laws may require that a physician be licensed in the state where the patient received initial services, which may inhibit our ability to transmit or share health information, or  provide telehealth and remote patient monitoring services to patients with multiple residences or while traveling interstate.

Within the United States, most states require that out-of-state physicians receive an unrestricted license in the state in which the initial patient interaction occurred.  Some states issue a telemedicine license to facilitate practice across state lines when the physician holds an unrestricted license in another state. With the monitoring of an individual’s health information continuously, the clinician may be being paid to manage the patient’s condition or his or her overall care.  The special privacy and confidentiality issues can raise important mHealth implications. It is important that vendors and healthcare systems coordinate their efforts to minimize these issues.

Certain patient health data may not be protected under FDA regulations or the Health Insurance Portability and Accountability Act (“HIPAA”)

The FDA regulates certain medical devices and also certain mobile medical apps, with guidance that addresses data security because patients and other users may experience severe consequences should the device lack adequate data protection or be hacked. The guidance does not, however, address the protection of privacy. Rather, privacy is protected by the HIPAA, where applicable. When patients’ health information is in the possession of health providers, health plans, business associates, or other covered entities, it is protected under HIPAA; when it is transmitted among individuals or organizations that are not covered entities under HIPAA, it is not protected. Accordingly, health information transmitted via a mobile device by a covered entity is protected under HIPAA privacy and security rules. However, this same information transmitted via a non-covered entity under HIPAA is not protected. HIPAA also does not cover information on an individual’s mobile device.  Under the HIPAA guidelines, Parallax would be considered a covered entity as to providing health care services, and as a business associate when indirectly transmitting health care data to other covered entities or business associates. In any event, a patient’s health information is protected by HIPAA throughout the Parallax systems and technology.

Federal and state privacy and information security laws are complex, and if we fail to comply with applicable laws, regulations and standards, or if we fail to properly maintain the integrity of our data, protect our proprietary rights to our systems, or defend against cybersecurity attacks, we may be subject to government or private actions due to privacy and security breaches, and our business, reputation, results of operations, financial position and cash flows could be materially and adversely affected

We must comply with numerous federal and state laws and regulations governing the collection, dissemination, access, use, security and privacy of patient health information, including HIPAA and its implementing privacy and security regulations, as amended by the federal HITECH Act and collectively referred to as HIPAA. We plan to adhere to HIPAA required encryption standards for Cloud storage but we have no assurance that our Amazon cloud image depository will be 100% safe from intrusion by hackers, competitors, or those planning to misuse the information.  If we fail to comply with applicable privacy and security laws, regulations and standards, properly maintain the integrity of our data, protect our proprietary rights to our systems, or defend against cybersecurity attacks, our business, reputation, results of operations, financial position and cash flows could be materially and adversely affected. Information security risks have significantly increased in recent years in part because of the proliferation of new technologies, the use of the internet and telecommunications technologies to conduct our operations, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties, including foreign state agents. Our operations rely on the secure processing, transmission and storage of confidential, proprietary and other information in our computer systems and networks.

We will be continuously implementing multiple layers of security measures through technology, processes, and our people; utilize current security technologies; and our defenses will be monitored and routinely tested internally and by external parties. Despite these efforts, our facilities and systems may be vulnerable to privacy and security incidents; security attacks and breaches; acts of vandalism or theft; computer viruses; coordinated attacks by activist entities; emerging cybersecurity risks; misplaced or lost data; programming and/or human errors; or other similar events. Emerging and advanced security threats, including coordinated attacks, require additional layers of security which may disrupt or impact efficiency of operations. Furthermore, a loss of health care information could result in potential penalties in certain of our businesses if we fail to comply with privacy and security standards in violation of HIPAA.

Technology is continually changing and we must effectively implement new technologies.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables us to reduce costs. Our future success will depend in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations as we continue to grow and expand our market areas. We must continue to make substantial investments in technology which may affect our results of operations. If we are unable to make such investments, or we are unable to respond to technological changes in a timely manner, our operating costs may increase which could adversely affect our results of operations.

We rely on third-party vendors for important aspects of our operation.

We depend on the accuracy and completeness of information provided by certain key vendors, including but not limited to data processing, payroll processing, technology support, investment security safekeeping, credit stress modeling, and accounting. Our ability to operate, as well as our financial condition and results of operations, could be negatively affected in the event of an interruption of an information system, an undetected error, or in the event of a natural disaster whereby certain vendors are unable to maintain business continuity.

Managing operational risk is important to attracting and maintaining customers, investors and employees.

Operational risk represents the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or persons outside the Company, the execution of unauthorized transactions by employees, transaction processing errors and breaches of the internal control system and compliance requirements. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulatory standards, adverse business decisions or their implementation and customer attrition due to potential negative publicity. Operational risk is inherent in all business activities and the management of this risk is important to the achievement of our business objectives. In the event of a breakdown in our internal control system, improper operation of systems or improper employee actions, we could suffer financial loss, face regulatory action and suffer damage to our reputation.

Reputational risk can adversely affect our business.

Threats to our reputation can come from many sources, including adverse sentiment about the medical industry generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, and questionable or fraudulent activities of our customers. We have policies and procedures in place to protect our reputation and promote ethical conduct, but these policies and procedures may not be fully effective. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers, investors and employees, costly litigation, a decline in revenues and increased governmental regulation.

Severe weather, natural disasters, acts of war or terrorism and other external events could significantly impact our business

Severe weather, natural disasters, acts of war or terrorism and other adverse external events could have a significant impact on our ability to conduct business. While we have not experienced such an occurrence to date, other severe weather or natural disasters, acts of war or terrorism or other adverse external events may occur in the future. The occurrence of any such event could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.

Risks Related to the Market for Our Common Stock

The market price and trading volume of Parallax securities is limited and volatile and may face negative pressure.

There is currently a limited trading market for shares of Parallax Common Stock.  Investors may decide to dispose of some or all of PRLX Common Stock, and may not be able to with the limited market.  Until, and possibly even after, orderly trading markets develop for these securities, there may be significant fluctuations in price.  It is not possible to accurately predict how investors in our securities will behave after a trading market develops.  The market price for our Common Stock may be volatile, and could fluctuate significantly for many reasons, including the risks identified in this prospectus or reasons unrelated to our performance.  These factors may result in short- or long-term negative pressure on the value of our Common Stock.

Our stock price is volatile, and purchasers of our Common Stock could incur substantial losses.

Our stock price is volatile.  The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies.  As a result of this volatility, investors may not be able to sell their Common Stock.  The market price for Parallax Common Stock may be influenced by many factors, including, but not limited to:

•regulatory developments in the United States and any foreign countries where Parallax may operate;

•the recruitment or departure of key personnel;

•quarterly or annual variations in our financial results or those of companies that are perceived to be similar to Parallax;

•market conditions in the industries in which Parallax competes and issuance of new or changed securities;

•analysts’ reports or recommendations;

•the failure of securities analysts to cover our Common Stock or changes in financial estimates by analysts;

•the inability to meet the financial estimates of analysts who follow our Common Stock;

•the issuance of any additional securities by Parallax;

•investor perception of Parallax and of the industry in which Parallax competes; and

•general economic, political and market conditions.

A substantial number of shares of Parallax Common Stock may be sold into the market at any time.  This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Common Stock, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock.

Our Common Stock is considered “Penny Stock” and can be a very risky investment, resulting in some or all of your investment to be lost.

The Company’s Common Stock is subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in “penny stocks.” Those disclosure rules applicable to “penny stocks” require a broker dealer, prior to a transaction in a “penny stock” not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Securities and Exchange Commission. That disclosure document advises an investor that investment in “penny stocks” can be very risky and that the investor’s salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in “penny stocks,” to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the “penny stock” is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

As a Smaller Reporting Company (“SRC”), we qualify for scaled disclosures, reducing our obligation to disclose certain information

As a Smaller Reporting Company, we have scaled disclosure requirements, which allows us to provide less detail in our disclosure about our business operations and financial condition, and to limit the number of periods for which disclosure is required.  This may limit the investor’s ability to obtain the information desired to make an investment decision.

Risks Relating to Our Capital Structure

Investors’ relative ownership interest may experience significant dilution due to other transactions, such as the exercise of warrants or stock options, or the conversion of Preferred Stock or convertible debt and debentures.

As of December 2, 2019 , there were 977 thousand shares of our Preferred Stock (“Preferred Stock”) issued and outstanding, convertible into an aggregate of 34.880 million shares of our Common Stock (including 12.083 million shares for dividends paid in kind).  There are also (i) stock option grants outstanding for the purchase of 26.685 million shares of our Common Stock at a weighted average exercise price of $0.20; (ii) warrants for the purchase of 53.561 million shares of our Common Stock at a weighted average exercise price of $ 0.22 per share; and (iii)  7.204 million shares of our Common Stock issuable related to convertible debt.

If all stock option grants and warrant are exercised (the “Stock Options and Warrants”), and all outstanding Preferred Stock and convertible debt/debentures are converted (the “Contingent Shares”), approximately 356 million of our currently authorized 500 million shares of Common Stock would be issued and outstanding.

The conversion or exercise of all or a portion of the Stock Options and Warrants, or the Contingent Shares, would result in additional dilution to investors’ ownership interest. Additionally, we may need to raise additional capital, which may result in further dilution to our Shareholders.

The majority of our board of directors does not consist of independent board members

Our board of directors currently consists of three related parties and two independent board members, resulting in less than a majority of independent directors. This lack of independent directors can result in governance and control issues.  To mitigate risk and conflicts of interest, the Company has instituted internal controls and adopted policies and procedures to ensure a level of governance that is independent of the majority.  The Company has established an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee, all of which consist of and are chaired by independent directors.  No executive or director is able to determine their own salaries or perquisites.

The concentration of Parallax capital stock ownership among our largest Shareholders and their affiliates, will limit other Parallax Shareholders’ ability to influence corporate matters.

The current Shareholders of Parallax own a majority of our outstanding Common Stock, before giving effect to any shares issued or issuable in connection with any financing of Parallax.  Consequently, these Shareholders will have significant influence over all matters that require approval by our Shareholders, including the election of directors and approval of significant corporate transactions.  This concentration of ownership will limit a stockholder’s ability to influence corporate matters, and as a result, actions may be taken that a stockholder may not view as beneficial.

The following table sets forth, as of December 2, 2019 , certain information with respect to the beneficial ownership of its stock by each of its current directors and executive officers.

Shareholder	Title	Class of Stock	Amount and Nature of Beneficial Ownership [1]		Percentage of Shares Issued
Paul R. Arena	Chief Executive Officer, President & Director	Preferred: Series C	30,000	[7]
		Common	12,450,000	[2]	5.14%
Nathaniel T. Bradley	Chief Technology Officer, Director	Preferred: Series C	30,000	[7]
		Common	10,317,240	[3]	4.26%
Calli R. Bucci	Chief Financial Officer, Secretary & Director	Preferred: Series C	30,000	[7]
		Common	12,277,992	[4]	5.08%
David Appell	Chief Operating Officer	Common	1,500,000	[6]	0.63%
Edward W. Withrow Jr.	Director	Common	1,784,187		0.75%
John L. Ogden	Director	Common	5,716,964	[5]	2.37%
Total		Preferred: Series C	90,000	[7]
		Common	44,046,383		18.23%

[1]Based upon 238,579,740 shares issued and outstanding at December 2, 2019 , less unvested stock awards; plus stock options, warrants, and common stock underlying convertible debt exercisable within 60 days.

[2]Includes 7,375,000 and 1,250,000 common shares, respectively, exercisable within 60 days of December 2, 2019 , of 10,000,000 restricted stock award and 5,000,000 stock options granted per Employment Agreement dated July 7, 2017; and 625,000 warrants issued in connection with Series C convertible preferred stock ; and 1,600,000 shares of common stock and 1,600,000 warrants issued in connection with securities purchase agreement dated September 30, 2019 .

[3]Includes 1,000,000 stock options exercisable within 60 days of December 2, 2019 , of 2,000,000 granted per Employment Agreement dated August 1, 2017; and 625,000 warrants issued in connection with Series C convertible preferred stock ; and 1,600,000 shares of common stock and 1,600,000 warrants issued in connection with securities purchase agreement dated September 30, 2019 . Shares held by Bradley Bros, LLC, controlled by Nathaniel T. Bradley.

[4]Includes 1,000,000 fully vested stock options granted per Employment Agreement dated January 1, 2018; and 625,000 warrants issued in connection with Series C convertible preferred stock ; and 1,600,000 shares of common stock and 1,600,000 warrants issued in connection with securities purchase agreement dated September 30, 2019 .

[5]Includes 500,000 stock options exercisable within 60 days of December 2, 2019 , of 1,000,000 granted per Consulting Agreement dated January 1, 2019 ; and 1,200,000 shares of common stock and 1,200,000 warrants issued in connection with securities purchase agreement dated September 30, 2019 .

[6]Includes 750,000 and 750,000 common shares, respectively, exercisable within 60 days of December 2, 2019 , of 3,000,000 restricted stock award and 3,000,000 stock options granted per Employment Agreement effective May 15, 2019.

[7]Each Preferred Series C convertible to common at ratio of 41.67:1.  30,000 Series C Preferred shares = 1,250,000 common shares. If all Preferred Series C shares and cumulative dividends were converted into Common Stock, each shareholder’s beneficial ownership of issued Common Stock would increase by 0. 55%.

Our CEO previously filed for bankruptcy.

Our CEO, Paul Arena, filed for personal bankruptcy in connection with his divorce in December 2015. As a result of his bankruptcy, certain vendors may be reluctant to give us credit on favorable terms, although we do not believe Mr. Arena’s personal bankruptcy has any impact on our business.

Provisions of our certificate of incorporation and by-laws could discourage potential acquisition proposals and could deter or prevent a change in control.

Some provisions in our certificate of incorporation and by-laws, as well as statutes, may have the effect of delaying, deferring or preventing a change in control.  These provisions, including those providing for the possible issuance of shares of Parallax Preferred Stock, which may be divided into series and with the preferences, limitations and relative rights to be determined by our board of directors, and the right of the board of directors to amend the by-laws, may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire a substantial number of shares of Parallax Common Stock or to launch other takeover attempts that a stockholder might consider to be in his or her best interest.  These provisions could limit the price that some investors might be willing to pay in the future for shares of our Common Stock.

Nevada law may delay or prevent takeover attempts by third parties and therefore inhibit our Shareholders from realizing a premium on their stock.

We are subject to the anti-takeover provisions of Section 78.411 of the Nevada Revised Statutes (“NRS”).  This section provides that a Nevada corporation which has not “opted out” of coverage by this section in the prescribed manner may not engage in any “combination” with an “interested stockholder” for a period of two years following the date that the stockholder became an “interested stockholder” unless prior to that time the board of directors of the corporation approved either the “combination” or the transaction which resulted in the stockholder becoming an “interested stockholder.”  Our board of directors can use these and other provisions to discourage, delay or prevent a change in the control of Parallax or a change in our management.  Any delay or prevention of a change of control transaction or a change in our board of directors or management could deter potential acquirers or prevent the completion of a transaction in which our Shareholders could receive a substantial premium over the then current market price for their shares.  These provisions could also limit the price that investors might be willing to pay for shares of Parallax Common Stock.

Only a limited market exists for the Company’s Common Stock, which could lead to price volatility and losses for investors purchasing in this offering.

The Company’s Common Stock is currently traded on the OTCQB Market trading system. However, there has been no active market for the shares. The shares are not listed on any national or regional securities exchange or on the NASDAQ Stock Market. There is no market for the Units or the Warrants.  There can be no assurance that the market price of the shares will not decline below the offering price.  No active trading market is expected to develop as a result of this offering, and there is no assurance that any active trading market will develop in the future or, if such market does develop, what prices and liquidity will be offered by that market. Accordingly, investors are likely to find it difficult to liquidate their investment in Parallax Common Stock if a need to do so arises, and an investment in Parallax Common Stock is generally suitable only for investors that have other sources of liquidity.

The limited trading market for the Company’s Common Stock may cause fluctuations in the market value of the Company’s Common Stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading of the Company’s Common Stock.  In addition, even if a more active market in the Company’s Common Stock develops, the Company cannot assure shareholders that such a market will continue, or that shareholders will be able to sell their Parallax Common Stock at or above the purchase price.

The interests of the Company’s controlling shareholders may differ from yours.

As of December 2, 2019 , the Company’s directors, executive officers and their related interests have voting control with respect to approximately 46% of the Company’s outstanding Common Stock on an undiluted basis.  The interests of these controlling shareholders may differ from other shareholders, including purchasers in this offering.  Because of this beneficial ownership and voting power, the Company’s controlling shareholders have the power to influence any matter presented to shareholders for a vote, including with respect to the election of directors or other material transactions, such as a future issuance of securities, a potential acquisition of, or take-over proposal made by, another company.  As a result, these controlling shareholders may cause the defeat of a proposal shareholders support, or cause the passing of a proposal shareholders oppose.

We may raise additional capital, which could have a dilutive effect on the existing holders of our securities and adversely affect the market price of our securities.

We are not restricted from issuing additional shares of Common Stock or securities that are convertible into or exchangeable for, or represent the right to receive shares of Common Stock. We frequently evaluate opportunities to access the capital markets, taking into account our regulatory capital ratios, financial condition and other relevant considerations and, subject to market conditions, we may take further capital actions. Such actions could include, among other things, the issuance of additional shares of Common Stock or other securities in public or private transactions in order to further increase our capital levels above the requirements for a “well capitalized” institution established by the federal bank regulatory agencies as well as other regulatory targets. These issuances could dilute ownership interests of investors and could dilute the per share book value of our Common Stock.

The issuance of Preferred Stock could adversely affect holders of Common Stock or convertible debentures, which may negatively impact an investment in our Common Stock.

Our board of directors is authorized to issue additional classes or series of Preferred Stock without any action on the part of the shareholders, except in certain circumstances. Our board of directors also has the power, without shareholder approval except in certain circumstances, to set the terms of any such classes or series of Preferred Stock that may be issued, including voting rights, dividend rights and preferences over the Common Stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue Preferred Stock in the future that has a preference over the Common Stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue Preferred Stock with voting rights that dilute the voting power of the Common Stock, then the rights of holders of the Common Stock or the market price of the Common Stock could be adversely affected.

As of December 2, 2019 , there were 977,352 shares of convertible Preferred Stock outstanding which, if converted, would result in the issuance of 20,297,040 shares of Common Stock (excluding Shares covered by this prospectus). In addition, excluding the dividends covered in this prospectus, there are dividends owed in the amount of $357,443 which, if paid in kind, would result in the issuance of 11,949,596 additional shares of Common Stock, for a total of 32,246,636 shares of Common Stock issued if all preferred shares, including dividends paid in kind, were converted.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information.  Any statements that do not relate to historical or current facts or matters are forward-looking statements.

Examples of forward-looking statements include all statements regarding the expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, budgets, the expected amounts and timing of dividends and distributions, , the outcome and costs of litigation, projected expenses and capital expenditures, competitive position, growth opportunities and potential acquisitions, plans and objectives of management for future operations and compliance with and changes in governmental regulations.  You can identify some of the forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “may” and other similar expressions, although not all forward-looking statements contain these identifying words.

You are cautioned that any forward-looking statements made in this prospectus are not guarantees of future performance and that you should not place undue reliance on any of such forward-looking statements.  The forward-looking statements are based on the information currently available and are applicable only as of the date on the cover of this prospectus.  Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements.  You should carefully consider the risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including those set forth under the heading “Risk Factors.” We do not intend, nor do we undertake any obligation, to update the forward-looking statements to reflect future events or circumstances.

USE OF PROCEEDS

The Selling Shareholders will receive all of the proceeds from the sale of the Shares offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of the Shares by the Selling Shareholders covered by this prospectus. However, the Company shall receive the proceeds from any of the warrants issued that are exercised for cash.  Such proceeds will be used by the Company for working capital.

DIVIDEND POLICY

We have never declared or paid dividends on our Common Stock.  We do not anticipate paying dividends on our common, stock in the foreseeable future.  Instead, we anticipate that all of our earnings, if any, will be used or the operation and growth of our business.  Further, any credit agreement we may expect to enter into may restrict our ability to pay dividends or make distributions to our Shareholders.  Any future determination to pay dividends will be at the discretion of the Board of Parallax and will depend on the financial position, results of operations, cash flows, capital requirements, debt covenants, applicable law and other factors as the Board of Parallax deems relevant.

Dividends are payable semi-annually on our Series A Preferred Stock at a rate of 7% per annum, 10% per annum on Series B Preferred Stock, and 8% per annum on Series C Preferred Stock.  Dividends may be paid in kind, at the option of Parallax, to the extent that if we are not legally permitted to distribute cash dividends, we shall pay dividends in the form of preferred shares equal to the amount of the dividend. No dividends have been declared on our Preferred Stock.  As of December 2, 2019 , excluding dividends covered in this prospectus, dividends in the amount of $357,443 are due to the holders of Parallax’s cumulative Preferred Stock, and are to be paid in kind into 11,949,596 shares of Common Stock.

SELLING SHAREHOLDERS

This prospectus relates to the resale from time to time by the selling security holders (“Selling Shareholders”) identified herein of up to an aggregate of 32,583,436 Shares consisting of:

•2,633,436 shares of Common Stock underlying 60,000 Series C Preferred Stock and 3,202 Series C Preferred Stock Dividends paid in kind, and warrants to purchase up to 1,250,000 shares of Common Stock issued pursuant to the October 2018 Series C Preferred Private Placement;

•3,200,000 warrants to purchase Common Stock issued in connection with certain Convertible Promissory Notes, and pursuant to certain underlying Registration Rights Agreements.

•12,000,000 shares of Common Stock and warrants to purchase up to 13,500,000 shares of Common Stock to be issued in connection with a certain Securities Purchase Agreement, and pursuant to certain underlying Registration Rights Agreements.

The table below sets forth certain information regarding the Selling Shareholders and the Shares offered in this prospectus. The transactions by which the Selling Shareholders acquired their securities from us were exempt under the registration provisions of the Securities Act.  The Selling Shareholders have had no material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities.

Beneficial ownership is determined in accordance with the rules of the SEC. The Selling Shareholder’s percentage of ownership of our outstanding shares in the table below is based upon 238,579,740 shares of Common Stock outstanding as of December 2, 2019 .

Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to the Offering [1]		Shares of Common Stock to be Offered for the Selling Shareholder’s Account	Shares of Common Stock Owned by Selling Shareholder After the Offering [1] [2]	Percent of Common Stock to be Owned by the Selling Shareholder After the Offering [1]
Brett R. Beloud	1,544,537	[3]	1,294,537	250,000	0.07%
EMA Financial LLC	2,512,650	[4]	600,000	1,912,650	0.54%
Harbor Gates Capital LLC	5,600,000	[5]	2,600,000	3,000,000	0.84%
Lincoln I. Pace, DDS PC	3,238,899	[6]	2,588,899	650,000	0.18%
Ionic Ventures LLC	25,500,000	[7]	25,500,000	––	––
	38,396,086		32,583,436	5,812,650	1.63%

[1]Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed Selling Shareholder has the sole investment and voting power with respect to all shares of Common Stock shown as beneficially owned by such Selling Shareholder, except as otherwise indicated in the footnotes to the table.

[2]Represents the amount of shares that will be held by the Selling Shareholder after completion of this offering based on the assumptions that (a) all Shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our Common Stock are acquired or sold by the Selling Shareholder prior to completion of this offering. However, the Selling Shareholder may sell all, some or none of the Shares offered pursuant to this prospectus and may sell other shares of our Common Stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the Selling Shareholder after completion of this offering or otherwise.

[3]Includes 1) 20,000 Series C Preferred Stock and 1,069 Series C Preferred Stock dividends convertible into 877,870 shares of Common Stock at a conversion rate of 41.67 shares; and 2) warrants to purchase up to 416,667 shares of Common Stock ; and 3) 250,000 shares of restricted common stock issued in connection with the conversion of acquired debt .

[4]Includes 1) 1,912,650 shares of Common Stock underlying a certain Convertible Promissory Note; and 2) warrants to purchase up to 600,000 shares of Common Stock. These shares are held of record by EMA Financial, LLC ("EMA"). Jamie Beitler is the manager of EMA and, as a result, has voting and dispositive power over the shares held by EMA. Jamie Beitler disclaims beneficial ownership over the shares held by EMA except to the extent of their proportionate pecuniary interest therein. The principal business address of EMA Financial, LLC is 40 N. Wall Street, 17th Floor, New York, NY 10005.

[5]Includes 1) 3,000,000 shares of Common Stock underlying a certain Convertible Promissory Note; and 2) warrants to purchase up to 2,600,000 shares of Common Stock.  These shares are held of record by Harbor Gates Capital, LLC ("Harbor Gates"). Each of Michael Sobeck and Cristina Avila are the managers of Harbor Gates and, as a result, have shared voting and dispositive power over the shares held by Harbor Gates. Each of Michael Sobeck and Cristina Avila disclaim beneficial ownership over the shares held by Harbor Gates except to the extent of their proportionate pecuniary interest therein. The principal business address of Harbor Gates Capital, LLC is Caribe Plaza Office Building 6th Floor, Palmeras St. #53, San Juan, PR 00901

[6]Includes 1) 650,000 shares of common stock purchased for cash in the amount of $39,000; 2) 40,000 Series C Preferred Stock and 2,134 Series C Preferred Stock dividends convertible into 1,755,566 shares of Common Stock at a conversion rate of 41.67 shares; and 3) warrants to purchase up to 833,333 shares of Common Stock.

[7]Includes 1) up to 12,000,000 shares of Common Stock and 2) warrants to purchase 13,500,000 shares of Common Stock. Brendan O’Neill is the manager of Ionic Ventures LLC (“Ionic”) and, as a result, has shared voting and dispositive power over the shares held by Ionic. Brendan O’Neill disclaims beneficial ownership over the shares held by Ionic except to the extent of his proportionate pecuniary interest therein. The principal business address of Ionic Ventures LLC is 5328 Yacht Haven Grande, Box # 15 / Suite C201 St. Thomas, VI 00802.

The Shares referred to above are being registered to permit public sales of the Shares, and the Selling Shareholders may offer the shares for resale from time to time pursuant to this prospectus. The Selling Shareholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

PLAN OF DISTRIBUTION

General

We are registering the Shares covered by this prospectus to permit the Selling Shareholders to conduct public secondary trading of such shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the Shares offered by this prospectus. The aggregate proceeds to the Selling Shareholders from the sale of the Shares will be the purchase price of the Shares less any discounts and commissions. Each Selling Shareholder reserves the right to accept and, together with their respective agents, to reject, any proposed purchases of Shares to be made directly or through agents.

Following the date of this prospectus, the Selling Shareholders and any of their pledgees, assignees and successors-in-interest, may sell all or a portion of their Shares from time to time in one or more transactions in the over-the-counter market at prevailing market prices or at privately negotiated market prices. The Selling Shareholders may use any one or more of the following methods when selling the Shares offered by this prospectus:

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•an exchange distribution in accordance with the rules of the applicable exchange;

•privately negotiated transactions;

•settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•a combination of any such methods of sale;

•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•under Rule 144, Rule 144A or Regulation S under the Securities Act, if available, rather than under this prospectus; or

•any other method permitted pursuant to applicable law.

Our Common Stock is quoted on the OTCQB under the symbol “PRLX.” Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of our Common Stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Common Stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge our Common Stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts. If a Selling Shareholder is deemed to be an underwriter, the Selling Shareholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling Shareholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that Selling Shareholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. In compliance with FINRA guidelines, the maximum commission or discount to be received by an FINRA member or independent broker-dealer may not exceed 8% for the sale of any securities registered hereunder. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus. The Selling Shareholders have advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the Shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the Shares by the selling Shareholders.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Each Selling Shareholder has in turn agreed to indemnify us for certain specified liabilities.

In order to comply with the securities laws of some states, if applicable, the shares of Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Shareholders or any other person. The anti-manipulation rules under the Exchange Act may apply to sales of Common Stock in the market and to the activities of the Selling Shareholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the particular shares of Common Stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

We are offering up to 32,583,436 shares of our Common Stock, including 14,633,436 outstanding shares of Common Stock and 17,950,000 shares of Common Stock issuable upon exercise of outstanding warrants.

The following is a summary description of the material terms of our capital stock and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”) and Bylaws, as amended (“Bylaws”), which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our authorized capital stock consists of 500,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share.

As of December 2, 2019 , 238,579,740 shares of our Common Stock were outstanding and held by 150 Shareholders of record, and 977,352 shares of our Preferred Stock were outstanding and held by 9 Shareholders of record.

Common Stock

All of the shares of Parallax Common Stock issued will be duly authorized, fully paid and non-assessable.  Subject to the relative rights, limitations and preferences of the holders of any then outstanding Preferred Stock, holders of Parallax Common Stock will be entitled to certain rights, including (i) to share ratably in dividends if, when and as declared by our Board out of funds legally available therefor and (ii) in the event of liquidation, dissolution or winding up of Parallax, to share ratably in the distribution of assets legally available therefor, after payment of debts and expenses.

Each outstanding share of Parallax Common Stock will entitle the holder to one vote on all matters submitted to a vote of the Shareholders, including the election of directors, and the holders of shares of Parallax Common Stock will possess the exclusive voting power.  The holders of Parallax Common Stock will not have cumulative voting rights in the election of directors or preemptive rights to subscribe for additional shares of Parallax capital stock.  Our by-laws require that, in uncontested elections, each director be elected by plurality vote.  This means that each shareholder is allowed to vote for only one director nominee, and the director nominee who receives the most among their counterparts (a plurality) is elected  All other matters shall be decided by majority vote except as otherwise provided by the Articles of Incorporation or the laws of the State of Nevada. This means that the number of shares voted “for” a matter must exceed the number of votes cast “against” that matter in order for that matter to be ratified.

Holders of shares of Parallax Common Stock will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights.  The rights, preferences and privileges of holders of Parallax Common Stock will be subject to the terms of any series of Preferred Stock which Parallax may issue in the future.

Preferred Stock

The board of directors of Parallax has the authority, within the limitations and restrictions stated in our certificate of incorporation, to authorize the issuance of shares of Preferred Stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, preemptive rights and the number of shares constituting any series or the designation of such series.  The issuance of Preferred Stock could have the effect of decreasing the market price of Parallax Common Stock and could adversely affect the voting and other rights of the holders of Parallax Common Stock.

The following represent a summary of the basic designations and preferences of each series of the Company’s Preferred Stock:

Series	Shares Outstanding	Voting Rights	Conversion Rate [1]		Dividend Rate
Series A	787,352	None	20.000		7%
Series B	40,000	None	20.000		10%
Series C	150,000	None	41.667	[2]	8%
Total	977,352

[1]Number of Common Stock issuable for each share of Preferred Stock held.

[2]Conversion rate subject to change if not converted within 12 months of issuance of preferred shares.

The foregoing summaries of the Certificates of Designation do not purport to be complete, and are qualified in their entirety by reference to the Certificate of Correction, the Certificate of Validation and the Certificate of Designation for Series A, Series B and Series C Preferred Stock, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Warrants

As of December 2, 2019 , the Company had 53,560,913 warrants issued and outstanding, of which 17,950,000 are held by Selling Shareholders and covered in this prospectus.  The number of shares of Common Stock underlying the warrants and the exercise price are subject to adjustment upon certain events.

Warrants Held by Selling Shareholders:

•In connection with 60,000 shares of Series C Preferred Stock issued in 2018, the Company issued warrants to purchase 1,250,000 shares of Common Stock at an exercise price of $0.25 per share for a period of three (3) years.

•In connection with a certain 2019 Securities Purchase Agreement, the Company issued warrants to purchase up to 13,500,000 shares of Common Stock at an exercise price of $0.25 per share for a period of two (2) years.

•In connection with certain convertible promissory notes issued in 2019, the Company issued warrants to purchase 3,200,000 shares of Common Stock at an exercise price of $0.15-$0.20 for a period of five (5) years.

Warrants Held by Other Shareholders:

•In connection with certain convertible promissory notes issued in 2017, the Company issued warrants to purchase 3,905,000 shares of Common Stock at an exercise price of $0.25 per share for a period of three (3) years.

•In connection with a certain debt settlement in 2017, the Company issued warrants to purchase 100,000 shares of Common Stock at an exercise price of $0.21 per share for a period of three (3) years.

•In connection with a certain inventory security agreement issued in 2017, the Company issued warrants to purchase 800,000 shares of Common Stock at an exercise price of $0.25 for a period of three (3) years.

•In connection with certain consulting agreements entered into in 2017, the Company issued warrants to purchase 1,000,000 shares of Common Stock.  The warrants are exercisable for a period of five (5) years at the following exercise price: 250,000 at $0.10 per share, 250,000 at $0.25 per share, 250,000 at $0.35 per share, and 250,000 at $0.60 per share.

•In connection with certain consulting agreements entered into in 2017, the Company issued warrants to purchase 250,000 shares of Common Stock.  The warrants are exercisable for a period of five (5) years at the following exercise price: 62,500 at $0.10 per share, 62,500 at $0.17 per share, 62,500 at $0.18 per share, and 62,500 at $0.21 per share.

•In connection with certain consulting agreements entered into in 2017, the Company issued warrants to purchase 1,000,000 shares of Common Stock at an exercise price of $0.15 per share for a period of three (3) years.

•In connection with certain convertible debentures issued in 2018, as amended, the Company issued warrants to purchase 1,750,000 shares of Common Stock at an exercise price of $0.10 for a period of three (3) years.

•In connection with 90,000 shares of Series C Preferred Stock issued in 2018, the Company issued warrants to purchase 1,875,000 shares of Common Stock at an exercise price of $0.25 per share for a period of three (3) years.

•In connection with certain convertible promissory notes issued in 2018, the Company issued warrants to purchase 25,000 shares of Common Stock at an exercise price of $0.25 per share for a period of three (3) years.

•In connection with certain related party convertible promissory notes issued in 2018, as amended, the Company issued warrants to purchase 3,377,500 shares of Common Stock at an exercise price of $0.10 per share for a period of three (3) years.

•In connection with a certain consulting agreement entered into in 2018, the Company issued warrants to purchase 300,000 shares of Common Stock at an exercise price of $0.001 for a period of five (5) years.

•In connection with certain consulting agreements entered into in 2018, the Company issued warrants to purchase 375,000 shares of Common Stock at an exercise price of $0.25 for a period of three (3) years.

•In connection with a certain consulting agreement entered into in 2018, the Company issued warrants to purchase 75,000 shares of Common Stock at an exercise price of $0.01 for a period of two (2) years.

•In connection with a certain Simple Agreement Future Equity (“SAFE”) offering, the Company issued warrants to purchase 18,000,000 shares of Common Stock at an exercise price of $ 0.25 for a period of three (3) years.

•In connection with a certain promissory note issued in 2019, the Company issued warrants to purchase 2,528,413 shares of Common Stock at an exercise price of $0.1046 for a period of five (5) years.

• In connection with certain consulting agreements entered into in 2019, the Company issued warrants to purchase 250,000 shares of Common Stock at an exercise price of $0.25 for a period of three (3) years.

As of December 2, 2019 , the Company had 35,610,913 warrants issued and outstanding (excluding the warrants covered in this prospectus).

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our Common Stock or the availability of shares of our Common Stock for sale will have on the market price of our Common Stock prevailing from time to time.  Future sales of our Common Stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale due to contractual and legal restrictions on resale. Nevertheless, sales of our Common Stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares outstanding as of December 2, 2019 , 238,579,740 shares of our Common Stock will be outstanding, assuming no exercise of outstanding options or warrants. Of the outstanding shares, all of the shares registered will be freely tradable, and 4,750,000 are restricted shares of Common Stock subject to service-based vesting terms.  No shares being registered are held by affiliates.  As defined in Rule 144 under the Securities Act, shares held by affiliates may only be sold in compliance with the limitations described below:

Rule 144

In general, a person who has beneficially owned restricted stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Securities Exchange Act of 1934, as amended, or the Exchange Act, periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•1% of the number of shares then outstanding, which will equal approximately 2,385,797 shares immediately after this offering, based on the number of shares outstanding as of December 2, 2019 ; or

•the average weekly trading volume of our Common Stock on the OTC Quotation Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

•provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Lock-Up Agreements

All of our directors and executive officers and control persons, have entered into lock-up agreements and/or are subject to market standoff agreements or other agreements with us, which prevents them from selling any of our Common Stock or any securities convertible into or exercisable or exchangeable for common stock for a period of not less than 180 days from the date of this prospectus without the prior written consent of the representatives, subject to certain exceptions.

Registration Rights

Upon completion of this offering, certain holders of our securities will be entitled to various rights with respect to registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

Equity Incentive Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register our shares issued or reserved for issuance under our Equity Incentive Plans (the “Plans”). The first such registration statement was filed June 17, 2019, and will automatically become effective upon filing with the SEC. Accordingly, the 40,000,000 shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is quoted on the OTC Quotation Board “OTCQB – U.S. Registered” under the trading symbol PRLX.QB. The following table sets forth the high and low bid prices for our Common Stock per quarter as reported by the OTCQB for the last two years. These prices represent quotations between dealers without adjustment for retail mark-up, markdown or commission and may not represent actual transactions.

The high and low prices of our common shares for the periods indicated below are as follows:

Quarter Ended	High	Low
September 30, 2019	$0.10	$0.10
June 30, 2019	$0.16	$0.14
March 31, 2019	$0.08	$0.07
December 31, 2018	$0.11	$0.08
September 30, 2018	$0.13	$0.13
June 30, 2018	$0.21	$0.15
March 31, 2018	$0.24	$0.16
December 31, 2017	$0.11	$0.10
September 30, 2017	$0.24	$0.22
June 30, 2017	$0.21	$0.21

The last reported sale price of Common Stock as of November 25, 2019 on the OTCQB was $ 0.08 per share.

Our Common Stock is subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in “penny stocks.” Those disclosure rules applicable to “penny stocks” require a broker dealer, prior to a transaction in a “penny stock” not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Securities and Exchange Commission. That disclosure document advises an investor that investment in “penny stocks” can be very risky and that the investor’s salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in “penny stocks,” to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the “penny stock” is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

Record Holders

Our common shares are issued in registered form. Action Stock Transfer Corp., 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121 (Telephone 801-274-1088, Facsimile 801-274-1099) is the registrar and transfer agent for our common shares.

As of December 2, 2019 , 238,579,740 shares of Common Stock were issued and outstanding.  Pursuant to the transfer agent shareholders' list, our common shares showed 150 registered shareholders and 194,689,733shares outstanding. The total shares of Common Stock outstanding per the shareholders’ list does not include 43,890,007 shares to be issued, of which 38,940,007 are in connection with Common Stock awards and purchases, 200,000 are in connection with debt service, and 4,750,000 which are subject to service-based vesting terms.

In addition, an aggregate of 977,352 shares of Preferred Stock are issued and outstanding and held by 9 shareholders. All Series A and Series B preferred shares are convertible into our Common Stock at a conversion ratio of 20 shares of Common Stock for each preferred share held. Series C preferred shares are convertible into our Common Stock at a conversion rate of 41.67 shares of Common Stock for each preferred share held, subject to adjustment after the first year of issuance.  Series B and Series C preferred shares include 50% warrant coverage.

As of December 2, 2019 , excluding consideration of vesting provisions, 26,685,000 shares of Common Stock were issuable upon the exercise of options granted under the Plans to certain employees and directors with a weighted average exercise price of $0.20 per share, as set forth below:

		Remaining	Exercise Price	Weighted
	Number of	Contractual Life	times Number	Average
Exercise Price	Shares	(in years)	of Shares	Exercise Price
$0.05	90,000	2.50	$4,500	$0.14
$0.05	1,140,000	2.25	57,000	$0.09
$0.05	100,000	1.75	5,000	$0.08
$0.05	60,000	1.00	3,000	$0.06
$0.05	170,000	0.75	8,500	$0.12
$0.09	5,500,000	2.50	467,500	$0.20
$0.10	500,000	0.75	50,000	$0.14
$0.15	1,000,000	0.75	150,000	$0.14
$0.25	3,125,000	4.25	781,250	$0.22
$0.25	1,000,000	4.00	250,000	$0.23
$0.25	5,000,000	3.25	1,250,000	$0.16
$0.25	7,000,000	2.50	1,750,000	$0.16
$0.25	1,000,000	0.75	250,000	$0.15
$0.25	1,000,000	0.25	250,000	$0.10
	26,685,000		$5,276,750	$0.20

In addition, 53,560,913 shares of Common Stock were issuable upon the exercise of warrants outstanding as of December 2, 2019 , with a weighted average exercise price of $ 0.22 , as set forth below:

	Number of	Remaining	Exercise Price	Weighted
	Common	Contractual Life	Times Number	Average
Exercise Price	Shares	(in years)	Of Shares	Exercise Price
$0.001	300,000	3.50	$300	$0.17
$0.01	75,000	1.00	750	$0.19
$0.10	2,528,413	4.75	264,497	$0.21
$0.10	62,500	3.25	6,250	$0.27
$0.10	250,000	1.50	25,000	$0.19
$0.10	4,877,500	1.25	487,750	$0.21
$0.10	250,000	0.75	25,000	$0.29
$0.15	600,000	4.25	90,000	$0.17
$0.15	1,000,000	1.00	150,000	$0.26
$0.17	62,500	3.25	10,625	$0.27
$0.18	62,500	3.25	11,250	$0.27
$0.20	2,600,000	4.25	520,000	$0.18
$0.21	62,500	3.25	13,125	$0.27
$0.21	100,000	0.75	21,000	$0.31
$0.25	6,000,000	2.75	1,500,000	$0.20
$0.25	1,050,000	2.50	262,500	$0.21
$0.25	10,400,000	2.25	2,600,000	$0.20
$0.25	800,000	2.00	200,000	$0.21
$0.25	3,250,000	1.75	812,500	$0.18
$0.25	13,500,000	1.25	3,375,000	$0.21
$0.25	475,000	1.00	118,750	$0.25
$0.25	3,255,000	0.75	813,750	$0.29
$0.25	1,500,000	0.50	375,000	$0.34
$0.35	250,000	0.75	87,500	$0.29
$0.60	250,000	0.75	150,000	$0.31
	53,560,913		$11,908,891	$0.22

DESCRIPTION OF BUSINESS

Corporate History and Overview

The Company was incorporated in the State of Nevada on July 6, 2005.  On November 1, 2012, the Company, formerly Endeavor Power Corporation, and its wholly-owned subsidiary Endeavor Holdings, Inc., a Nevada corporation, entered into an Agreement and Plan of Merger with Parallax Diagnostics, Inc., a Nevada corporation, whereby Parallax Diagnostics became a wholly-owned subsidiary.  On January 9, 2014, the Company changed its name to Parallax Health Sciences, Inc.

The Company’s mission is simple: improving the quality of healthcare, while reducing costs.  The Parallax business was founded on its Point-of-Care diagnostic business, Parallax Diagnostics, Inc., in 2010, when Parallax acquired the right, title, and interest, through an exclusive License with Montecito BioSciences, Ltd. (“MBS”), to develop, manufacture and commercialize the Target System, an immunoassay Point-of-Care diagnostic testing system. Concurrently, through an Assignment Agreement with MBS, Parallax acquired the right, title, and interest to twenty-five (25) FDA-cleared tests in the area of infectious disease, medical conditions, drugs of abuse, cardiac and pregnancy, that are designed to be utilized with the Target System.  In 2015, the Company acquired Parallax Health Management, Inc. to expand into the Telehealth and Remote Patient Monitoring market, and in 2017, Parallax Behavioral Health, Inc. was formed to incorporate the patented the REBOOT™ technology and the Intrinsic Code™ into Parallax’s products and services.

The Company’s principal focus is on personalized patient care through remote healthcare services, behavioral health systems, and Point-of-Care diagnostic testing.  Parallax’s current family of companies that serve as the foundation for its cross-over business model of operations include:

Parallax Diagnostics, Inc. (“Parallax Diagnostics” or “PDI”) acquired a proprietary Point-of-Care diagnostic immunoassay testing platform and 25 test cartridges for the areas of infectious diseases, cardiac markers, drugs of abuse and various other medical conditions.

Parallax Health Management, Inc. (“PHM”) develops RPM and telehealth market products and services, and commercializes them, including the Fotodigm® proprietary platform which allows for systems integration with a number of third-party services and solutions.

Parallax Behavioral Health, Inc. (“PBH”) acquired the intellectual property known as REBOOT™, the acronym for Reliable Evidence-Based Outcomes Optimization Technologies, as well as the Intrinsic Code™ technology, a software platform specifically designed to improve health treatment outcomes through cloud-based and mobile behavioral technology systems that enable its users and user groups to more effectively achieve goals within a prescribed timeline.

Parallax’s divisions are:

Optimized Outcomes	REBOOT™ / COMPASS™ Behavioral modification
Connected Health	Fotodigm® platform Remote patient monitoring, telehealth, and POC diagnostic testing
Smart Data	Intrinsic Code™ technology Actionable insights to behavior modification

Each of Parallax’s divisions target a separate vertical market that complement each other and the Company’s value proposition. In addition, the synergistic operational cross-over affords Parallax the ability to use built-in economies of scale across multiple operating platforms.

The Parallax Business Model

In the past 60 years, healthcare has transitioned from a direct relationship between doctor and patient, to one that has patients separated from their doctors by the introduction of a huge number of stakeholders, ranging from health insurers, employers, pharmacy benefit managers, imaging, diagnostic testing, lawyers, specialists and a plethora of others.  The patient and healthcare provider both want the same thing: information, quality of service, transparency, value for their hard-earned dollars, and more time in their day.

Parallax has developed, acquired and licensed multiple proprietary and exclusive platforms that provide services and products across the healthcare continuum.  These platforms are being designed to allow for multiple points of reciprocal consideration through innovative business models, and provide patients with increased quality of services and products at reduced cost of time and money.  They will also provide healthcare providers with increased access to their patients, the ability to deliver better and more efficient service and increase their income from the services they supply.

Products and Services

Parallax believes that its products and services can provide solutions that mitigate rising costs, reduce waste in spending through transparency, reduce the amount of unnecessary services, and increase the health and wellness of patients before they are sick.

Remote healthcare products include patented software and mobile apps (to be available for iPhone on Apple App Store and Android on Google Play) and other services, as well as electronic kits and devices from third-party licensed platforms that are designated towards a patient’s primary health concern (i.e. diabetes, blood pressure, cardiovascular, general monitoring, etc.), and offer both audio and video options that interface with the patient’s healthcare providers.  Prescription medication dosage monitoring is also available.

Behavioral health products include the proprietary behavioral health technology, REBOOT™, which powers decision support that can also be delivered securely to any internet connected device.  The software can be used by an individual or an organization of any size, with the potential to transform the cost of treating and managing chronic illnesses such as pulmonary-COPD-asthma, diabetes, and cardiovascular disease by effecting the modification of behavior in patients being treated for these chronic diseases.

Diagnostics products include the Target System, our proprietary Point-of-Care diagnostic immunoassay testing platform and test cartridges in the areas of infectious diseases, cardiac markers, drugs of abuse and various other medical conditions, and the patented SPARKS Mobile™, the next-generation handheld mobile analyzer currently under development. The Target System will allow doctors to test patients in their office, with test results delivered in 10 minutes or less.  This allows patients to be provided with important information at the time of testing. The cost of a test performed with the Target System is less than outside lab-based tests, benefiting both payers and patients.  In addition, doctors will be able to generate additional revenue that would normally be paid to an outside laboratory, and patients can perform test from their homes, with results transmitted directly to their doctor.

Through the development and design of our Fotodigm® platform, our telehealth, RPM and POC products and services are interoperable and interchangeable with any FDA cleared/approved medical device, providing ease of use and connectivity between patient and doctor.  The advancement in our technology is strengthened by the ability to scale our products to meet the demands of both individuals and large groups alike.

Big Data Opportunity

Our real-time data generated from patient-users can be stripped to protect the specific patient-user identity and exchanged for historical data with Center for Disease Control, (“CDC”), National Institute of Health, (“NIH”), various university hospitals and others to provide valuable empirical health related information to our patient-users using Cognitive AI provided by our partners and coordinated through various electronic health record organizations for which we are agnostic.  This empirical data when it becomes available on our outcomes optimization based platform will become a valuable tool for determining predictive and supportive diagnostics to our patient-users.

The Cross-Over and Cross-Pollination Model

The Company’s business model is built on identifying opportunities represented by one market vertical that provides for a separate vertical to utilize one or more of its core operations. Although Parallax’s multiple operations are focused in separate vertical markets, Parallax has designed its business model to allow for cross-pollination and reciprocal transfer of value at multiple points in their respective economic food chains.

As an example of how each of Parallax’s divisions can support each other utilizing the cross-over and cross-pollination model:

•Our Optimized Outcomes division can provide a range of after-care products and services through the Connected Health division.

•Our Connected Health division can offer telehealth and remote patient monitoring, and POC testing and diagnostics services directly to the doctors and patients of the Optimized Outcomes division.  Further, remote patent monitoring customers can be offered POC testing and diagnostics, and visa versa.

•Our Smart Data division can offer our software and Intrinsic Code™ technology systems to the Optimized Outcomes and/or Connected Health clientele.

The term cross-over and cross-pollination is best demonstrated by the manner in which Parallax customers are exposed to products and services they might benefit from other than what they are seeking, and these additional products and services could augment the core product or service they receive from Parallax.  The cross-over component comes from the customer, their unique situation and perspective (including socio-economic, demographic and stratified health profile), and their participation in innovation through their individual goals as it relates to their health regimen; the cross-pollination comes through the value represented by the exposure to Parallax’s product and technology offerings. By way of the cross-over and cross-pollination model, the customer is empowered and increases participation in their own health, which is one of Parallax’s core strategies.

An example of the cross-over and cross-pollination model is further illustrated as follows:

•A customer has identified Parallax Care as a solution for Remote Monitoring of their health or medical condition (i.e. a chronic disease);

•The customer will be prescribed a medical regimen that includes prescription medication and biometric vitals (i.e. blood pressure, weight, glucose, et al);

•The opportunity is created for Parallax to introduce its Medication Adherence product to the customer.

The customer type will vary, depending upon the sales and marketing approach and target audience, but is primarily comprised of:

•Patients

•Providers: Doctors, Nurses, Clinicians and Caregivers

•Payers: Insurance Companies, Corporations, Government

The Company’s business strategy is to expand through organic growth, selective synergistic acquisition, and develop, license and/or acquire, quality products and/or services that complement the Parallax mission.

The Company believes that the current healthcare system is built on unsustainable models and significant challenges for all the stakeholders in the healthcare system. The Company strives to identify products, services and technologies that deliver solutions that fill a void in the current market for high quality high efficacy products and services delivered at reasonable and rational prices.

Management

Parallax is led by experienced veterans from the healthcare, technology, finance and management fields.  The Company’s disciplined and organized approach is balanced by its optimism for the future, and the opportunities present in the current healthcare market. The Parallax team is grounded in a belief that success in business is built on a combination of research, planning and execution.

At Parallax, management continually strives to identify solutions to the challenges facing the current healthcare system.  Parallax and its management team of professionals is committed to delivering the highest quality products and services to patients, payers, healthcare insurers and stakeholders that are accessible and reasonable, and are built upon sound business models and economics that are designed to provide for sustainable growth and increased value to the Company’s shareholders.

Operating Segments

The Company’s operations include the following business segments for financial statement presentation: Remote Patient Monitoring (RPM), Behavioral Health Services (BHS), and Corporate.

•Remote Patient Monitoring

Parallax has developed a distinctive technology platform that provides for the complete remote patient care delivery system: the patent-pending Fotodigm® platform, which utilizes proprietary software and technology to bridge clinical behavioral science with technology and logistics for payers, providers and clinical professionals across a variety of wellness and clinical devices, including both fitness and clinical applications. Fotodigm® is a secure and scalable platform for collecting, transmitting and analyzing biometric, pharmaceutical, and health data to healthcare providers, primarily hospitals, accredited nursing operations, and physicians using optical character recognition, otherwise known as “Machine Face Recognition” technology, we license from others.

The RPM segment generates revenues through fees charged for the license and utilization of its proprietary system that provides software integrations of the Fotodigm® platform. Additionally, the RPM segment generates incremental revenues through the delivery of acute, post-acute and chronic health patient management software systems that enable Parallax customers to bill for and collect payments from patients and third-party payers for telemonitoring and remote services that they deliver.

•Behavioral Health Services

In April 2017, the Behavioral Health Services segment commenced with the acquisition of the REBOOT™ and Intrinsic Code™ technologies. The BHS segment will generate revenues primarily through licensing and subscription of software and systems. As of September 30, 2019, the BHS segment had not yet begun full operations, generating limited test market sales.

•Diagnostics/Corporate

The Diagnostics/Corporate Segment supports the costs and operating expenses related to the continued development and exploitation of Parallax’s proprietary Target System POC medical diagnostic and monitoring platform and processes.  In addition, the Diagnostics/Corporate Segment provides management and administrative services to support the Company and consists of certain aspects of the Company’s executive management, corporate relations, legal, compliance, human resources, and corporate information technology and finance departments.

Facilities

The Company’s principal executive office is located at 1327 Ocean Avenue, Suite B, Santa Monica, California, 90401, with offices at 28 West 36th Street, 8th Floor, New York, NY 10018. The Company’s telephone number is (310) 899-4442 (phone) and (888) 899-3966 (fax).

Employees

The Company currently has 9 employees, inclusive of 4 executive officers.  There are 9 full-time employees.

TARGET SYSTEM and DIAGNOSTIC TESTING PLATFORM

Overview

Parallax continues its focus on Point-of-Care diagnostics, with an emphasis on its Target System testing platform, including the FDA-cleared VT-1000 desktop analyzer and novel applications that detect and/or monitor infectious diseases, cardiac markers and drug of abuse assays.  Parallax holds exclusive licenses, in perpetuity, to a line of proprietary, patented and/or patent-pending, previously FDA-cleared Point-of-Care diagnostic tests to be utilized with its single platform diagnostic testing Target System.  Parallax, with its products and products in development, offers the potential to transform the diagnostic landscape by transitioning critical tests from the centralized lab directly to the hands of the physician or clinicians.

Parallax continues to pursue viable opportunities for the commercialization of its product, including strategic partnerships with third-party companies in order to limit the Company’s capital outlay.  Additionally, Parallax has sought to identify strategies that would make its proposition more valuable and competitive.  The Company has made the strategic decision to keep the POC diagnostics product line off the market, and has spent the last few years prosecuting its patents and further developing potential integration of new applications. The Company has been issued patents on the core technology of its Target System.  In 2014, 2015 and 2017, Parallax and its license partner, Montecito BioSciences, Ltd. (“MBS”), received patents on its mobile testing platform in conjunction with the Target System test cartridges in the United States, China, Hong Kong, Macao, and India. To this end, the Company has pursued patents around its foundational technology and the SPARKS Mobile™ diagnostic reader. Parallax also has a technology that was previously cleared by the FDA that is being used as a platform for the development of a test that will detect CD4 and CD8 cells, which in turn can determine a patient’s immune status.

Product Strategy

In recent years, there has been a continuing shift from the use of laboratory-based analyzers to Point-of-Care (“POC”) tests that can be performed in a matter of minutes. Unlike the centralized clinical laboratory segment of the diagnostic market, which is mature and highly competitive, the POC market is still in its relatively early stages. According to the recent worldwide research reports, however, such as the 2010 Worldwide IVD Market, by the research firm Kalorama Information, the growth rate of the POC market continues to rise. Although certain simple, single analyte diagnostic tests have been developed, such tests have remained incapable of precise and highly sensitive quantitative measurements. As a result, medical tests that require precise quantization of the target analyte have remained the domain of immunoassay analyzers in centralized laboratories.

Point-of-Care diagnostic kits typically consist of test strips that the healthcare provider applies a patient’s sample to and then reads the strip either visually or with an instrument in order to determine a result.  They are simple to use, fast, disposable and reliable within an acceptable range. More sensitive analytes or tests requiring quantitative analysis and definitive antibody screening, as needed in most situations, must be sent out to a diagnostic lab, and hours or days later results arrive. These tests are comparatively complex, expensive, and time consuming; normally, only centralized diagnostic facilities can manage sample handling and the cost of instruments and reagents.  A Point-of-Care instrument that has the advantages of a test strip device, in terms of ease of use, and rapid results along with ELISA-like capabilities for major diseases, would circumscribe diagnosis routinely within the course of a patient visit. This could disrupt the current model.  The Company is planning to develop just such a device that it intends to sell to doctors and healthcare providers.

The commercial success of the current generation of small, simple to use diagnostic devices that can provide rapid results in POC applications has been limited by their inability to provide precise, highly sensitive, quantitative measurement.  Despite these limitations, the rapid increase in discovery of individual markers of disease processes, coupled with the advancements in rapid detection technologies, has made these tools available to medical professionals on a wide scale, and POC diagnostics are quickly becoming a high growth industry.

The Company’s Target System (the system includes the VT-1000 Desktop Analyzer, the Target Antigen Detection Cartridge and associated reagents) technology addresses the limitations of the current generation POC diagnostic devices by applying sophisticated immunochemical and optical methods to detect and quantify analytes present in various human specimens, including blood, urine, and feces. Data indicates that sensitivity will be comparable to expensive and complicated laboratory-based analyzers. The Company believes that there is market potential for advanced POC diagnostic products that provide quick and accurate diagnosis during a patient visit, shortening the decision time to medical intervention, and minimizing the need for additional patient follow-up, thereby reducing overall healthcare delivery costs.

The Company also believes that there is growth opportunity for the exploitation of its Target System platform in developing nations and regions such as Africa, India, South America, Eastern Europe, Russia, and Asia, as well as in developed markets of North America and Western Europe. One of the first initiatives to be developed for this market will combine the Company’s SPARKS Mobile™ (a portable hand-held diagnostic analyzer based on the VT-1000 Desktop Analyzer technology), currently in development, with a test for the monitoring of AIDS/TB patients through the use of a proprietary rapid Point-of-Care immunoassay CD4-CD8 test called PROMISE CD4, also in development.

The Diagnostics Products

The Company’s assets include a previously FDA-cleared VT-1000 Desktop Analyzer and more than two dozen FDA 510(k) cleared diagnostic tests.  The Desktop Analyzer and immunoassay system incorporates a flow-through rapid antigen test platform configuration that has the ability to produce high-performance quantitative blood test results with the ease of rapid qualitative diagnostic strips.  The Company has patents and patent applications related to its current and future products, as well as methods for future test development. The Target VT-1000 Desktop Analyzer is also ideally suited for the rapid development and commercialization of any new tests that may be introduced, as well as integrating remote patient monitoring and telehealth products and services into the Target System through the SPARKS Mobile™ platform.

VT-1000 Desktop Analyzer: Quantitative and Qualitative Immunoassay

The Company’s VT-1000 Desktop Analyzer was FDA 510(k) cleared and is capable of rapidly detecting qualitative and quantitative data for the Company’s FDA-cleared Target Platform tests.  The VT-1000 Desktop Analyzer is used for all Target Platform Tests, allowing for clinical personnel to be trained once, and provides consistent results for both qualitative and quantitative testing. The Company has begun development on the SPARKS Mobile™, a hand-held analyzer unit, similar in size to a mobile phone/PDA, which will be based on the VT-1000 Desktop Analyzer (see “SPARKS Mobile™:  The Target System Hand-Held Analyzer”).

VT-1000 Desktop Analyzer

Target Antigen Detection System (“TADS”)

The Target Antigen Detection System consists of a unique single-use cartridge with reagents capable of testing multiple test markers for qualitative testing and, when used with the VT-1000 Desktop Analyzer, provides quantitative results. The TADS requires a small amount of sample and provides results in minutes.

Each individual TADS test cartridge operates in a uniform fashion using a controlled flow-through rapid antigen testing system, utilizing an enzyme-linked immunosorbent assay (“ELISA”).  The ELISA method is a technique used to determine if a certain substance is present within a sample.  Using special antibodies that attach to the substance, the sample will generate a specific color.  The amount of color indicates the amount of substance present. Another set of antibodies are used to “capture” the substance. 2  The results can then be measured at specific wavelengths by an ELISA analyzer, such as the VT-1000, in two forms:

•Qualitative:  Refers to whether an analyte is present, and provides “positive” or “negative” results through color changes, using known positive and negative samples.

•Quantitative: Refers to how much is present, and uses a series of standards to measure the unknown amount of analyte.

TADS Cartridges

The simplicity of the fully loaded single-use test cartridge, and subsequent ease-of-use of the instrument, helps to alleviate the technical burden on medical staff, and makes patient diagnosis more efficient.

2 “ELISA,” Simple English Wikipedia, [website], March 2013, https://simple.wikipedia.org/wiki/ELISA

The Company’s Target Antigen Detection System is a departure from the standard devices typical to the rapid POC testing markets and can allow for physicians to share in revenues. The device is part of the manufacturer’s qualitative and quantitative “Target System Diagnostics Platform,” which offers an array of improved modifications and features to the traditional qualitative and semi-quantitative flow-through immunoassay test. With its platform uniformity, vacuum pump, absorption layer for sample overflow, and complete compatibility with single and multi-light source reflectometer technology, the TADS cartridge is a collection of tests for qualitative and quantitative detection of diseases and conditions. The TADS cartridge utilizes a vacuum technology to deposit specimen samples uniformly on test membranes.  The vacuum control flow device provides a vacuum pump action, which reduces test time and ensures maximum contact with the membrane antibodies.  This collection device allows for numerous tests to be incorporated. The vacuum specimen filtration and excess specimen absorption is built right in.

TADS Components

TADS 2.0 Flow Through Testing System with Pressure Indicator

On March 3, 2017, the Company, through its licensor, Montecito BioSciences, Inc., was granted patent 9,588,114 (See “Intellectual Property Summary” section beginning on page 66 of this prospectus) for the new and improved TADS testing cartridge, which provides an assay device that has an externally manipulatable piston for creating a region of reduced air pressure beneath a membrane containing an analytic compound, preferably a receptor or antibody. The region of reduced pressure causes a fluid sample to be tested to be rapidly drawn through the membrane. To ensure that a sufficient reduction in pressure is achieved, the membrane further includes a pressure sensing means, so the entire sample contacts the analytic compound.  The Company believes that obtaining the greatest level of contact where the antibody and antigen meet, is essential when striving for the best possible test results to be consistently achieved.

How the Target Antigen Detection System (“TADS”) Works

The TADS testing system performs immunoassays on analytes for determining the presence and/or amount of an analyte in a sample, and includes:

•An immunosorbent membrane;

•An absorbent material;

•A piston component located below the absorbent material to draw analytes in a sample through the immunosorbent membrane into the absorbent material; and

•Discrete groups of pressure-sensitive microcapsules located on the immunosorbent membrane.

▪Each group of microcapsules has a different predetermined average burst strength; and

▪Each group of microcapsules includes a dye that is different from the dye of any other of said groups.

The TADS testing system has an immunosorbent membrane with one or more binding agents non-diffusively bound to its upper surface. The immunosorbent membrane refers to a porous support membrane having at least one antibody (polyclonal or monoclonal antibody), antibody fragment or derivative thereof, aptamer, or other non-protein based entity (e.g., a carbohydrate or lipid), which specifically binds to a cognate epitope. In particular, the porous material is a thin disk of material such as nitrocellulose, nylon (e.g., cast from nylon 6,6 polymer) or polyvinylidene difluoride (PDVF).

•A sample or analyte solution refers to any sample suspected of containing a particular analyte.  It is recognized that a sample may contain no analyte, or, in other words, the test for that ligand (a molecule that binds to another molecule) is negative.

•The sample can be of biological or environmental origin.

▪Examples of biological samples include whole blood, serum, plasma, amniocentesis fluid, pleural fluid, peritoneal fluid, sputum, urine, feces, cerebrospinal fluid, exudates, extracts of skin or tissue specimens, swabs from the throat or wounds and the like.

▪Examples of environmental samples include water specimens (e.g., drinking water or streams), extracts of soil samples, and swabs of shipping packages, food samples, and the like. In this respect, an “analyte” refers to any material that can be involved in an antibody/antigen reaction.

•Typically the analyte will be an antigen, for example, a protein, a carbohydrate, cell walls (e.g., bacterial or fungal cell walls), virus particles and small molecule haptens. Other examples include molecules such as cocaine, morphine, progesterone, luteinizing hormone-releasing hormone, or DNA. It is also possible that the analyte is an antibody that reacts with a bound antigen or an antibody to the antibody.

Additional Tests and Products for Development

The Target System platform provides for the development of a series of quantitative tests for important diagnostic applications that can provide results at a patient’s bedside, in a doctor’s office, in the emergency room, in a clinic, in an ambulance, on the battlefield, and on-site agri-business locations, as well as rural and economically disadvantaged areas.  The Target System expects to meet the POC diagnostic market criteria as follows:

•Rapid turnaround time;

•Direct application of a non-critical volume or placement of sample directly into instrument;

•Disposable device or minimal maintenance required;

•Minimal technical expertise required;

•Positive identification and specimen tracking strategy that eliminates specimen identification errors;

•Simple strategy for calibration and quality control;

•Transferability of data to the laboratory and/or hospital information systems (LIS or HIS);

•Agreement of result with accepted “Gold Standard” tests; and

•Affordable cost.

The Company also believes that there is growth opportunity for the exploitation of the Target System platform in developing nations and regions such as Africa, India, South America, Eastern Europe, Russia and Asia, as well as developed markets of North America and Western Europe.  One of the first initiatives for the development of this specific market will be to combine the SPARKS Mobile™, the Company’s hand-held analyzer (the portable version of its VT-1000 Desktop Analyzer), with a test for the monitoring of HIV/AIDS and Tuberculosis patients, through the Company’s proprietary rapid POC immunoassay PROMISE CD4 quantitative test, also planned for development.

The Company’s testing system is not limited to HIV or AIDS diagnostics. The test format has been applied in the past to viral and bacterial infections (e.g., Rubella, Rotavirus, Strep. A), and can be adapted towards other epidemics. Diseases like malaria, cholera, hepatitis, yellow fever, West Nile virus, and other viral diseases, present increasing health threats to large populations in the world, with a significant number of problems existing at the stage of proper diagnosis.  The Company believes that it can adapt its VT-1000 Desktop Analyzer and SPARKS Mobile™ for the simple, rapid, POC diagnosis of almost all of these diseases without the requirement of additional equipment. Further, the Company believes that the combination of a mobile hand-held testing device, with a large number of different tests, provided by a family of cartridges, will improve the availability of healthcare and disease diagnoses in a vast majority of under-served global regions. In addition, the Target System platform also allows for the monitoring of environmental components that may be influencing the health of certain populations, such as the presence of toxins in soil and drinking water, and the contamination of food supply.

SPARKS Mobile™:  The Target System Hand-Held Analyzer

The Company’s next generation Target System Analyzer, the SPARKS Mobile™, a hand-held analyzer, will utilize the Company’s TADS test cartridges and include a small, rapid testing format, in conjunction with a hand-held data acquisition and test reading device. The SPARKS Mobile™ will be a re-engineered version of the Company’s previously FDA-cleared VT-1000 Desktop Analyzer. The SPARKS Mobile™ is currently in the design stage of the development process.

SPARKS Mobile™

Design Concept

Whether searching for markers in the blood stream, or diagnosing a pathogen in urine, the Company’s SPARKS Mobile™ will be a portable tool for rapid diagnostics. The SPARKS Mobile™ will also provide an improvement in POC diagnostics in countries with limited healthcare infrastructures and geographic constraints, both of which are of paramount importance in the combat against infectious diseases, and the fight against the proliferation of endemic and pandemic diseases.  The innovative SPARKS Mobile™ will allow for fast POC tests (minutes instead of hours or days), and will only require a test cartridge and a small number of ready-to-use solutions in preformatted quantities.  Moreover, the SPARKS Mobile™ will include the ability to store patient information, test data, and quality control data, and transmit data through wireless connections.

The SPARKS Mobile™ design goals include:

•Develop a portable monitoring system compatible with proven and reliable ELISA-based target system technology.

•Expand readout capabilities to provide a mobile testing and monitoring platform.

•Increase the economy of scale and scope of the diagnostics and monitoring platform through the development of additional utility for the device without redundant infrastructure investments (additional data acquisition of patients, additional tests for other, predominant diseases).

The densimeter/multi-light spectrum reflectometer utilizing immobilized enzyme antigens in blood plasma or urine, which is the core testing system of the VT-1000, will not change.  The testing technology in the initial SPARKS Mobile™ testing device will be based upon the same FDA 510(k)-cleared technology employed in its VT-1000 Desktop Analyzer, and is compatible with existing TADS test cartridges. However, a number of innovative features will be integrated into the SPARKS Mobile™ design to meet customer and patient needs, including those included in the Company’s most recent conceptualization of design and functionality and environmental interface:

•A high infrared light spectrum;

•Simple field upgrades;

•No need for change in equipment;

•Printer connection capability;

•Low entry cost for new test development and analysis;

•Safety, security and accuracy by design;

•Desk-to-docking station; and

•Smartphone and Wi-Fi capabilities.

The SPARKS Mobile™ is being specifically designed to coordinate with the Target System and the TADS cartridges to provide reliable quantitative results within minutes, right at the point-of-care or site of testing. The continuity of the Company’s product and system upgrades and the continuous development of new tests based on an increasing point-of-care market paradigm, points to the VT-1000 Desktop Analyzer and the SPARKS Mobile™ as low cost alternatives to large laboratory analyzers and specialized training of personnel on multiple machinery. The ultimate value to the clinician or the attending physician is the ease of use, reproducibility and the history of accuracy of this type of rapid immunoassay principle in the area of quantitative analysis.

The graphics below represent the Company’s most recent conceptualization of the design components and features for the SPARKS Mobile™, its technology, operational construct and environmental interface:

SPARKS Mobile™

Design Concept

The Company has also initiated the development of telehealth, remote patient monitoring and cognitive service offering capabilities into the SPARKS Mobile™ design and business model, for the integration of the Parallax Care™ (Fotodigm® and REBOOT™) and Parallax Communications products and services (see “Additional Tests and Products for Development”).

WiFi
120
80
73
Internet
Home Health
Hub
EHR
Database
BlueTooth/Wifi
To Hub
BlueTooth
To Phone
Direct WiFi/LTE
Via Internet
120
80
73
120
80
73
120
80
73

SPARKS Mobile™

Operation Concepts

The Company will continue to develop the design of the SPARKS Mobile™ as well as economic models designed to maximize the value of the SPARKS Mobile™.  Although the Company’s 2019 budget does not include 100% of the funding resources to bring the development of the SPARKS Mobile™ to the prototype and beta stages, the Company continues to seek third-party resources, with the goal of obtaining FDA 510(k)-clearance for the SPARKS Mobile™ based upon the FDA 510(k)-cleared VT-1000.

Immunoassays: Defined 3

Immunoassays are chemical tests used to detect or quantify a specific substance, the analyte, in a blood or body fluid sample, using an immunological reaction.  Immunoassays are highly sensitive and specific. Their high specificity results from the use of antibodies and purified antigens as reagents. An antibody is a protein (immunoglobulin) produced by B-lymphocytes (immune cells) in response to stimulation by an antigen. Immunoassays measure the formation of antibody-antigen complexes and detect them via an indicator reaction. High sensitivity is achieved by using an indicator system (e.g., enzyme label) that results in amplification of the measured product. Immunoassays may be qualitative (positive or negative) or quantitative (amount measured). An example of a qualitative assay is an immunoassay test for pregnancy. Pregnancy tests detect the presence of human chorionic gonadotropin (hCG) in urine or serum. Highly purified antibodies can detect pregnancy within two days of fertilization. Measuring the signal produced by the indicator reaction performs quantitative immunoassays. This same test for pregnancy can be made into a quantitative assay of hCG by measuring the concentration of product formed.

The purpose of an immunoassay is to measure (or, in a qualitative assay, to detect) an analyte. Immunoassay is the method of choice for measuring analytes normally present at very low concentrations that cannot be determined accurately by other less expensive tests. Common uses include measurement of drugs, hormones, specific proteins, tumor markers, and markers of cardiac injury. Qualitative immunoassays are often used to detect antigens on infectious agents and antibodies that the body produces to fight them. For example, immunoassays are used to detect antigens on Hemophilus, Cryptococcus, and Streptococcus organisms in the cerebrospinal fluid (CSF) of meningitis patients. They are also used to detect antigens associated with organisms that are difficult to culture, such as hepatitis B virus and Chlamydia trichomatis. Immunoassays for antibodies produced in viral hepatitis, HIV, and Lyme disease are commonly used to identify patients with these diseases.

Quantitative Immunoassay Analysis

Immunoassays are powerful techniques for understanding the role of specific components in complex systems. They work on the basis of the recognition of a specific component (target X) by an antibody or equivalent (affibody, RNA aptamer, recombinant antibody, etc.), which results in the production of a detectable signal. In most cases immunoassays are qualitative, providing information in terms of signal intensity. What is really wanted, however, is quantitative assay providing information in absolute chemical terms, namely the concentration of target X.

Quantitative Immunoassays would allow:

•Detection of the absolute concentration of components

•Reduce inter-assay variation in data

•Permit successful statistical analysis of smaller sample sets

•Permits direct comparison of data generated at independent sites or occasions.

Quantitative Immunoassays are simple to construct. They require the simultaneous analysis of experimental (or test) samples and calibration standards. The signal intensity generated by calibration standards of known concentration permits conversion of the signals generated by the test samples into absolute units of concentration.

Calibration curve

A calibration curve (or standard curve) establishes the relationship between the amount of material present and the signal intensity measured. In the case of immunoassays, this would represent the relationship between the epitope concentration and the signal intensity obtained. This relationship is often non-linear, and in many applications displays a dynamic range (or response range) of approximately two orders of magnitude in the concentration of target X.

3 “Immunoassay tests,” Encyclopedia of Surgery, [website], 2001, https://www.surgeryencyclopedia.com/Fi-La/Immunoassay-Tests.html

To perform a Quantitative Immunoassay, a set of "calibration standards" containing the epitope in various concentrations, are deployed in the immunoassay alongside experimental "test samples". Densitometry is performed on all data from the assay, and curve fitting used to define the relationship between epitope concentration and signal intensity. This mathematical relationship is then used to convert the signals generated by experimental samples into concentration of target X, which in the Company’s experience is highly accurate.

Molecular Identity of Calibration Standards

For Western Blot applications, a calibration standard is a molecule which contains the epitope feature of an immunoassay covalently bonded to a protein of known molecular weight. Two configurations of this structure are possible (Figure 1), where the epitope structure is either linked to the amino acid backbone (Fig 1a) in the form of a fusion protein or linked to a side chain of a specific amino acid (Fig 1b).

Figure 1: Schematic representation of calibration standard molecules.

A set of calibration standards to common epitope tags (His6, c-myc, HA, FLAG, AU1, AU5, glu-glu,) was analyzed by SDS-PAGE/Western blotting (detected via the His6 tag). A single band of 55kDa was detected, and the intensity of signal decreased with decreasing calibration standard loading as expected (Figure 2).

Figure 2: Immunodetection of a serial dilution of His6-calibration standard.

Densitometry of the data was performed and the data plotted to define the relationship between epitope amount and signal intensity (Figure 3). Mathematical fitting of the data was performed, with the best fit achieved by "one site-specific binding" analysis (GraphPad Prism) as shown in Figure 3. An excellent fit of the data was achieved using 6 calibration standard concentrations each analyzed in quadruplicate. Similar excellent fits could also be achieved by analysis of fewer standards, with indistinguishable results obtained from 3 calibration standard samples analyzed in triplicate.

Figure 3: Mathematical description of a calibration curve.

To determine the epitope concentration of an experimental sample, the mathematical description of the calibration curve is rearranged to calculate epitope concentration from raw signal intensity.  Figure 4 displays the quantitative measurement of three "test" samples. Test samples of 2pmol and 0.5 pmol were analyzed and the results obtained were 2.153± 0.127 pmol (mean ± standard error, n=4), 0.552± 0.045 pmol (mean ± standard error, n=4), confirming the accuracy of the measure (Figure 4). Samples should only be analyzed which fall within the calibration range, as errors are higher for observations beyond the confines of the calibration curve e.g. 0.125 pmol in this example.

Figure 4: Accuracy of Quantitative Immunoassays.

In summary, Quantitative Immunoassays are easy to construct and offer several valuable benefits to the researcher. They permit calculation of the absolute concentration of the component of study with high accuracy (error <10%) and high reproducibility. This enhances the quality of research results and also the productivity of research programs by facilitating the direct comparison of data obtained on separate occasions.

Market Opportunities

In recent years, there has been a continuing shift from the use of laboratory-based analyzers to more technologically advanced Point-of-Care tests that can be performed in a matter of minutes. Unlike the centralized clinical laboratory segment, which is mature and highly competitive, the Point-of-Care market is still a relatively early stage market. Although certain simple single analyte diagnostic tests have been developed, such tests have remained incapable of precise and highly sensitive quantitative measurements. As a result, medical tests that require precise quantization of the target analyte have remained the domain of immunoassay analyzers, normally limited to clinical labs.

Diagnostic tests performed outside the central laboratory, or decentralized testing, is generally known as Point-of-Care (“POC”). Over the years, the increasing introduction of transportable, portable, and handheld instruments has resulted in the migration of POC testing, from hospital environments to a range of other medical environments including the workplace, home, disaster care, and most recently, convenience clinics. Moreover, POC test devices have contributed significantly to the growth of the overall diagnostics market over the past 10 years. As more diagnostic manufacturers pursue CLIA (Clinical Laboratory Improvement Amendments) 4 waiver status in the U.S. for their POC devices, and the European compliance CE Mark 5for POC or self-use, more decentralized test venues invest in non-waiver rapid tests and instruments. POC testing appears to be headed for an even bigger role in diagnosis and monitoring patient care.6

The Global In-Vitro Diagnostics (“IVD”) market is expected to exceed $92 billion by 2025, up from $64 billion in 2017,7 and is expected to continue at a 4.8% compounded annual growth rate over the next eight years. Self-testing is the biggest trend fueling the growth, and the recent advancements in IVD technology has a large influence over the product type segment, which is poised to grow at a compounded annual growth rate of 6.1% from 2018 to 2025.8 The growth is being driven by devices aimed at making acute care more efficient. There is a concerted effort to reduce time spent on expensive intensive care units, and in the hospital in general. More tests and technologies have been adapted to serve the needs of physician offices and home testing.

4 Clinical Laboratory Improvement Amendments (CLIA) of 1988 are United States federal regulatory standards that apply to all clinical laboratory testing performed on humans in the United States, except clinical trials and basic research.

5 The letters "CE" are the abbreviation of French phrase "Conformité Européene" which literally means "European Conformity" CE Marking indicates that your medical device complies with the applicable EU regulations and enables the commercialization of your products in 32 European countries.

6 “The Worldwide Market for Point-of-Care (POC) Testing (Infectious Disease Testing, POC Cancer Tests, Rapid Coagulation, Urine Testing, Lipid Tests, Pregnancy Testing, Glucose Testing and Other POC)”, Kalorama Information, [website], February 2018,

https://kaloramainformation.com/product/the-worldwide-market-for-point-of-care-poc-testing-infectious-disease-testing-poc-cancer-tests-rapid-coagulation-urine-testing-lipid-tests-pregnancy-testing-glucose-testing-and-other-poc/

7 S. Ugalmugale and S. Mupid, “In-vitro Diagnostics Market … Competitive Market Share & Forecast, 2018 – 2024,” Global Market Insights, Inc, [website], August 2018, https://www.gminsights.com/toc/detail/in-vitro-diagnostics-market

8 “In Vitro Diagnostics (IVD) Market…Global Opportunity Analysis and Industry Forecast, 2018-2025,” Allied Market Research, [website], December 2018, https://www.alliedmarketresearch.com/ivd-in-vitro-diagnostics-market

Key Drivers

The two factors that are significant to the rapid growth of POC testing are technology advancements and healthcare economics. The development of new and improved technologies has resulted in the ability to make evidence-based medical decisions that improve patient outcomes, and reduce patient acuity, criticality, morbidity and mortality.  Quicker diagnosis of infectious agents can also permit the earlier prescription of appropriate medications, thereby potentially shortening the duration of illness.  Additionally, the economic climate is driving significant changes in the manner in which patients will be tested and how results are delivered. Recent revisions to government regulations, together with growing patient and insurer pressures on hospitals and physicians, have increased incentives to reduce overall patient healthcare costs, while providing a higher level of care to a greater number of patients. One cost-cutting measure is to reduce the high cost of diagnostic testing carried out in central laboratory sites by providing an alternative.

Limitations

POC devices can have limitations in their utility and range of application. Many devices have been adopted from their use in clinical laboratories and, when applied to POC application, required special handling of the specimen samples (blood, urine, and feces), or resulted in decreased sensitivity and/or specificity.

Competitive Landscape

There are approximately 40 to 50 companies in the Point-of Care diagnostic industry in the U.S., and approximately another 100 outside the U.S. 9The POC space can be broken down into various sub-sets such as molecular biologist developing reagents, and markers to diagnostic equipment and test development companies, as well as companies who do neither and focus on marketing tests, equipment and assays.  Most notably in the POC space are the large pharmaceutical companies such as Bayer, Roche, Abbott Labs, ThermoFisher and others.  The Company’s specific competitive landscape is tied to its patented process involving its SPARKS Mobile™ Analyzer and Target System platform In-Vitro tests.  There are a number of companies developing mobile devices to perform a host of health industry-related services, and the Company believes that more companies will enter the mobile diagnostic space in the next few years.  The industry has yet to develop a standardized Point-of-Care immunoassay platform for any device to be integrated into.  The goal of the Company’s SPARKS Mobile™ Analyzer is to deliver a device that adds immediate value to health providers, patients and health insurance companies.  The Company’s primary goal is to create a mobile platform that can integrate and utilize the flow-through process of the Target System platform, and provide a system that is fully interoperable and ubiquitous, with a potentially large number of in vitro tests.  There are other test platforms in the POC space, but the Company has filed a patent on the process of its SPARKS Mobile™ Analyzer and its TADS Cartridge.  There can be no assurance that the Company’s POC device will prove to be competitive with the other POC devices under development.

Until the Company secures a minimum of one million dollars ($1,000,000) of additional capital to operate for the next twelve months the Company will remain highly vulnerable from the Company’s competition.  The Company anticipates the need for a minimum of an additional two million dollars ($2,000,000) of investment capital for it to achieve its goal of developing a commercially viable rapid Point-of-Care CD4-CD8 immune status test and its proposed mobile SPARKS Mobile™ version of the FDA-cleared VT-1000 Desktop Analyzer. The Company intends to explore licensing partners for manufacturing and distribution. There can be no assurance that such amount will prove adequate to develop the Company’ products. Furthermore, the Company’s competition has significantly greater resources that it can deploy, and any time to head off competition.

In Vitro Diagnostic Sales Leaders

•Roche Diagnostics, Switzerland www.roche.com

•Abbott Diagnostics, Abbott Park, IL 60064 www.abbott.com

•Siemens Medical Solutions Diagnostics, Deerfield, IL www.diagnostics.siemens.com

•Johnson & Johnson, Ortho Clinical Diagnostics (OCD) division, Raritan, NJ www.jnj.com

•Beckman Coulter Inc., Fullerton, CA www.beckmancoulter.com

•Becton, Dickinson & Co., Franklin Lakes, NJ www.bd.com

•bioMérieux SA, Marcy l’Etoile, France www.biomerieux.com

•Bio-Rad Laboratories Inc., Hercules, CA www.bio-rad.com

•Quidel Inc., San Diego, CA www.quidel.com

•Alere, Inc. Orlando, FL www.alere.com

•Thermo Fisher Scientific, Waltham, MA www.thermofisher.com

9 “Top 50 Companies on Point of Care Diagnostic Testing,” Kalorama Information, [website], May 2017,  https://www.kaloramainformation.com/product/top-50-companies-in-point-of-care-diagnostic-testing/

Barriers to Use

The main barriers and constraints to the use of rapid diagnostic tests can be put into four main categories:

Acceptability:Rapid tests need to be acceptable to policymakers, clinicians, patients, and the medical community. In the POC rapid test market, tests need to have sufficient sensitivity and specificity and need to have an adequate predictive value. Ease-of-use is critical for Point-of-Care use by clinicians. Culturally appropriate specimens and credible results are important if rapid tests are to be accepted by patients.

Affordability:Many rapid diagnostic tests are more expensive than the tests or syndromic algorithms they are intended to replace. Decreasing per-test costs, carefully designing diagnostic algorithms, and educating end users about the cost-savings of more efficient use of therapeutic drugs are important means of maximizing rapid test affordability.

Availability:Rapid diagnostic tests are not always available in developing countries. Most tests have limited shelf lives, and many countries have weak public and private sector procurement and distribution systems. The consistency and quality of imported tests can also be issues. To address these constraints, local government regulations, quality assurance, shelf life testing, and distribution systems all need to be assessed and improved. The Company will initially control all of the manufacturing of its Target System test cartridges and Desk Top Analyzer and SPARKS Mobile™ Analyzer in conjunction with Montecito.

Reimbursement:The ability to gain scale in reimbursement across a wide number of tests is still a challenge for Point-of-Care diagnostic companies such as Parallax.

Intellectual Property (Diagnostics)

The Company’s products include a previously FDA-cleared VT-1000 Desktop Analyzer and more than a dozen previously FDA 510(k)-cleared tests.  The Company acquired the exclusive rights in perpetuity to a number of pending USPTO Patent Applications on the Company’s products in the area of Infectious Diseases, as well as methods for future test development, through a License Agreement with Montecito BioSciences, Ltd.  Parallax intends to seek Intellectual Property protection for all supporting products such as novel biomarker candidates, antibodies, proteins, and diagnostic tests surrounding the Company’s core indication areas, in order to create a barrier to entry for its competitors.

Expired Patents-Target System

The Target System and certain of its related components were previously issued patents by the United States Patent and Trademark Office (“USPTO”).  The following previously-issued patents have expired:

Patent #	Description	Date Issued in US	Date Expired
US4,748,042	Target Ringing & Spotting Machine (method and Apparatus for Imprinting membrane with pattern of antibody)	May 31, 1988	May 31, 2008
US4,797,260	Target Cassette (Antibody testing system)	January 10, 1989	January 10, 2009
US5,137,691	Target Cassette with Removable Air Gap (Antibody testing system with removable air gap)	August 11, 1992	August 11, 2012

The Company has retained a team of professionals in the field of patent protection and is continuously seeking out new opportunities for its products and products in development.

Key Patented and Patent-Pending Concepts

•Sample Analysis

•Plurality of Isolated Antibodies to a Plurality of Cognate Antigens

•Identifying Drugs, Targeting Moieties or Diagnostics

•Determining the Immune Status of a Subject

•Flow-Through Testing System with Pressure Indicator

•Novel Biomarker Candidates

•Antibodies

•Proteins

•Diagnostic testing

For additional information on the Company’s patents and patents-pending, see “Intellectual Property Summary” section beginning on page 66 of this prospectus.

The Company’s FDA-Cleared Tests

The Company acquired, through an Assignment Agreement, the exclusive rights in perpetuity to the following FDA-cleared 510(k) tests (the “Tests”):

No.	Test/Device Name	510(k) No.	No.	Test/Device Name	510(k) No.
1	Rotacube (Rotavirus)	K884017	14	First Sign (Pregnancy, Hcg)	K973208
2	Rubella-Cube TM	K892051	15	Target Hcg	K914303
3	Cmv-Cube TM	K884842	16	Target Quantitative Hog One Step	K903937
4	Target Quantitative Hcg	K890131	17	V-Trend Target Rf Test	K904105
5	Target Strep A (Streptococcus Spp.)	K880460	18	Blue Dot Test for Pregnancy	K884017
6	Target C-Reactive Protein Test	K890423	19	Target Cocaine Metabolites-R Test	K910122
7	Target C-Reactive Protein Test	K892231	20	Target Cocaine Metabolites-V Test	K910123
8	Target Cardiac Ck-Mb	K890295	21	Target Cannabinoids-R Test	K910893
9	Target Cardiac Troponin 1	K972094	22	Target Amph/Methamph-R Test	K910739
10	Target Amph/Methamph-V Test	K910740	23	Target Opiate-R Test	K890978
11	V-Trend Target Im Test (infect mono)	K890041	24	Target Opiate-V Test	K890979
12	Target Myoglobin	K963680	25	Target Cannabinoids-V Test	K910892
13	Target Aso Test	K910073

The Company is in the planning process of developing and obtaining FDA clearance for rapid immunoassay tests for the detection of HIV 1 and 2.  There can be no assurance that the Company will be successful in developing such tests or in obtaining the required FDA clearance.

It is expected that after successful re-introduction of the Target System and the introduction of its novel PROMISE CD4 immune status test, additional tests will be developed and protected by the Company. Generally, the Company and Montecito BioSciences, Ltd. will own improvements to the basic technology platform in exclusivity.

Government Regulations

The long legal journey toward medical device regulation began with the Pure Food and Drugs Act of 1906.  Medical devices were not included, as no one envisioned how technology would grow increasingly complex, and would ultimately require regulation. The Medical Device Amendments of 1976 gave FDA authority to ensure the safety and effectiveness of a range of life-saving medical devices, while also protecting the public from fraudulent devices

The Amendments:

•defined a medical device,

•established three device classes (I, II, and III),

•identified pathways to market,

•established Advisory Panels, and

•set clinical investigation requirements.

Subsequent legislation strengthened the FDA’s regulatory authority.  The following table identifies the legislation and significance for the Major Medical Device:

Legislation	Significance
Safe Medical Devices Act of 1990	•Established Quality System requirements
•Supported post market surveillance
•Allowed FDA discretion for PMAs brought to panel
FDA Modernization Act of 1997	•Supported for early collaboration, expanded Class I and Class II exemptions
•Set the “least burdensome provision”*
•Supported dispute resolution
•Established evaluation of automatic Class III designation (giving the sponsor the opportunity to request lower classification due to a minimal risk device, known as “de novo” review)
•Mandated free and open participation by all interested persons
Medical Device User Fee and Modernization Act (MDUFMA) of 2002	•Established a fee schedule for most types of device submissions to achieve shorter review times
•Requires FDA to include pediatric experts on the panel for a product intended for pediatric use
FDA Modernization Act of 2007	•Reauthorized and expanded MDUFMA

The least burdensome provision allows industry and FDA to consider the least burdensome appropriate means of evaluating a device’s effectiveness when there is a reasonable likelihood of its approval. The intent is to help expedite the availability of new device technologies without compromising scientific integrity in the decision-making process or FDA’s ability to protect the public health. This provision does not lower the standard for premarket clearance.

Premarket Approval (PMA)

PMA refers to the scientific and regulatory review necessary to evaluate the safety and effectiveness of Class III devices or devices that were found not substantially equivalent to a Class I or II predicate through the 510(k) processes.  PMA is the most involved process. To reasonably assure that a device is safe and effective, PMA requires valid scientific evidence that the probable benefits to health from the intended use of a device outweigh the probable risks, and that the device will significantly help a large portion of the target population. Sources of valid scientific evidence may include well controlled investigations, partially controlled studies, historical controls, well documented case histories by qualified experts, and robust human experience.  Independence is an important concept for PMAs, meaning that each PMA should establish the safety and effectiveness of the device under review, and that data about one device cannot be used to support another.  Examples of PMAs include digital mammography, minimally invasive and non-invasive glucose testing devices, implanted defibrillators, and implantable middle ear devices.

Summary Comparison of 510(k) and PMA

510(k) Submissions	PMA Submissions
•primarily for Class II devices	•primarily for Class III devices
•a Class I or II pre-amendment or legally marketed device (predicate) exists	•a Class I or II pre-amendment or legally marketed device (predicate) does not exist
•third-party review option is available for devices not requiring clinical data	•device is life supporting and/or has potential risk to patient
•documented proof of Substantial Equivalence to a predicate is required	•documented safety and effectiveness data for the device is required

Post-Approval Studies

The FDA can impose requirements at the time of approval of a PMA or HDE, or by regulation afterwards. One requirement may be the need for post-approval studies. The CDRH Post-Approval Studies Program helps ensure that well designed post-approval studies are conducted effectively and efficiently and in the least burdensome manner. Post-approval studies should not be used to evaluate unresolved premarket issues that are important to the initial establishment of device safety and effectiveness.

With post-approval studies, FDA can evaluate device performance and potential problems when the device is used more widely than in clinical trials and over a longer period of time. This allows FDA to build in accountability and gather essential post market information, including:

•longer-term performance of the device (for example, effects of re-treatments and product changes)

•community performance (clinicians and patients)

•effectiveness of training programs

•sub-group performance

•outcomes of concern – real and potential

HIPAA

In order to comply with federal HIPAA requirements, the Company intends to:

•conduct an annual security risk assessment and maintain final reports for company records

•establish a Notice of Patient Privacy Practices policy, which will be available to patients and employees.

•ensure employees undergo HIPAA training in accordance with the Company’s Patient Practice Privacy policy.

•employ reasonable security measures to protect patient’s health information

•include patient prior authorization consents in the software platform.

•enter into, and abide by, a Business Associate Agreement with each Covered Entity the Company engages with.

•take reasonable security measures to protect patient health information.

Manufacturing

The Company does not intend to manufacture in house, with the exception of prototype and small batch production of tests for clinical trials and in-house testing.  The Company is required to use manufacturers who operate under Good Manufacturing Practices (“GMP”).  A GMP is a production and testing practice that helps to ensure a quality product. Many countries have legislated that pharmaceutical and medical device companies must follow GMP procedures, and have created their own GMP guidelines that correspond with their legislation. Basic concepts of all of these guidelines remain more or less similar to the ultimate goals of safeguarding the health of the patient as well as producing good quality medicine, medical devices or active pharmaceutical products. In the U.S. a drug may be deemed adulterated if it has passed all of the specifications tests but is found to be manufactured in a condition which violates current good manufacturing practice guidelines. Therefore, complying with GMP is a mandatory aspect in pharmaceutical manufacturing.  Although there are a number of guidelines, they all follow a few basic principles:

•Manufacturing processes are clearly defined and controlled. All critical processes are validated to ensure consistency and compliance with specifications.

•Manufacturing processes are controlled, and any changes to the process are evaluated. Changes that have an impact on the quality of the drug are validated as necessary.

•Instructions and procedures are written in clear and unambiguous language. (Good Documentation Practices)

•Operators are trained to carry out and document procedures.

•Records are made, manually or by instruments, during manufacture that demonstrate that all the steps required by the defined procedures and instructions were in fact taken and that the quantity and quality of the drug was as expected. Deviations are investigated and documented.

•Records of manufacture (including distribution) that enable the complete history of a batch to be traced are retained in a comprehensible and accessible form.

•The distribution of the drugs minimizes any risk to their quality.

•A system is available for recalling any batch of drug from sale or supply.

•Complaints about marketed drugs are examined, the causes of quality defects are investigated, and appropriate measures are taken with respect to the defective drugs and to prevent recurrence.

•GMP guidelines are not prescriptive instructions on how to manufacture products. They are a series of general principles that must be observed during manufacturing. When a company is setting up its quality program and manufacturing process, there may be many ways it can fulfill GMP requirements. It is the company’s responsibility to determine the most effective and efficient quality process.

Distribution

The Company has not yet commenced commercial operations, and thus it has yet to develop methods of distribution for its products beyond the business plan stage.  In order to commercially sell the Company’s VT-1000 Desktop Analyzer, the Company must have it manufactured under GMP.  The Company can and will provide demonstrations of its VT-1000 Desktop Analyzer capabilities to potential customers.

The Company will need to secure additional capitalization before it can acquire additional antibody markers, produce additional Target System cartridges or produce its VT-1000 Desktop Analyzer under GMP.

Principal Suppliers

The Company has not yet commenced commercial operations, and thus has yet to establish principal suppliers of its product line.

CONNECTED HEALTH and FOTODIGM® PLATFORM

Overview

Parallax’s primary goal is to deliver good health outcomes for patients through a service that allows healthcare providers of all types to reduce costs, increase revenues and provide a better patient experience and satisfaction. Connected Health and the Fotodigm® platform are a part of the Company’s overall healthcare strategy.

Fotodigm® is a systems integration software platform that provides remote patient monitoring (“RPM”), medication adherence, and an intelligent telemedicine delivery system.  Featuring distinctive data capture and analysis capabilities, the Fotodigm® platform can be promoted directly through hospital and accredited nursing facilities, as well as health and wellness service providers, all seeking to integrate RPM and telehealth services as part of their offerings.

Currently in its beta stage, Fotodigm® integrates remote monitoring solutions to improve a patient’s compliance to therapy, pharmaceutical and other treatment regimens prescribed by their physicians.  Through the Fotodigm® platform, alerts and notifications, including visual, audible and vibratory, are sent to patients through email and SMS. In addition, cloud-based recordings are maintained for continuous patient monitoring and telehealth delivery, benefitting both caregivers and patients. Fotodigm® is network agnostic, in that it works from any device to any network, works with a screenshot on PC or cellphone and captures data from any FDA-cleared/FDA-approved, data-generating device, insulin meter, or scale, and works with any analog device, providing easy, flexible data management.

Parallax’s Connected Health systems will also offer automated medication dispensing through a patent-pending process, which can reduce the costs and risks associated with noncompliance of medication, therapy and treatment.  This can, in turn, increase the financial yields and service delivery successes for healthcare providers, ultimately improving the quality of life and peace of mind for the patient, the doctors and the care providers overall.

Biometric Monitoring

A biometric monitor is a device that measures different aspects of a person’s behavioral or physiological behavior. Essentially measuring the biological data of a person. An example of a simple biometric monitor is the thermometer that we use to measure the temperature of our body.  The Company will deploy a data capture technology using optical character recognition to generate data from the subject user.

There are different kinds of biometric monitors, including, but not limited to, monitors that measure the temperature of the body; the pulse rate or the heart activity; blood pressure; blood glucose level etc. A few common biometric monitors that are often used in households and hospitals include thermometers (which measures the body’s temperature), blood pressure monitors, glucose monitors, pulse oximeters (which measures the amount of oxygen in the blood), an electrocardiogram (EKG) machine (which measures the activity of the heart), and pedometers (which measures the number of steps a person takes).

Remote Patient Care

The Fotodigm® platform features a full set of modern communications technologies that provide cloud-based Health Insurance Portability and Accountability Act (“HIPPA”) compliant patient data security. The platform was designed specifically for patients’ ease of use, and provides real-time voice and “video conference” communication directly from any mobile or internet-connected device using biometric data collection. The platform, combined with systems integration services that interface with Electronic Health Records (“EHR”) and Electronic Medical Records (“EMR”) technology platforms, enables “virtual doctor visits,” increasing the conveniences for both patients and their doctors and care providers.  The Fotodigm® platform and its systems integration positioning allows for any physician, clinician, nurse, pharmacist, caregiver, or family member to support the treatment of the chronically ill, both acute and post-acute, in a persistently connected real-time environment, on a larger scale and with greater precision and patient satisfaction.

RPM benefits are equally important in a residential environment. Seniors and chronically ill residents have shown to require less support and/or interventions, have higher group participation rates and improved cognitive capabilities, as well as an overall improved health, a more assured time with family, and longer residencies, which results in greater value-added contributions and greater job satisfaction from staff members.

The ability to remotely monitor each resident, from medication compliance and connected sensors, including vital sign, sleep monitoring, and fall detection devices, enables the residential caregiver to provide a significantly enhanced (and commercially desirable) service for optimal health conditions.  With the adoption of a centralized monitoring system, residences will also begin to see a marked reduction in the inter-dependencies that can exist between residents, and an improved state of health for every resident, further reducing the support load on staff members.

Medication Monitoring/Compliance/Adherence

Nonadherence with medication is a complex and multidimensional healthcare problem. Patients forget to take their medications, creatively alter their medications, engage in unendorsed polypharmacy, mix their medications, and take medications in combinations that may have dire synergistic interaction effects, such as dizziness and confusion.  Estimates of medication nonadherence rates typically range from 20% to 85%, (see figure below). As a result, a substantial number of patients do not benefit optimally from pharmacotherapy and can wind up in emergency situations, hospitalized, or worse. In fact, hospital readmission generated by medical noncompliance and nonadherence was a $41 billion-dollar problem in the United States in prior years and is growing.

Medication adherence is a cornerstone of significantly improved quality of life, and the Fotodigm® platform is the cornerstone of medication adherence. A unique device specifically designed for seniors and the chronically ill, the Fotodigm® platform offers enormous potential for patients, their families, their caregivers and for those residences that choose to offer superior services and a superior health environment for their clients.

The Fotodigm® platform monitors the adherence of treatment and therapy regimens. In addition, with the advent of an intelligent personal medication device with bio-feedback, Fotodigm® allows, perhaps for the very first time, the quantitative and qualitative feedback of real-time data to pharmacists, physicians and clinicians and, based on the individual patient, enables medication titration to achieve optimal medication therapy.

Product Development

Parallax is in the development stage of acquiring, licensing and developing in-house solutions/products for personalized health monitoring of seniors that will capture a host of a patient’s vital information, including temperature, heart rate, perspiration and movement disorders. All of these sensor products can be connected to the Fotodigm® platform so that the bio-feedback information is directly correlated with medication consumption information, providing clinicians, pharmacists and physicians with real-time, comprehensive data and information on patients’ conditions.

The Company is reducing to practice the claims of its Fotodigm® data capture technology through internal development and through external technology development partnerships.  The Fotodigm® system is being developed to utilize a proprietary Machine Face Recognition engine along with proven and existing Optical Character Recognition (“OCR”) technology through third-party license.  The technology has been beta tested and utilized in the field by patients within remote patient monitoring systems for the reduction of hospital readmissions.

Parallax’s customer pilot was able to offer a biometric monitoring capability from devices that were not Internet connected and this lowered the cost of service delivery and sustainability. The pilot for a large hospital group met the requirements of removing the connectivity and cloud based requirements on biometric measurement devices. The focusing on FDA approved measurement devices connected via Fotodigm® allowed for the reduction of costs of telehealth services delivery. The system has been developed in a mobile application that can be downloaded by Parallax end users at the Company’s remote patient monitoring website at www.parallaxcare.com.

Product Strategy

Parallax’s product strategy is to eliminate obstructions to consumer adoption of remote patient care systems, so patients can stay out of the hospital longer and have a better quality of care and quality of life.

Remote patient monitoring systems enable efficient healthcare delivery to patients outside conventional hospital or clinical settings by transmitting real-time patient data for remote clinical review. Correlating vitals with medication history and consumption directly informs healthcare providers as to the real-time status of a patient, at home or in residences. Anomalies can be reported or alerted to those in need through a cloud-based network.  RPM systems incorporate wireless medical devices and computer-based software applications. The evolution of IoT and IoS technologies is clear, and will offer significant business opportunities for patients, residences and the healthcare system in general. RPM is a cost-effective means of keeping patients out of the hospital and have a better quality of care.

Product Benefits

RPM systems, even within the walls of a single building, can offer countless benefits for the overall healthcare management of clients.  There are countless tangible benefits to medication adherence as well, including significant reductions in hospitalizations, enhanced quality of life, and reductions in the effects of both overmedication and undermedication. Eliminating the distribution and administration of scheduled medications exonerates the residence from the liabilities associated with this task. Human error is all but eliminated. Corporate risks are significantly reduced for this activity, and liability insurance premiums may be reduced as well.  Essentially, increasing medication adherence through automation, empowerment and monitoring improves patient outcomes and achieves benefits for all health system stakeholders.

Patients: •Better quality of life; •Fewer hospital visits; •Better outcomes; •Reduced travel and health costs; •Increased social interaction with family and friends.

Patient Families:

•Better visibility into the quality of life of loved ones;

•Fewer hospital visits – fewer interruptions into their work days;

•Better outcomes;

•Reduced travel costs;

•Increased peace of mind – reduced stress and concern.

Residential Providers:

•Better overall quality of life in the residence;

•Reduced risk and liability;

•Superior service;

•Reduced labor costs;

•Increased revenues for enhanced services;

•Superior reputation / higher desirability / increased ability to charge for core services;

•Healthcare professionals and providers deliver better care more efficiently at lower risk.

Healthcare Industry:

•Government, insurance and other payers reduce spending;

•Patients who are more adherent with medication regimes use fewer health services;

•Pharmaceutical companies increase profitability and deliver value beyond the pill;

•Pharmacy retailers ensure repeat orders, increased fulfillment and enhance brand loyalty;

•Physicians have the ability to become proactive, rather than reactive;

•Every 1% improvement in medication adherence results in $2 billion in savings to U.S. Healthcare system and a $4 billion revenue increase to pharmaceuticals [10];

•Differentiation in the marketplace for early adopters.

Market Opportunities

The market demand for remote patient care (“RPC”) solutions is at an all-time high and continues to increase due to healthcare insurance reimbursement of the services delivered over RPC systems.  Further, the move from “fee-for-services” to outcomes-based payment structures have brought about the need for doctors and all other healthcare providers to increase the efficiency and to reduce the costs of care delivery to patients.  Clearly, as with the introduction of any new technology, there is a significant market differentiator for early adopters. Residences, assisted living facilities and long-term care facilities all exist in a competitive environment in which differentiation between them is based upon higher desirability, which amounts to higher profits for those who are able to offer more. Unlike other service businesses, residences have the ability to attract clients requiring services on a long-term basis.11 Additional market opportunities exist around hospitals and their management’s needs surrounding the reduction and elimination of patient readmissions.

10 “Adherence, Compliance, Persistence,” MediPENSE, [website], https://medipense.com/en/medication-adherence-compliance/

11 “The Long Term Care Market: Nursing Homes, Home Care, Hospice Care, and Assisted Living,“ Research and Markets, [website], February 2019, https://www.researchandmarkets.com/research/476vtw/united_states?w=12

The global RPM systems market draws immense focus due to strict governmental measures to cut down healthcare expenditure, and reduce hospital stays. Remote patient monitoring serves to minimize hospital readmissions, and reduces the load on physician time and nursing staff, thus greatly reducing healthcare costs. A rapidly aging population vulnerable to chronic diseases, and a growing desire to live independent lives among the elderly are driving growth in the market. Given the rise in the number of insured patients covered under reforms such as the Affordable Care Act, coupled with stricter reimbursement norms, healthcare providers are under constant pressure to manage wider patient population at lower costs. With the healthcare industry migrating towards an outcome-driven effective healthcare system, remote patient monitoring technology stands optimally positioned for growth.12

Encouraged by the widespread proliferation of high-speed internet, and related services, the adoption of RPM systems is witnessing strong demand. There is growing interest in IoT-driven healthcare services and wearable medical devices that feature sensors, actuators, and other mobile communication methods through which patient data can be continuously transmitted onto a cloud-based platform. Healthcare providers are increasingly adopting cloud computing technologies, which not only offer cost benefits, but also allow healthcare organizations to increase operational efficiency.13

The global market for remote monitoring systems is projected to reach over $66 billion by 2020, driven by government measures to reduce healthcare spending against a backdrop widening healthcare budget deficit 14.  As stated by the new market research report on Remote Patient Monitoring Devices, North America represents the largest market worldwide, occupying close to 41% of the total market share, and is expected to grow at an exponential compounded annual growth rate of 21.34% during the forecast period 15. Asia-Pacific ranks as the fastest growing market with a compounded annual growth rate of 13% over the forecast period. The growth in the region is driven by the increase in per capita healthcare spending and the need for a cost-effective and sustainable healthcare system along with infrastructure capable of addressing the growing healthcare needs of an expanding population.16

Misuse of Opioids and Other Addictive Substances

During 2017, there were more than 72,000 overdose deaths in the United States, including 49,068 that involved an opioid, according to a provisional CDC count 17. More than 130 people died every day from opioid-related drug overdoses in 2016 and 2017, according to the US Department of Health & Human Services (HHS).

There are many organizations talking about the prevalence of this medical problem; however, those working with the addicted population are segmented and fragmented by a limited or narrow scope of work.  The clinics and treatment centers are restricted by the need for an on-site appointment for testing and counseling, the hospital emergency rooms are only able to treat critical physical problems manifested from misuse or overdose of drugs and have difficulty finding treatment resources that are readily available for referral to treatment. Further, patients who do enter treatment encounter many challenges including access to treatment and frequent appointment schedules, making it difficult to maintain employment and lapses in proper chronic disease and pain management.

We believe that bringing together a number of partners and adding the dimension of population health in home visits will provide improved, measurable outcomes for the patient and their families.  Regularly scheduled home visits can provide the link between the provider, the healthcare plans and patients.

It is also our belief that education, early intervention and remote patient monitoring, (“RPM”) can have a significant, positive impact on reducing the misuse of opioids, alcohol, tobacco and other addictive substances. The Community Health Workers (CHW) have been providing health screenings and educational classes for chronic disease management and healthy living for several years and have been successful in identifying potential health risks and referrals for care. The CHWs have become respected and trusted advisors and regarded as a link to the healthcare system.

12 S. Kripalani, et al, “Reducing Hospital Readmission: Current Strategies and Future Directions,” Annual Review of Medicine, [website], https://www.annualreviews.org/doi/10.1146/annurev-med-022613-090415

13 I. Liao, “5 Real-Time & Remote Patient Monitoring Trends,” MPO Magazine, [website], August 2018, https://www.mpo-mag.com/contents/view_online-exclusives/2018-08-22/5-real-time-remote-patient-monitoring-trends/7970

14 “Focus On Cost Savings Through Streamlining Clinical Workflow Processes Drives the Healthcare IT Market, According to New Report by Global Industry Analysts, Inc.,” PRWeb, [website], July 2019,

https://www.prweb.com/releases/healthcare_it_market/ electronic_health_record/prweb11718606.htm

15 “Remote Healthcare (mHealth, Tele-ICUs, & Virtual Health) Market - Global Outlook and Forecast 2018-2023,” Research and Markets, [website], March 2018, https://www.researchandmarkets.com/research/d9cmmq/global_remote?w=4

16 “Asia-Pacific Remote Patient Monitoring Systems Market-Growth, Trends and Forecast (2019-2024)”, Mordor Intelligence, [website], https://www.mordorintelligence.com/industry-reports/asia-pacific-remote-patient-monitoring-system-market-industry

17 “Provisional Drug Overdose Death Counts,” Center for Disease Control, National Center for Health Statistics,” [website], https://www.cdc.gov/nchs/nvss/vsrr/drug-overdose-data.htm

Outcomes Optimization Platform monitoring:

•Reduction in number of opioid prescriptions issued;

•Number of individuals attending educational sessions;

•Increase in number of patients finding timely access to treatment facility;

•Reduction in number of patient relapses;

•Reduction in hours spent to recovery independence;

•Number of times transportation arranged for appointments;

•Number of enrollments of uninsured patients; and

•Referrals to other public benefits and community resources.

The lucrative reimbursement policy introduced by the government agencies promoting the use of telemedicine and virtual health services is driving the market in North America. The U.S. and Canada are the major revenue contributors to the market in North America. Further, the increasing investments in research and development and technological innovations will help major players in the North American region occupy a larger market share over the next few years.

Barriers to Entry

Key issues challenging smooth growth in the market include high upfront costs of devices, lack of reimbursement and clarity on associated accountability, privacy concerns regarding transmitting sensitive patient data and security issues of devices.

Despite the significant potential benefits to outcomes and patient satisfaction that may accrue through the leveraging of patient-generated health data (“PGHD”) in clinical care, data ownership remains a barrier to greater use of PGHD in some circumstances. Though the collection and use of PGHD is intuitive to experienced patients, inclusion of such data represents a shift in the way medicine has been practiced. Taking an active role in the collection and management of data about one’s health status increases patient activation, which is strongly related to better health outcomes in multiple conditions.

Patients’ and providers’ use of mobile health (mHealth) apps provide a framework for assessing the role mHealth can play in medicine and as a source of PGHD. Physicians use social media primarily for personal use (60%), though accessing healthcare news (21%), communicating with peers (18%), marketing the practice (11%), and communicating to patients (4%) are also practiced. Among physicians who choose not to use social media, concerns about patient privacy (52%), lack of time (51%), concerns about liability (42%), the belief that social media has little professional value (40%), and lack of familiarity (23%) are cited most frequently. In 2014, two-thirds of physicians surveyed reported using a mobile app to check medication interactions, diagnose a condition, access EHRs, check results, create clinical notes, and prescribe electronically, and more than a third of U.S. physicians recommended their patients use health apps.18

Questions related to provider licensure pose another potential barrier to the routine use of mHealth. When a patient has his or her radiograph read, many current U.S. state laws require that it be read by a physician licensed in the state where the patient is located and had the radiograph. PGHD can raise special issues. For example, if a patient lives in New York and has an mHealth device that continues to monitor certain aspects of his or her health and the patient crosses three states and then travels into the EU, does the patient’s physician need to be licensed in each of the other three states and in the applicable country in the EU when the data is transmitted from that state or country in the EU? Within the United States, most states require that the out-of-state physician receive an unrestricted license in the state in which the initial patient interaction occurred.  Some states issue a telemedicine license to facilitate practice across state lines when the physician holds an unrestricted license in another state.  In the radiograph situation, the imaging physician is reading the radiograph at one point in time and billing for that service. With the monitoring of an individual’s health information continuously, the clinician may be being paid to manage the patient’s condition or his or her overall care.  The special privacy and confidentiality issues can raise important mHealth implications. It is important that vendors and healthcare systems coordinate their efforts to minimize these issues.

Competitive Landscape

Countless smaller companies around the world are innovating in this sector and are now offering everything from Bluetooth connected toothbrushes and bathroom scales (weight loss or gain is a key indicator of health and disease state) to “wearable’s” that capture everything from body temperature, pulse rates, respiratory rates and blood pressure monitoring to game-changing technologies such as non-invasive blood glucometers that sample blood sugar levels several times per second – continuously – without requiring lancets and the drawing of blood samples.

Medical Clinics, on a global scale, are already adopting technologies that allow them to provide better healthcare to a wider population base.  Insurance companies and HMOs also continue to seek the highest quality healthcare with the highest return on investment by leveraging modern technologies to provide better care to a greater population base at lower cost.

There are a large number of companies offering some form of wireless and remote technologies, patient data processing applications and equipment, and electronic medical record data transfer equipment. Competitors supplying advanced patient monitoring and telehealth systems to hospitals are large, established healthcare companies, often working in conjunction with information technology (“IT”) companies on an entire system. The home healthcare and other sectors are much more fragmented and are dominated by privately held companies. In addition, some companies supply innovative products, but only for a small segment of the market; and some companies supply products on a regional basis only.

18 Petersen C, DeMuro P. Legal and regulatory considerations associated with use of patient-generated health data from social media and mobile health (mHealth) devices. Appl Clin Inf 2015; 6: 16–26 http://dx.doi.org/10.4338/ACI-2014-09-R-0082

There is a worldwide interest in “connected health” with major companies such as Philips, Nokia, Apple, IBM, Microsoft and Google, all investing heavily in sensors and sensor systems for healthcare, connectivity and RPM. Traditional telecommunications companies like AT&T, Verizon and a host of others are also investing heavily in healthcare systems and in the RPM market.

Major players in the global RPM market include Abbott Laboratories, Aerotel Medical Systems, AMD Global Telemedicine, Inc., BIOTRONIK SE & Co. KG, Boston Scientific Corporation, GE Healthcare Ltd., Honeywell Life Care Solutions, Intelesens Ltd., LifeWatch AG, Masimo Corporation, Medtronic Plc, Mindray North America, Nihon Kohden Corporation, Omron Healthcare, Inc., Philips Healthcare, Qualcomm Life, Inc., St. Jude Medical Inc., and Welch Allyn, Incorporated.

Intellectual Property (Remote Patient Care)

The Company, through an Assignment Agreements with La Frontera Community Solutions, Inc., acquired all worldwide rights, title and interest in and to the patent applications for the technology underlying the Fotodigm®  platform and systems.

Key Patented and Patent-Pending Concepts

•Diagnostic Monitoring

•Data Driven Outcomes

•Remote Patient Monitoring

•Remote Patient Biometrics

•Remote Patient Diagnostics

•Remote Medication Monitoring

•Remote Medication Delivery

•Remote Medication Reconciliation

For more information on these patent applications, please see “Intellectual Property Summary” section beginning on page 66 of this prospectus.

Government Regulations

The FDA regulates certain medical devices and also certain mobile medical apps. On September 25, 2013, it issued a Final Guidance (the “Guidance”) that defines “mobile medical app” as a mobile app that (1) meets the definition of a “device” in the Federal Food, Drug and Cosmetic Act; and (2) is intended to be used as an accessory to a “regulated medical device” or transform a platform into a “regulated medical device.” The Guidance grouped mobile medical apps into three categories: 1) apps that are actively regulated, (e.g., a mobile medical app that monitors the patient’s blood glucose levels and calculates the amount of insulin needed based on the patient’s condition, age, weight, etc.); 2) apps that are subject to enforcement discretion, (e.g., a mobile medical app that provides a patient an alert as to when to take his or her medications); and 3) those that are not considered devices and thus are not regulated (e.g., a mobile medical app that merely provides general healthcare information available on the internet, not directed to a specific patient).

The FDA Guidance addresses data security because patients and other users may experience severe consequences should the device lack adequate data protection or be hacked. The Guidance does not address the protection of privacy. Rather, privacy is protected by the Health Insurance Portability and Accountability Act (“HIPAA”), where applicable. When patients’ health information is in the possession of health providers, health plans, business associates, or other covered entities, it is protected under HIPAA; when it is transmitted among individuals or organizations that are not covered entities under HIPAA, it is not protected. Accordingly, health information transmitted via a mobile device by a covered entity is protected under HIPAA privacy and security rules. However, this same information transmitted via a non-covered entity under HIPAA is not protected. HIPAA also does not cover information on an individual’s mobile device.

Patient-generated health data (“PGHD”) is merely data of the patient if a patient checks their blood glucose levels with a mobile device. If, however, he or she uses the device to transmit that information to their clinician for the purpose of monitoring that person’s care and the information becomes part of the patient’s electronic health records (“EHR"), the PGHD then falls under HIPAA.

The Federal Trade Commission (“FTC”) is not hesitant to file complaints against companies that it believes fail to reasonably protect the security of consumers’ personal data, including medical information. In August 2013, FTC filed a complaint against LabMD, Inc., alleging that the medical testing laboratory exposed the personal medical information of more than 9,000 consumers by placing the information on a peer-to-peer file-sharing network. The filing followed the discovery of the personal information of several hundred consumers who used LabMD’s services in the possession of identity thieves. In this case, as in an earlier case against a medical transcription firm that exposed personal medical information on the public internet, FTC is acting to enforce HIPAA’s security requirements.

We make patient security an utmost priority.  With our secure HIPAA compliant cloud-based system, a patient can have confidence that their personal and PGHD is protected with the highest level of technology available.

FTC also regulates misleading claims. If in the sale or distribution of a mobile medical app or device one makes claims about what the device can do, FTC can bring an action to make the individual or entity cease and desist from making such claims. In 2013, FTC published a written guidance and a short video for mobile app developers that offer advice on creating apps that protect users’ privacy and comply with truth-in-advertising principles.

Principal Suppliers

As of September 30, 2019, the principal suppliers of the medical devices utilized with the Fotodigm®  platform were:

•Amazon Web Services, Seattle, WA	HIPAA-compliant secure server environments for hosting and management of GHOP and COMPASS™.
•La Frontera’s Empact Suicide Prevention Center, Tempe, AZ	Largest CARF (Commission on Accreditation of Rehabilitation Facilities) certified behavioral health suicide prevention call center in United States.
•Royal Phillips, Inc., 1070 MX Amsterdam, The Netherlands	Primary RPM software and hardware supplier; platform built upon Salesforce.com infrastructure providing clinical, monitoring center, and patient management portals for mobile and desktop access.

The Company relies upon these suppliers to provide the majority of its delivery of its remote patient monitoring systems and services.  The services are web based and although the Company relies on these vendors, it can also hold them accountable, receive volume-based pricing, discounts and partnership advantages through the competition of its suppliers. Parallax has the ability to change vendors at any time in all service and product lines. Further, Parallax is working towards the elimination of its reliance on software and hardware providers related to its in-home RPM offerings and services.

PATENTED REBOOT™ TECHNOLOGY

Overview

On April 26, 2017, Parallax completed the acquisition of 100% of certain intellectual property from ProEventa Inc., a Virginia Corporation (“ProEventa”), in accordance with the Intellectual Property Purchase Agreement between the Company and ProEventa (the “ProEventa Agreement”). ProEventa has an expertise in the development of behavioral health technologies, and is the wholly-owned subsidiary of Grafton Integrated Health Network, Inc., a non-profit Virginia corporation (“Grafton”), Pursuant to the ProEventa Agreement, in exchange for 100% of that certain intellectual property, among other things, consideration to ProEventa included:

•a stock purchase agreement to purchase 2,500,000 shares of the Company’s Common Stock; and

•a revenue sharing agreement, providing for a cash earn-out to be paid to the ProEventa shareholders of up to $3,000,000, to be derived from certain net revenue generated by the Company, as defined in the agreement; and

•a royalty agreement, providing for a royalty of 3% of the revenues generated from the intellectual property, ending at such time as Parallax has paid ProEventa $25,000,000; and

•a limited license to ProEventa for the use of certain of the Intellectual Property’s technology at Grafton Schools.

On April 26, 2017, in conjunction with the ProEventa Agreement, the Company entered into a consulting agreement with James Gaynor, founder of ProEventa, that, among other things, provides for consideration to Mr. Gaynor as follows:

•a stock purchase agreement to purchase 500,000 shares of the Company’s Common Stock at $0.001 per share; and

•a grant of options to purchase 1,000,000 shares of the Company’s Common Stock at a price of $0.25 per share, vesting annually over a three (3) year period beginning September 1, 2017.

With the completion of this acquisition, the patented technology entitled “Platform for Optimizing Data Driven Outcomes,” was added to the Parallax patent portfolio.

Product History

For over a decade, Grafton School, Inc. (“Grafton”), a Virginia corporation, perfected a manual system of outcomes developed by Dr. Lisa Marshall and James Gaynor, that re-invented utilizing cloud computing and the internet.  In March 2014, ProEventa, Inc. (a Latin word meaning, “Good Outcomes”), and wholly-owned subsidiary of Grafton, was formed, and began marketing the software based on rights granted by Grafton. REBOOT™ (“REBOOT™”), an acronym for Reliable Evidence-Based Outcomes Optimization Technology, is the behavioral health platform, and was developed to provide goal obtainment through mastery of skills in a customized and fully automated data analysis and intervention model.

The technology is supported by applied behavioral analytics and over 25 years of efficacy studies and reduction to practice at Grafton, combined with over $3.75 million-dollar invested to transition the system to a cloud-based platform with mobile applications.

Parallax has licensed the improved REBOOT™ technology platform for systems integration into the Company’s diagnostics and remote patient care systems.

Goal Mastery

In 2004, Grafton Integrated Health Network’s (“Grafton”) CEO, Jim Gaynor, asked his leadership team to provide the percentage of goals clients at Grafton mastered annually overall and within specific programs and services. While observations and anecdotal reports from Grafton providers and stakeholders indicated clients were showing improvement in their identified goal areas, there was not a system in place to provide an actual goal mastery rate. Out of this request, Grafton’s “Goal Mastery Initiative” was created.

The goal mastery process was designed to provide a structured and sustainable system to identify, monitor, and evaluate client progress and to embed data-based decision-making into the transdisciplinary treatment and instruction planning. There are several steps to this process: (1) conducting a thorough assessment of the individual’s strengths and needs, (2) writing goals that are functional, measurable, and specific to the needs, (3) collecting data, typically on a weekly basis, (4) graphing data and comparing them to a Minimum Growth Line, (5) determining level of progress according to a specific standard, and (6) providing a reporting mechanism to identify goal mastery rates at all levels within the organization. When the data trend indicates the goal is not on track for mastery, six primary decision-support factors (Six M’s) are explored to help the transdisciplinary team evaluate the situation and make recommendations for changes to treatment and instruction. After an initial baseline goal mastery rate of 35% when this initiative first started and progressive increases over the year, Grafton has maintained a goal mastery rate at or above 80% for the past several years.

The Company has licensed the improved REBOOT™ technology platform for systems integration into the diagnostics and remote patient care systems.  The next step in the Company’s commitment to data-based decision-making is the introduction of website and mobile technology to support the goal mastery process. The REBOOT™ technology will be made available to organizations, individual providers, and family members who want to effectively track individuals’ progress and use the Company’s evidence-based process for increasing goal mastery.

Ultimately, through the goal mastery process and the deployment of REBOOT™, the Company will continue to provide individuals with the support they need to make meaningful and sustainable improvements in their functioning and quality of life.

Product Strategy

The patented feature set of the REBOOT™ platform allows it to provide progressive-predictive analytics and goal optimization intelligence on concurrent and compounding goals for an individual or group of people. Its’ utility is broad and has use cases in many vertical growth markets.

The product strategy is to enter the market through the healthcare initiative of the Company’s remote patient care and diagnostics divisions. The integration of REBOOT™ is a key differentiating advantage within the remote patient care market.  The software can be harnessed to assess and prioritize patient goals, provide interventions, track behavioral data and provide meaningful feedback toward goal obtainment, as well as real time decision support with robust progress reporting. The resulting decision support and patient support, combined with the remote patient care and diagnostics technologies, make for a technology advantage and a feature set that is designed to take away market share from competitors and capture new client accounts in healthcare field focused on doctors, nursing operations, and hospitals.

The technology can be marketed through user licensing or enterprise licensing contracts within the healthcare market, in both platform and supported mobile applications, including the Parallax application known as COMPASS™ (“COMPASS™”).

Parallax believes that healthcare organizations for the first time will have the opportunity to “scale” their patient adherence programs while having visibility into its effectiveness and bottom-line impact. Individual users will have a goal wizard, virtual coach and rules engine that will help create a path toward wellness. With personalized analysis, decision support and “goal” mastery feedback, the individual will be primed, guided and motivated to adhere to their treatment plan.

Parallax’s REBOOT™ is also applicable to many vertical markets outside healthcare.  The short-term strategy is to monetize the patented technology in healthcare, and license to non-competitive companies within other market verticals. Parallax is assessing and prioritizing the licensing prospects.  The management team is also monitoring and identifying patent infringement, and some, already identified, are being assessed for licensing value.

Behavioral Healthcare Industry

Per a Behavioral Health Services 2016 Report by Capstone Partners, the demand for behavioral health services will continue to grow due to increased awareness and affordability of mental health and substance abuse treatment options. According to the Substance Abuse and Mental Health Services Administration (“SAMHSA”), expenditures on mental health and substance abuse treatment are estimated to have reached $239 billion in 2014. By comparison, expenditures only totaled $42 billion in 1986 and $121 billion in 2003. More specifically, revenues generated by the substance abuse treatment industry reached an estimated $29.8 billion in 2015, a 3.5% growth over the prior year and 2.9% annual growth rate since 2006. Industry revenues are expected to grow 2.6% annually to reach $33.9 billion by 2020. There are a variety of factors that impact growth of the substance abuse treatment market, including development of new treatments, drug availability and healthcare reform.

Industry Drivers

Increased exposure to drugs and alcohol

In the United States, illicit drug use and alcoholism have grown significantly among all age groups due to increased availability of prescription drugs and medication. This has resulted in an unfortunate trend of increased prescription medication abuse by secondary school and college-aged young adults.

Development of new treatments and programs

Clinical advancements in therapy and medication management have yielded new and better procedures for both psychological and detoxification treatments. Over the past several years, medication-assisted opioid therapy, which allows patients to rid their system of substance dependence through new-aged medication treatments, has led to an increased demand for treatment. Another driver is the future need for clinics to provide youth, elderly and gender-specific programs.

Healthcare reform and affordability

Healthcare in the U.S. has undergone significant changes in recent years that are favorable for the substance abuse treatment industry. Healthcare reform, specifically the Affordable Care Act (“ACA”), the Mental Health Parity and Addiction Equity Act (“MHPAEA”) and the Medicaid Certified Match Substance Abuse Program (“MCMSAP”), has led to more affordable substance abuse treatment.

Growth in private insurance

In the five years following the 2014 health insurance exchange implemented by healthcare reform, the number of people with private health insurance is predicted to significantly increase.

Increased Awareness

One of the biggest challenges for the industry has been the reluctance of substance abusers and addicts to undergo treatment. Individuals afflicted by substance abuse typically refuse treatment due to the social stigma associated with admitting they have a problem or lack of knowledge about the treatments available. However, recent efforts by health and government agencies have resulted in greater public awareness and acceptance of substance abuse as a disease.

Autism Disorder and Treatment Industry

Although the specific causes of autism are still not known, one thing is. The rate is increasing, and the market for treatment is growing.  Based on new government data, 1 in 45 children in the United States, aged 3-17, have autism. This is up from only 1 in 150 children back in 2000.

Research firm, Market Data’s released new report entitled “The U.S. Autism Treatment Market,” states that market data analysts estimate that there are 1.4 million American children with autism. Another 700,000 adults have autism, having “aged out” of children’s programs, and, 81% of autistic children are male.

The total annual costs for children with autism spectrum disorder (“ASD”) in the United States were estimated to be between $11.5 billion and $60.9 billion — a significant economic burden.

Insurance coverage is a problem, but the share of children with access to insurance coverage is expected to increase from the 36% level today. In addition, the number of self-funded private employers covering autism treatment continues to grow.

Autism Treatment Options

In the past, it was thought that the best way to treat the symptoms of autism was to medicate. Data suggest that approximately 58% of patients with a diagnosis of childhood autism receive some type of pharmaceutical treatment. However, this segment of the market has been shrinking in value as concerns continue over the side effects of commonly used drugs.

Today, this attitude is changing, as Applied Behavior Analysis (“ABA”) programs have become more widespread and have displayed good outcomes. There are basically three types of ABA program providers: brick & mortar centers, community providers, and In-home therapists.

Many autism treatment organizations, and some of the largest competitors, are located in California. This is due to the fact that funding for treatment programs has been in place there since the 1990s, prior to the insurance mandates that were later put into place.

Market Opportunities

With healthcare costs continuously on the rise, the REBOOT™ is positioned to be unique as an evidence-based, and cost-effective approach in improving patient care.  The selection of the healthcare market as the focal effort of Parallax is a choice based upon the market size and market demand for outcomes improvement across the market that is both target rich and highly scalable.

•An estimated one in four adults (about 60 million Americans) experiences mental illness in a given year.

•About 14 million people live with a serious mental illness.

•Approximately 20% of youth ages 13 to 18 experience severe mental disorders in a given year.

•7% of American adults live with major depression.

•An estimated 18% of American adults live with anxiety disorders (e.g., panic disorder, OCD, PTSD).

•About 9 million adults have co-occurring mental health and addiction disorders.

•20 million Americans suffer from substance abuse.

In addition, there is a critical mental health provider shortage creating significant access to care issues:

•Only 40% of Americans with mental illness report receiving treatment.

•One mental health provider exists for every 790 individuals.

•Approximately 4,000 Mental Health HPSA (professional shortage areas) exist which is based on a psychiatrist to population ratio of 1:30,000 -- meaning it would take approximately 3,000 additional psychiatrists to eliminate the current mental health HPSA designations.

•A report to Congress found that 55 percent of the nation’s 3,100 counties have no practicing psychiatrists, psychologists or social workers.

There exists an abundance of opportunities for Parallax that are focused on the use of the patented REBOOT™ technology. The market opportunities currently being pursued for REBOOT™ include, but are not limited to:

•Integration within Parallax’s remote patient care platform for goal obtainment and mastery within healthcare operations.

•Integration within Parallax’s COMPASS™ mobile smartphone applications targeted at and focused on specific user applications including, but not limited to, remote patient care, doctor decision support, patient empowerment, population health, ASD (Autism), chronic disease management and hospital readmissions reduction.

•Development alongside the SPARKS Mobile™, Parallax’s patented handheld POC analyzer featuring immunoassay blood testing and FDA cleared tests, to enable a complete suite of platform-based offerings for medical practitioners including individual doctor’s offices, doctor groups, accredited nursing, and hospital operations.

Management is seeking additional opportunities with or in the study of the following markets:

•Environmental

•Economic

•Healthcare

•Enterprise licensing

•E-learning applications

•Professional sports

•Fitness

Management is also in the process of identifying the comprehensive patent landscape, and determining the best course and greatest value accretion in the prospective markets that will be approached through the patents and intellectual property licensing,  including the market values related to patent infringement and outbound licensing opportunities centered around REBOOT™ as well as the adjacent assets held by Parallax.

Autism Market

The U.S. autism treatment market was estimated to be valued at $1.85 billion as of 2016, growing to $1.87 billion last year. Market data forecasts 3.9% average yearly growth, to $2.23 billion by 2022. This could be conservative, as insurance coverage is improving. In addition, venture capital firms are starting to take notice of investment opportunities in this market.

The average ABA center grosses about $821,000, and many are non-profit organizations. Many programs now have waiting lists, and there is a shortage of qualified supervisors.

Nine large multi-site ABA program providers operate an estimated 296 brick and mortar centers, and employ thousands of therapists. Together, they account for about $390 million in revenues, representing a 38% market share of ABA programs.

Revenues of ABA programs are estimated to generate $1.07 billion in revenues this year, outpacing sales of prescription drugs used for autism symptoms.

Competitive Landscape

Parallax competes with other technology consulting companies and provides the Company with key technological advantages over the competing companies in the remote patient care and diagnostics markets. Within licensing, Parallax competes with other value-based contracting and technology companies like Oracle, Accenture and IBM, that have taken the same systems integration go-to-market approach.

Intellectual Property (Behavioral Health)

The Company, through an Intellectual Property Purchase Agreement with ProEventa, Inc., acquired all rights, title and interest in and to the patent entitled “Platform for Data Driven Outcomes.” The patent has been granted in the U.S. under patent #10,061,812, and applications have been filed worldwide. It has been published in the UK under filing GB2526749. A third filing is pending issuance in Australia.  Along with the patents, Parallax acquired the technology platform referred to as Reliable Evidenced Based Outcomes Optimization Technologies, (”REBOOT™”), a technology platform specifically designed to improve health treatment outcomes using proprietary applied behavioral analytics technology systems.

For more information on these patent applications, please see “Intellectual Property Summary” section beginning on page 66 of this prospectus.

Government Regulations

Mental health and substance abuse services are subject to many federal, state and local regulations regarding licensing, operations, facility ownership, reimbursement rates and procedures. These regulations and strict licensure requirements create high barriers to entry for the industry. Licensing prerequisites typically relate to the provider’s medical qualifications, personnel and equipment, staff-to-patient ratio, adequate records maintenance, rate-setting and compliance with standard building and safety codes. Expansion of substance abuse facilities are also subject to state regulations. The construction of new facilities; expansion of existing facilities; transfer or change of ownership; and the addition of new beds, services or equipment may be subject to state laws that require prior approval by regulatory agencies under Certificate of Need (“CON”) laws. CON laws generally require that a state agency determine the public need for construction or acquisition of facilities/addition of new services.

The government Healthcare Information Privacy Protection Act (“HIPPA”) regulations also have a unique impact on Parallax, as they impact the management and controls of the data we collect and encounter throughout the Parallax operations.  Also, the state and local governments’ Medicare and Medicaid payments and reimbursements require consistent and diligent management, both in following the advantageous changes in the move towards connected healthcare and greater reimbursements.  There are also regulations and requirements with each approved connected care treatment.  Lastly, there are American Medical Association regulations over U.S. medical practices that affect how our business is operated, requiring both compliance and alignment with our customers, who require unique reporting and other data and service-related processes as a result of these, and other regulations. .

Principal Suppliers

As of September 30, 2019, the principal suppliers for the Behavioral Health platform were:

•Amazon Web Services, Seattle, WA	HIPAA-compliant secure server environments for hosting and management of GHOP, REBOOT™ and COMPASS™.
•La Frontera’s Empact Suicide Prevention Center, Tempe, AZ	Largest CARF certified behavioral health suicide prevention call center in United States.

The Company relies upon these suppliers to provide the majority of its delivery of its remote patient monitoring systems and services.  The services are web based and although the Company relies on these vendors, it can also hold them accountable, receive volume-based pricing, discounts and partnership advantages through the competition of its suppliers. Parallax has the ability to change vendors at any time in all service and product lines. Further, Parallax is working towards the elimination of its reliance on software and hardware providers related to its in-home behavioral health offerings and services.

INTELLECTUAL PROPERTY SUMMARY

Mr. Nathaniel T. Bradley, Chief Technical Officer (‘CTO”) for the Company, provides Intellectual Property protection recommendations for all of the Company’s Intellectual Property, open patent applications and products, both domestically and internationally. Mr. Bradley informs the Company and its shareholders of the accurate and current state of the commercial patented coverage, and where possible to identify the existence of novel and patentable inventions present in the current innovation initiative. Mr. Bradley concluded that the Company has a strong patent portfolio protecting its business and recommended that the Company aggressively proceed with additional patent applications to protect the Company’s inventions and innovations.

Patents Overview – General

The U.S. Patent Act secures for a limited time to inventors the exclusive right to their discoveries.  A patent is a document issued by the federal government that grants to our owner a legally enforceable right to exclude others from practicing the invention described and claimed in the document.  The value of a patent is closely tied to the value of the technological contribution of the material disclosed within the patent.  Over the past three decades, patents have become the major asset class for many large corporations.  These intellectual property assets are an essential part of such corporations’ competitive advantage and the foundation for new products and even new industries.

Patents, Patent Applications, Exclusive Licenses and Patent Portfolio Overview

I.The Company, through a License Agreement with Montecito BioSciences, Ltd., acquired the worldwide exclusive rights to sub-license, sell, have sold, make have made, develop, have developed, further develop and modify, or to have further developed or modified, within the field of use set forth in the agreement, the following patents and/or patents pending:

1. Patent 8,920,725 and 9,170,258 - “Portable Apparatus for Improved Sample Analysis”

The present invention is an improved apparatus for sample analysis. The apparatus employs an assay component containing a membrane having one or a plurality of analyte-specific binding agents attached thereto, a means for absorbing liquid, and a piston means for drawing analytes through said membrane into said means for absorbing liquid. The apparatus is configured to be portable and provide a detector for detecting binding of an analyte to an analyte-specific binding agent, a plurality of data acquisition components, and a computer for integrating, analyzing and storing the detected analyte specific binding and acquired data.

This Patent and pending application(s) cover the Company’s SPARKS Mobile™ hand-held analyzer, which is used in conjunction with the Target System Test Cartridge. The hand-held Target Analyzer™ device is capable of housing and analyzing two assay cassettes, and optionally features wired or wireless data transfer and multiple data acquisition components including a keypad, a touch-pad, a barcode wand and / or a fingerprint reader.  On August 23, 2013, the Company was notified that its Chinese Patent Application No. 200780039901.X “Portable Apparatus for Improved Sample Analysis” had been granted by the States Intellectual Property Office of the Peoples Republic of China. Patents were also issued in Hong Kong and Macao.  The Company filed in India under a New Indian Patent Application based on the PCT Application No. PCT/US2007/082499. The case is currently pending.

Following is the family of cases under Patent 8,920,725 and 9,170,258:

	Application	Country	Date Filed	Status	Date Granted	Patent Number
1.	60/863,241	United States	10/27/2006	Provisional	N/A	N/A - continued under 1a
1a.	11/924,033	United States	10/25/2007	Abandoned	N/A	N/A - continued under 1b
1b.	13/248,307	United States	09/29/2011	Granted	12/30/2014	8,920,725 B2
1c.	14/553,011	United States	11/25/2014	Granted	10/27/2015	9,170,258 B2
1d.	CN101558302	China	10/25/2007	Granted	08/23/2013	CN200780039901.X
1e.	HK2010010103654	Hong Kong	10/25/2007	Granted	03/28/2014	HK1137813
1f.	MO J/001298	Macau	10/25/2007	Granted	03/12/2014	MOJ/001298
1g.	IN785/MUMNP/2009	India	10/25/2007	Granted	01/30/2017	IN279743

Patent Application US11/924,033 is being prosecuted worldwide.  The now abandoned EPO Application No. 07854420.2 was filed in the following designee countries; Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Lithuania, Luxembourg, Monaco, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Switzerland, Liechtenstein, Turkey and the United Kingdom.

2. Application (Abandoned) 14/492,641 - “Method for Determining the Immune Status of a Subject”

This invention, whose patent application has been abandoned, is a method for using levels of soluble Clusters of Differentiation (CD) proteins, or cell surface-localized CD proteins extracted from T lymphocytes for determining the immune status of a subject. The present invention also a kit containing a CD protein extraction means and at least one antibody which specifically binds a CD protein for use in carrying out the method of the invention. This family of cases covers a technique and kit for assessing immune status, e.g., in HIV patients, based upon the amount of soluble or surface-localized CD3-CD4, and / or CD8 protein present in a patient sample. This method and kit is an alternative to conventional cell sorting technologies and is owned by Montecito BioSciences, Ltd.

	Application	Country	Date Filed	Status	Date Granted	Patent Number
2.	60/845,395	United States	09/18/2006	Provisional	N/A	N/A - continued under 2a
2a.	11/856,925	United States	09/18/2007	Abandoned	N/A	N/A - continued under 2b

3. Application 12/769,036 - “Method of Identifying Drugs, Targeting Moieties or Diagnostics”

The present invention relates to a method for identifying a binding agent or epitope for use in drug design, drug targeting or diagnostics. The method employs contacting and sorting binding agents and cognate epitopes from collections thereof, characterizing the binding agent and cognate epitope, detecting the level or location of the epitope in a sample using the binding agent, and correlating the level or location of the epitope in the sample with the presence or stage of a disease or condition to identify novel drugs, targeting moieties, or diagnostic agents. This family of cases covers a technique for obtaining a population of antibodies that specifically binds to a corresponding population of antigens, without any a priori information about either population. The antigens identified by the method are subsequently characterized and correlated with the presence or stage of a disease or condition there by serving as a target for drug design, drug targeting or diagnostics.

	Application	Country	Date Filed	Status	Date Granted	Patent Number
3.	60/608,342	United States	09/09/2004	Provisional	N/A	N/A - continued under 3a
3a.	11/221,038	United States	09/07/2005	Abandoned	N/A	N/A - continued under 3b
3b	12/769,036	United States	04/28/2010	Pending	Pending	Pending

4. Patent 9,573,990 - “Method of Producing a Plurality of Isolated Antibodies to a Plurality of Cognate Antigens”

The present invention relates to a method for producing high affinity antibodies that are antigen-specific. The method involves binding a plurality of antibody-producing B-cells from a mammal to a plurality of cognate antigens; sorting the bound antibody-producing B-cell and cognate antigen; amplifying nucleic acid sequences encoding each antibody, or fragment thereof, from the B-cells; and expressing each antibody in a protein expression system. Antibodies produced in this manner are useful in diagnostic and therapeutic applications. This family of cases covers a technique for obtaining a population of antibodies produced by B-cells, without any a priori information about the population of antibodies, and use of the same in an array for profiling antigen expression.

	Application	Country	Date Filed	Status	Date Granted	Patent Number
4.	60/608,526	United States	09/09/2004	Provisional	N/A	N/A - continued under 4a
4a.	11/221,252	United States	09/07/2005	Abandoned	N/A	N/A - continued under 4b
4b	13/253,366	United States	10/05/2011	Granted	02/21/2017	9,573,990

5. Application 14/786,272 - “Flow Through Testing System with Pressure Indicator”

This family of cases covers an improved assay cassette with pressure-sensitive microcapsules for ensuring that a sufficient reduction in pressure is achieved there by maximizing contact between the sample and analytic compound. A device for performing immunoassays on analytes. The device includes an immunosorbent membrane, an absorbent material, a piston component located below said absorbent material to draw analytes in a sample through the immunosorbent membrane into the absorbent material, and discrete groups of pressure-sensitive microcapsules located on the immunosorbent membrane.

	Application	Country	Date Filed	Status	Date Granted	Patent Number
5.	61/814,916	United States	04/23/2013	Provisional	N/A	N/A - continued under 5a
5a.	14/786,272	United States	04/23/2014	Granted	03/07/2017	9,588,114
5b.	PCT14/35073	United States	10/22/2015	Closed	Closed	9,588,114

Summary of Open Applications available for continuation filings (from above):

2b. US14/492,641 - “Method for Determining the Immune Status of a Subject”

3b. US12/769,036 - “Method of Identifying Drugs, Targeting Moieties or Diagnostics”

II.The Company, through an Assignment Agreements with La Frontera Community Solutions, Inc., acquired all worldwide rights, title and interest in and to the following patent applications and the invention in its entirety:

1.Application 14/979,889 – “Remote User Monitoring System”

A system and method for monitoring a status of a user. One or more biometrics associated with a user in a residence where the user resides are sensed. A status of the user is determined in response to sensing the one or more biometrics. One or more questions about the status to the user are communicated. One or more answers to the one or more questions communicated to the user are received. The status is communicated to an administrator of the residence. The status is communicated in response to one or more of the answers.

	Application	Country	Date Filed	Status	Date Granted	Patent Number
1.	14/979,889	United States	12/28/2015	Pending	Pending	Pending

2.Application 14/979,742 – “Remote Medication Delivery Systems”

A system and method for medication delivery. Information is received indicating a user is scheduled to receive medication. A route between a dispensary storing the medication and a location of the user is determined. The medication is sent in a container from the dispensary to the location utilizing the route.

	Application	Country	Date Filed	Status	Date Granted	Patent Number
2.	14/979,742	United States	06/29/2017	Pending	Pending	Pending

III.The Company, through a License Agreements with ProEventa, Inc., acquired all rights, title and interest in and to the following patent applications and the invention in its entirety.  The U.S. patent was granted to Parallax Behavioral Health, Inc. on August 28, 2018:

1.Patent 10,061,812 – “Platform for Optimizing Data Driven Outcomes”

A system, method, server and computer readable medium for tracking outcome specific data. Input establishing accounts for providers serving clients is received. The accounts are stored in a server. Each of the clients is assigned to one or more of the providers in response to selections from an administrator. Data associated with each of the clients received from the providers is compiled utilizing computing or communications devices in communication with the server. The compiled data is presented visually in response to a user request. The process allows for optimization of best practices, successful actions, and success-based plan execution, which is identified through automatic data-mining and analysis as well as user specified parameters, algorithms, and analytics.  The process can be utilized by a client, patient, student, service provider, program, product, service, device, organization, business, department, or so forth.  The tool can be utilized across various industries for client behavior management, educational instruction, school improvement activities, program evaluation, organizational key performance indicators, financial management, weight management, tracking insurance claims, or so forth.

This patent covers the intellectual property formerly known as REBOOT™, an acronym for “Reliable Evidence Based Outcomes Optimization Technologies,” a structured, scalable and sustainable software system used to identify, monitor, and evaluate a single user or an entire organization’s progress towards mastery of any achievable task, objective or goal.

	Application	Country	Date Filed	Status	Date Granted	Patent Number
1.	61/791,218	United States	03/15/2013	Provisional	N/A	N/A - continued under 1a
1a.	14/212,429	United States	03/14/2014	Granted	08/28/2018	10,061,812
1b.	GB1517371.9	United Kingdom	03/14/2014	Published	12/02/2015	Publication GB2526749
1c.	2014/144749A1	Worldwide	09/18/2014	Pending

There can be no assurance that the Company will be granted patents for any of the patent applications it has filed with the USPTO or other patent organization worldwide.

Expired Patents

The Target System and certain of its related components were previously issued patents by the USPTO.  The following previously-issued patents have expired:

Patent #	Description	Date Issued in US	Date Expired
US4,748,042	Target Ringing & Spotting Machine (method and Apparatus for Imprinting membrane with pattern of antibody)	May 31, 1988	May 31, 2008
US4,797,260	Target Cassette (Antibody testing system)	January 10, 1989	January 10, 2009
US5,137,691	Target Cassette with Removable Air Gap (Antibody testing system with removable air gap)	August 11, 1992	August 11, 2012

Trademarks

The Company will also utilize trademark applications to protect its Intellectual Property that may not be suitable for patent protection. Unlike patent applications, which in many cases must be filed in advance of a particular date, there is no specific date by which a trademark application must be filed. Instead, the time constraint is in a different direction. In the United States, an ordinary so-called “use” trademark application can only be filed after the goods or services have been in interstate commerce.

On January 2, 2016, trademark application 86/863,854 was filed with the USPTO for the word mark, “QOLPOM®”.  On September 5, 2017, the trademark was registered, registration number 5279137.

On December 19, 2017, trademark application 87/726,201 was filed with the USPTO for the word mark, “Fotodigm®”.  On September 25, 2018, the trademark was registered, registration number 5572183.

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our results of operations and financial condition with “Forward-Looking Statements,” “Recent Financial Data” and the unaudited and audited consolidated financial statements and related notes incorporated by reference elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section beginning on page 14 of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. We intend for this discussion to provide you with information that will assist you in understanding our financial statements, the changes in certain key items in those financial statements from year to year, and the primary factors that accounted for those changes.

NOTE: The following sections of this report and any further reference made to “the Company”, "we", "us", "our" and "Parallax " shall mean Parallax Health Sciences, Inc., and its wholly-owned subsidiaries, Parallax Diagnostics, Inc., Parallax Health Management, Inc., and Parallax Behavioral Health, Inc., unless otherwise indicated.

Parallax Health Sciences (www.parallaxcare.com) is a technology-driven healthcare company that facilitates cost-effective remote diagnosis, treatment and monitoring of patients with chronic diseases. The Company's integrated products and services provide Point-of-Care (“POC”) patient testing and monitoring, along with information communicated via cloud-based mobile smartphone applications that are agnostic as to operating systems and utilize sophisticated data analytics. Information is retrieved in real-time by physicians and other healthcare professionals, and is integrated into electronic health records. The Company's digital products and services capitalize on the transformation of healthcare to provide improved compliance, diagnosis, monitoring and support to patients, along with cost savings and efficiencies to healthcare systems.

Corporate History

The Company was incorporated in the State of Nevada on July 6, 2005.  On November 1, 2012, the Company, formerly Endeavor Power Corporation, and its wholly-owned subsidiary Endeavor Holdings, Inc., a Nevada corporation, entered into an Agreement and Plan of Merger with Parallax Diagnostics, Inc., a Nevada corporation (“Parallax Diagnostics”), whereby Parallax Diagnostics became a wholly-owned subsidiary.  On January 9, 2014, the Company changed its name to Parallax Health Sciences, Inc. (“Parallax”).  (OTCQB.PRLX).

The Parallax business was founded on the Company’s point of care diagnostic business, Parallax Diagnostics, Inc., in 2010, when the Company acquired the right, title, and interest, through an exclusive license with Montecito BioSciences, Ltd. (“MBS”), to develop, manufacture and commercialize the Target System, an immunoassay point-of-care diagnostic testing system. Concurrently, through an Assignment Agreement with MBS, the Company acquired the right, title, and interest to twenty-five (25) FDA-cleared tests in the area of infectious disease, medical conditions, drugs of abuse, cardiac and pregnancy, that are designed to be utilized with the Target System.

In August 2015, the Company acquired RoxSan Pharmacy, Inc. (“RoxSan” or the “Pharmacy”).  In December 2017, the Pharmacy ceased operations, and in May 2018, RoxSan filed a Chapter 7 bankruptcy petition (the “Pharmacy Bankruptcy”).  See “RoxSan Pharmacy, Inc,” section below.  On March 13, 2019, the Pharmacy Bankruptcy was fully discharged.

On August 31, 2016, the Company entered into an agreement (the “Qolpom® Agreement”) with Qolpom®, Inc., an Arizona corporation in the remote healthcare monitoring and telehealth business (“Qolpom®”) and its shareholders (the “Seller”) to purchase 100% of the issued and outstanding shares of Qolpom®’s common stock and its assets, inventory and intellectual property.  The Qolpom® Agreement was fully executed on September 20, 2016, and the transaction was completed. The consideration for the acquisition resulted in a fair market value of $290,000, and goodwill of $785,060.  In addition, the Qolpom® Agreement included contingent royalties and revenue sharing for future revenues generated from the Qolpom® technology. The Qolpom® name was later changed to Parallax Health Management, Inc. (“PHM”).

On March 22, 2017, the Company formed Parallax Behavioral Health, Inc. (“PBH”), a Delaware corporation and wholly-owned subsidiary, and on April 26, 2017, completed the asset acquisition of 100% of certain intellectual property (“Intellectual Property”) from ProEventa Inc., a Virginia Corporation (“ProEventa”), in accordance with the Intellectual Property Purchase Agreement between the Company, PBH and ProEventa (the “ProEventa Agreement”). ProEventa has an expertise in the development of behavioral health technologies, and is the wholly-owned subsidiary of Grafton Integrated Health Network, Inc., a non-profit Virginia corporation (“Grafton”). Pursuant to the ProEventa Agreement, the initial consideration for the Intellectual Property was paid to ProEventa in the form of a stock purchase agreement to purchase 2,500,000 shares of the Company’s Common Stock for $2,500, resulting in a net cost for the Intellectual Property of $622,500.  In addition, the ProEventa Agreement included conditional contingent royalties and revenue sharing for future revenues generated from the Intellectual Property.

On September 20, 2018, the Company formed Parallax Communications, Inc., a Delaware corporation and wholly-owned subsidiary of Parallax Health Management, Inc.

On January 28, 2019, pursuant to a majority shareholder consent, the Company increased its authorized Common Stock from 250,000,000 shares to 500,000,000 shares, with a par value of $0.001 per share.

In April 2019, the Company entered into an employment agreement with Mr. David Appell to serve as the Company’s Chief Operating Officer. The agreement commences May 15, 2019, is for an initial term of two (2) years, and provides a base compensation of $250,000 year one, and $275,000 in year two, as well as various performance bonuses, and customary employee benefits. In addition, the agreement includes a grant to purchase 3,000,000 restricted common shares at $0.001 per share, of which 25% vest immediately, and the remainder vest when certain earnings goals are met, as well as options granted to purchase 3,000,000 shares of the Company's Common Stock at an exercise price of $0.25 per share.  The options are for a period of five (5) years, and vest annually over the term of the agreement, with an initial vesting of 25%.

In May 2019, the Company established a second location at 28 West 36th Street, 8th Floor, New York, NY 10018.

Changes in Management

On April 6, 2017, the Board elected Mr. J. Michael Redmond as Chairman, to serve until the Company’s next meeting, in accordance with the Company’s bylaws, or a resignation is duly tendered.

Effective July 6, 2017, the Board of the Company caused the departure of Mr. Redmond from his position as President and Chief Executive Officer of the Company and its wholly-owned subsidiary, RoxSan Pharmacy, Inc.

Effective July 7, 2017, pursuant to a unanimous Board resolution, Mr. Paul R. Arena was appointed as the Company’s President and Chief Executive Officer, and the Board caused Mr. Arena’s election to the Company’s Board and the Board of its wholly-owned subsidiaries, RoxSan Pharmacy, Inc. and Parallax Health Management, Inc.

On July 26, 2017, Dr. Jorn Gorlach resigned as a member of the board of directors.  This resignation did not involve any disagreements with the Company.

On June 4, 2018, Mr. Anand Kumar resigned as a member of the board of directors.  This resignation did not involve any disagreement with the Company.  Mr. Nathaniel T. Bradley, currently serving as Chief Technology Officer, succeeded him and agreed to serve as a member of the board of directors until the next annual meeting of the shareholders and/or until his successor is duly appointed.

RoxSan Pharmacy, Inc.

In 2013, Parallax identified an opportunity to acquire RoxSan Pharmacy, Inc. (“RoxSan”), a California corporation, and began the due diligence process.  The Company’s initial interest centered on utilizing the acquisition as a means of accelerating the commercialization of the Parallax Target System and diagnostic platform, as RoxSan had access to a nationwide network of doctors and sales representatives.  During the due diligence process, the Company became aware of the numerous opportunities that RoxSan and its markets represented.

On March 21, 2013, the Company entered into a Letter of Intent with Shahla Melamed, RoxSan’s sole shareholder, to acquire RoxSan.  Between 2013 and 2015, four (4) amendments were also executed.

As part of the acquisition, the Company was required to obtain licensure from the State of California, and on July 31, 2015, the Company received notice that its pharmacy and sterile compounding licenses were issued by the California State Board of Pharmacy.

On August 13, 2015, (the “Closing Date”), pursuant to a resolution of the board of directors, the Company entered into an Agreement to Purchase and Sell One Hundred Percent of the Issued and Outstanding Shares of RoxSan Pharmacy, Inc. (“RoxSan” or the “Pharmacy”), and its Assets and Inventory (the “Purchase Agreement”).  Pursuant to the Purchase Agreement between the Company, RoxSan and its sole shareholder, Shahla Melamed (the “Seller” or “Melamed”), in exchange for 100% of RoxSan’s common stock, and its assets and inventory, the Company, among other things, issued the Seller a Secured Promissory Note (the “Note”) dated August 13, 2015, in the amount of $20.5 million (the “Acquisition”).  The Note bears interest at a rate of 6% per annum, and matures in three (3) years, or August 13, 2018 (“Maturity”).  The Company is seeking a reduction in the Purchase Price and related promissory note (See ”Legal Proceedings” section beginning on page 85 of this prospectus).  As a result of the Acquisition, effective August 13, 2015, RoxSan became a wholly-owned subsidiary of the Company. No change in control of the Company occurred as a result of the Acquisition.

In connection with the Acquisition, the Company entered into an Employment Agreement (the “Employment Agreement”) with the Seller.  Under the Employment Agreement, Melamed agreed to provide exclusive consulting services to the Company in the areas of public relations and marketing for a term of four (4) years. On March 4, 2016, the Company terminated the Employment Agreement in accordance with paragraph 3.2 Termination for Cause.  The termination was the result of, among other things, Melamed’s breaches in the Agreement, which were substantiated by an investigation conducted by an employment law firm retained by RoxSan.  Under the terms of the Agreement, no financial obligation resulted in the termination. (see “Dispute with Former Owner of RoxSan” below).

Since the Company’s acquisition of RoxSan, the deleterious actions against the pharmacy by the former owner, including, among other things, interference with management and operations, and attempts to damage and/or divert customer and vendor relationships, had a significant adverse impact on the pharmacy. Furthermore, the discovery of the former owner’s alleged involvement in suspected insurance fraud caused RoxSan’s contract with its primary IVF drug rebate program to be terminated in August 2016. As a result, RoxSan was no longer eligible to receive incentive rebates for the majority of its IVF drug purchases, which were key to the profitability of the IVF drug sales; and for which without the rebates, RoxSan was unable to provide its customers with comparably priced IVF drugs.  This, among other things, caused a precipitous drop in RoxSan’s IVF revenues, and ultimate exit from the IVF market in mid-2017.  Soon thereafter, in July 2017, RoxSan’s contract with its primary drug supplier was terminated for similar reasons connected to the former owner and alleged criminal activities associated with the Melamed family name, despite the Company’s new ownership and management. After careful consideration, the Company determined that RoxSan was unable to generate enough profits to sustain its pharmacy business, and in December 2017, the pharmacy ceased operations and closed the business location in Beverly Hills, CA; some residual operations were still ongoing during 2018 to wind down the business.

On May 14, 2018, pursuant to a unanimous resolution of the Boards of Directors of RoxSan Pharmacy, Inc. and Parallax Health Sciences, Inc., RoxSan filed a Chapter 7 petition in the United States Bankruptcy Court for the Central District of California.  Mr. Timothy Yoo was appointed trustee on May 15, 2018.  In connection with this filing, RoxSan sought to discharge approximately $5 million of liabilities owed to various parties, and intercompany loans in excess of $1 million owed to the Company.  The Chapter 7 bankruptcy proceeding by RoxSan Pharmacy, Inc. was fully discharged and the case was closed on March 13, 2019, in U.S. Bankruptcy Court, Central District of California.

Due to, among other things, the reduction in RoxSan’s cash flows during 2016 and 2017, RoxSan became delinquent in its payroll tax depository obligations, resulting in a liability owed to federal and state taxing agencies in the aggregate of $1,148,811, which includes $601,148 in taxes withheld from employees (“Trust Fund Taxes”), employer taxes of $183,172, and penalties and interest of $364,491 through December 31, 2018. The liability was included as part of the Chapter 7 bankruptcy petition, and certain portions of the liability may be discharged.  However, in accordance California bankruptcy laws, federal and state Trust Fund Taxes are not dischargeable.  The Company has retained a tax resolution specialist and is in communications with the taxing agencies in order to resolve RoxSan’s liability.

As a result of the loss of financial control of RoxSan, the Company has derecognized the subsidiary as of September 30, 2018. The derecognition resulted in a gain of $4,478,268. The Company also extinguished $22,778,281 in debt and accrued interest related to the acquisition of RoxSan.

Dispute with Former Owner of RoxSan

Shortly after the Closing, the Company’s management and Melamed clashed over control of the RoxSan Pharmacy business operations and bank accounts.

•Purchase Price Dispute

Included in the Acquisition Agreement, and as part of the negotiated purchase price, were representations and warranties made by the former owner involving certain primary revenue streams and related contracts.  Shortly after the closing, however, management discovered that these representations were substantially inaccurate and/or completely false.  These inaccuracies, and the improper disclosures and/or omissions made by the former owner during negotiations, would have significantly affected the purchase price and related note payable.  As a result, among other things, management has initiated legal action against the former owner to seek a reduction in the purchase price.

In addition, management engaged a third-party to perform a valuation of the pharmacy, utilizing revised inputs that more accurately reflected the Pharmacy’s revenue streams as of the date of Acquisition.  The valuation performed resulted in a fair market value of $4.7 to $5.2 million. After careful consideration, and based upon these significant differences, management has determined that the purchase price and related promissory note of $20.5 million does not fairly represent the fair market value at the date of purchase.  The Company, therefore, applied a discount to the note of $15.3 million, to reduce the purchase price and related note to its estimated fair market value of $5.2 million, utilizing the higher value on the range of as a conservative measure.  The discount was amortized over the term of the promissory note.

The valuation performed does not include the effects of any liabilities the former owner omitted or damages caused to the Company as a result of the former owner and her immediate family members connected to the Pharmacy.

•Control of Funds Dispute / U.S. Postal Service Interference

For a period of time immediately after the closing of the Acquisition, the former owner would not relinquish control of the Pharmacy’s bank accounts, and collected the Pharmacy’s incoming cash revenues, refusing to transfer the funds to the new ownership. Furthermore, when the Company attempted to change the corporate records and signatories on the existing bank accounts, the former owner disputed the changes, resulting in approximately $180,000 in corporate funds being frozen and held for adjudication. During this period, the Company was forced to request that the former owner pay the Pharmacy’s operating expenses.  At no time after the Company opened new accounts did the former owner cooperate with the transference or willingly relinquish control of the Pharmacy’s operating cash flow or incoming cash revenues.

The former owner continued to interfere in the transference of control of the Pharmacy by submitting change of address forms to the U.S. Postal Service, wherein the former owner diverted the Pharmacy mail to her home address.  Once this was discovered and rectified with the post office, the former owner filed another change of address to divert mail to a post office box.  During these periods of time, the former owner received check payments and negotiated the checks by opening up a bank account utilizing a DBA, “Roxsan Pharmacy.”  The Company was able to identify some of the checks the former owner negotiated by directly contacting the payer and receiving copies of the cancelled checks, with the former owner’s signature endorsement and account number on the check.

As a result, an extensive reconciliation was performed to determine what amounts were collected and paid by the former owner, and what amounts were due to the Company.  The reconciliation resulted in over $412,000 owed to the Company from the former owner.  The reconciliation and underlying documentation went under judicial review, and on July 24, 2017, the Company was notified that the results of the review were in favor of the Company in the amount of $412,948.  A final judgment is pending for the exact amount of monies owed to the Company from the former owner.

Shortly thereafter, in October 2015, Melamed, initiated two (2) legal actions against the Company in the Superior Court of the State of California, County of Los Angeles, West District, Shahla Melamed v. Parallax Health Sciences, Inc., action numbers SC 124873 and SC 125702.

The Company has initiated legal action against Melamed and filed a complaint, action number SC 124898, in the Superior Court of the State of California, County of Los Angeles, West District, Parallax Health Sciences, Inc., et al. v. Shahla Melamed, et al.  The Complaint in that action alleges that Melamed has breached several obligations under the Purchase Agreement, and the Company is seeking to reduce the Secured Note due to undisclosed material changes in the business.

Disputes with Former Executives

On March 9, 2017, Mr. Dave Engert, former Chairman of the Company, filed a lawsuit in Arizona and then on or about May 5, 2017, Mr. Engert, changed the venue and filed suit against the Company and RoxSan Pharmacy, Inc. in the United States District Court, Central District of California for an amount exceeding $75,000.  On October 8, 2018, a settlement was reached between Mr. Engert and the Company (the “Settlement”). The Settlement includes, among other things, a cash payment to Mr. Engert in the amount of $139,000, and the cancellation of all of Mr. Engert’s equity holdings in the Company.  The Settlement resulted in a net loss to the Company of $33,272. On April 10, 2019, a stipulation for dismissal was filed, and the matter has been fully resolved.

On March 28, 2018, Mr. J. Michael Redmond filed a lawsuit against the Company and RoxSan Pharmacy, Inc. in the United States District Court, Central District of California for an amount exceeding $75,000.  The Company intends to vigorously defend against this action. There are counterclaims that include possible fraud and negligence committed by Mr. Redmond, former successor Chairman of Mr. Engert, director, President and Chief Executive Officer of the Company and former President, Chief Executive Officer, Chairman and director of RoxSan Pharmacy, Inc.

For additional information on these proceedings, see “Legal Proceedings” section beginning on page 85 of this prospectus.

Description of Business

Parallax Health Sciences, Inc. (“Parallax”), incorporated in the State of Nevada on July 6, 2005, is an innovative digital healthcare company headquartered in Santa Monica, California. The Company’s principal focus is to build and expand an integrated digital healthcare network with products and services that can provide remote communication, diagnosis, treatment, and monitoring of patients on a proprietary platform. The Parallax Care™ system being developed will provide scalable connected products, services and actionable data integrated on a single interoperable platform.

Our principal mission is to deliver solutions that empower patients, reduce costs and improve the quality of care through patented and patent-pending leading-edge technologies. Parallax has developed, acquired and licensed multiple platforms, proprietary and exclusive, that provide services and products across the healthcare continuum.  These platforms are being designed to allow for multiple points of reciprocal consideration through innovative business models that provide patients with increased quality of services and products at reduced cost of time and money.  They will also provide healthcare providers with increased access to their patients, the ability to deliver better and more efficient service and increase their income from the services they supply.

The Company believes that the Parallax Care™ products and services can provide solutions that mitigate rising costs, reduce waste in spending and the amount of unnecessary services, and increase the health and wellness of patients.  The Company’s endeavors to change the healthcare industry are strengthened by providing solutions to real problems facing healthcare stakeholders today.  The Company’s products and services have been developed, and are continuing to be developed, to address these issues now.

The Parallax Care™ technology-enabled digital healthcare system is structured with three separate divisions that can operate independently of one another, or integrate services to meet the various needs of our clients: Optimized Outcomes, Connected Health and Smart Data.  We also see a future opportunity in Big Data.  Each of these divisions target a separate vertical market that are synergistic, compliment, and strengthen each other and the Parallax value proposition as a whole.

•Optimized Outcomes

Our REBOOT™ technology, an acronym for “Reliable Evidence-Based Outcome Optimization Technology,” is at the heart of our behavioral technology provides reliable evidence-based outcome optimization through a patented machine learning platform.  REBOOT™ has been specifically designed to improve health treatment outcomes through internet-based and mobile behavioral technology systems that enable its users and user groups to more effectively achieve goals within a prescribed timeline, with the potential to transform the cost of treating and managing chronic illnesses such as pulmonary-COPD-asthma, diabetes, and cardiovascular disease by effecting the modification of behavior in patients being treated for these chronic diseases. The REBOOT™ technology, developed and commercially tested for over 5 years at a cost exceeding $4,000,000, provides reliable evidence-based outcome optimization through a patented machine learning platform delivered through:

•A cloud-based software system, scalable for use from one patient to over 100 million;

•A mobile application, COMPASS™, that is interchangeable from one disease to another, and one patient to another; and

•A stratification tool, WIZARD™, which was developed specifically to support scalability of the REBOOT™/ COMPASS™ platform.

REBOOT™ can be sold as a product line into certain defined verticals, independent of, or in combination with, the Company’s connected healthcare and data platforms, products and services.  The REBOOT™ technology is currently protected by patents issued in U.S., China, India, and Hong Kong and Macao.

•Connected Health

Fotodigm®

Fotodigm® is a patent-pending, integrated, interoperable, cloud-based platform, that allows for ease of use of our proprietary products and services and third-party Plug-n-Play interfaces. Designed with increased accessibility and accelerated adoption in mind, Fotodigm® enables patients and doctors to use a singular, integrated, interoperable platform for telehealth, RPM and POC testing.

Fotodigm® provides simple, cost-effective, accessible and affordable products and services that deliver industry breakthrough advantages.  The Fotodigm® construct was developed to provide payers, patients and providers with the ability to choose and interchange their services, and be able to interchange where the healthcare practitioner deems it the best course of action.

The Target System

The Target System is our proprietary diagnostic immunoassay testing platform and test cartridges designed for twenty-five specific FDA-cleared tests in areas of infectious diseases, cardiac markers, drugs of abuse and various other medical conditions.  The Target System is comprised of:

•the VT-1000, an FDA-cleared, clinically and commercially proven bench-top quantitative and qualitative immunoassay testing system specifically designed to reside in the primary care physician office;

•the SPARKS Mobile, a patented (US, China, India, Hong Kong and Macao) mobile testing system that incorporates the VT-1000 feature set with smartphone capabilities (to be completed before commercialization, includes design and build, then certification);

•25 FDA-cleared rapid tests in the areas of:

•Cardiac;

•Drugs of abuse;

•Infectious diseases;

•Pregnancy;

•Medical conditions.

The Target System has the capacity to test hundreds of conditions, and can be offered to doctors for use at the doctors’ offices and at patients’ homes.

•Smart Data

Parallax’s Intrinsic Code™ is our unique Smart Data patient data collection and repository system.  Intrinsic Code™ not only identifies the traditional data from patients, but is also designed to provide actionable insights into the behavioral changes in patients, which has resulted in increased adherence to their medical regimens and pharmacologic therapies.  These insights are extremely valuable to pharmaceutical companies, as medication nonadherence creates false efficacy results of therapies in the manner in which they were designed, tested and provided regulatory approval upon. Payers are deeply concerned with the data on adherence to medical and medication therapy regimens, as it directly affects their financial performance.

•Big Data Opportunity

Our real-time data generated from patient-users can be stripped to protect the specific patient-user identity and exchanged for historical data with Center for Disease Control, (“CDC”), National Institute of Health, (“NIH”), various university hospitals and others to provide valuable empirical health related information to our patient-users using Cognitive AI provided by our partners and coordinated through various electronic health record organizations for which we are agnostic.  This empirical data when it becomes available on our outcomes optimization based platform will become a valuable tool for determining predictive and supportive diagnostics to our patient-users.

The Parallax value proposition is simple: we own technology that, in clinical and commercial environments, has delivered improved health outcomes, costs savings, and healthier patients.  We believe the Parallax Care™ system will deliver solutions to problems of health and economics, while providing essential actionable data to pharmaceutical firms, payers and healthcare providers.

In the past 60 years, healthcare has transitioned from a direct relationship between doctor and patient, to one that has patients separated from their doctors by the introduction of a huge number of stakeholders, ranging from health insurers, employers, pharmacy benefit managers, imaging, diagnostic testing, lawyers, specialist and a plethora of others.  The patient and healthcare provider both want the same thing: information, quality of service, transparency, value for their hard-earned dollars, and more time in their day.

Parallax believes that its products and services can provide solutions that mitigate rising costs, reduce waste in spending through transparency, reduce the amount of unnecessary services, and increase the health and wellness of patients before they are sick.  Our endeavors to change the healthcare industry are strengthened by providing solutions to real problems facing healthcare stakeholders today.  Our products and services have been developed, and are continuing to be developed, to address these issues now.

Parallax has developed, acquired and licensed multiple platforms, proprietary and exclusive, that provide services and products across the healthcare continuum.  These platforms are being designed to allow for multiple points of reciprocal consideration through innovative business models, and provide patients with increased quality of services and products at reduced cost of time and money.  They will also provide healthcare providers with increased access to their patients, the ability to deliver better and more efficient service and increase their income from the services they supply.

Although Parallax’s multiple operations are focused in separate vertical markets, Parallax has designed its business model to allow for cross-pollination and reciprocal transfer of value at multiple points in their respective economic food chains.

Management

Parallax is led by experienced veterans from the healthcare, technology, telecom, media, finance and management fields.  The Company’s disciplined and organized approach is balanced by its optimism for the future, and the opportunities present in the current healthcare market. The Parallax team is grounded in a belief that success in business is built on a combination of research, planning and execution.

Operating Segments

The Company’s current operations include the following business segments for financial statement presentation: Remote Patient Monitoring (RPM), Behavioral Health Services (BHS), and Corporate.

•Remote Patient Monitoring

Parallax has developed a distinctive technology platform that provides for the complete remote patient care delivery system: the patent-pending Fotodigm® platform, which utilizes proprietary software and technology to bridge clinical behavioral science with technology and logistics for payers, providers and clinical professionals across a variety of wellness and clinical devices, including both fitness and clinical applications. Fotodigm® is a secure and scalable platform for collecting, transmitting and analyzing biometric, pharmaceutical, and health data to healthcare providers, primarily hospitals, accredited nursing operations, and physicians using optical character recognition, otherwise known as “Machine Face Recognition” technology that is licensed from others.

The RPM segment generates revenues through fees charged for the license and utilization of its proprietary system that provides software integrations of the Fotodigm® platform.  Additionally, the RPM segment generates incremental revenues through the delivery of acute, post-acute and chronic health patient management software systems that enable Parallax customers to bill for and collect payments from patients and third-party payers for telemonitoring and remote services that they deliver.

•Behavioral Health Services

In April 2017, the Behavioral Health Services segment commenced with the acquisition of the REBOOT™ and Intrinsic Code™ technologies. The BHS segment will generate revenues primarily through licensing and subscription of software and systems. As of September 30, 2019 , the BHS segment had not yet begun full operations, generating limited test market sales.

•Diagnostics/Corporate

The Diagnostics/Corporate Segment supports the costs and operating expenses related to the continued development and exploitation of the Company’s proprietary Target System POS medical diagnostic and monitoring platform and processes.  In addition, the Diagnostics/Corporate Segment provides management and administrative services to support the Company and consists of certain aspects of the Company’s executive management, corporate relations, legal, compliance, human resources, and corporate information technology and finance departments.

NOTE: The following summary of the Company’s financial condition and results of operations should be read in conjunction with the Company’s unaudited interim consolidated financial statements for the period ended September 30, 2019 , and the audited consolidated financial statements for the years ended December 31, 2018 and 2017, which are included herein.  The financial information of Parallax Health Sciences, Inc., and its wholly-owned subsidiaries, Parallax Diagnostics, Inc., Parallax Health Management, Inc., and Parallax Behavioral Health, Inc., is provided below on a consolidated basis, unless otherwise indicated. All significant intercompany accounts and transactions have been eliminated.

Balance Sheet

As of September 30, 2019, the Company had total assets of $2,373,305 compared with total assets of $1,364,357 at December 31, 2018.  The increase in total assets of $1,008,948 is attributable to an increase in cash of $11,711, an increase in operating lease asset of $77,494, an increase in property and equipment of $2,628, an increase in investments in securities of $1,000,000, $220 of depreciation related to property and equipment, $90,465 of amortization related to intangible assets, and an increase in deposits of $7,800.

As of September 30, 2019, the Company had total liabilities of $7,208,718 compared with total liabilities of $7,314,811 at December 31, 2018.  The decrease in total liabilities of $106,093 is attributable to a decrease in accounts payable and accrued expenses of $235,624, an increase in operating lease liability of $77,494, an increase in short-term derivative liability of $29,995, a decrease in short-term debentures of $724,903, a decrease in short-term related party convertible debentures of $411,006, an increase in notes payable of $360,000, an increase in short-term related party notes payable of $126,152, an increase in short-term convertible notes payable, net of unamortized discount, of $384,176, an increase in short-term related party convertible notes payable of $20,000, an increase in related party payables of $469,716, an increase in license fees payable of $20,000, an increase in royalties payable of $6,258, a decrease in long-term derivative liability of $34,000, a decrease in long-term debentures, net of unamortized discount, of $184,870, an increase in long-term related party notes payable of $633,294, and a decrease in long-term convertible notes payable of $144,000, a decrease in long-term related party convertible notes payable of $491,100, and a decrease in notes payable to bank of $7,675.

As of December 31, 2018, the Company had total assets of $1,364,357 compared with total assets of $1,752,036 at December 31, 2017. The decrease in total assets of $387,679 is attributable to an increase in cash of $79, a decrease in accounts receivable, net of allowance for doubtful accounts, of $3,275, a decrease in current assets held for sale of $51,961, a decrease in intangible assets of $10,000, $120,620 of amortization related to intangible assets, and a decrease in noncurrent assets held for sale of $201,902.

As of December 31, 2018, the Company had total liabilities of $7,314,811 compared with total liabilities of $28,190,825 at December 31, 2017. The decrease in total liabilities of $20,876,014 is attributable to a decrease in accounts payable and accrued expenses of $393,210, an increase in short-term derivative liability of $23,925, an increase in short-term debentures, net of unamortized discount, of $724,903, an increase in related party short-term debentures of $411,006, an increase in convertible notes payable of $294,294, an increase in related party payables of $375,153, a decrease in license fees payable of $460,000, an increase in royalties payable of $110,000, an increase in long-term derivative liability of $34,000, an increase in long-term debentures, net of unamortized discount, of $184,870, a decrease in unsecured notes payable of $95,975, a decrease in related party convertible notes payable of $100,000, repayments of secured notes payable of $9,245, a decrease in unamortized discount of $3,145,000, a decrease in long-term secured promissory notes of $20,500,000, and a decrease in liabilities subject to compromise of $4,620,735.

Results of Operations

The three and nine months ended September 30, 2019 , compared to the three and nine months ended September 30, 2018 .

	For the three months ended September 30,		For the nine months ended September 30,
	2019	2018	2019	2018
Revenue	$25,855	$990	$77,745	$10,749
Cost of sales	$3,899	$5,230	$12,871	$15,507
Gross profit (loss)	$21,956	$(4,240)	$64,874	$(4,758)
General and administrative expenses	$1,937,991	$2,116,821	$5,203,088	$5,252,498
Operating loss	$(1,916,035)	$(2,121,061)	$(5,138,214)	$(5,257,256)
Gain on disposal of subsidiary	$––	$5,079,416	$––	$5,079,416
Gain (loss) on fair value adjustments	$1,253	$(93,700)	$105,141	$(156,300)
Gain (loss) on extinguishment of debt	$(347,612)	$22,931,148	$(915,615)	$22,931,148
Loss on settlements	$––	$––	$(33,272)	$––
Discount amortization	$(48,000)	$(155,000)	$(19,000)	$(2,775,000)
Interest expense	$(149,914)	$(660,518)	$(457,319)	$(1,741,726)
Net income (loss) – continuing operations	$(2,460,308)	$24,980,285	$(6,458,279)	$18,080,282
Net income (loss) – discontinued operations	$––	$93,773	$––	$(824,398)
Net income (loss)	$(2,460,308)	$25,074,058	$(6,458,279)	$17,255,884

The year ended December 31, 2018, compared to the year ended December 31, 2017

	For the year ended
	December 31, 2018	December 31, 2017
Revenue	$11,739	$94,937
Cost of sales	$20,339	$142,044
Gross profit (loss)	$(8,600)	$(47,107)
General and administrative expenses	$6,626,063	$4,125,612
Operating loss	$(6,634,663)	$(4,172,719)
Gain on disposal of subsidiary	$4,478,268	$––
Gain on extinguishment of debt	$22,858,009	$––
Loss on fair value adjustments	$(123,875)	$––
Discount amortization	$(2,805,000)	$(5,450,000)
Interest expense, net of income	$(2,164,530)	$(1,018,479)
Net income (loss) – continuing operations	$15,608,209	$(10,641,198)
Net income (loss) – discontinued operations	$(824,398)	$(3,153,553)
Net income (loss)	$14,783,811	$(13,794,751)

Revenue

Revenue in the amount of $25,855 for the three months ended September 30, 2019, consists of fees of $25,000 for sub-licensing related to behavioral health software;  and subscription fees related to its behavioral health services in the amount of $855.

Revenue in the amount of $990 for the three months ended September 30, 2018, consists of contract fees related to the Company’s remote health care systems in the amount of $990.

Revenue in the amount of $77,745 for the nine months ended September 30, 2019, consists of fees of $75,000 for sub-licensing related to behavioral health software, contract fees related to the Company’s remote health care systems in the amount of $1,890, and subscription fees related to its behavioral health services in the amount of $855.

Revenue in the amount of $10,749 for the nine months ended September 30, 2018, consists contract fees and equipment sales related to the Company’s remote health care systems in the amount of $8,859, and subscription fees related to its behavioral health services in the amount of $1,890.

Revenue in the amount of $11,739 for the year ended December 31, 2018, consists contract fees and equipment sales related to the Company’s remote health care systems in the amount of $9,939, and subscription fees related to the Company’s behavioral health services in the amount of $1,800.

Revenue in the amount of $94,937 for the year ended December 31, 2017, consists of contract fees and equipment sales related to the Company’s remote health care systems in the amount of $93,737, and subscription fees related to the Company’s behavioral health services in the amount of $1,200.

The Company’s behavioral health services segment had not yet begun full operations, generating limited test market sales.  The Company has not yet fully launched the medical diagnostics and testing activities of the Company’s Connected Health division.

Cost of sales

Costs of sales in the amount of $3,899 for the three months ended September 30, 2019, consists of equipment and other costs related to the Company’s remote health care systems.

Costs of sales in the amount of $5,230 for three months ended September 30, 2018, consists of equipment and other costs related to the Company’s remote health care systems.

Costs of sales in the amount of $12,871 for the nine months ended September 30, 2019, consists of equipment and other costs related to the Company’s remote health care systems.

Costs of sales in the amount of $15,507 for nine months ended September 30, 2018, consists of equipment and other costs related to the Company’s remote health care systems.

Costs of sales in the amount of $20,339 for the year ended December 31, 2018, consists of equipment and other costs related to the Company’s remote health care systems.

Costs of sales in the amount of $142,044 for the year ended December 31, 2017, consists of equipment and other costs related to the Company’s remote health care systems.

The Company’s behavioral health services segment had not yet begun full operations, generating limited test market sales.  The Company has not yet fully launched the medical diagnostics and testing activities of the Company’s Connected Health division.

General and Administrative Expenses

	For the three months ended		For the nine months ended		Variance
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018	3-month	9 -month
Legal, accounting, and management services	$485,365	$785,766	$1,560,770	$1,543,900	$(300,401)	$16,870
Stock compensation/ stock option amortization	1,151,504	1,083,669	2,572,741	3,152,943	67,835	(580,202)
Salaries and fees, and related taxes and benefits	113,603	137,056	406,535	224,581	(23,453)	181,954
Depreciation and amortization	30,287	29,821	90,685	90,465	466	220
Rent expense-office	43,780	16,800	95,740	53,557	26,980	42,183
Travel, meals and entertainment	1,243	15,237	37,433	42,243	(13,994)	(4,810)
Office supplies and miscellaneous expenses	112,209	48,472	439,184	144,809	63,737	294,375
Total general and administrative expenses	$1,937,991	$2,116,821	$5,203,088	$5,252,498	$(178,830)	$(49,410)

	For the year ended
	December 31, 2018	December 31, 2017	Variances
Legal, accounting, and management services	$2,279,281	$741,553	$1,537,728
Stock compensation/ stock option amortization	3,513,710	2,601,608	912,102
Salaries and fees, and related taxes and benefits	360,226	619,574	(259,348)
Depreciation and amortization	120,620	83,739	36,881
Rent expense-office	73,351	8,148	65,203
Travel, meals and entertainment	50,767	23,900	26,867
Office supplies and miscellaneous expenses	228,108	47,090	181,018
Total general and administrative expenses	$6,626,063	$4,125,612	$2,500,451

General and administrative expenses in the amount of $1,937,991 for the three months ended September 30, 2019, were comprised of $485,365 in legal, accounting and management fees, $1,151,504 in stock compensation/stock option amortization, $113,603 in salaries, fees and related taxes and benefits, $30,287 in depreciation and amortization, $43,780 in rent expense, $1,243 in travel, meals and entertainment, and $112,209 in office overhead and other general and administrative expenses.

General and administrative expenses in the amount of $2,116,821 for the three months ended September 30, 2018, were comprised of $785,766 in legal, accounting and management fees, $1,083,669 in stock compensation/stock option amortization, $137,056 in salaries, fees and related taxes and benefits, $29,821 in depreciation and amortization, $16,800 in rent expense, $15,237 in travel, meals and entertainment, and $48,472 in office overhead and other general and administrative expenses.

General and administrative expenses of $1,937,991 for the three months ended September 30, 2019 as compared to $2,116,821 for the three months ended September 30, 2018, resulted in a decrease in general and administrative expenses of $178,830. The decrease in in general and administrative expenses of $178,830 was attributable to the following items:

● a decrease in legal, accounting and management fees of $300,401, due to a decrease in legal fees of $327,392; an increase in accounting and audit fees of $29,750; and an increase in management fees of $17,633 primarily resulting from the addition of Chief Operating Officer, as well as director compensation effective January 2019; and a decrease in professional fees of $20,392; and

● an increase in stock compensation/stock option amortization of $67,835 primarily due to a decrease in amortization expense of $75,506 resulting from stock options granted in prior years; amortization expense of $168,327 resulting from stock options granted in the current period; a decrease in deferred stock compensation amortization of $122,280 resulting from stock awards granted in prior years; and a decrease in stock compensation amortization of $14,625 resulting from stock awards granted in the current period; and a decrease in stock compensation expense of $214,823 resulting from stock awards granted in prior years; stock compensation expense of $265,200 for stock awards granted in the current period, and an increase in warrant expense of $43,542; and

● a decrease in salaries and fees, and related taxes and benefits of $23,453, primarily due to a decrease in accrued staff salaries of $65,729, an increase in accrued payroll taxes of $2,776; a decrease in accrued benefits of $18,000; and an increase in miscellaneous fees for outside services in the amount of $57,500 resulting from additional contracted services; and

● an increase in depreciation and amortization of $466, primarily due to additional assets acquired; and

● an increase in rent expense of $26,980 primarily due to additional office space leased in the current period; and

● a decrease in travel, meals and entertainment of $13,994, primarily due to a decrease in travel costs of $8,802; and a decrease in meals and entertainment of $5,192; and

● an increase in office supplies and miscellaneous expenses of $63,737, due to increases in automobile expenses and allowances of $3,374, transfer agent fees of $6,498, insurance expense and allowances of $28,666, marketing and publicity of $29,747, and telephone of $2,680; and decreases in computer and internet expenses of $3,002, and other general office expenses of $4,226.

General and administrative expenses in the amount of $5,203,088 for the nine months ended September 30, 2019, were comprised of $1,560,770 in legal, accounting and management fees, $2,572,741 in stock compensation/stock option amortization, $406,535 in salaries, fees and related taxes and benefits, $90,685 in depreciation and amortization, $95,740 in rent expense, $37,433 in travel, meals and entertainment, and $439,184 in office overhead and other general and administrative expenses.

General and administrative expenses in the amount of $5,252,498 for the nine months ended September 30, 2018, were comprised of $1,543,900 in legal, accounting and management fees, $3,152,943 in stock compensation/stock option amortization, $224,581 in salaries, fees and related taxes and benefits, $90,465 in depreciation and amortization, $53,557 in rent expense, $42,243 in travel, meals and entertainment, and $144,809 in office overhead and other general and administrative expenses.

General and administrative expenses of $5,203,088 for the nine months ended September 30, 2019 as compared to $5,252,498 for the nine months ended September 30, 2018, resulted in a decrease in general and administrative expenses for the current period of $49,410. The increase in in general and administrative expenses of $49,410 was attributable to the following items:

● an increase in legal, accounting and management fees of $16,870, due to a decrease in legal fees of $267,306; an increase in accounting and audit fees of $24,643; and an increase in management fees of $105,735 primarily resulting from the addition of Chief Operating Officer, as well as director compensation effective January 2019; and an increase in professional fees of $153,798 primarily related to investor relations and private placement due diligence; and

● a decrease in stock compensation/stock option amortization of $580,202 primarily due to a decrease in amortization expense of $296,156 resulting from stock options granted in prior years; amortization expense of $339,415 resulting from stock options granted in the current period; a decrease in deferred stock compensation amortization of $395,083 resulting from stock awards granted in prior years; and stock compensation amortization of $85,963 resulting from stock awards granted in the current period; and a decrease in stock compensation expense of $1,571,075 resulting from stock awards granted in prior years; stock compensation expense of $1,161,677 for stock awards granted in the current period; and an increase in warrant expense of $95,057; and

● an increase in salaries and fees, and related taxes and benefits of $181,954, primarily due to a decrease in accrued staff salaries of $57,654, an increase in accrued payroll taxes of $65,428; a decrease in accrued benefits of $39,070 resulting from changes in benefits; and an increase in miscellaneous fees for outside services in the amount of $213,250 resulting from additional contracted services; and

● an increase in depreciation and amortization of $220, primarily due to additional assets acquired; and

● an increase in rent expense of $42,183 primarily due to additional office space leased in the current period; and

● a decrease in travel, meals and entertainment of $4,810, primarily due to an increase in travel costs of $5,632; and an increase meals and entertainment of $822; and

● an increase in office supplies and miscellaneous expenses of $294,375, due to an increase in automobile expenses and allowances of $62,630, computer and internet expenses of $3,651, transfer agent costs of $12,724, insurance expense of $50,679, marketing and publicity of $165,269, office expense of $4,685, repairs and maintenance of $7,769, royalties of $7,258, taxes, licenses and permits of $5,976, and telephone expense of $6,725; and decreases in product development and patent costs of $4,859, storage and moving of $23,585, and other general office expenses of $4,547.

General and administrative expenses in the amount of $6,626,063 for the year ended December 31, 2018, were comprised of $2,279,281 in legal, accounting and management fees, $3,513,710 in stock compensation/stock option amortization, $360,226 in salaries and related taxes and benefits, $120,620 in depreciation and amortization, $73,351 in rent expense, $50,767 in travel, meals and entertainment, and $228,108 of office overhead and other general and administrative expenses.

General and administrative expenses in the amount of $4,125,612 for the year ended December 31, 2017, were comprised of $741,553 in legal, accounting and management fees, $2,601,608 in stock compensation/stock option amortization, $619,574 in salaries and related taxes and benefits, $83,739 in depreciation and amortization, $8,148 in rent expense, $23,900 in travel, meals and entertainment, and $47,090 of office overhead and other general and administrative expenses.

General and administrative expenses for the year ended December 31, 2018, were $6,626,063 as compared to $4,125,612 for the year ended December 31, 2017, which resulted in an increase in general and administrative expenses for the current year of $2,500,451.  Significant changes in general and administrative expenses of $2,500,451during the year 2018 compared to 2017 were attributable to the following items:

•an increase in legal, accounting and consulting services of $1,537,728, primarily due to an increase in legal costs of $480,598 resulting from pending litigation and other matters requiring legal counsel; an increase from the establishment of a $250,000 reserve for anticipated future legal costs related to pending litigation; an increase of $112,441 resulting from consultants retained for litigation and valuation purposes in the current year, compared to no such expense in the prior year; a decrease in accounting and audit fees of $164,786 due to a change in auditors in the prior year, resulting in 2016 and 2017 audit fees charged by the newly engaged audit firm in the prior year, compared to only 2018 fees charged in the current year; an increase management consulting fees of $824,225 resulting from changes in management; and an increase in miscellaneous management fees of $35,250; and

•an increase in stock compensation/stock option amortization of $912,102, primarily due to an increase in stock awards, resulting in an increase in stock compensation of $926,944; an increase in deferred compensation for stock awards, resulting in an increase in stock award amortization expense of $42,863; the issuance of additional stock options, resulting in an increase in stock option amortization of $301,392; and fully amortized stock options, resulting in a decrease in stock option amortization of $359,097; and

•a decrease in salaries and fees, and related taxes and benefits of $259,348 primarily due to a decrease in compensation of $18,798, and employee benefits of $73,715, resulting from a decrease in staff; a decrease in payroll tax expense of $131,335 resulting from a reduction in accrued compensation and related payroll taxes; and a decrease in miscellaneous fees for outside services in the amount of $35,500; and

•an increase in depreciation and amortization of $36,881, primarily due to  the acquisition of additional intangible assets in the prior year, resulting in partial year amortization expense in the prior year compared to a full year amortization in the current year; and

•an increase in rent expense for office space of $65,203, due to vacating certain temporary office space and the reallocation of primary office space; and

•an increase in travel, meals and entertainment of $26,867, primarily due to an increase in travel costs of $5,209; a one-time relocation cost incurred in the current year of $20,000, and an increase in meals and entertainment of $1,658; and

•an increase in office supplies and miscellaneous expenses of $181,018, due to an increase in automobile expense of $40,371, computer and internet costs of $9,814, transfer agent fees of $10,935, patent and product development costs of $73,896, storage and moving of $31,343, communication costs of $10,712, and other general office and administrative expenses of $3,947.

General and administrative expenses for the nine months ended September 30, 2019, and the years ended December 31, 2018 and 2017, were incurred for the purpose of advancing the Company closer to its financing and operating goals in the bio-medical and digital healthcare sectors.

Net Loss

During the nine months ended September 30, 2019, the Company generated a net loss from continuing operations of $6,458,279, compared with net income from continuing operations of $18,080,282 for the nine months ended September 30, 2018. The decrease in net income from continuing operations of $24,538,561 is primarily attributable to an increase in revenue of $66,996, a decrease in cost of goods sold of $2,636, a decrease in general and administrative expenses of $49,410, a decrease in the gain from disposal of subsidiary of $5,079,416, an increase in the gain on fair value adjustments of $261,441, a decrease in the gain from extinguished debt of $23,846,763, an increase in the loss on settlement of $33,272, a decrease in discount amortization of $2,756,000, and an increase in interest expense of $1,284,407.

During the year ended December 31, 2018, the Company generated net income from continuing operations of $15,608,209, compared with a net loss from continuing operations of $10,641,198 for the year ended December 31, 2017. The increase in net income of $26,249,407 is attributable to a decrease in gross losses of $38,507, an increase in general and administrative expenses of $2,500,451, an increase from the gain on disposal of subsidiary of $4,478,268, an increase from the gain on extinguishment of debt of $22,858,009, a decrease in discount amortization of $2,645,000, and an increase in interest expense of $1,146,051.

Liquidity and Capital Resources

Working Capital			Increase
	At September 30, 2019	At December 31, 2018	(Decrease)
Current Assets	$89,467	$262	$89,205
Current Liabilities	5,211,692	5,115,692	96,000
Working Capital (Deficit)	$(5,122,225)	$(5,115,430)	$(6,795)

As of September 30, 2019, the Company had cash in the amount of $ 11,973 compared to $262 as of December 31, 2018.

The Company had a working capital deficit of $5,122,225 as of September 30, 2019, compared to a working capital deficit of $5,115,430 as of December 31, 2018. The increase in working capital deficit of $6,795 is primarily attributable to an increase in cash of $11,711, an increase in operating lease asset of $77,494, a decrease in accounts payable and accrued expenses of $235,624, an increase in operating lease liability of $77,494, an increase in short-term derivative liability of $29,995, a decrease in convertible debentures of $724,903, a decrease in related party convertible debentures of $411,006, an increase in notes payable of $360,000, an increase in related party notes payable of $126,152, an increase in convertible notes payable, net of unamortized discount, of $384,176, an increase in related party convertible notes payable of $20,000, and an increase in related party payables of $469,716.

Working Capital			Increase
	At December 31, 2018	At December 31, 2017	(Decrease)
Current Assets	$262	$55,419	$(55,157)
Current Liabilities	5,115,692	3,679,621	1,436,071
Working Capital (Deficit)	$(5,115,430)	$(3,624,202)	$(1,491,228)

As of December 31, 2018, the Company had cash in the amount of $262 compared to $183 as of December 31, 2017.

The Company had a working capital deficit of $5,115,430 as of December 31, 2018, compared to a working capital deficit of $3,624,202 at December 31, 2017. The increase in working capital deficit $1,491,228 is primarily attributable to an increase in cash of $79; decreases in accounts receivable of $3,275, and current assets held for sale of $51,961; increases in short-term derivative liability of $23,925, short-term debentures of $724,903, related party short-term debentures of $411,006, convertible notes payable of $294,294, and related party payable of $375,153; and a decrease in accounts payable and accrued expenses of $393,210.

Cash Flows	For the nine months ended		Increase
	September 30, 2019	September 30, 2018	(Decrease)
Net cash used by operating activities	$(1,814,529)	$(1,070,725)	$(743,084)
Net cash used by investing activities	(2,628)	––	(2,628)
Net cash provided by financing activities	1,828,868	1,110,799	718,069
Net cash provided by continuing operations	11,711	40,074	(28,363)
Net cash used by discontinued operations	––	(39,942)	39,942
Increase (decrease) in cash	$11,711	$132	$11,579

Cash Flows	For the year ended		Increase
	December 31, 2018	December 31, 2017	(Decrease)
Net cash used by operating activities	$(1,291,984)	$(1,351,195)	$59,211
Net cash used by investing activities	––	––	––
Net cash provided by financing activities	1,332,005	1,392,500	(60,495)
Net cash provided (used) by continuing operations	40,021	41,305	(1,284)
Net cash provided (used) by discontinued operations	(39,942)	(51,302)	11,090
Increase (decrease) in cash	$79	$(9,727)	$9,806

Cash Flows from Operating Activities

During the nine months ended September 30, 2019, the Company used $1,814.529 of cash for operating activities compared with $1,070,725 for the nine months ended September 30, 2018. The increase in cash used by operating activities of $743,084 is primarily attributable to a decrease in net income of $24,538,561; increases in depreciation and amortization of $220, losses on fair value adjustments of $261,441, a loss on settlement of $33,272, deposits of $7,800, royalties payable of $7,258, and related party payables of $394,027; and decreases in stock compensation/stock option amortization of $580,202, discount amortization of $2,756,000, allowance for bad debt of $236, gain on disposal of subsidiary of $5,079,416, gain on extinguishment of debt of $23,846,763, debt accretion of $654,543, accounts receivable of $3,039, and accounts payable and accrued expenses of $1,302,938.

During the year ended December 31, 2018, the Company used $1,291,984 of cash for operating activities of continuing operations, compared with $1,351,195 for the year ended December 31, 2017. The decrease in cash used by operating activities of $59,211 is primarily attributable to an increase in net income from operations of $26,249,407; increases in depreciation and amortization of $36,881, stock compensation/stock option amortization of $912,102, losses from fair value adjustments of $123,875, and debt accretion of $1,107,753; decreases in discount amortization of $2,645,000, and allowance for bad debt of $3,764; decreases resulting from the gain on disposal of subsidiary of $4,478,268, and the gain on extinguishment of debt of $22,858,009; an increase in the changes in accounts receivable of $4,271, accounts payable and accrued expenses of $249,220, and related party payables of $1,365,139; and a decrease in the changes in prepaid expenses of $2,690.

Cash Flows from Investing Activities

During the nine months ended September 30, 2019, the Company used $2,628 of cash flow from investing activities compared to $0 for the nine months ended September 30, 2018.  The increase in cash used by investing activities is attributable to the purchase of computer equipment in the current period.

During the years ended December 31, 2018 and 2017, the Company used no cash flow for investing activities.

Cash Flows from Financing Activities

During the nine months ended September 30, 2019, the Company was provided with $1,828,868 of cash flow from financing activities, compared with $1,110,799 for the nine months ended September 30, 2018.  The increase in cash flows provided by financing activities of $718,069 is attributable to an increase in proceeds from notes payable of $220,000, an increase in repayments of notes payable of $17,224, a decrease in proceeds from convertible notes payable of $268,220, an increase in repayments of convertible notes payable of $15,000, an increase in repayments of debentures of $754,369, a decrease in proceeds from the issuance of preferred shares of $231,000, and an increase in proceeds from the issuance of common stock of $1,783,882.

During the year ended December 31, 2018, the Company was provided with $1,332,005 in cash flows from financing activities of continuing operations, compared to $1,392,500 during the year ended December 31, 2017. The decrease in cash flows provided by financing activities of $60,495 is attributable to an increase in repayments of notes payable of $9,245, and an increase in proceeds from convertible notes payable of $84,000, an increase in repayment of convertible notes payable of $50,000, a decrease in proceeds from the issuance of related party convertible notes payable of $300,000, an increase in proceeds from the issuance of debentures of $225,000, an increase in proceeds from the issuance of preferred shares of $150,000, and a decrease in the proceeds from the issuance of Common Stock of $160,250, of which $2,500 was in connection with the acquisition of certain intangible assets.

As of September 30, 2019 and December 31, 2018, respectively, related parties were due a total of $ 2,253,882 and $1,906,826, consisting of $ 1,000,643 and $869,859 in accrued compensation owed to officers; $ 473,793 and $134,861 in accrued benefits and cash advances from officers and beneficial owners to the Company for operating expenses; $759,446 and $0 in promissory notes; $ 0 and $411,106 in convertible debentures net of embedded conversion option of $ 0 and $17,125; and $ 20,000 and $491,100 in related party convertible promissory notes.

The Company has issued convertible promissory notes to related parties in the aggregate principal of $511,100, representing cash loans and unpaid compensation.   In September 2019, $491,100 in principal and $98,642 in accrued interest was converted at a conversion price of $0.10 per share into 5,897,419 shares of the Company’s restricted common stock at the request of the note holder. The remaining outstanding note in the principal sum of $20,000 bears interest at a rate of 10% per annum, matures December 2019, and contains a repayment provision to convert the debt into restricted shares of the Company’s Common Stock at a conversion rate of $0.10 per share.  As of September 30, 2019, a total of $ 1,490 in interest has been accrued.

The Company issued convertible debentures to related parties in the aggregate principal of $472,470, dated November 14, 2018 (the “Effective Date”).  The convertible debentures bore interest at a rate of 12% per annum, or 18% in the event of default, matured February 29, 2019, and were convertible into restricted shares of the Company’s Common Stock at a conversion rate of $0.10 per share or, in the event of default or the date of conversion is 120 days after the Effective Date, the lesser of (a) $0.10 or (b) 70% of the second lowest traded price for the 20 trading days immediately preceding the date of conversion. On July 25, 2019, the debentures in the principal sum of $411,006, net of discounts, plus accrued interest of $42,778, were converted to Senior Secured Promissory Notes (the “Senior Notes”) in the aggregate principal of $759,446.  The Senior Notes bear interest at a rate of 8% per annum, with payments of $126,152 plus interest accrued thereon due December 31, 2019; $300,000 due December 31, 2020; and the remaining principal and accrued interest due December 31, 2021.  In connection with the exchange, the Company issued the following in favor of the lender, Jorn Gorlach, a related party: 1,380,811 shares of the Company’s restricted Common Stock, valued at $131,315; warrants, valued at $92,150, to purchase 2,528,413 shares of the Company’s Common Stock for a period of five (5) years at an exercise price of $0.10461; and an increase in principal of $305,662.  As a result, the Company recognized a net loss on the exchange in the amount of $526,987, net of $2,140 in derivative liability remaining from the warrants issued with the debentures.

The Company’s principal sources of funds have been from the Company’s sales of its Preferred and Common Stock, loans from related parties and third-party lenders, and net revenues generated from the sale and licensing of its remote healthcare sales and services.

During the nine months ended September 30, 2019, the Company received $1,825,132 and $69,000 in funds from the issuance common shares and preferred shares, respectively, compared to $41,250 and $300,000 during the nine months ended September 30, 2018.

Defaults

The following represents the obligations previously in default as a result of cash flow constraints, which have been cured to the satisfaction of the noteholder:

Debt Type	Principal	Default APR	Maturity	Date Cured	Aggregate Settlement
Convertible Promissory Notes	$100,000	20%	05/2018	08/2019	$435,000	[1]
Short-Term Debentures	393,128	18%	02/2019	06/2019	537,369	[2]
Short-Term Debentures-Related Parties	428,131	18%	02/2019	07/2019	982,910	[3]
	$921,259				$1,955,279

[1]Consists of $125,000 in new no-convertible promissory note, $30,000 in cash and 2,400,000 shares of Common Stock, valued at $280,000.

[2] Consists of $393,128 in principal and $144.241 in interest and penalties, for cash payments totaling $537,369.

[3] Consists of $ 759,446 in new no-convertible promissory notes, 1,380,811 shares of Common Stock, valued at $131,314, and 2,528,413 warrants, valued at $92,150.

A convertible promissory note in the principal sum of $100,000 matured in May 2018.  Due to cash flow constraints, the note went into default.  In August 2019, a settlement was reached with the noteholder, the terms of which include the issuance of a new non-convertible promissory note in the amount of $125,000, a cash payment in the amount of $30,000, and 2,400,000 shares of the Company’s Common Stock, valued at $280,000, at which time the default was cured. The new promissory note bears interest at a rate of 8%, and matures August 2020.

Short-term debentures in the principal aggregate of $768,128, matured in February 2019, of which $175,000 was converted to common stock upon maturity. The remaining debentures in the principal aggregate of $593,128 were in default.  During March and April 2019, an additional $200,000 was converted to common stock.  The remaining principal of $393,128, plus $149,241 in interest and penalties, was repaid in June 2019, at which time the default was cured.

Short-term debentures issued Hamburg Investment Company, LLC, and AvantGarde, LLC, entities controlled by Dr. Jorn Gorlach, a beneficial shareholder, in the principal aggregate of $428,131, matured in February 2019.  Due to cash flow constraints, the debentures went into default.  In July 2019, a settlement was reached, the terms of which included the issuance of new non-convertible promissory notes in the principal aggregate of $759,446, 1,380,811 shares of Common Stock, valued at $131,314, and 2,528,413 warrants to purchase Common Stock at an exercise price of $0.10 for a period of five (5) years, valued at $92,150. The warrants were valued using the Black Scholes method. The assumptions used in valuing the warrants were: expected term 5 years, expected volatility 45%, risk free interest rate 1.85%, and dividend yield 0%.

In addition to the defaults disclosed above, $ 111,000 of our current indebtedness has been extended by verbal agreement from its original maturity date. Under the verbal agreements, the noteholders have agreed to extend the due date (i) two years from the original date of maturity; (ii) until such time as the Company completes a major private placement offering; or the noteholders opt to convert the debt into common stock.  With the exception of the extension the maturity date, the terms of the notes under verbal agreement remain the same as the original notes, which bear interest at a rate of 10%-12% per annum, and are convertible into restricted shares of the Company’s Common Stock at a conversion rate of $0.10 per share.  As of the date of this prospectus, no demand for payment or request for conversion has been made.

Future Financings

The Company has suffered recurring losses from operations. The continuation of the Company’s operations is dependent upon the Company’s attaining and maintaining profitable operations and raising additional capital as needed. The Company anticipates that it will have to raise additional funds through private placements of the Company’s equity securities and/or debt financing to complete its business plan.

The Company will require additional financing in order to proceed with its plan of operations, including approximately $1,000,000 over the next 12 months to pay for its ongoing expenses. These cash requirements include working capital, general and administrative expenses, the development of the Company’s product line, and the pursuit of acquisitions. These cash requirements are in excess of the Company’s current cash and working capital resources. Accordingly, the Company will require additional financing in order to continue operations and to repay its liabilities. There is no assurance that the financing will be completed as planned or at all. If the Company is unable to secure adequate capital to continue the Company’s planned operations, the Company’s shareholders may lose some or all of their investment and the Company’s business may fail.

In August 2018, the Company established a private placement equity offering for the purchase of Series C convertible Preferred Stock (the “Series C Shares”).  The offering provides for, among other thing, the purchase of Series C Shares at a price of $5.00 per share, with a minimum unit of 20,000 shares, or $100,000.  All Series C Shares are convertible into Common Stock at a conversion rate of $0.12 per share, or a ratio of 41.67 shares of Common Stock for each Series C Share held (41.67:1) (“Conversion Ratio”) if converted within one (1) year, or a lesser Conversion Ratio after one year.  The Company issued $750,000 of Series C Preferred to various accredited investors; including three persons who are officers and directors of the Company that converted deferred compensation in the aggregate of $450,000. The issuances also included warrants to purchase Common Stock for a period of 3 years at an exercise price of $0.25 per share, the number of warrants of which is determined at 50% of the prevailing Conversion Ratio. The Series C offering is closed to further investors.

In August 2019, the Company amended the private placement equity offering (the “Offering”) previously established in March 2019.  The revised Offering is for the purchase of the 31,875,000 shares, or a maximum of $3,000,000, in Common Stock, plus equal Warrants at an exercise price of $0.25 per share for a term of three (3) years (the Common Stock and the Warrants together, the “Units”).  The Offering provides for, among other thing, the purchase of the Units at a price of $0.10 per share, with a minimum total Offering of $2,000,000, and a minimum investment of 200,000 shares, or $20,000.  Prior to the Offering, the Company sold $1,125,000 in Units through a Simple Agreement Future Equity (“SAFE”) offering, which included an aggregate of $375,000 in SAFE shares to be issued to four of the Company’s executive officers and directors for the reduction of accrued  compensation.  The SAFE Units were sold at a 20% discount of the offering Unit price of $0.10, and are not a part of, nor reduce, the $2,000,000 minimum. The Company may sell Units in one or more Offering closings. The initial Offering closing, which has not yet occurred, will be determined on a date set by the Company in its discretion.

The Company anticipates continuing to rely on equity sales of its Common Stock and Preferred Stock in order to continue to fund its business operations. Issuances of additional shares will result in dilution to the Company’s existing stockholders. There is no assurance that the Company will achieve any additional sales of its equity securities or arrange for debt or other financing to fund its planned business activities.

Going Concern

The Company has incurred losses since inception resulting in an accumulated deficit of $ 25,649,201 , and further losses are anticipated. The Company’s ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, which may not be available at commercially reasonable terms  There can be no assurance that the Company will be able to continue to raise funds, in which case the Company may be unable to meet its obligations and the Company may cease operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The unaudited and audited consolidated financial statements included in this prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that the Company’s assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the unaudited and audited consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-Balance Sheet Arrangements

The Company has no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Critical Accounting Policies

The discussion and analysis of the Company’s financial condition and results of operations are based upon the Company’s unaudited interim and audited consolidated financial statements, which have been prepared in accordance with the accounting principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. The Company believes that understanding the basis and nature of the estimates and assumptions provided within the notes to the Company’s financial statements are sufficient to an understanding of our consolidated financial statements.

MANAGEMENT

Identification of Directors and Executive Officers

The following table represents the directors and executive officers of Parallax as of the date of the filing of this prospectus:

Name	Age	Position(s) Held
Paul R. Arena	61	Chief Executive Officer, President, Director
David R. Appell	56	Chief Operating Officer
Calli R. Bucci	54	Chief Financial Officer, Corporate Secretary, Director
John L. Ogden	65	Director
E. William Withrow Jr.	80	Director
Nathaniel T. Bradley	43	Director

Background and Business Experience

Paul R. Arena – President, Chief Executive Officer, Director

Mr. Paul R. Arena, age 61, has over thirty years of executive management experience and has held senior executive positions in a number of publicly traded companies.

Mr. Arena has served as a director and as our President and Chief Executive Officer since July 2017.  Mr. Arena has held the position of Chief Executive Officer of Intellectual Property Network, LLC from April 2017 to present, and is a shareholder.  From May 2016 to present, Mr. Arena founded and is a beneficial owner of ArenaLife, LLC and from March 1991 to present, Mr. Arena has held the positions of Chairman of the Board, Chief Executive Officer, President and owner of AIM Group, Inc.

Previously, from March 2013 through January 2014 he was a Senior Managing Director of AudioEye, Inc. and then became Executive Chairman from January 2014 through March 2015. From June 2010 to December 2012, he held various executive positions including Chairman of the Board, Chief Executive Officer, Principal Financial Officer of Augme Technologies, Inc. and Hipcricket, Inc. subsidiary.  From February 2002 to March 2010, Mr. Arena held various executive positions including Chairman of the Board, Chief Executive Officer, Principal Financial Officer and founder of Geos Communications (formerly i2 Telecom International) and its subsidiaries.  Mr. Arena served in various executive capacities including Chairman of the Board, Chief Executive Officer, President and founder of Cereus Technology Partners, Inc. and its subsidiaries, from May 1991 to April 2000.

We believe Mr. Arena is qualified to be our President, CEO, and director because of his extensive senior executive experience in a multitude of different technology hardware and service markets.

David Appell – Chief Operating Officer

Mr. David Appell, age 56, is a highly motivated senior executive with diverse experience and education.  Results driven, and extremely dedicated, Mr. Appell has developed long-term relationships with a vast worldwide network.  He possesses extensive knowledge in the areas of technology, telecom, manufacturing, financial markets, and management, and is highly skilled in negotiations.

During his career spanning over 25 years, Mr. Appell has held senior executive positions in a multitude of areas, including serving as President of Carbon Capital Corp. since 2000, and Chief Executive Officer of Contour Tech Group from August 2014 to February 2018.  From 2008 to 2014, Mr. Appell was Managing Member of MST Acquisitions Group LLC, and from 2001 to 2010, he served as Chief Operating Officer of Digital Products Inc. From 1998 to 2000, Mr. Appell served as Chief Executive Officer of The Regency Group, a full-service brokerage firm on Wall Street. From 1996 to 1998, Mr. Appell was Managing Director of Corporate Finance for Andrew Alexander Wise & Co., and from 1992 to 1997 he was General Partner of HPH Capital Growth LP.   From 1992 to 1996, Mr. Appell also served as house counsel and Director for Comart, Inc., and from 1990 to 1992, he worked for Kantrowitz, Goldhamer and Graifman, PC, a law firm serving New York and New Jersey since 1975.

Mr. Appell also maintained his own law practice from 1992 to 2000, providing legal and consulting services to corporate, real estate and commercial clients.

Mr. Appell received his Juris Doctorate from Cardozo Law School in New York City, and a Bachelor’s in Business Administration from Pace University in New York, majoring in Accounting.

Mr. Appell has served as a trustee for the Institute for Educational Achievement (“IEA”) since 2013, a privately run establishment that provides educational services to children and young adults with Autism.

We believe Mr. Appell is qualified to be our Chief Operating Officer because of his extensive experience and background in senior management, business operations, finance, leadership, public markets, and a multitude of other areas.

Calli R. Bucci – Chief Financial Officer, Corporate Secretary, Director

Ms. Bucci has over 30 years’ experience in the field of finance and business management.  She joined Parallax in 2010 as its controller, and has served as its Chief Financial Officer since November 2012.  Before joining Parallax, Ms. Bucci held the position of Chief Financial Officer at InstaSave, Inc., a promotional incentive company, from December 2007 to January 2010, where she was responsible for financial reporting, capital structure strategy and modeling, financial transactions with consumers, consumer product goods companies and retailers, investor relations, audits, payroll and corporate income taxes.

In addition to her public accounting background, Ms. Bucci held the position of Manager/Senior Accountant at Gelfand, Rennert & Feldman, a division of PriceWaterhouseCoopers, from April 1993 to August 1999, where she was responsible for all financial transactions for high net worth clientele, was liaison for annual audits, general ledger reviews and annual tax preparation.  Ms. Bucci held the position of Director of Accounting and Contract Administration at Intercontinental Releasing Corporation (IRC), a Los Angeles based Motion Picture Distribution Company, from April 1989 to April 1993.  Ms. Bucci was responsible for all functions within the company’s accounting department, from financial statements and forecasting, to annual audits and corporate taxes. During her tenure with IRC, Ms. Bucci also designed and implemented a custom computerized availabilities system for the film rights of over 35 film properties distributed to foreign territories throughout the world. She was also responsible for the administration and facilitation of all client contracts, dealing heavily in foreign currencies and international import regulations.

Ms. Bucci concurrently holds the position of Chief Financial Officer of PearTrack Security Systems, Inc., a Nevada corporation.

Ms. Bucci attended Santa Monica College and the University of California at Berkley, majoring in Accounting.

We believe Ms. Bucci is qualified to be our Chief Financial Officer, Secretary and director because of her knowledge of and extensive experience in a multitude of different capacities in corporate finance, business affairs, and public markets.

Nathaniel T. Bradley – Director, Chief Technology Officer

Mr. Bradley has served as our Chief Technology Officer since January 2016 and as the President of our wholly-owned subsidiary, Parallax Health Management, Inc. (fka Qolpom, Inc.), since the founding of the company in 2014.  He is also has served as the Chief Technology Officer and Chief Product Officer of Montecito BioSciences, Ltd. from 2011 to present. Mr. Bradley is also founder of Bradley Brothers, LLC and Intellectual Property Network, Inc. both formed in 2012.  Mr. Bradley previously served as a director of AudioEye, Inc. from the company’s founding in 2005 to 2015, and as Chief Executive Officer and President between 2007 and 2015. Mr. Bradley is a recognized pioneer and active expert in the new media Internet technology sector. He is the named inventor of several Internet technology patents and patents pending with the U.S. Patent and Trademark Office. Over the past decade, Mr. Bradley has been involved in the invention, reduction to practice, commercial licensing, and enforcement of foundational Internet and mobile technology patents. Prior to AudioEye, Mr. Bradley was Chairman of the Board of Modavox® from 2006 to 2013, which became Augme Technologies, Inc. owner of Hipcricket, Inc. where he was Chief Technology Officer.  Mr. Bradley was also founder and Managing Member of Kino Digital, Kino Communications and Kino Interactive.

We believe Mr. Bradley is qualified to be a director of Parallax because of his extensive experience in strategic business development, intellectual properties and inventive technologies.

E. William Withrow Jr. – Director

Mr. Withrow Jr. has nearly twenty years of experience in the financial investment industry, twenty-four years of experience in the logistics field, and twenty years of experience in civic leadership. Since 2004, Mr. Withrow has served as an elected member of the Board of Trustees of the Peralta College District in the San Francisco Bay area, an institution consisting of 2,000 faculty and staff and approximately 30,000 students.   From 1997 to 2002, Mr. Withrow Jr. served as a financial consultant for Wells Fargo, a provider of personal banking and investing services.  From 1993 to 1997, he served as a financial consultant for Merrill Lynch, a financial management and advisory company.  From 1987 to 1989, Mr. Withrow Jr. served as a sales manager for Paine Webber, a stock brokerage and asset management firm, and from 1983 to 1987, he served as a financial consultant for Drexel Burnham Lambert, an investment banking firm.  As a financial consultant and sales manager for the aforementioned financial institutions, Mr. Withrow Jr. examined financial statements, evaluated investment opportunities, provided advice to clients about possible investment opportunities and provided advice to stockbrokers and other individuals attempting to sell securities.   Additionally, Mr. Withrow Jr. served twenty-four years on active duty in the U.S. Navy as a professional logistician, retiring with the rank of Captain.

Mr. Withrow Jr. has been very active in civic leadership for the past 20 years serving in a number of elected and appointed positions, including Mayor of Alameda, California.

Mr. Withrow Jr. received a Bachelor of Business in Finance and Accounting from the University of Colorado in 1959, and in 1972 received a Master in Business Administration from Harvard University.

We believe Mr. Withrow Jr. is qualified to be a director of Parallax because of his extensive experience in financial consulting and strategic business development.

John L. Ogden – Director

Mr. Ogden has more than 35 years’ experience in corporate finance, international negotiations, corporate and asset acquisition, business development and company management. Since 1995, he has been a principal and managing director of Wood Roberts, LLC, an energy corporate financial advisory firm based in Houston, Texas. Between 1985 and 1995, he managed an independent corporate financial consulting business specializing in domestic and international energy issues, providing M&A advice, and strategic corporate financial consulting services. Mr. Ogden graduated from the University of Leeds, England, with a Bachelor of Laws (honors) and is qualified as a Barrister-at-Law in England.

We believe Mr. Ogden is qualified to be a director of Parallax because of his extensive experience in corporate finance and strategic business development.

Family Relationships

There are no family relationships among our directors or executive officers.

Audit Committee and Audit Committee Financial Expert

The Company established an audit committee of the Board comprised of John L. Ogden (chair) and E. William “Bill” Withrow Jr. The audit committee’s duties are to recommend to our Board the engagement of an independent registered public accounting firm to audit our financial statements and to review our accounting and auditing principles. The audit committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in the opinion of our Board, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee

The  Company established a compensation committee of the Board comprised of John L. Ogden and E. William “Bill” Withrow Jr. (chair).  The compensation committee will oversee and determine the compensation of Parallax’s Chief Executive Officer and other executive officers, including salaries, bonuses, grants of stock options and other forms of equity-based compensation, approve all employment and severance agreements for executive officers, approve significant changes to benefit plans and perform such other functions as the Board of Parallax may direct.  The compensation committee will also approve all other agreements containing compensation and services rendered, such as consulting and other compensatory agreements, and will administer the Company’s stock incentive plans and make recommendations to the Board concerning any director compensation plan.

Code of Ethics

We have adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-K of the Securities Exchange Act of 1934. The Code of Ethics applies to directors and senior officers, such as the principal executive officer, principal financial officer, controller, and persons performing similar functions.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the compensation paid to the Company’s executive officers for the years ended December 31, 2018, and December 31, 2017:

SUMMARY COMPENSATION TABLE
		Salary		Bonus		Stock Award		Option Awards		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Name and Principal Position	Year	($)		($)		($)		($)		($)	($)	($)		($)
Paul R. Arena Chief Executive Officer, President	2018	350,000	[4] [6]	75,000	[6]	None	[1]	None	[1]	None	None	55,483	[5]	480,483
	2017	169,750	[6]	None		2,000,000	[1]	915,500	[1]	None	None	17,287	[5]	3,102,537
Calli R. Bucci Chief Financial Officer, Secretary	2018	216,000	[4] [7]	100,000	[7]	820,000	[2]	134,500	[2]	None	None	8,308	[5]	1,278,808
	2017	250,691	[4] [7]	None		None		None	[2]	None	None	12,063	[5]	262,754
Nathaniel T. Bradley Chief Technology Officer; President, PHM	2018	222,000	[4] [8]	None		None		160,000	[3]	None	None	44,655	[5]	426,655
	2017	180,000	[4] [8]	50,000	[8]	750,000	[3]	229,400	[3]	None	None	28,704	[5]	1,238,104

[1]

Pursuant to Employment Agreement effective July 7, 2017, 10,000,000 shares of restricted Common Stock were granted, with an aggregate grant date fair value of $2,000,000, of which 2,500,000 vested during 2017, valued at $500,000, and 2,500,000 vested during 2018, valued at $500,000; and 5,000,000 options were granted, valued at $915,500 using the Black Scholes method, of which 1,250,000 vested during 2017, valued at $228,875, and none vested in 2018.  The assumptions used in valuing the options were: expected term 3.5 years, expected volatility 1.88, risk free interest rate 1.95%, and dividend yield 0%.

[2]

Pursuant to Executive Agreement effective January 1, 2018, 1,000,000 options were granted, all of which vested in 2018, valued at $134,500 using the Black Scholes method.  The assumptions used in valuing the options were: expected term 3.75 years, expected volatility 1.78, risk free interest rate 2.25%, and dividend yield 0%; and, pursuant to 2018 stock award of 5,000,000 shares, 100% vested immediately, with an aggregate grant date fair value of $820,000.

[3]

Pursuant to Employment Agreement effective August 1, 2017, 3,000,000 shares of restricted Common Stock were granted, 100% vesting immediately, with an aggregate grant date fair value of $750,000; and 1,000,000 options were granted, valued at $229,400 using the Black Scholes method. The assumptions used in valuing the options were: expected term 3.25 years, expected volatility 1.95, risk free interest rate 2.29%, and dividend yield 0%. An additional 1,000,000 options were granted on August 1, 2018, valued at $160,000 using the Black Scholes method. The assumptions used in valuing the options were: expected term 3 years, expected volatility 2.06, risk free interest rate 2.78%, and dividend yield 0%.

[4]	Includes $150,000 paid by each officer in connection with the purchase of preferred Series C shares.
[5]	Accrued vacation and benefits.
[6]

Pursuant to agreement with Company, included in amounts for 2018 and 2017, respectively, are $45,500 and $97,800 in officer’s compensation, $75,000 and $0 in bonuses, and $55,483 and $17,287 in benefits that have been accrued and deferred until the Company reaches certain funding and earnings goals.  Included in these goals are a private placement offering for $3-$6 million.

[7]

Pursuant to agreement with Company, included in amounts for 2018 and 2017, respectively, are $0 and $115,651 in officer’s compensation, $100,000 and $0 in bonuses, and $8,308 and $12,063 in benefits that have been accrued and deferred until the Company reaches certain funding and earnings goals.  Included in these goals are a private placement offering for $3-$6 million.

[8]

Pursuant to agreement with Company, included in amounts for 2018 and 2017, respectively, are $0 and $105,172 in officer’s compensation, $0 and $50,000 in bonuses, and $44,655 and $28,704 in benefits that have been accrued and deferred until the Company reaches certain funding and earnings goals.  Included in these goals are a private placement offering for $3-$6 million.

For additional information on stock options, see “Outstanding Equity Awards at Fiscal Year End” below.

Employment Contracts and Termination of Employment and Change in Control Arrangements

On January 1, 2017, the Company, through its wholly-owned subsidiary, Parallax Health Management, Inc. (formerly Qolpom®, Inc.) entered into an Employment Agreement with Mr. Nathaniel T. Bradley, the President of Parallax Health Management, Inc. The agreement is for a term of three (3) years, and includes annual compensation of $150,000, as well as a bonus plan contingent upon the Company’s performance, and customary employee benefits.  In addition, the agreement provides for a non-refundable, fully-vested signing bonus of $50,000. Effective August 1, 2017, the Employment Agreement was superseded by a new agreement which was executed on November 30, 2017, and replaces any other employment agreement between Mr. Bradley and the Company or any of its subsidiaries.  The agreement is for an initial term of three (3) years, and provides annual compensation for Mr. Bradley to serve as the Company’s Chief Technology Officer (“CTO”), as well as CTO of Parallax Health Management, Inc. and Parallax Behavioral Health, Inc., in the aggregate of $222,000 year one, $265,000 in year two and $320,000 in year three, as well as various performance bonuses, and customary employee benefits. In addition, the agreement, as amended, provides for a grant to purchase 3,000,000 restricted common shares at $0.001 per share, with 100% vesting immediately, as well as options granted to purchase 2,000,000 shares of the Company’s Common Stock at a price of $0.25 per share.  The options are for a period of five (5) years, and vest annually over a three (3) year period, with an initial vesting of 25%.

On July 7, 2017, the Company entered into an Executive Employment Agreement (the “Agreement”) with Mr. Paul R. Arena to serve as the Company’s President and Chief Executive Officer for a period of three (3) years.  As compensation for his services, the Agreement provides for a base compensation of $350,000 in year one, of which 30% shall be deferred until certain goals are met, $425,000 in year two, and $550,000 in year three, as well as annual bonus compensation equal to 2x base when certain Company earnings are reached.  In addition, the Agreement includes a grant to purchase 10,000,000 restricted common shares at $0.001 per share, of which 25% vests immediately; 25% vests in one year; 25% vests after two years; and 25% vests when certain funding goals have been met. The Agreement also includes the grant of 5,000,000 stock options at an exercise price of $0.25 per share.  The options are exercisable for a period of five (5) years, and vest when certain market share prices of the Company’s Common Stock are met.

On January 1, 2018, the Company entered into an Executive Agreement with its Calli Bucci, its Chief Financial Officer.  The agreement replaces any other written agreement with the Company, is for a term of one (1) year, with the option to extend, and includes annual compensation of $216,000 in year 1, as well as a bonus plan and customary executive benefits.  In addition, the agreement provides for a non-refundable, fully-vested signing bonus of $100,000, as well as a grant of stock options to purchase 1,000,000 shares of the Company’s Common Stock at an exercise price of $0.25 per share. The options are for a period of five (5) years, and vest quarterly over a one (1) year period.

In April 2019, the Company entered into an employment agreement with Mr. David Appell to serve as the Company’s Chief Operating Officer. The agreement commences May 15, 2019, is for an initial term of two (2) years, and provides a base compensation of $250,000 year one, and $275,000 in year two, as well as various performance bonuses, and customary employee benefits. In addition, the agreement includes a grant to purchase 3,000,000 restricted common shares at $0.001 per share, of which 25% vest immediately, and the remainder vest when certain earnings goals are met, as well as options granted to purchase 3,000,000 shares of the Company's Common Stock at an exercise price of $0.25 per share.  The options are for a period of five (5) years, and vest annually over the term of the agreement, with an initial vesting of 25%.

Each agreement above includes provisions for 1) the accelerated vesting of stock options or similar securities upon a change in control of the Company; and 2) six (6) months continued benefits and salary at the prevailing rate upon their termination without just cause. There are no other employment contracts, compensatory plans or arrangements, including payments to be received from the Company with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

There are no agreements or understandings for any executive officer to resign at the request of another person. None of the Company’s executive officers acts or will act on behalf of or at the direction of any other person.

Equity Compensation Plan

In 2015, the Company adopted and approved the 2015 Incentive Compensation Plan (“the 2015 Plan”), wherein ten million (10,000,000) restricted shares of Common Stock were reserved for issuance. The 2015 Plan was intended to assist the Company in securing and retaining key employees, directors and consultants by allowing them to participate in the Company’s ownership and growth through the grant of incentive and non-qualified options. The 2015 Plan is currently administered by the Company’s board of directors. Subject to the provisions of the plan, the board will determine who shall receive options, the number of shares of Common Stock that may be purchased under the options.

In 2016, the Company adopted and approved the 2016 Incentive Compensation Plan (“the 2016 Plan”), wherein ten million (10,000,000) restricted shares of Common Stock were reserved for issuance. The 2016 Plan was intended to assist the Company in securing and retaining key employees, directors and consultants by allowing them to participate in the Company’s ownership and growth through the grant of incentive and non-qualified options. The 2016 Plan is currently administered by the Company’s board of directors. Subject to the provisions of the plan, the board will determine who shall receive options, the number of shares of Common Stock that may be purchased under the options.

In June 2019, the Company adopted and approved the 2019 Stock Incentive Plan (“the 2019 Plan”), wherein forty million (40,000,000) restricted shares of Common Stock were reserved for issuance. The 2019 Plan was intended to assist the Company in securing and retaining key employees, directors and consultants by allowing them to participate in the Company’s ownership and growth through the grant of incentive and non-qualified options. The 2019 Plan is currently administered by the Company’s board of directors. Subject to the provisions of the plan, the board will determine who shall receive options, the number of shares of Common Stock that may be purchased under the options. On June 17, 2019, the Company filed a Form S-8 registration statement with the Securities and Exchange Commission for the 40,000,000 shares underlying the 2019 Plan.

As of December 2, 2019 , an aggregate of 26,685,000 stock options have been granted under the plans, of which 9,612,800 are vested, and 17,072,200 vest periodically over the next 36 months.

Stock Options/SAR Grants

On July 7, 2017, in connection with an executive employment agreement, the Company granted the officer 5,000,000 options to purchase common shares at $0.25 for a period of five (5) years.  The options vest as follows: 25% immediately, and the remainder vest when certain market goals are met.

On August 1, 2017, in connection with an executive employment agreement, the Company granted the officer 1,000,000 options to purchase common shares at $0.25 for a period of five (5) years.  The options vest annually over a three (3) year period.

On January 1, 2018, in connection with an executive agreement, the Company granted the officer 1,000,000 options to purchase common shares at $0.25 for a period of five (5) years.  The options vest annually over a one (1) year period.

On August 1, 2018, in connection with an executive employment agreement, the Company granted the officer 1,000,000 options to purchase common shares at $0.25 for a period of five (5) years.  Of the options granted, 50% vest immediately, and the remaining vest annually over a two (2) year period.

There were no other stock options granted to directors and officers during the years ended December 31, 2017 or 2018.

Aggregated Option Exercised in Last Fiscal Year

On August 13, 2018, in connection with the exercise of certain employee stock options, the Company issued 1,071,430 shares of its restricted Common Stock at a conversion rate of $0.05 per share.

There were no other options exercised during the years ended December 31, 2017 or 2018, by any officer or director of the Company.

Outstanding Equity Awards at Fiscal Year End

The following tables summarize the outstanding equity awards held by each executive officer and director at December 31, 2018:

	Option Awards					Stock Awards
Name	Total Number Of Options Granted	Number of Options Vested / Exercisable	Number of Options Non-Exercisable	Exercise Price	Expiration Date	Number of Unvested Units	Value of Unvested Units

Paul R. Arena	5,000,000	1,250,000	3,750,000	$0.25	07/07/2022	5,000,000	$1,000,000
Nathaniel T. Bradley	2,000,000	1,000,000	1,000,000	$0.25	08/01/2022	––	––
Calli R. Bucci	1,000,000	1,000,000	––	$0.25	08/13/2020	––	––
John L. Ogden	500,000	500,000	––	$0.05	10/05/2020	––	––
Edward W. Withrow Jr.	750,000	750,000	––	$0.05	10/05/2020	––	––
Total	9,250,000	4,500,000	4,750,000			5,000,000	$1,000,000

Compensation of Directors

The table below summarizes the compensation paid to the Company’s independent directors for their services as members of the Company’s board of directors for the years ended December 31, 2018, and December 31, 2017:

Director Name		Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Edward W. Withrow Jr. Director	2018	None	None	None	None	None	None	None
	2017	None	None	None	None	None	None	None
John L. Ogden Director	2018	None	None	None	None	None	None	None
	2017	None	None	None	None	None	None	None

The Company adopted a formal compensation and expense reimbursement plan for its independent directors effective January 1, 2019 (the “DC Plan”), to provide the directors with reasonable compensation for the performance of their duties as members of the board of directors and the amount of time spent on official business of the Company. The compensation provided under the DC Plan is as follows:

1.Annual retainer of $24,000 for Board membership, inclusive of all board meeting attendance.

2.Annual retainer of $12,000 for Committee membership, inclusive of all Committee meeting attendance.

3.Annual retainer for service as the Audit and Compensation Committee Chairpersons of $5,000.

4.Annual retainer for service as the Chairperson of any committee established by the Board, other than the Audit or Compensation Committee, of $2,500.

5.Reimbursement for reasonable out-of-pocket expenses actually incurred in connection with participation and/or attendance of Board and Committee meetings.

In addition, certain directors and officers of the Company have received stock options to purchase common shares under the Company’s Employee Stock Option Plan and Incentive Compensation Plan, and may receive additional stock options at the discretion of the Company’s board of directors.

The Company has not paid any other cash compensation or directors fees for services rendered as a director since the Company’s inception to the adoption of the DC Plan..

Pension, Retirement or Similar Benefit Plans

As of September 30, 2019, the Company had no pension plans or compensatory plans or other arrangements which provide compensation in the event of termination of employment or change in control the Company, with the exception of those arrangements contained within the “Employment Contracts and Termination of Employment and Change in Control Arrangements” section above. There are no arrangements or plans in which the Company provides pension, retirement or similar benefits for directors or executive officers. The Company has no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to its directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.  For additional information on executive compensation, see “Employment Contracts and Termination of Employment and Change in Control Arrangements” section above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to each stockholder known by the Company to be the beneficial owner of more than 5% of its Common Stock and by each of its current directors and executive officers. Each person has sole voting and investment power with respect to the shares of Common Stock, subject to community property laws where applicable, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of Common Stock, except as otherwise indicated:

The information set forth in the table below is based on 238,579,740 shares of our Common Stock issued and outstanding on December 2, 2019 , and Common Stock deemed outstanding. [1] In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of Common Stock subject to restricted stock awards, stock options, warrants, rights or other convertible securities held by that person that are currently exercisable or will be exercisable within 60 days after December 2, 2019 . We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Shareholder	Address	Amount and Nature of Beneficial Ownership [1]		Percentage of Beneficial Ownership [1]
M. Katuska Sandoval	1327 Ocean Avenue, Suite B Santa Monica, CA 90401	77,281,211	[2] [4]	31.00%
Jorn & Jennifer Gorlach	2154 NW Everett Street, Apt B Portland, OR 97210	68,363,295	[2] [3]	26.94%
Montecito BioSciences, Ltd.	1327 Ocean Avenue, Suite B Santa Monica, CA 90401	38,156,227	[2]	16.27%
Ionic Ventures, LLC	5328 Yacht Haven Grande, Box # 15 / Suite C201 St. Thomas, VI 00802	25,500,000	[8]	10.28%
Huntington Chase LLC	1327 Ocean Avenue, Suite B Santa Monica, CA 90401	20,771,839	[4]	8.33%

Directors and Executive Officers:
Paul R. Arena	28 W. 36th Street, 8th Floor New York, NY 10018	11,760,099	[5]	4.95%
Calli R. Bucci	1327 Ocean Avenue, Suite B Santa Monica, CA 90401	11,588,091	[7]	4.88%
Nathaniel T. Bradley	28 W. 36th Street, 8th Floor New York, NY 10018	9,627,338	[6]	4.05%
John L. Ogden	Two Riverway, Suite 1710 Houston, TX 77056	4,426,824	[9]	1.88%
Edward W. Withrow Jr.	133 Cumberland Way Alameda, CA 94502	1,784,187		0.76%
David Appell	28 W. 36th Street, 8th Floor New York, NY 10018	1,500,000	[10]	0.64%

Directors and officers as a group (6 shareholders)		40,686,539		17.16%

[1]Based upon 238,579,740 shares issued and outstanding at December 2, 2019 , and Common Stock deemed outstanding for each beneficial shareholder.  The Common Stock deemed outstanding was not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.

[2]38,156,227 shares held by Montecito BioSciences, Ltd., of which 18,200,522 shares are indirectly beneficially owned by M. Katuska Sandoval, and 9,539,057 shares are indirectly beneficially owned by Dr. Jorn Gorlach. See footnote [3] and [4].  Mrs. Sandoval and Dr. Gorlach each disclaim beneficial ownership over the shares held by Montecito BioSciences, Ltd. except to the extent of their proportionate pecuniary interest therein.

[3]Includes direct beneficial ownership of 4,578,747 common shares; and indirect beneficial ownership of (i) 6,111,753 common shares and 3,515,915 warrants to purchase common shares held by Avantgarde LLC, and (ii) 229,368 common shares, 701,248 warrants and 13,381,287 common shares underlying convertible preferred stock and dividends held by Hamburg Investment Group, entities controlled by Dr. Jorn Gorlach; and (iii) 38,156,227 shares of Montecito BioSciences, Ltd. , of which 9,539,057 shares are held by Dr. Gorlach [2]

[4]Includes direct beneficial ownership of 12,631,245 common shares; and indirect beneficial ownership of (i) 5,721,900 common shares held by Withrow Sinclair & Co., and 5,897,419 common shares held by Huntington Chase LLC, entities controlled by M. Katuska Sandoval; and (ii) 1,000,000 stock options exercisable within 60 days, and 13,874,420 common shares underlying convertible preferred stock and dividends held by Huntington Chase LLC,; and (iii) 38,156,227 shares of Montecito BioSciences, Ltd. , of which 18,200,522 shares are held by Ms. Sandoval. [2]

[5]Includes direct beneficial ownership of 8,575,000 common shares and 1,250,000 stock options, respectively, exercisable within 60 days of December 2, 2019 , of which 7,375,000 and 1,250,000 are in connection with 10,000,000 restricted stock award and 5,000,000 stock options granted per Employment Agreement dated July 7, 2017; 625,000 warrants to purchase common stock; and 1,310,099 common shares underlying convertible preferred stock and dividends.

[6]Includes direct beneficial ownership of 1,263,894 stock options exercisable within 60 days of December 2, 2019 , of 2,000,000 granted per Employment Agreement dated August 1, 2017, as amended; and indirect beneficial ownership of 6,428,346 common shares 625,000 warrants to purchase common stock; and 1,310,099 common shares underlying convertible preferred stock and dividends held by Bradley Bros, LLC, an entity controlled by Nathaniel T. Bradley, director.

[7]Includes direct beneficial ownership of 8,652,992 common shares; 1,000,000 stock options exercisable within 60 days of December 2, 2019 , of 1,000,000 granted per Employment Agreement dated January 1, 2018; 625,000 warrants to purchase common stock; and 1,310,099 common shares underlying convertible preferred stock and dividends.

[8]Includes direct beneficial ownership by Ionic Ventures, LLC of 12,000,000 common shares and 13,500,000 warrants to purchase common shares. Ionic Ventures, LLC controlled by Brendan O’Neill, whose address is 5328 Yacht Haven Grande Box # 15 / Suite C201, St. Thomas, VI 00802.

[9]Includes direct beneficial ownership of 3,216,964 common shares; 1,000,000 stock options exercisable within 60 days; and 209,860 common shares underlying convertible debt and accrued interest.

[10]Includes direct beneficial ownership of 750,000 common shares and 750,000 stock options exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Party Transactions

None of the directors or executive officers of the Company, nor any person who owned of record or was known to own beneficially more than 5% of the Company’s outstanding shares of its Common Stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction that has occurred during the year ended December 31, 2018, or in any proposed transaction, which has materially affected or will affect the Company, with the exception of the following:

Related Parties:

Montecito BioSciences, Ltd. (“MBS”) is a beneficial ownership shareholder of the Company.  M. Katuska Sandoval, a beneficial ownership shareholder of MBS, is also principal/control person of Withrow Sinclair & Co., and Huntington Chase, LLC, shareholders of the Company.

Dr. Jorn Gorlach, a beneficial ownership shareholder of MBS, is also a beneficial ownership shareholder of the Company.  Dr. Gorlach is also principal/control person of Hamburg Investment Company, LLC and AvantGarde LLC, shareholders of the Company.

Bradley Bros. LLC, a shareholder of the Company, is controlled by Nathaniel T. Bradley, an officer and director.

Intellectual Property Network, Inc. (“IPN”) is the former controlling shareholder of Parallax Health Management, Inc. (formerly Qolpom, Inc.), the Company’s wholly owned subsidiary since September 2016.  IPN is controlled by Paul R. Arena and Nathaniel T. Bradley, officers and directors of the Company.

Stock Issuances:

On January 23, 2017, the Company issued 30,000 shares of its Series B Preferred Stock at $5.00 per share to Hamburg Investment Company, LLC, an entity controlled by Dr. Jorn Gorlach, a beneficial shareholder, for cash in the amount of $150,000.

On March 16, 2017, in connection with a related party convertible promissory note in the amount of $250,000 and accrued interest of $7,954, the Company issued 1,228,346 shares of its restricted Common Stock at a conversion rate of $0.21 per share to Bradley Brothers, LLC, an entity controlled by Nathaniel T. Bradley, an officer and director.

On May 18, 2017, in connection with a related party convertible promissory note in the amount of $200,000 and accrued interest of $27,781, the Company issued 2,277,808 shares of its restricted Common Stock at a conversion rate of $0.10 per share to Joseph M. Redmond, former President, CEO and director.

On September 11, 2017, in connection with a related party convertible promissory note in the amount of $491,100, the note holder elected to convert a portion of the principal in the amount of $40,000.  As a result, the Company issued 400,000 shares of its restricted Common Stock at a conversion rate of $0.10 per share to M. Katuska Sandoval, a beneficial owner.

On January 11, 2018, pursuant to a resolution of the board of directors, the Company issued 6,000,000 shares of its restricted Common Stock to certain officers and directors as follows: 5,000,000 shares to Calli R. Bucci, an officer and director, and 500,000 shares each to John L. Ogden and Edward W. Withrow Jr., directors.  The shares were purchased at par, or $0.001 per share, for cash in the amount of $6,000.

On August 13, 2018, in connection with the exercise of certain employee stock options, the Company issued 1,071,430 shares of its restricted Common Stock at a conversion rate of $0.05 per share to Calli R. Bucci, an officer and director.  The shares were issued on a cashless basis, resulting in a net value of $187,500.

On September 30, 2018, in connection with the Series C convertible Preferred Stock equity offering, Paul R. Arena, Calli R. Bucci and Nathaniel T. Bradley, officers and directors of the Company, were each issued 30,000 Series C Preferred shares, for an aggregate of 90,000 Series C Preferred shares, at a price of $5.00 per share in exchange for accrued compensation in the aggregate of $450,000. In connection with the Series C Preferred shares, the officers were also each issued 625,000 warrants, for an aggregate of 1,875,000 warrants, which are exercisable for a period of three (3) years at an exercise price of $0.25 per share.

Preferred Stock Holdings:

As of December 31, 2018, Huntington Chase Financial Group, whose principal, M. Katuska Sandoval, is a beneficial shareholder of the Company, holds 399,732 shares of Series A Preferred Stock.  Each share of Series A Preferred Stock is convertible into twenty (20) common shares at an average price of $0.27518 per share, for a total of 7,994,638 common shares, if converted.  Dividends are payable semi-annually at a rate of 7% per annum, to be paid in cash or in kind, at the option of the Company. As of December 31, 2018, dividends owed totaled $132,742, or 5,410,582 common shares, as converted.

As of December 31, 2018, Hamburg Investment Company, LLC, whose principal, Dr. Jorn Gorlach, is a beneficial shareholder of the Company, holds 363,393 shares of Series A and 30,000 shares of Series B convertible Preferred Stock.  Each share of Series A Preferred Stock is convertible into twenty (20) common shares at a price of $0.27518 per share, for a total of 7,267,853 common shares, if converted. Each share of Series B Preferred Stock is convertible into twenty (20) common shares at a price of $0.25 per share, for a total of 600,000 common shares, if converted.  The Series B subscription included warrants to purchase 300,000 shares of the Company's Common Stock at a price of $0.75 per share for a period of two (2) years. Dividends on Series A and Series B Preferred Stock are payable semi-annually at a rate of 7% and 10% per annum, respectively, to be paid in cash or in kind, at the option of the Company. As of December 31, 2018, dividends owed totaled $97,052, or 5,056,150 common shares, as converted.

As of December 31, 2018, Paul R. Arena, Calli. R. Bucci, and Nathaniel T. Bradley, all officers and directors of the Company, each hold 30,000 shares of convertible Service C Preferred Stock.  Each share of Series C Preferred Stock is convertible into 41.67 shares of Common Stock at a conversion price of $0.12 per share, for a total of 1,250,000 common shares each, if converted. The Series C subscription included warrants to purchase 625,000 shares of the Company's Common Stock at a price of $0.25 per share for a period of three (3) years. Dividends on Series C Preferred Stock are payable semi-annually at a rate of 8% per annum, to be paid in cash or in kind, at the option of the Company. As of December 31, 2018, dividends owed totaled $3,025 each, or 25,205 common shares each, as converted.

Agreements

On January 1, 2017, the Company, through its wholly-owned subsidiary, Parallax Health Management, Inc. (formerly Qolpom, Inc.) entered into an Employment Agreement with Mr. Nathaniel T. Bradley, the President of Parallax Health Management, Inc. The agreement is for a term of three (3) years, and includes annual compensation of $150,000, as well as a bonus plan contingent upon the Company's performance and customary employee benefits.  In addition, the agreement provides for a non-refundable, fully-vested signing bonus of $50,000. Effective August 1, 2017, the Employment Agreement was superseded by a new agreement which was executed on November 30, 2017, and replaces any other employment agreement between Mr. Bradley and the Company or any of its subsidiaries.  The agreement is for an initial term of three (3) years, and provides annual compensation for Mr. Bradley to serve as the Company’s Chief Technology Officer (“CTO”), as well as CTO of Parallax Health Management, Inc. and Parallax Behavioral Health, Inc., in the aggregate of $222,000 year one, $265,000 in year two and $320,000 in year three, as well as various performance bonuses and customary employee benefits. In addition, the agreement, as amended, provides for a grant to purchase 3,000,000 restricted common shares at $0.001 per share, vesting immediately, as well as options granted to purchase 2,000,000 shares of the Company's Common Stock at a price of $0.25 per share.  The options are for a period of five (5) years, and vest annually over a three (3) year period, with an initial vesting of 25%.

On July 7, 2017, the Company entered into an Executive Employment Agreement (the “Agreement”) with Mr. Paul R. Arena to serve as the Company’s President and Chief Executive Officer for a period of three (3) years.  As compensation for his services, the Agreement provides for a base compensation of $350,000 in year one, of which 30% shall be deferred until certain goals are met, $425,000 in year two, and $550,000 in year three, as well as annual bonus compensation equal to 2x base when certain Company earnings are reached.  In addition, the Agreement includes a grant to purchase 10,000,000 restricted common shares at $0.001 per share, of which 25% vests immediately; 25% vests in one year; 25% vests after two years; and 25% vests when certain funding goals have been met. The Agreement also includes the grant of 5,000,000 stock options at an exercise price of $0.25 per share.  The options are exercisable for a period of five (5) years, and vest when certain market share prices of the Company’s Common Stock are met.

On January 1, 2018, the Company entered into an Executive Agreement with Calli R. Bucci, its Chief Financial Officer.  The agreement replaces any other written agreement with the Company, is for a term of one (1) year, with the option to extend, and includes annual compensation of $216,000 in year 1, as well as a bonus plan and customary executive benefits.  In addition, the agreement provides for a non-refundable, fully-vested signing bonus of $100,000, as well as a grant of stock options to purchase 1,000,000 shares of the Company's Common Stock at an exercise price of $0.25 per share. The options are for a period of five (5) years, and vest quarterly over a one (1) year period.

On January 1, 2018, the Company entered into a Consulting Agreement with Huntington Chase Financial Group, LLC, whose principal, M. Katuska Sandoval, is a related party. The agreement replaces any other written agreement with the Company, is for a term of three (3) years, and includes monthly compensation of $25,000 in year 1; $30,000 in year 2 and $35,000 in year 3, of which the year 2 and 3 increases are deferred until completion of certain development projects, as well as customary expense allowances.  In addition, the agreement provides for a grant of stock options to purchase 4,000,000 shares of the Company's Common Stock at an exercise price of $0.25 per share. The options are for a period of five (5) years, of which 25% vest immediately, and the remainder vest when certain market share prices of the Company’s Common Stock are met.

In April 2019, the Company entered into an employment agreement with Mr. David Appell to serve as the Company’s Chief Operating Officer. The agreement commences May 15, 2019, is for an initial term of two (2) years, and provides a base compensation of $250,000 year one, and $275,000 in year two, as well as various performance bonuses, and customary employee benefits. In addition, the agreement includes a grant to purchase 3,000,000 restricted common shares at $0.001 per share, of which 25% vest immediately, and the remainder vest when certain earnings goals are met, as well as options granted to purchase 3,000,000 shares of the Company's Common Stock at an exercise price of $0.25 per share.  The options are for a period of five (5) years, and vest annually over the term of the agreement, with an initial vesting of 25%.

Related Party Payable:

On September 30, 2015, the Company issued a modified convertible promissory note in the principal sum of $631,100 to Huntington Chase, LLC, whose principal, M. Katuska Sandoval, is a beneficial shareholder, representing cash loans and unpaid compensation, of which principal repayments in the aggregate of $100,000 were made in prior years, and $40,000 of which was converted into Common Stock.  The note bears interest at a rate of 7% per annum, and contains a repayment provision to convert the debt into restricted shares of the Company’s Common Stock at a price of $0.10 per share. On December 31, 2018, the note was modified to 1) reduce the principal balance to $491,100; and 2) mature December 31, 2023. During the nine months ended September 30, 2019, the note and accrued interest in the amount of $98,642 was converted at a conversion price of $0.10 into 5,897,419 shares of the Company’s restricted common stock .  As of September 30, 2019, the note was paid in full .

Between April 26, 2018 and May 8, 2018, the Company issued senior secured convertible promissory notes (the “Notes”) to Avantgarde, LLC and Hamburg Investment Group LLC, whose principal, Dr. Jorn Gorlach, is a beneficial shareholder, in the aggregate principal sum of $337,750.  The Notes bore interest at rate of 12% per annum, contained a repayment provision to convert the Notes into restricted shares of the Company’s Common Stock at a price of $0.10 per share, and included warrant coverage for a period of three (3) years to purchase shares of the Company’s Common Stock at an exercise price of $0.10 per share. Effective November 14, 2018 (the “Effective Date”), the Notes and related accrued interest of $90,382 were converted into convertible debentures (“Debentures”) in the principal amount of $428,132. The Debentures bear interest at a rate of 12% per annum, matured February 28, 2019, and are convertible into shares of the Company’s restricted Common Stock at a conversion rate of $0.10 per share or, if an event of default has occurred or the date of conversion is 120 days after the Effective Date, the lesser of (a) $0.10 or (b) 70% of the second lowest traded price for the 20 trading days immediately preceding the date of conversion. On July 25, 2019, the convertible debentures, including accrued interest and premiums, were converted to senior secured promissory notes (the “Senior Notes”) in the aggregate principal of $759,446.  The Senior Notes bear interest at a rate of 8% per annum, with payments of $126,152 plus interest accrued thereon due December 31, 2019; $300,000 due December 31, 2020; and the remaining principal and accrued interest due December 31, 2021.  In addition, as part of the commitment to extend the debt, the noteholders were issued 1,380,811 shares of the Company’s restricted Common Stock, as well as warrants to purchase 2,528,413 shares of the Company’s Common Stock for a period of five (5) years at an exercise price of $0.10461.

On January 1, 2019, the Company issued a convertible promissory note to John L. Ogden, a director, in the principal sum of $20,000.  The note bears interest at a rate of 10% per annum, matures December 31, 2019, and contains a repayment provision to convert the debt into restricted shares of the Company’s Common Stock at a price of $0.25 per share.  During the nine months ended September 30, 2019, no payments of principal or interest were made.  As of September 30, 2019, the principal balance remaining was $20,000.

During the year ended December 31, 2018, accrued benefits increased by $71,463, of which payments were made in the amount of $33,475; and cash advances made by officers and beneficial shareholders to the Company for operating expenses increased by $32,688, of which repayments of cash advances were made in the amount of $64,112.  As of December 31, 2018, accrued benefits and cash advances, were owed to Paul R. Arena in the amount of $18,525; Calli R. Bucci in the amount of $2,398; Nathaniel T. Bradley in the amount of $20,114; Huntington Chase LLC, whose principal, M. Katuska Sandoval, is a beneficial shareholder, in the amount of $17,753; and Intellectual Property Network, whose principals, Paul R. Arena and Nathaniel T. Bradley are officers and directors, in the amount of $76,073; for a total accrued benefits and cash advances owed in the amount of $134,861 as of December 31 2018, as follows:

		For the year ended December 31, 2018
Related Party	Balance 12/31/2017	Accrued Benefits Owed to Related Party	Benefits Paid to Related Party	Cash Advances to Company	Repayments of Cash Advances	Balance 12/31/2018
Paul R. Arena	$––	$47,000	$(28,475)	$3,000	$(3,000)	$18,525
Calli R. Bucci	––	6,710	(5,000)	29,188	(28,500)	2,398
Nathaniel T. Bradley	37,685	––	––	500	(18,073)	20,112
Huntington Chase, LLC	––	17,753	––	––	––	17,753
Intellectual Property Network	90,612	––	––	––	(14,539)	76,073
Total	$128,297	$71,463	$(33,475)	$32,688	$(64,112)	$134,861

During the nine months ended September 30, 2019, accrued benefits increased by $ 247,854 , of which payments were made in the amount of $ 83,224 ; and cash advances made by officers and beneficial shareholders to the Company for operating expenses increased by $ 250,565 , of which repayments of cash advances were made in the amount of $ 76,263 .  As of September 30, 2019, accrued benefits and cash advances are owed to Paul R. Arena in the amount of $ 46,343 ; Calli R. Bucci in the amount of $ 39,033 ; David Appell in the amount of $ 16,050 ; Nathaniel T. Bradley in the amount of $ 37,429 ; Huntington Chase LLC, whose principal, M. Katuska Sandoval, is a beneficial shareholder, in the amount of $ 256,715 ; and Intellectual Property Network, whose principals, Paul R. Arena and Nathaniel T. Bradley are officers and directors, in the amount of $78,223; for a total accrued benefits and cash advances owed in the amount of $ 473,793 as of September 30, 2019, as follows:

		For the nine months ended September 30, 2019
Related Party	Balance 12/31/2018	Accrued Benefits Owed to Related Party	Benefits Paid to Related Party		Cash Advances to Company	Repayments of Cash Advances		Balance 09/30/2019
Paul R. Arena	$18,525	$111,042	$	(83,224)	$2,500		$(2,500)	$46,343
Calli R. Bucci	2,398	33,762		––	35,373		(32,500)	39,033
David Appell	––	16,050		––	––		––	16,050
Nathaniel T. Bradley	20,112	21,000		––	9,242		(12,925)	37,429
Huntington Chase, LLC	17,753	66,000		––	201,000		(28,038)	256,715
Intellectual Property Network	76,073	––		––	2,450		(300)	78,223
Total	$134,861	$247,854	$	(83,224)	$250,565	$	(76,263)	$473,793

The cash advances made to the Company were used for the purpose of overhead and operating expenses. All accrued benefits and cash advances are non-interest bearing.

As of September 30, 2019, related parties are due a total of $ 2,253,882 , consisting of $ 1,000,643 in accrued compensation owed to officers; $ 473,793 in accrued benefits and cash advances from officers and beneficial owners to the Company for operating expenses; $759,446 in promissory notes; and $ 20,000 in convertible promissory notes. Of the related party indebtedness, accrued compensation was reduced by $375,000 in connection with and in exchange for the issuance of 1,600,000 shares each to Paul R. Arena, Calli R. Bucci and Nathaniel T. Bradley, officers and directors, and 1,200,000 shares to John L. Ogden, a director, for a total of 6,000,000 shares of Common Stock offered in the Company’s August 2019 Private Placement.

During the nine months ended September 30, 2019, interest on related party notes payable in the amount of $ 80,003 was expensed , and . $98,642 was converted to Common Stock. As of September 30, 2019, a total of $ 12,643 in accrued interest remains.

Director Independence

For purposes of determining director independence, the Company have applied the definitions set out in NASDAQ Rule 5605(a)(2).  The OTCQB on which shares of Common Stock are quoted does not have any director independence requirements.  The NASDAQ definition of “Independent Officer” means a person other than an Executive Officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  According to the NASDAQ definition, Paul R. Arena, Calli R. Bucci and Nathaniel T. Bradley are not independent directors of the Company.

DESCRIPTION OF INDEBTEDNESS

As of December 2, 2019 , we had the following debt arrangements:

•Convertible Promissory Notes

•Promissory Notes

•Note Payable to Bank

Convertible Promissory Notes

The following table summarize the outstanding convertible promissory notes:

Note Holder	Principal	APR	Accrued Interest	Conversion Price	Term/Due [1]
Lender Group A	$20,000	12%	$15,840	$0.10	07/2018
Lender Group B	569,176	12%	36,218	$0.10-$0.12	11/2019-04/2020
Investor Group A	91,000	10%	18,720	$0.10	07/2018-09/2018
Joseph M. Redmond	576,154	5%	141,097	$0.10	07/31/2017
	$1,256,330		$211,875

[1] See section below entitled “ Defaults ”

The Company issued a senior secured convertible note in the outstanding principal sum of $20,000 (“Lender Group A”).  The note bears interest at a rate of twelve percent (12%) per annum, is convertible into restricted shares of the Company’s Common Stock at a conversion rate of $0.10 per share, matured July 2018, and is currently in default.  Under the terms of default, the note holder receives 40,000 shares of the Company’s restricted Common Stock for each ninety (90) day period. A verbal agreement has been made with the noteholder to extend the due date until such time as the Company completes its August 2019 private placement offering; or the noteholder opts to convert the debt into common stock.  With the exception of the extension the maturity date, the terms of the note under the verbal agreement remain the same as the original note. As of the date of this prospectus, no demand for payment or request for conversion has been made.

The Company issued convertible promissory notes in the aggregate principal sum of $569,176 (“Lender Group B”) for working capital, net of discount of $15,824. The notes bear interest at a rate of 12% per annum, mature six to twelve months from payment of disbursed proceeds, and contains a repayment provision to convert the debt into shares of the Company's Common Stock at an average conversion price of $0.10 per share.

The Company issued convertible promissory notes to certain accredited investors (“Investor Group A”) for financing in the outstanding aggregate amount of $91,000.  The notes bear interest at a rate of 10% per annum, mature in one (1) year, and are convertible into restricted shares of the Company’s Common Stock at a conversion rate of $0.10 per share.  Upon maturity, a verbal agreement was made with the noteholders to extend the due date until such time as the Company completes its August 2019 private placement offering; or the noteholder(s) opt to convert the debt into common stock. With the exception of the extension the maturity date, the terms of the note under the verbal agreement remain the same as the original note.  As of the date of this prospectus, no demand for payment or request for conversion has been made.  The notes were issued with 50% warrant coverage for a period of three (3) years at an exercise price of $0.25 per common share.

The Company issued a convertible promissory note issued to Joseph M. Redmond, the Company’s former President and CEO, in the principal sum of $576,154, representing accrued compensation from prior years.  The note bears interest at a rate of 5% per annum, matured July 31, 2017, and contains a repayment provision to convert the debt into shares of the Company's Common Stock at a price of $0.10 per share. The Company is currently in litigation with the noteholder in connection with this note, among other things, and is confident the Company shall prevail in the proceedings. As a result, the note is subject to compromise.

Defaults:

The following represents the obligations previously in default as a result of cash flow constraints, which have been cured to the satisfaction of the noteholder:

Debt Type	Principal	Default APR	Maturity	Date Cured	Aggregate Settlement
Convertible Promissory Notes	$100,000	20%	05/2018	08/2019	$435,000	[1]
Short-Term Debentures	393,128	18%	02/2019	06/2019	537,369	[2]
Short-Term Debentures-Related Parties	428,131	18%	02/2019	07/2019	982,910	[3]
	$921,259				$1,955,279

[1]Consists of $125,000 in new no-convertible promissory note, $30,000 in cash and 2,400,000 shares of Common Stock, valued at $280,000.

[2] Consists of $393,128 in principal and $144.241 in interest and penalties, for cash payments totaling $537,369.

[3] Consists of $ 759,446 in new no-convertible promissory notes, 1,380,811 shares of Common Stock, valued at $131,314, and 2,528,413 warrants, valued at $92,150.

A convertible promissory note in the principal sum of $100,000 matured in May 2018.  Due to cash flow constraints, the note went into default.  In August 2019, a settlement was reached with the noteholder, the terms of which include the issuance of a new non-convertible promissory note in the amount of $125,000, a cash payment in the amount of $30,000, and 2,400,000 shares of the Company’s Common Stock, valued at $280,000, at which time the default was cured. The new promissory note bears interest at a rate of 8%, and matures August 2020.

Short-term debentures in the principal aggregate of $768,128, matured in February 2019, of which $175,000 was converted to common stock upon maturity. The remaining debentures in the principal aggregate of $593,128 were in default.  During March and April 2019, an additional $200,000 was converted to common stock.  The remaining principal of $393,128, plus $149,241 in interest and penalties, was repaid in June 2019, at which time the default was cured.

Short-term debentures issued Hamburg Investment Company, LLC, and AvantGarde, LLC, entities controlled by Dr. Jorn Gorlach, a beneficial shareholder, in the principal aggregate of $428,131, matured in February 2019.  Due to cash flow constraints, the debentures went into default.  In July 2019, a settlement was reached, the terms of which included the issuance of new non-convertible promissory notes in the principal aggregate of $759,446, 1,380,811 shares of Common Stock, valued at $131,314, and 2,528,413 warrants to purchase Common Stock at an exercise price of $0.10 for a period of five (5) years, valued at $92,150. The warrants were valued using the Black Scholes method. The assumptions used in valuing the warrants were: expected term 5 years, expected volatility 45%, risk free interest rate 1.85%, and dividend yield 0%.

In addition to the defaults disclosed above, $ 111,000 of the Company’s current indebtedness has been extended by verbal agreement from its original maturity date. Under the verbal agreements, the noteholders have agreed to extend the due date (i) two years from the original date of maturity; (ii) until such time as the Company completes a major private placement offering; or the noteholders opt to convert the debt into common stock.  With the exception of the extension the maturity date, the terms of the notes under verbal agreement remain the same as the original note (See Lender Group A and Investor Group A, above).  As of the date of this prospectus, no demand for payment or request for conversion has been made.

Promissory Notes

On July 3, 2019, the Company issued three Senior Secured Notes (the “Senior Notes”) for proceeds in the aggregate principal sum of $220,000. The Senior Notes bear interest at a rate of 8% per annum, and mature 180 days from issuance. As additional consideration, 400,000 shares of the Company’s restricted common stock is being issued to each of the note holders, for an aggregate of 1,200,000 shares, valued at $190,200.

On August 23, 2019, the Company issued a non-convertible promissory note in the principal sum of $125,000 as settlement of a convertible promissory note in the principal sum of $100,000 previously in default [a].  The settlement includes the issuance of 2,400,000 shares of the Company’s restricted common stock, valued at $280,000, and a cash payment of $30,000.  The new promissory note bears interest at a rate of 8%, and matures August 2020.

Note Payable to Bank

On February 11, 2016, the Company was advanced $100,000 from a line of credit (“LOC”) with Bank of America.  The LOC bore interest at a rate of between 6.06% and 6.31% per annum, variable upon Prime Rate fluctuations.  On August 7, 2018, the Company converted the unpaid balance to a term loan in the principal sum of $32,789 (the “Loan”).  The Loan bears interest at a rate of 7.48%, with monthly payments of principal and interest in the amount of $1,475, maturing July 17, 2020.  The principal balance on the Loan is $23,950 as of December 2, 2019 .

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. SHAREHOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Common Stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Common Stock.

This discussion is limited to Non-U.S. Holders that hold our Common Stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•U.S. expatriates and former citizens or long-term residents of the United States;

•persons subject to the alternative minimum tax;

•persons holding our Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•banks, insurance companies and other financial institutions;

•brokers, dealers or traders in securities;

•"controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•tax-exempt organizations or governmental organizations;

•persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

•persons who hold or receive our Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

LEGAL PROCEEDINGS

From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business.  The Company knows of no material legal matters other than those disclosed below:

Dispute with Former Owner of RoxSan

In October 2015, shortly following the Company’s acquisition of RoxSan, Shahla Melamed (“Melamed”), initiated two (2) legal actions against the Company in the Superior Court of the State of California, County of Los Angeles, West District, Shahla Melamed v. Parallax Health Sciences, Inc., action numbers SC 124873 and SC 125702.

In the matter, action No. SC 124873, Melamed sought rescission of the August 13, 2015, Purchase Agreement. During the proceedings, Melamed also contended that the Company owed Melamed monies for, among other things, expenses paid by Melamed on behalf of the Company.  As a result, the Court split the action into two separate rulings: (1) Rescission Phase and (2) Accounting Phase.

•Action No. SC 124873-Rescission Phase:

In the Matter, action no. SC 124873, rescission was sought by Melamed on the basis that, allegedly, in order to acquire the Pharmacy, the Company and its principals had allegedly defrauded Melamed, there had allegedly been a complete failure of consideration, and a unilateral mistake was allegedly made on the part of Melamed.  Subsequently filed pleadings by the Company and RoxSan in action no. SC 124873 allege, among other things, that Melamed misrepresented the true earnings and source of income for the pharmacy business and had engaged in a fraudulent and illegal scheme to ship medications to states where her pharmacy was not licensed prior to the sale of the Pharmacy.

Final Ruling:  On March 17, 2017, the Court ruled in favor of the Company, and issued that Melamed is not entitled to rescission of the Purchase Agreement.  The ruling of the Court stated that no fraud on the part of the Company or its principals had been demonstrated.  The Court further ruled that there had been no failure of consideration, and that Melamed’s entry into the Agreement was not a result of a unilateral mistake on the part of Melamed.  The Minutes of the Ruling were entered by the County Clerk on March 17, 2017.

•Action No. SC 124873-Accounting Phase:

In the Matter, action No. SC 124873, Melamed contended that the Company owed Melamed monies for, among other things, expenses paid by Melamed post-Closing.  An accounting was presented by Melamed’s expert, BDO Seidman (“BDO”), alleging that the Company owed Melamed in excess of $500,000.  The Company disputed this vigorously and prepared a 400+ page analysis (the “Analysis Report”) of the BDO reconciliation report.  The Analysis Report identified errors in the BDO report in excess of $900,000 and found that Melamed owed the Company over $400,000.  Melamed argued the findings in the Analysis Report. Consequently, due to the complexities of the accountings, the Court ordered a third-party adjudicator with an accounting background to review both the BDO report and the Company’s Analysis Report.

Draft Ruling: On July 24, 2017, in the Matter, action No. SC124873, the Company was notified that the results of the reconciliation review performed by third-party adjudicator were in favor of the Company in the amount of $412,948.  Melamed objected to the adjudicator’s findings, and a final hearing was held in January 2018.  A final judgment is pending for the Court’s decision on the exact monies owed by Melamed to the Company.

•Action No. SC125702:

In the Matter, action No. SC125702, Melamed alleges that the Company is in default under the terms of the Purchase Agreement and Secured Note, and the Company’s termination of Melamed’s employment agreement.  The Company firmly believes that it had adequate grounds to justify the termination of the employment, that it acted within its rights, and shall prevail in these proceedings.  A trial date, previously set for December 2018, is currently set for January 2020.

•Action No. SC 124898:

The Company has initiated legal action against Melamed and filed a complaint, action number SC 124898, in the Superior Court of the State of California, County of Los Angeles, West District, Parallax Health Sciences, Inc., et al. v. Shahla Melamed, et al.  The Complaint in that action alleges that Melamed has breached several obligations under the Purchase Agreement, and the Company is seeking to reduce the Secured Note due to undisclosed material changes in the business. A trial date, previously set for December 2018, is currently set for January 2020.

As part of the Company’s pleadings to the courts, the Company has presented the following matters:

•Purchase Price Dispute

Included in the Acquisition Agreement for RoxSan Pharmacy, Inc., and as part of the negotiated purchase price, were representations and warranties made by the former owner involving certain primary revenue streams and related contracts.  Shortly after the closing, however, management discovered that these representations were substantially inaccurate and/or completely false.  These inaccuracies, and the improper disclosures and/or omissions made by the former owner during negotiations, would have significantly affected the purchase price and related note payable.  As a result, among other things, management has initiated legal action against the former owner to seek a reduction in the purchase price.

Included in the false representations made by the former owner were prescription revenues in excess of $8 million (and $16 million prior to the change in ownership) related to workers compensation claims that the former owner warranted as collectible.  The insurance claims related to these prescriptions, which originated from and were provided to the pharmacy by the former owner’s direct family members, were investigated by a third-party expert retained by the Company, and the claims were substantially identified as fraudulent.  The former owner’s family member has been indicted by the Department of Justice for among other things, insurance fraud.

In addition, management engaged a third-party to perform a valuation of the Pharmacy, utilizing revised inputs that more accurately reflected the Pharmacy’s revenue streams as of the date of Acquisition.  The valuation performed resulted in a fair market value of $4.7 to $5.2 million. After careful consideration, and based upon these significant differences, management has determined that the purchase price and related promissory note of $20.5 million does not fairly represent the fair market value at the date of purchase.  The Company, therefore, applied a discount to the note of $15.3 million, to reduce the purchase price and related note to its estimated fair market value of $5.2 million, utilizing the higher value on the range as a conservative measure.  The discount was amortized over the term of the promissory note.  The valuation performed does not include the effects of any liabilities the former owner omitted or damages caused to the Company as a result of the former owner and her immediate family members connected to the Pharmacy.

•Control of Funds Dispute / U.S. Postal Interference

For a period of time immediately after the closing of the Acquisition, the Melamed would not relinquish control of the Pharmacy’s bank accounts, and collected the Pharmacy’s incoming cash revenues, refusing to transfer the funds to the new ownership. Furthermore, when the Company attempted to change the corporate records and signatories on the existing bank accounts, the former owner disputed the changes, resulting in approximately $180,000 in corporate funds being frozen and held for adjudication. During this period, the Company was forced to request that the former owner pay the Pharmacy’s operating expenses.  At no time after the Company opened new accounts did the former owner cooperate with the transference or willingly relinquish control of the Pharmacy’s operating cash flow or incoming cash revenues.

The former owner continued to interfere in the transference of control of the Pharmacy by submitting change of address forms to the U.S. Postal Service, wherein the former owner diverted the Pharmacy mail to her home address.  Once this was discovered and rectified with the post office, the former owner filed another change of address to divert mail to a post office box.  During these periods of time, the former owner received check payments and negotiated the checks by opening up a bank account utilizing a DBA, “Roxsan Pharmacy.”  The Company was able to identify some of the checks the former owner negotiated by directly contacting the payer and receiving copies of the cancelled checks, with the former owner’s signature endorsement and account number on the check.

On May 14, 2018, pursuant to a unanimous resolution of the Boards of Directors of RoxSan Pharmacy, Inc. and Parallax Health Sciences, Inc., RoxSan filed a Chapter 7 petition in the United States Bankruptcy Court for the Central District of California.  Mr. Timothy Yoo was appointed trustee on May 15, 2018.  In connection with this filing, RoxSan seeks to discharge approximately $5 million of liabilities owed to various parties, and intercompany loans in excess of $1 million owed to the Company. The Chapter 7 bankruptcy proceeding by RoxSan Pharmacy, Inc. was fully discharged and the case was closed on March 13, 2019, in U.S. Bankruptcy Court, Central District of California.

Disputes with Former Executives

•Action No. CV2017-052804

On March 9, 2017, Mr. Dave Engert, former Chairman of the Company, filed a lawsuit in Arizona and then later changed the venue to Federal Court in Southern California claiming, among other issues, that monies are owed to him under his Consulting Agreement and that his termination was without cause.  On October 8, 2018, a settlement was reached between Mr. Engert and the Company (the “Settlement”). The Settlement includes, among other things, a cash payment to Mr. Engert in the amount of $139,000, and the cancellation of all of Mr. Engert’s equity holdings in the Company.  The Settlement resulted in a net loss to the Company of $33,272. On April 10, 2019, a stipulation for dismissal was filed, and the matter has been fully resolved.

•Action No. BC700070

On March 28, 2018, Mr. J. Michael Redmond filed a lawsuit against the Company and RoxSan Pharmacy, Inc. in the United States District Court, Central District of California for an amount exceeding $75,000.  The Company intends to vigorously defend against this action. There are counterclaims that include possible fraud and negligence committed by Mr. Redmond, former successor Chairman of Mr. Engert, director, President and Chief Executive Officer of the Company and former President, Chief Executive Officer, Chairman and director of RoxSan Pharmacy, Inc.

The legal matters referenced above are currently pending, with the exception of the matter with Mr. Dave Engert, which was resolved by settlement agreement.

The Company knows of no other material existing or pending legal proceedings against it, nor is the Company involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of the Company’s directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to the Company.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Buchalter, a Professional Corporation.

EXPERTS

The consolidated balance sheets of Parallax Health Sciences, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 2018, included in this prospectus, have been so included in reliance on the report of Freedman & Goldberg, C.P.A.s, P.C., independent auditors, given on the authority of that firm as experts in auditing and accounting.

INDEPENDENT AUDITORS

With respect to the unaudited interim financial information of Parallax Health Sciences, Inc. for the nine -month periods ended September 30, 2019 and 2018, included in this prospectus, Freedman & Goldberg, C.P.A.s, P.C. has applied limited procedures in accordance with professional standards for a review of such information.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information filed by Parallax at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Parallax, at www.sec.gov.  You will also be able to access the SEC filings and obtain other information about Parallax at our website, www.parallaxhealthsciences.com. The information contained in those websites is not incorporated by reference into this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s unaudited and audited consolidated financial statements are stated in United States dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

The following audited consolidated financial statements are filed as part of this prospectus:

The following unaudited consolidated financial statements are filed as part of this prospectus:

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018, AND DECEMBER 31, 2017

FREEDMAN & GOLDBERG

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Parallax Health Sciences, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Parallax Health Sciences, Inc., and subsidiaries (the “Company”) as of December 31, 2018 and 2017, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Correction of Material Misstatement in Previously Issued Financial Statements

As discussed in Note 2 to the financial statements, the 2017 and 2018 consolidated financial statements have been restated to correct a misstatement.

We have served as the Company’s auditor since 2016.

/s/ Freedman & Goldberg

Freedman & Goldberg, C.P.A.s, P.C.

Farmington Hills, Michigan

March 29, 2019, except for the effects of the restatement described in Note 2 of the notes to the consolidated financial statements as to which the date is October 21, 2019.

31150 Northwestern Highway, Suite 200, Farmington Hills, Michigan 48334  (248) 626-2400  Fax (248) 626-4298

2444 East Hill Road, Grand Blanc, Michigan 48439  (810) 694-0336  Fax (810) 694-9789

Website: freedmangoldberg.com

PARALLAX HEALTH SCIENCES, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
	As Restated	As Restated
ASSETS
Current assets
Cash and cash equivalents	$262	$183
Accounts receivable, net	––	3,275
Current assets held for sale	––	51,961
Total current assets	262	55,419

Intangible assets, net	579,035	709,655
Goodwill	785,060	785,060
Noncurrent assets held for sale	––	201,902

TOTAL ASSETS	$1,364,357	$1,752,036

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued expenses	$2,655,138	$3,048,348
Derivative liability, short-term	23,925	––
Debentures, convertible	724,903	––
Debentures, convertible, related party	411,006	––
Notes payable, convertible, net of discount	296,000	1,706
Related party payables	1,004,720	629,567
Total current liabilities	5,115,692	3,679,621

Long-term liabilities
License fee payable	430,000	890,000
Royalties payable	310,000	200,000
Derivative liability, long-term	34,000	––
Debentures, convertible, net of unamortized discount	184,870	––
Notes and loans payable, unsecured	––	95,975
Note payable, convertible	720,154	144,000
Notes payable, related party, convertible	491,100	1,167,254
Notes payable, secured, net of unamortized discount	28,995	17,393,240
Total long-term liabilities	2,199,119	19,890,469

Liabilities subject to compromise	––	4,620,735
Total liabilities	7,314,811	28,930,119

Stockholders' deficit
Preferred stock, $.001 par, 10,000,000 shares authorized,	1,014	864
1,013,691 and 863,691 issued and outstanding
as of December 31, 2018 and 2017, respectively
Common stock, $.001 par, 500,000,000 and 250,000,000 shares authorized,	158,113	136,754
158,113,141 and 136,754,530 issued and outstanding
as of December 31, 2018 and 2017, respectively
Additional paid in capital - preferred	1,699,000	665,803
Additional paid in capital - common	11,382,341	6,449,768
Subscriptions receivable	––	(592)
Accumulated deficit	(19,190,922)	(33,691,386)
Total stockholders' deficit	(5,950,454)	(26,438,789)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,364,357	$1,752,036

The accompanying notes are an integral part of these financial statements

PARALLAX HEALTH SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended
	December 31, 2018	December 31, 2017
	As Restated	As Restated

Revenue	$11,739	$94,937
Cost of sales	20,339	142,044
Gross profit (loss)	(8,600)	(47,107)

General and administrative expenses	6,626,063	4,125,612

Operating loss	(6,634,663)	(4,172,719)

Other income (expenses)
Gain on disposal of subsidiary	4,478,268	––
Gain on extinguishment of debt	22,858,009	––
Loss on fair value adjustments	(123,875)	––
Discount amortization	(2,805,000)	(5,450,000)
Interest expense, net of income	(2,164,530)	(1,018,479)
Total other income (expenses)	22,242,872	(6,468,479)

Net income (loss) - continuing operations	15,608,209	(10,641,198)

Net loss - discontinued operations	(824,398)	(3,153,553)

Net income (loss)	$14,783,811	$(13,794,751)

Net income (loss) per common share - basic
Continuing operations	$0.105	$(0.088)
Discontinued operations	$(0.006)	$(0.026)

Net income (loss) per common share - diluted
Continuing operations	$0.072	$(0.060)
Discontinued operations	$(0.004)	$(0.018)

Weighted average common shares outstanding - basic	148,335,736	120,493,618
Weighted average common shares outstanding - diluted	215,576,153	178,292,040

The accompanying notes are an integral part of these financial statements

PARALLAX HEALTH SCIENCES, INC.
STATEMENT OF STOCKHOLDERS DEFICIT – AS RESTATED
FROM JANUARY 1, 2017 TO DECEMBER 31, 2018

	PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID IN CAPITAL		DEFERRED	SUBSCRIPTIONS	ACCUMULATED
	SHARES	AMOUNT	SHARES	AMOUNT	PREFERRED	COMMON	COMPENSATION	RECEIVABLE	DEFICIT	TOTAL

Balance, January 1, 2017	833,691	$834	107,066,774	$107,067	$515,833	$1,933,518	$(232,906)	$(1,592)	$(19,896,635)	$(17,573,881)

Issuance of preferred stock for cash	30,000	30			149,970					150,000

Issuance of common stock for acquisition of intangible assets			2,500,000	2,500		622,500				625,000

Issuance of common stock for cash			3,950,000	3,950		193,550				197,500

Issuance of common stock for services			3,000,000	3,000		747,000		(3,000)		747,000

Issuance of common stock for debt settlement			2,100,000	2,100		112,900				115,000

Conversion of related party debt			3,906,154	3,906		521,827				525,733

Beneficial conversion feature of debt						592,582				592,582

Grant of stock options to consultants						1,430,800	(1,430,800)			––

Grant of stock options to employees						495,950	(495,950)			––

Grant of stock awards for services			13,950,000	13,950		2,835,300	(2,838,500)	(10,250)		500

Grant of stock warrants						335,598	(187,180)			148,418

Exercise of stock options-employees			281,602	281		67,303				67,584

Forfeiture of stock options						(246,985)	246,985			––

Change in value of stock options						(3,983)	3,983			––

Amortization of stock options							589,678			589,678

Amortization of stock awards							1,028,498			1,028,498

Amortization of stock warrant							128,100			128,100

Subscriptions received								14,250		14,250

Net loss									(13,794,751)	(13,794,751)

Balance, December 31, 2017	863,691	$864	136,754,530	$136,754	$665,803	$9,637,859	$(3,188,092)	$(592)	$(33,691,386)	$(26,438,789)

Issuance of preferred stock for cash	60,000	60			299,940					300,000

Issuance of preferred stock for related party debt	90,000	90			449,910					450,000

Issuance of common stock to directors			1,000,000	1,000		164,000				165,000

Issuance of common stock to officers			5,000,000	5,000		820,000		(5,000)		820,000

Issuance of common stock for cash			2,000,000	2,000		238,000				240,000

Issuance of common stock for debt service			2,810,000	2,810		278,190	(281,000)			––

Conversion of debt for common stock			6,881,130	6,881		668,733				675,614

Beneficial conversion feature of debt						(27,643)				(27,643)

Grant of stock options to consultant						539,200	(539,200)			––

Grant of stock options to officers/directors						294,500	(294,500)			––

Grant of stock awards for services			1,750,000	1,750		277,360	(153,000)			126,110

Grant of stock warrants						114,603	(113,210)			1,393

Exercise of stock options-officers			1,071,430	1,071		186,429				187,500

Exercise of stock options-employees			846,051	847		268,479				269,326

Forfeiture of stock options						(184,373)	184,373			––

Amortization of stock options							572,869			572,869

Amortization of stock awards							1,095,193			1,095,193

Amortization of stock warrant							73,370			73,370

Change in derivative liability to equity						750,200				750,200

Deemed dividend on Series C preferred stock					283,347				(283,347)

Subscriptions received								5,592		5,592

Net income									14,783,811	14,783,811

Balance, December 31, 2018	1,013,691	$1,014	158,113,141	$158,113	$1,699,000	$14,025,538	$(2,643,197)	$––	$(19,190,922)	$(5,950,454)

The accompanying notes are an integral part of these financial statements

PARALLAX HEALTH SCIENCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended
	December 31, 2018	December 31, 2017
	As Restated	As Restated
Cash flows from operating activities:
Net income (loss)	$15,608,209	$(10,641,198)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	120,620	83,739
Stock compensation/stock option expense	3,513,710	2,601,608
Discount amortization	2,805,000	5,450,000
Allowance for bad debt	236	4,000
Gain on disposal of subsidiary	(4,478,268)	––
Gain on extinguishment of debt	(22,858,009)	––
Loss on fair value adjustments	123,875	––
Debt accretion	1,107,753	1,706
Changes in operating assets and liabilities:
(Increase) decrease in trade and other receivables	3,039	(1,232)
Decrease in prepaid expenses	––	2,690
Increase in accounts payable and accrued expenses	1,980,979	1,731,757
Increase (decrease) in related party payables	780,872	(584,267)
Net cash used by operating activities	(1,291,984)	(1,351,195)

Cash flows from financing activities:
Repayment of notes payable	(9,245)	––
Proceeds from convertible notes payable	825,000	741,000
Repayment of convertible notes payable	(50,000)	––
Proceeds from convertible notes payable, related party	––	300,000
Proceeds from issuance of debentures	225,000
Proceeds from issuance of preferred shares	300,000	150,000
Proceeds from issuance of common shares	41,250	199,000
Proceeds from issuance of common shares for acquisitions	––	2,500
Net cash provided by financing activities	1,332,005	1,392,500

Net cash provided by continuing operations	40,021	41,305

Cash flows from discontinued operations:
Net cash provided (used) by operating activities	(39,942)	43,792
Net cash used by investing activities	––	(94,824)
Net cash used by discontinued operations	(39,942)	(51,032)

Net increase (decrease) in cash	79	(9,727)

Cash - beginning of period	183	9,910

Cash - end of period	$262	$183

NON-CASH ACTIVITIES
Discounts on long-term liabilities	$2,805,000	$5,450,000
Beneficial conversion feature of convertible promissory notes	$347,487	$592,582
Fair value of stock warrants	$1,393	$148,418
Embedded conversion option of convertible promissory notes	$60,350	$––
Intrinsic value of beneficial conversion feature upon extinguishment of debt	$375,100	$––
Conversion of accounts payable to related party debentures	$128,132	$––
Conversion of accounts payable into common stock	$––	$15,000
Conversion of related party payables to preferred stock	$450,000	$––
Conversion of convertible related party payable to common stock	$––	$510,733
Conversion of convertible notes payable into common stock	$675,614	$87,500
Conversion of convertible notes payable to debentures	$755,627	$––
Conversion of related party convertible notes payable to non-related party convertible notes payable	$576,154	$––
Conversion of related party payables to non-related party payables	$42,356	$105,746
Issuance of common stock for acquisition of intangible assets	$––	$622,500
Subscriptions receivable	$––	$(592)

SUPPLEMENTAL INFORMATION
Interest paid:
Continuing operations	$185,937	$52,566
Discontinued operations	$106	$202,550

Income taxes paid	$––	$––

The accompanying notes are an integral part of these financial statements

PARALLAX HEALTH SCIENCES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 1. OVERVIEW AND NATURE OF BUSINESS

Corporate History

Parallax Health Sciences, Inc. (the “Company”) was incorporated in the State of Nevada on July 6, 2005.  The Company’s principal focus is to build and expand an integrated digital healthcare network with products and services that can provide remote communication, diagnosis, treatment, and monitoring of patients on a proprietary platform.

On August 31, 2016, the Company entered into an agreement (the “Qolpom® Agreement”) with Qolpom®, Inc., an Arizona corporation in the remote healthcare monitoring and telehealth business (“Qolpom®”) and its shareholders (the “Seller”) to purchase 100% of the issued and outstanding shares of Qolpom®’s common stock and its assets, inventory and intellectual property.  The Qolpom® Agreement was fully executed on September 20, 2016, and the transaction was completed. The consideration for the acquisition resulted in a fair market value of $290,000, and goodwill of $785,060.  In addition, the Qolpom® Agreement included contingent royalties and revenue sharing for future revenues generated from the Qolpom® technology. The Qolpom® name was later changed to Parallax Health Management, Inc. (“PHM”).

On March 22, 2017, the Company formed a wholly-owned subsidiary, Parallax Behavioral Health, Inc. (“PBH”), a Delaware corporation and, on April 26, 2017, completed the asset acquisition of 100% of certain intellectual property (“Intellectual Property”) from ProEventa Inc., a Virginia Corporation (“ProEventa”), in accordance with the Intellectual Property Purchase Agreement between the Company, PBH and ProEventa (the “ProEventa Agreement”). ProEventa has an expertise in the development of behavioral health technologies, and is the wholly-owned subsidiary of Grafton Integrated Health Network, Inc., a non-profit Virginia corporation (“Grafton”). Pursuant to the ProEventa Agreement, the initial consideration for the Intellectual Property was paid to ProEventa in the form of a stock purchase agreement to purchase 2,500,000 shares of the Company’s Common Stock for $2,500, resulting in a net cost for the Intellectual Property of $622,500.  In addition, the ProEventa Agreement included conditional contingent royalties and revenue sharing for future revenues generated from the Intellectual Property.

On September 20, 2018, the Company formed Parallax Communications, Inc., a Delaware corporation and wholly-owned subsidiary of Parallax Health Management, Inc. to pursue additional opportunities for connected healthcare through the use of telecommunications technology.

Business Overview

The Company’s principal focus is on personalized patient care through remote healthcare services, behavioral health systems, and Point-of-Care diagnostic testing.  Parallax’s current family of companies that serve as the foundation for its cross-over business model of operations include:

•Parallax Diagnostics, Inc. (“Parallax Diagnostics” or “PDI”) acquired a proprietary Point-of-Care diagnostic immunoassay testing platform and 25 test cartridges for the areas of infectious diseases, cardiac markers, drugs of abuse and various other medical conditions.

•Parallax Health Management, Inc. (“PHM”) develops RPM and telehealth market products and services, and commercializes them, including the Fotodigm® proprietary platform which allows for systems integration with a number of third-party services and solutions.

•Parallax Behavioral Health, Inc. (“PBH”) acquired the intellectual property known as REBOOT™, the acronym for Reliable Evidence-Based Outcomes Optimization Technologies, as well as the Intrinsic Code™ technology, a software platform specifically designed to improve health treatment outcomes through cloud-based and mobile behavioral technology systems that enable its users and user groups to more effectively achieve goals within a prescribed timeline.

Parallax Care™ is the Company’s technology-enabled digital healthcare system, structured with three separate divisions that can operate independently of one another, or integrate services to meet the various needs of the Company’s clientele: Optimized Outcomes, Connected Health and Smart Data.  Each of these divisions target a separate vertical market that are synergistic, compliment, and strengthen each other.

Optimized Outcomes	REBOOT™ / COMPASS™ Behavioral modification
Connected Health	Fotodigm® platform Remote patient monitoring, telehealth, and POC diagnostic testing
Smart Data	Intrinsic Code™ technology Actionable insights to behavior modification

Operating Segments

The Company’s operations include the following operating segments for financial statement presentation: Remote Patient Monitoring (RPM), Behavioral Health Services (BHS), and Diagnostics/Corporate.

•Remote Patient Monitoring

The Company provides a distinctive technology platform that provides for the complete remote patient care delivery system: the patent-pending Fotodigm® platform, which utilizes proprietary software and technology to bridge clinical behavioral science with technology and logistics for payers, providers and clinical professionals across a variety of wellness and clinical devices, including both fitness and clinical applications. Fotodigm® is a secure and scalable platform for collecting, transmitting and analyzing biometric, pharmaceutical, and health data to healthcare providers, primarily hospitals, accredited nursing operations, and physicians.

The RPM segment generates revenues through fees charged for the license and utilization of its proprietary system that provides software integrations of the Fotodigm® platform.  Additionally, the RPM segment will generate incremental revenues through the delivery of acute, post-acute and chronic health patient management software systems that enable Parallax customers to bill for and collect payments from patients and third-party payers for telemonitoring and remote services that they deliver.

•Behavioral Health Services

In April 2017, the Behavioral Health Services segment commenced with the acquisition of the REBOOT™ and Intrinsic Code™ technologies. The BHS segment will generate revenues primarily through licensing and subscription of software and systems. As of December 31, 2018, the BHS segment had not yet begun full operations, generating limited test market sales.

•Diagnostics/Corporate

The Diagnostics/Corporate Segment supports the costs and operating expenses related to the continued development and exploitation of the Company’s proprietary Target System POS diagnostic platform and processes.  In addition, the Diagnostics/Corporate Segment provides management and administrative services to support the Company and consists of certain aspects of the Company’s executive management, corporate relations, legal, compliance, human resources, corporate information technology and finance departments.

RoxSan Pharmacy

On August 13, 2015, the Company entered into an agreement with RoxSan Pharmacy, Inc., a California corporation (“RoxSan” or the “Pharmacy”), and its sole shareholder, Shahla Melamed (“Melamed” or “Former Owner”), to purchase 100% of the issued and outstanding shares of RoxSan's common stock and its assets and inventory. Pursuant to the agreement , the Company, among other things, issued the Seller a Secured Promissory Note in the amount of $20.5 million.  As a result, effective August 13, 2015, RoxSan became the Company's wholly-owned subsidiary.  Concurrently, Mrs. Melamed resigned from all positions within RoxSan, and Mr. J. Michael Redmond was appointed RoxSan's President and Chief Executive Officer, and Ms. Calli R. Bucci its Chief Financial Officer. Mr. Redmond and Ms. Bucci were also appointed as Chairman and member, respectively, of RoxSan’s board of directors.

RoxSan provided a full range of pharmacy services including retail, compounding and fertility medications, and generated revenues primarily by dispensing prescription drugs, both through local channels by direct delivery as well as mail order. RoxSan also sold a wide assortment of general merchandise, including over-the-counter drugs, beauty products and cosmetics, seasonal merchandise and convenience foods, through the Company’s pharmacy.  The pharmacy was fully licensed and qualified to conduct business in over 40 US States.

Since the Company’s acquisition of RoxSan, the deleterious actions against the pharmacy by the Former Owner, including, among other things, interference with management and operations, and attempts to damage and/or divert customer and vendor relationships, had a significant adverse impact on the pharmacy. Furthermore, the discovery of the Former Owner’s alleged involvement in suspected insurance fraud caused RoxSan’s contract with its primary In Vitro Fertilization (“IVF”) drug rebate program to be terminated in August 2016. As a result, RoxSan was no longer eligible to receive incentive rebates for the majority of its IVF drug purchases, which were key to the profitability of the IVF drug sales; and for which without the rebates, RoxSan was unable to provide its customers with comparably priced IVF drugs.   This, among other things, caused a precipitous drop of over 90% in RoxSan’s IVF revenues, and ultimate exit from the IVF market in mid-2017.  Soon thereafter, in July 2017, RoxSan’s contract with its primary drug supplier was terminated for similar reasons connected to the Former Owner and alleged criminal activities associated with the Melamed family name, despite the Company’s new ownership and management. After careful consideration, the Company determined that RoxSan was unable to generate enough profits to sustain its pharmacy business, and on December 22, 2017, the pharmacy ceased operations and closed the business location in Beverly Hills, CA; however, some residual operations were still ongoing during 2018 to wind down the business.

On May 14, 2018, pursuant to unanimous resolutions of the boards of directors of RoxSan Pharmacy, Inc. and Parallax Health Sciences, Inc., RoxSan filed a Chapter 7 petition in the United States Bankruptcy Court for the Central District of California.  Mr. Timothy Yoo was appointed trustee on May 15, 2018.  In connection with this filing, RoxSan sought to discharge approximately $5 million of liabilities owed to various parties, and intercompany loans in excess of $1 million owed to the Company.  The Chapter 7 bankruptcy proceeding by RoxSan Pharmacy, Inc. was fully discharged and the case was closed on March 13, 2019, in U.S. Bankruptcy Court, Central District of California.

Due to, among other things, the reduction in RoxSan’s cash flows during 2016 and 2017, RoxSan became delinquent in its payroll tax depository obligations, resulting in a liability owed to federal and state taxing agencies in the aggregate of $1,148,811, which includes $601,148 in taxes withheld from employees (“Trust Fund Taxes”), employer taxes of $183,172, and penalties and interest of $364,491 through December 31, 2018. The liability was included as part of the Chapter 7 bankruptcy petition, and certain portions of the liability may be discharged.  However, in accordance with California bankruptcy laws, federal and state Trust Fund Taxes are not dischargeable.  The Company has retained a tax resolution specialist and is in communications with the taxing agencies in order to resolve RoxSan’s liability.

As a result of the loss of financial control of RoxSan, the Company has derecognized the subsidiary effective May 14, 2018. The derecognition resulted in a gain of $4,478,268.  The Company also extinguished $22,778,281 in debt and accrued interest related to the acquisition of RoxSan.

Going Concern

The Company has incurred losses since inception resulting in an accumulated deficit of $19,190,922, and a working capital deficit of $5,115,430, and further losses are anticipated. The Company’s ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, which may not be available at commercially reasonable terms.  There can be no assurance that the Company will be able to continue to raise funds, in which case the Company may be unable to meet its obligations and the Company may cease operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The Company will require additional financing in order to proceed with its plan of operations, including approximately $3,000,000 over the next 12 months to pay for its ongoing expenses. These cash requirements include working capital, general and administrative expenses, the development of the Company’s product line, and the pursuit of acquisitions. These cash requirements are in excess of the Company’s current cash and working capital resources. Accordingly, the Company will require additional financing in order to continue operations and to repay its liabilities. There is no assurance that the financing will be completed as planned or at all. If the Company is unable to secure adequate capital to continue the Company’s planned operations, the Company’s shareholders may lose some or all of their investment and the Company’s business may fail.

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”).  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that effect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements reflect all adjustments consisting of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue as a going concern.

NOTE: The following notes and any further reference made to “the Company”, “we”, “us”, “our” and “Parallax” shall mean Parallax Health Sciences, Inc., and its wholly-owned subsidiaries, Parallax Diagnostics, Inc., Parallax Health Management, Inc., and Parallax Behavioral Health, Inc., unless otherwise indicated.  The Company’s former wholly-owned subsidiary, RoxSan Pharmacy, Inc., was derecognized effective May 14, 2018. (See “RoxSan Pharmacy” section of Note 1)

NOTE 2. RESTATEMENT

On October 18, 2019, the Company concluded that the previously issued audited consolidated financial statements as of and for the years ended December 31, 2018 and 2017, should no longer be relied upon.  The Company reached its conclusion after consultation with its Audit Committee and a joint discussion with the Company’s independent registered public accounting firm.

The Company has restated its audited consolidated financial statements as of and for the years ended December 31, 2018 and 2017, to reflect adjustments made in connection with the accounting treatment of certain convertible debt (the “Subject Debt”), warrants (the “Subject Warrants”), and convertible preferred stock (the “Subject Preferred Stock”). The adjustments resulted in material overstatements and understatements, the nature and impact of which are further described below.

Valuation of Convertible Debt and Warrant Liabilities:

The Company reviewed the accounting treatment of the Subject Debt, Subject Warrants, and Subject Preferred Stock, and concluded that it was not in accordance with U.S. generally accepted accounting principles.  Specifically, the Subject Debt, Subject Warrants and Subject Preferred Stock were not evaluated to determine the impact (if any) of 1) embedded conversion option; 2) beneficial conversion feature; 3) bifurcation; 4) derivative liability; and 5) fair value adjustments and other expenses thereto.  A third-party valuation was performed on the Subject Debt, Subject Warrants and Subject Preferred Stock, and the accounting treatment was determined.

The effects of the accounting treatment, all non-cash in nature, resulted in a restatement of convertible debentures and convertible notes payable, additional paid in capital, and accumulated deficit, and the establishment of a derivative liability, resulting in changes to total liabilities and total stockholders’ deficit on the consolidated balance sheets; and a restatement of general and administrative expenses, gain on extinguishment of debt, discount amortization, and interest expense, and the establishment of a loss on fair value adjustments, resulting in changes to net income (loss), net loss per share-basic, and net loss per share-diluted on the consolidated statements of operations; and the restatement of stock compensation/stock option expense, discount amortization, gain on extinguishment of debt, loss on fair value adjustments, debt accretion, and the increase in accounts payable and accrued expenses from operating activities on the consolidated statements of cash flows.  The following tables summarize the impacts on the Company’s consolidated financial statements as of and for the years ended December 31, 2018 and 2017. There was no impact from this restatement on the years ended prior to December 31, 2017:

	December 31, 2018			December 31, 2017
	As Previously Reported	As Restated	Increase (Decrease)	As Previously Reported	As Restated	Increase (Decrease)
CONSOLIDATED BALANCE SHEETS
Derivative liability, short-term	$––	$23,925	$23,925	$––	$––	$––
Debentures, convertible	755,627	724,903	(30,724)	––	––	––
Debentures, convertible, related party	428,132	411,006	(17,126)	––	––	––
Notes payable, convertible, net of discount	296,000	296,000	––	741,000	1,706	(739,294)
Total current liabilities	5,139,617	5,115,692	(23,925)	4,418,915	3,679,621	(739,294)
Derivative liability, long-term	––	34,000	34,000	––	––	––
Debentures, convertible, net of unamortized discount	226,050	184,870	(41,180)	––	––	––
Total liabilities	7,345,916	7,314,811	(31,105)	28,930,119	28,190,825	(739,294)
Additional paid in capital - preferred	1,415,653	1,699,000	283,347	665,803	665,803	––
Additional paid in capital - common	9,715,921	11,382,341	1,666,420	5,580,668	6,449,768	869,100
Accumulated deficit	(17,272,260)	(19,190,922)	1,918,662 [1]	(33,561,580)	(33,691,386)	129,806
Total stockholders' deficit	(5,981,559)	(5,950,454)	(31,105)	(27,178,083)	(26,438,789)	(739,294)

CONSOLIDATED STATEMENTS OF OPERATIONS
General and administrative expenses	$6,552,693	$6,626,063	$73,370	$3,997,512	$4,125,612	$128,100
Operating loss	(6,561,293)	(6,634,663)	73,370	(4,044,619)	(4,172,719)	128,100
Gain on extinguishment of debt	23,215,862	22,858,009	(357,853)	––	––	––
Loss on fair value adjustments	––	(123,875)	123,875	––	––	––
Discount amortization	(2,806,050)	(2,805,000)	(1,050)	––	––	––
Interest expense, net of income	(1,213,069)	(2,164,530)	951,461	(1,016,773)	(1,018,479)	(1,706)
Total other income (expenses)	23,675,011	22,242,872	(1,432,139)	(6,466,773)	(6,468,479)	(1,706)
Net income (loss) - continuing operations	17,113,718	15,608,209	(1,505,509)	(10,511,392)	(10,641,198)	129,806
Net income (loss)	16,289,320	14,783,811	(1,505,509)	(13,664,945)	(13,794,751)	129,806
Net income (loss) per common share - continuing operations - basic	$0.115	$0.105	$(0.010)	$(0.087)	$(0.088)	$(0.001)
Net income (loss) per common share - continuing operations - diluted	$0.079	$0.072	$(0.007)	$(0.059)	$(0.060)	$0.001

CONSOLIDATED STATEMENTS OF CASH FLOWS
Net income (loss)	$17,113,718	$15,608,209	$(1,505,509)	$(10,511,392)	$(10,641,198)	$129,806
Stock compensation/stock option expense	3,440,340	3,513,710	73,370	2,473,510	2,601,608	128,098
Discount amortization	2,806,050	2,805,000	(1,050)	––	––	––
Gain on extinguishment of debt	(23,215,862)	(22,858,009)	357,853	––	––	––
Loss on fair value adjustments	––	123,875	123,875	––	––	––
Debt accretion	––	1,107,753	1,107,753	––	1,706	1,706
Increase in accounts payable and accrued expenses	2,137,271	1,980,979	(156,292)	1,731,757	1,731,759	2
Non-Cash Activities:
Discounts on long-term liabilities	$2,806,050	$2,805,000	$(1,050)	$5,450,000	$5,450,000	$––
Beneficial conversion feature of convertible promissory notes	––	347,487	347,487	––	592,582	592,582
Fair value of stock warrants	––	1,393	1,393	––	148,418	148,418
Embedded conversion option of convertible promissory notes	––	60,350	60,350	––	––	––
Supplemental Information:
Interest paid-continuing operations	342,230	185,937	(156,293)	52,566	52,566	––

[1] Includes 2018 and 2017 net increase in accumulated deficit of $1,505,509 and $129,806, respectively, and deemed dividends of $283,347 and $0, respectively.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements.  These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

The Company’s fiscal year-end is December 31.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

Changes in the Company’s ownership interests in subsidiaries that do not result in the Company losing control over the subsidiaries are accounted for as equity transactions. When the Company loses control of a subsidiary, a gain or loss is recognized and is calculated as the difference between:

•the aggregate of the fair value of consideration received and the fair value of any retained interest at the date when control is lost; and

•the carrying amount of the net assets (liabilities) of the subsidiary and any noncontrolling interest.

Upon deconsolidation of a subsidiary, any loans to the former subsidiary made by the Company are measured at fair value at the deconsolidation date.  Any difference between the carrying amount of the loan to the subsidiary and its fair value is included as part of the gain or loss calculation upon deconsolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Fair Value Hierarchy

The Company utilizes the three-level valuation hierarchy for the recognition and disclosure of fair value measurements. The categorization of assets and liabilities within this hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the hierarchy consist of the following:

Level 1:  Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2:  Inputs to the valuation methodology are quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active or inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument.

Level 3:  Inputs to the valuation methodology are unobservable inputs based upon management’s best estimate of inputs market participants could use in pricing the asset or liability at the measurement date, including assumptions about risk.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. As of  December 31, 2018 and 2017, the Company had no cash equivalents.

Fair Value of Financial Instruments

As of December 31, 2018 and 2017, the carrying values of Company’s Level 1 financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and short-term debt, approximate fair value. The fair value of Level 3 instruments is calculated as the net present value of expected cash flows based on externally provided or obtained inputs. Certain Level 3 instruments may also be based on sales prices of similar assets. The Company’s fair value calculations take into consideration the credit risk of both the Company and its counterparties as of the date of valuation. See Note 6 for additional information about long-term debt.

•Derivatives of financial instruments:

Derivatives are initially recognized at fair value at the date a derivative contract is entered into and are subsequently remeasured to their fair value at the end of each reporting period, with changes in fair value recognized in profit or loss.  A derivative is presented as a non-current asset or a non-current liability if the remaining maturity of the instrument is more than 12 months and it is not expected to be realized or settled within 12 months. Other derivatives are presented as current assets or current liabilities.

•Embedded derivatives:

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of the host contracts and the host contracts are not measured at fair value with changes in fair value recognized in profit or loss. An embedded derivative is presented as a non-current asset or a non-current liability if the remaining maturity of the hybrid instrument to which the embedded derivative relates is more than 12 months and it is not expected to be realized or settled within 12 months. Other embedded derivatives are presented as current assets or current liabilities.

The following table represents the Company’s derivative financial instruments:

	December 31, 2018	December 31, 2017
Convertible debentures	$23,925	$––
Warrants	34,000	––
Total derivative liability	$57,925	$––

The following table represents the changes in the Company’s derivative financial instruments:

	December 31, 2018	December 31, 2017
Fair value of derivative liability, beginning	$––	$––
Increase in derivative liability-debentures	60,350	––
Increase in derivative liability-warrants	623,900	––
Fair value adjustment-debentures	(2,500)	––
Fair value adjustment-warrants	126,375	––
Reclassification of warrant carrying value due to reset of exercise price	(750,200)	––
Fair value of derivative liability, ending	$57,925	$––

Accounts Receivable

Accounts receivable are stated net of an allowance for doubtful accounts. The accounts receivable balance primarily includes amounts due from customers.  Charges to bad debt are based on both historical write-offs and specifically identified receivables.

The activity in the allowance for doubtful accounts receivable for the years ended December 31, 2018 and 2017, is as follows:

	December 31, 2018	December 31, 2017
Beginning balance	$4,000	$––
Additions charged to bad debt expense	236	4,000
Write off of allowance for doubtful collections	(4,236)	––

Ending balance	$––	$4,000

During the years ended December 31, 2018 and 2017, the allowance for doubtful collections of customer receivables increased by $236 and $4,000, respectively.

As of December 31, 2018 and 2017, the allowance for doubtful collections was $0 and $4,000, respectively.

Intangible Assets

Product processes, patents and customer lists are amortized on a straight-line basis over their estimated useful lives between 4 and 20 years. See Note 4 for additional information about intangible assets.

Goodwill and other Indefinitely-lived assets

Goodwill and other indefinitely-lived assets are not amortized, but are subject to impairment reviews annually, or more frequently if necessary.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable.  When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount.  Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made.

The Company believes that future projected cash flows are sufficient for the recoverability of its long-lived assets, and no impairment exists.  There can be no assurance, however, that market conditions will not change or demand for the Company’s products and products under development will continue.  Either of these could result in future impairment losses.

Convertible Debt

The Company recognizes the advantageous value of conversion rights attached to convertible debt. Such rights give the debt holder the ability to convert debt into common stock at a price per share that is less than the trading price to the public on the date of the debt. The beneficial value is calculated as the intrinsic value (the market price of the stock at the commitment date in excess of the conversion rate) of the beneficial conversion feature of the debt, and is recorded as a discount to the related debt and an addition to additional paid in capital. The discount is amortized over the remaining outstanding period of related debt using the interest method.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the period. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible debt, convertible preferred shares and the exercise of the Company’s stock options and warrants.

Comprehensive Loss

As of  December 31, 2018 and 2017, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Revenue Recognition

Revenue is recognized when: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller’s price to the buyer is fixed or determinable, and (iv) collectability is reasonably assured.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

The Company may have net operating loss carryforwards available to reduce future taxable income. Future tax benefits for these net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. To the extent that the Company will not realize a future tax benefit, a valuation allowance is established.

As of December 31, 2018, the Company has not yet filed its 2012 through 2017 annual corporate income tax returns.  Due to the Company’s recurring losses, it is anticipated that no corporate income taxes are due for these periods.

Stock-Based Compensation

The Company records stock-based compensation using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

Recently Adopted Accounting Standards

The Company evaluates the pronouncements of various authoritative accounting organizations, primarily the Financial Accounting Standards Board (“FASB”), the US Securities and Exchange Commission (“SEC”), and the Emerging Issues Task Force (“EITF”), to determine the impact of new pronouncements on US GAAP and the impact on the Company. The Company has recently adopted the following new accounting standards:

Adopted:

In January 2017, the FASB issued ASU No. 2017-01 (“ASU 2017-01”), Business Combinations (Topic 805), Clarifying the Definition of a Business.  ASU 2017-01 clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation.  ASU 2017-01 was effective for the Company for annual periods beginning after December 15, 2017, and interim periods.  Early adoption is permitted under certain conditions.

In January 2017, the FASB issued ASU No. 2017-04 (“ASU 2017-04”), Intangibles-Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment.  ASU 2017-04 simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test, which should reduce the cost and complexity of evaluating goodwill for impairment. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill.  ASU 2017-04 will be effective for annual periods beginning after December 15, 2019, and interim periods.  The Company elected early adoption, which is permitted for testing performed after January 1, 2017.

In May 2017, the FASB issued ASU No. 2017-09 (“ASU 2017-09”), Compensation-Stock Compensation (Topic 718), Scope of Modification Accounting.  ASU 2017-09 clarifies and reduces both the (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718 to a change to the terms or conditions of a share-based payment award. ASU 2017-09 was effective for the Company for annual periods beginning after December 15, 2017, and interim periods.  Early adoption is permitted.

In July 2017, the FASB issued ASU No. 2017-11 (“ASU 2017-11”), Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815).  ASU 2017-11 addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. ASU 2017-11 also addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification®. ASU 2017-11 is effective for the Company for annual periods beginning after December 15, 2018, and interim periods.  Early adoption is permitted.

Not Yet Adopted:

In June 2018, the FASB issued ASU No 2018-07 (“ASU 2018-07”), Compensation-Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting.  ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 will be effective for the Company for annual periods beginning after December 15, 2018, and interim periods.  Early adoption is permitted.  The Company is currently evaluating the impact of the application of this accounting standard update on its financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-13 (“ASU 2018-13”), Fair Value Measurement (Topic 820), Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement.  ASU 2018-13 modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. ASU 2018-13 will be effective for the Company for annual periods beginning after December 15, 2019, and interim periods.  Early adoption is permitted.  The Company is currently evaluating the impact of the application of this accounting standard update on its financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-15 (“ASU 2018-15”), Intangibles-Goodwill and Other Internal-Use Software (Subtopic 350-40).  ASU 2018-15 was issued to help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement (hosting arrangement) by providing guidance for determining when the arrangement includes a software license.  ASU 2018-15 will be effective for the Company for annual periods beginning after December 15, 2019, and interim periods.  Early adoption is permitted.  The Company is currently evaluating the impact of the application of this accounting standard update on its financial statements and related disclosures.

Recently Issued Accounting Standards Updates:

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries. None of the updates are expected to a have a material impact on the Company's consolidated financial position, results of operations or cash flows.

NOTE 4. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net, consists of the following:

	December 31, 2018	December 31, 2017
Customer receivables	$––	$7,275
Less: allowance for doubtful accounts	––	(4,000)

Accounts receivable, net	$––	$3,275

As of December 31, 2018 and 2017, respectively, the Company was owed $0 and $7,275 in accounts receivable due from customers.

During the years ended December 31, 2018 and 2017, respectively, the allowance for doubtful collections increased by $236 and $4,000, respectively.  As of December 31, 2018 and 2017, the allowance for doubtful collection was $0 and $4,000, respectively.

NOTE 5. INTANGIBLE ASSETS

The following are the components of finite-lived intangible assets:

	December 31, 2018	December 31, 2017
Products and processes	$12,500	$12,500
Trademarks and patents / technology	150,700	150,700
Customer lists / relationships	30,000	30,000
Non-compete agreement	30,000	40,000
Marketing related	64,000	64,000
Software	510,300	510,300
Sub-total	797,500	807,500
Accumulated amortization	(218,465)	(97,845)
Intangible assets, net	$579,035	$709,655

Amortization expense for the years ended December 31, 2018 and 2017, was $120,620 and $83,739, respectively.

NOTE 6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of:

	December 31, 2018	December 31, 2017
Accounts payable-vendors	$830,590	$865,569
Credit cards payable	42,552	39,841
Payroll taxes payable	78,608	75,637
Accrued interest	450,187	1,894,694
Accrued payroll and payroll taxes	402,053	172,607
Other liabilities	601,148	––
	2,405,138	3,048,348
Reserve-legal fees	250,000	––

Total accounts payable and accrued expenses	$2,655,138	$3,048,348

Payroll taxes payable includes $17,475 and $5,485 in penalties, and $4,202 and $634 in interest, related to unpaid payroll taxes as of December 31, 2018 and 2017, respectively.

Other liabilities consists of certain payroll tax liabilities owed by the bankrupt entity, RoxSan Pharmacy, Inc. that are not discharged under California bankruptcy laws.  The Company has retained a tax resolution specialist to aid the Company in resolving the liability with the taxing agencies on behalf of RoxSan.

During the year ended December 31, 2018, accounts payable and accrued expenses was reduced by $341,606, resulting from the extinguishment of debt consisting of accounts payable-vendors in the amount of $284,714 and accrued interest in the amount of $56,892.

The Company has established an estimated reserve of $250,000 and $0 at December 31, 2018 and 2017, respectively, for future legal fees to be incurred in connection with pending legal actions (Note 18).

NOTE 7. NOTES AND LOANS PAYABLE

Notes and loans payable consists of the following:

	December 31, 2018	December 31, 2017
Short-term:
Notes payable, convertible	$296,000	$1,706
Debentures, convertible	724,903	––
Total short-term notes payable	1,020,903	1,706

Long-term:
Notes and loans payable, unsecured	––	95,975
Debentures, convertible, net of unamortized discount	184,870	––
Notes payable, convertible	720,154	144,000
Notes payable, secured, net of unamortized discount:	28,995	17,393,240
Total long-term notes and loans payable	934,019	17,633,215

Total notes and loans payable	$1,954,922	$17,634,921

Non-related party convertible debt consist of the following:

Holder	Principal		APR	Accrued Interest		Conversion Price	Term/Due

Convertible promissory notes:
Lender Group A	$120,000		12-20%	$164,060		$0.10	05/2018
Investor Group A	176,000		10%	21,681		$0.10	09/2018
The Kasper Group, Ltd.	144,000		7%	70,587		$0.10	10/2019
Joseph M. Redmond	576,154	[1]	5%	119,550	[1]	$0.10	07/2017
	1,016,154			376,127

Convertible debentures:
Short-term	724,903		10%	––		$0.12	02/2019
Long-term	184,870		10%	––		$0.12	11/2021
	909,773			––

Total convertible debt	$1,925,927			$376,127

[1]As of January 1, 2018, Mr. Joseph M. Redmond, former President and member of the board of directors, is no longer a related party.  As a result, $576,154 in convertible promissory notes and accrued interest of $90,742 was reclassified from related party transactions (Note 8) to non-related party transactions. See Note 18 for additional information and legal proceedings related to Mr. Redmond.

During the years ended December 31, 2018 and 2017, respectively, the Company issued short-term non-related party convertible promissory notes in the aggregate principal sum of $825,000 and $741,000, along with 625,000 and 3,705,000 warrants (Note 12), which, upon issuance, were discounted by a total of $605,000 and $741,000, representing $223,607 and $592,582 for beneficial conversion feature, $1,393 and $148,418 for value of warrants, and $380,000 and $0 for derivative liability.  Effective November 14, 2018, $600,000 in principal, plus $55,627 in accrued interest, was exchanged for short-term convertible debentures, at which time $240,000 was reclassified to equity for intrinsic value of warrants, $30,725 was reclassified as derivative liability for embedded conversion option, and $105,320 was recognized as a loss on extinguishment of debt.  During the years ended December 31, 2018 and 2017, respectively, a total of  $1,098,974 and $1,706 in debt accretion was expensed; and repayments totaling $670,000 and $0 were made, of which $50,000 and $0 was repaid in cash, and $620,000 and $0 was converted into the Company’s common stock.  The short-term non-related party convertible notes and debentures bear interest at a rate of 10% to 20% per annum, mature in 2019, and are convertible into shares of the Company’s common stock at a conversion price of $0.10 per share. In addition, the holders of certain short-term non-related party convertible notes in the principal sum of $145,000 are granted 290,000 shares of the Company’s restricted common stock for each ninety (90) day period; and the holders of certain short-term non-related party convertible notes in the principal sum of $75,000 are granted 150,000 shares of the Company’s restricted common stock for each thirty (30) day period.  An aggregate of 2,810,000 shares of the Company’s restricted common stock are issuable to the note holders through December 31, 2018, valued at $281,000.  As of December 31, 2018 and 2017, respectively, $296,000 and $1,706 in short-term non-related party convertible promissory notes, and $724,903 and $0 in short-term non-related party convertible debentures, remains.

During the years ended December 31, 2018 and 2017, respectively, long-term unsecured non-related party loans and promissory notes in the principal sum of $95,975 and $0, and $56,892 and $0 in accrued interest, were extinguished, resulting in a gain of $152,867 and $0. As of December 31, 2018 and 2017, respectively, long-term unsecured non-related party loans and promissory notes consists of $0 and $95,975, respectively.

During the year ended December 31, 2018, the Company issued long-term non-related party convertible debentures in the aggregate principal sum of $250,000, along with 600,000 warrants (Note 12), which, upon issuance, were discounted by a total of $67,500, representing $25,000 in original issue discount, $30,000 for derivative liability, and $12,500 for embedded conversion option. During the year ended December 31, 2018, a total of  $2,370 in debt accretion was expensed.  The debentures  mature in 2021, and are convertible into the Company’s common stock at a conversion price of $0.10 per share. As of December 31, 2018, a total of $23,630 in unamortized discount remains, to be expensed over the next twenty-two (22) months.

As of December 31, 2018 and 2017, respectively, long-term non-related party convertible promissory notes consists of $720,154 [1] and $144,000. The notes bear interest at a rate of 5% to 7% per annum, mature between 2017 to 2019, and are convertible into the Company’s common stock at a conversion price of $0.10 per share.

As of December 31, 2018 and 2017, respectively, long-term secured notes payable includes a term loan in the principal sum of $28,995 and $38,240.  The loan bears interest at a rate of 7.48%, with monthly payments of principal and interest in the amount of $1,475, maturing July 17, 2020.

During the year ended December 31, 2018, a long-term secured non-related party promissory note in the principal sum of $20,500,000, and $2,278,281 in accrued interest, was extinguished in connection with RoxSan’s Chapter 7 petition filed in May 2018 (Note 18), and recharacterized as a contingent liability (Note 9), resulting in a gain of $22,778,281.  As of December 31, 2018 and 2017, respectively, long-term secured non-related party promissory notes consists of $28,995 and $17,393,240, net of unamortized discount of $0 and $3,145,000.

The future maturities of long-term notes payable are summarized as follows:

Year	2019	2020	2021	Total

Principal	$720,154	$28,995	$184,870	$934,019

During the years ended December 31, 2018 and 2017, respectively, interest on non-related party notes and loans payable in the amount of $1,009,525 and $920,434 was expensed.  As of  December 31, 2018 and 2017, respectively, a total of $376,127 and $1,724,093 in interest, net of debt extinguishments of $2,335,173 and $0, and conversions to common stock of $55,613 and $0, remains accrued and is included as part of accrued expenses on the accompanying consolidated balance sheets.

NOTE 8. RELATED PARTY TRANSACTIONS

Related party transactions consist of the following:

	December 31, 2018		December 31, 2017
Related party payables
Accrued compensation	$869,859	[1]	$501,270
Cash advances	134,861		128,297
Total related party payables	1,004,720		629,567

Debentures, convertible	411,006		––

Notes payable, related party, convertible	491,100	[1]	1,167,254

Total related party transactions	$1,906,826		$1,796,821

[1]As of January 1, 2018, Mr. Joseph M. Redmond, former President and member of the board of directors, is no longer a related party.  As a result, related party transactions was reduced by $618,510, representing $42,356 in accrued compensation, and $576,154 in convertible promissory notes. As of December 31, 2018, $42,356 is included as part of accounts payable and accrued expenses, and $576,154 is included as part of long-term convertible notes payable, on the accompanying consolidated balance sheets. In addition, accrued interest of $90,742 related to the convertible promissory notes was reclassified from related party to non-related party accrued interest. See Note 17 for additional information and legal proceedings related to Mr. Redmond.

As of December 31, 2018 and 2017, respectively, related parties are due a total of $1,906,826 and $1,769,821, consisting of $869,859 and $501,270 in accrued compensation owed to officers; $134,861 and $128,297 in cash advances from officers and beneficial owners to the Company for operating expenses; $411,006 and $0 in convertible debentures, net of embedded conversion option of $17,125 and $0; and $491,100  and $1,167,254 in convertible promissory notes.

Related party convertible debt consists of the following:

Note Holder	Principal	APR	Accrued Interest	Conversion Price	Term/Due

Convertible promissory notes:
Huntington Chase, Beneficial Owner	$491,100	7%	$74,060	$0.10	12/2023

Convertible debentures:
AvantGarde, LLC, Beneficial Owner	342,734	12%	––	$0.10	02/2019
Hamburg Investment Co., Beneficial Owner	68,272	12%	––	$0.10	02/2019
	428,132		––
Total convertible debt-related parties	$919,232		$74,060

Promissory Notes

On September 30, 2015, the Company issued a modified convertible promissory note in the principal sum of $631,100, representing cash loans and unpaid compensation, of which principal repayments in the aggregate of $100,000 have been made, and $40,000 of which was converted into common stock.  The note bears interest at a rate of 7% per annum, and contains a repayment provision to convert the debt into restricted shares of the Company’s common stock at a price of $0.10 per share. On December 31, 2018, the note was modified to 1) reduce the principal balance to $491,100; and 2) mature December 31, 2023.

Between April 26, 2018 and May 8, 2018, the Company issued senior secured convertible promissory notes (the “Notes”) to a related party in the aggregate principal sum of $337,750, along with 3,377,500 warrants (Note 12), which, upon issuance, was discounted by a total of $337,500, representing $123,850 for beneficial conversion feature, and $213,900 for derivative liability.  During the year ended December 31, 2018, a total of $6,409 in debt accretion was expensed. The Notes bore interest at rate of 12% per annum, contained a repayment provision to convert the Notes into restricted shares of the Company’s common stock at a price of $0.10 per share, and included warrant coverage for a period of three (3) years to purchase shares of the Company’s common stock at an exercise price of $0.10 per share. Effective November 14, 2018, the Notes and related accrued interest of $34,090 were exchanged into convertible debentures (“Debentures”) in the principal amount of $428,132, at which time $135,100 was reclassified to equity for intrinsic value of warrants, and $17,125 was reclassified as derivative liability for embedded conversion option, and $252,533 was recognized as a loss on extinguishment of debt.  The Debentures bear interest at a rate of 10% per annum, mature February 28, 2019, and are convertible into shares of the Company’s restricted common stock at a conversion rate of $0.12 per share.

As of December 31, 2018 and 2017, respectively, related party convertible debt consists of $491,100 and $1,167,254 in promissory notes and $411,006 and $0 in debentures.  During the years ended December 31, 2018 and 2017, respectively, interest in the amount of $66,840 and $76,511 was expensed, of which $798 and $16,833 was paid to the note holders in cash; $0 and $35,733 was converted to restricted shares of the Company’s common stock, and accrued interest of $71,839 and $0 was converted to principal.  As of December 31, 2018 and 2017, respectively, a total of $74,060 and $170,600 in accrued interest remains and is included as part of accrued expenses on the accompanying consolidated balance sheets.

Stock Issuances

On January 23, 2017, in connection with a certain subscription agreement, the Company issued 30,000 shares of its Series B preferred stock at $5.00 per share to a related party, for cash in the amount of $150,000.  The shares are convertible into common stock at a conversion rate of 20 common share for each Series B preferred share held.

On March 16, 2017, in connection with a related party convertible promissory note in the amount of $250,000 and accrued interest of $7,954, the Company issued 1,228,346 shares of its restricted common stock at a conversion rate of $0.21 per share.

On May 18, 2017, in connection with a related party convertible promissory note in the amount of $200,000 and accrued interest of $27,781, the Company issued 2,277,808 shares of its restricted common stock at a conversion rate of $0.10 per share.

On July 7, 2017, in connection with a certain executive employment agreement, the Company granted the executive 10,000,000 shares of its restricted common stock at $0.001 per share, of which 25% vest immediately, and the remaining vest over a period of twenty-four (24) months.  The shares were valued at $2,000,000, of which $507,500 was expensed, and $1,492,500 was deferred, to be amortized over the next twenty-four (24) months.

On August 1, 2017, in connection with a certain executive employment agreement, the Company issued 3,000,000 shares of its restricted common stock at $0.001 per share.  The shares were valued at $750,000 and are fully vested.

On September 11, 2017, in connection with the related party convertible promissory note in the amount of $491,100, the note holder elected to convert a portion of the principal in the amount of $40,000.  As a result,  the Company issued 400,000 shares of its restricted common stock at a conversion rate of $0.10 per share.

On January 11, 2018, pursuant to a resolution of the board of directors, the Company issued 6,000,000 shares of its restricted common stock to certain officers and directors.  The shares were purchased at par, or $0.001 per share, for cash in the amount of $6,000.

On August 13, 2018, in connection with the exercise of certain employee stock options, the Company issued 1,071,430 shares of its restricted common stock at a conversion rate of $0.05 per share.  The shares were issued on a cashless basis, resulting in a net value of $187,500.

On September 30, 2018, in connection with the Series C convertible preferred stock equity offering (Note 10), three officers of the Company were issued an aggregate of 90,000 Series C preferred shares at a price of $5.00 per share in exchange for accrued compensation in the aggregate of $450,000. Upon issuance, a beneficial conversion feature of $100,578 was recorded as a deemed dividend. In connection with the Series C preferred shares, the officers were also issued an aggregate of 1,250,000 warrants, valued at an aggregate of $75,000, and exercisable for a period of three (3) years at an exercise price of $0.25 per share.

Agreements

On January 1, 2017, the Company, through its wholly-owned subsidiary, Parallax Health Management, Inc. (formerly Qolpom, Inc.) entered into an Employment Agreement with Mr. Nathaniel T. Bradley, the President of Parallax Health Management, Inc. The agreement is for a term of three (3) years, and includes annual compensation of $150,000, as well as a bonus plan contingent upon the Company's performance and customary employee benefits.  In addition, the agreement provides for a non-refundable, fully-vested signing bonus of $50,000. Effective August 1, 2017, the Employment Agreement was superseded by a new agreement which was executed on November 30, 2017, and replaces any other employment agreement between Mr. Bradley and the Company or any of its subsidiaries.  The agreement is for an initial term of three (3) years, and provides annual compensation for Mr. Bradley to serve as the Company’s Chief Technology Officer (“CTO”), as well as CTO of Parallax Health Management, Inc. and Parallax Behavioral Health, Inc., in the aggregate of $222,000 year one, $265,000 in year two and $320,000 in year three, as well as various performance bonuses and customary employee benefits. In addition, the agreement, as amended, provides for a grant to purchase 3,000,000 restricted common shares at $0.001 per share, vesting immediately, as well as options granted to purchase 2,000,000 shares of the Company's common stock at a price of $0.25 per share.  The options are for a period of five (5) years, and vest annually over a three (3) year period, with an initial vesting of 25%.

On July 7, 2017, the Company entered into an Executive Employment Agreement (the “Agreement”) with Mr. Paul R. Arena to serve as the Company’s President and Chief Executive Officer for a period of three (3) years.  As compensation for his services, the Agreement provides for a base compensation of $350,000 in year one, of which 30% shall be deferred until certain goals are met, $425,000 in year two, and $550,000 in year three, as well as annual bonus compensation equal to 2x base when certain Company earnings are reached.  In addition, the Agreement includes a grant to purchase 10,000,000 restricted common shares at $0.001 per share, of which 25% vests immediately; 25% vests in one year; 25% vests after two years; and 25% vests when certain funding goals have been met. The Agreement also includes the grant of 5,000,000 stock options at an exercise price of $0.25 per share.  The options are exercisable for a period of five (5) years, and vest when certain market share prices of the Company’s common stock are met.

On January 1, 2018, the Company entered into an Executive Agreement with its Chief Financial Officer.  The agreement replaces any other written agreement with the Company, is for a term of one (1) year, with the option to extend, and includes annual compensation of $216,000 in year 1, as well as a bonus plan and customary executive benefits.  In addition, the agreement provides for a non-refundable, fully-vested signing bonus of $100,000, as well as a grant of stock options to purchase 1,000,000 shares of the Company's common stock at an exercise price of $0.25 per share. The options are for a period of five (5) years, and vest quarterly over a one (1) year period.

On January 1, 2018, the Company entered into a Consulting Agreement with Huntington Chase Financial Group, LLC, whose principal is a related party. The agreement replaces any other written agreement with the Company, is for a term of three (3) years, and includes monthly compensation of $25,000 in year 1; $30,000 in year 2 and $35,000 in year 3, of which the year 2 and 3 increases are deferred until completion of certain development projects, as well as customary expense allowances.  In addition, the agreement provides for a grant of stock options to purchase 4,000,000 shares of the Company's common stock at an exercise price of $0.25 per share. The options are for a period of five (5) years, of which 25% vest immediately, and the remainder vest when certain market share prices of the Company’s common stock are met.

NOTE 9. COMMITMENTS AND CONTINGENCIES

On August 13, 2015, the Company issued a secured promissory note in the amount of $20,500,000 (the “Promissory Note”) in connection with the acquisition of RoxSan Pharmacy, Inc. (“RoxSan”).  The Promissory Note bore interest at a rate of 6% per annum, and matured August 13, 2018 (“Maturity”).  At the time of issuance, management determined that the Promissory Note did not fairly represent the fair market value for the related acquisition.  As a result, a discount of $15,300,000, representing the difference between the face value and the estimated fair market value of the Promissory Note was recorded and has been fully expensed.  As part of the derecognition of RoxSan resulting from its Chapter 7 petition filed on May 14, 2018 (Note 18), management reevaluated the characteristics of the Promissory Note.  Included in the evaluation were the following considerations: 1) the related asset is no longer a part of the parent financial statements due to a loss of financial control; 2) the Company is currently in litigation as a result of material breaches by the note holder;  3) the Company has claims against the note holder for losses and damages directly related to the Promissory Note and its underlying assets; 4) there is a high likelihood that no obligation exists.  After careful consideration, management has determined that the current characteristics of the liability are contingent in nature, and has extinguished the debt of $20,500,000 and related $2,278,281 in accrued interest during the current year, resulting in a gain of $22,778,281.

On August 31, 2016, as part of the Company’s acquisition of 100% of the issued and outstanding shares of Qolpom®’s common stock and its assets, inventory and intellectual property, the agreement provides for, among other things, the seller to receive up to $2,000,000 through a percentage of revenue generated from RPM business segment (“Revenue Share”), as well as a royalty of 3% (“Royalties”) of certain revenues generated from the Qolpom® intellectual property, as defined in the agreement.  As of December 31, 2018 and 2017, respectively, the present value of future Revenue Share was $430,000 and $890,000 (Note 15); and the present value of future Royalties was $310,000 and $200,000.

On April 26, 2017, as part of the Company’s acquisition of 100% of certain intellectual property (“Intellectual Property”) from ProEventa, Inc., a Virginia Corporation (“ProEventa”), the agreement provides for, among other things, ProEventa to receive a revenue sharing cash earn-out of up to $3,000,000 to be derived from certain net revenue generated by the Company; as well as Royalties of 3% of certain revenues generated from the Intellectual Property, ending at such time as the Company has paid ProEventa $25,000,000, as defined in the agreement. As of December 31, 2018 and 2017, respectively, the present value of future Revenue Share was $1,040,000 and $1,000,000; and the present value of future Royalties was $690,000 and $800,000.

NOTE 10. CONVERTIBLE PREFERRED STOCK

The total number of authorized shares of preferred stock that may be issued by the Company is 10,000,000 with a par value of $0.001 per share.

The holders of all series of  Preferred Stock have no voting rights. Series A and Series B preferred shares are convertible into the Company’s common stock at a rate of 20 shares of common stock for each preferred share held. Series C preferred shares are convertible into the Company’s common stock at a rate of 41.67 shares of common stock for each preferred share held.  Series B preferred shares were issued with 50% warrant coverage for a period of two (2) years, to purchase shares of the Company's common stock at a price of $0.75 per share. Series C preferred shares were issued with 50% warrant coverage for a period of three (3) years, to purchase shares of the Company's common stock at a price of $0.25 per share.  The number of shares of common stock underlying the warrants and the exercise price are subject to adjustment upon certain events.  Dividends are payable semi-annually on the Company’s Series A preferred stock at a rate of 7% per annum, 10% per annum on Series B, and 8% per annum on Series C.  Dividends may be paid in kind, at the option of the Company, to the extent that if the Company is not legally permitted to distribute cash dividends, it shall pay dividends in the form of preferred shares equal to the amount of the dividend. No dividends have been declared on the Company’s preferred stock. In the event of any liquidation, dissolution, winding-up or sale or merger of the Company, whether voluntarily or involuntarily, each holder of Preferred Stock is entitled to receive, in preference to the holders of common stock, a per-share amount equal to the original issue price plus all declared but unpaid dividends and dividends in arrears.

During the year ended December 31, 2017, in connection with a certain subscription agreement, the Company issued 30,000 shares of its Series B preferred Stock at $5 per share to a related party, for cash in the amount of $150,000. As a result, $149,970 was recorded to paid in capital.

In August 2018, the Company established a private placement equity offering for the purchase of Series C convertible preferred stock (the “Series C Shares”).  The offering provided for, among other thing, the purchase of Series C Shares at a price of $5.00 per share, with a minimum unit of 20,000 shares, or $100,000.  All Series C Shares are convertible into common stock at a conversion rate of $0.12 per share, or a ratio of 41.67 shares of common stock for each Series C Share held (41.67:1) (“Conversion Ratio”) if converted within one (1) year, or at a lesser Conversion Ratio after one year.  The shares also include warrants to purchase common stock for a period of 3 years at an exercise price of $0.25 per share, of which the number of warrants is determined at 50% of the prevailing Conversion Ratio. The Series C offering is closed to further investors.

During the year ended December 31, 2018, in connection with the Series C Shares equity offering, 150,000 Series C Shares were issued at a price of $5.00 per share, of which 60,000 were issued to accredited investors for cash in the amount of $300,000, and 90,000 were issued to officers of the Company in exchange for debt in the principal sum of $450,000. As a result, $749,850 was recorded to preferred paid in capital, and a beneficial conversion feature of $283,347 was recorded as a deemed dividend, of which $100,578 was in connection with the shares issued to officers of the Company.

As of December 31, 2018 and 2017, respectively, the Company had 1,013,691 and 863,691 shares of preferred stock issued and outstanding.

NOTE 11. COMMON STOCK

The total number of authorized shares of common stock that may be issued by the Company at December 31, 2018 and 2017, respectively, is 500,000,000 and 250,000,000 with a par value of $0.001 per share.

During the years ended December 31, 2018 and 2017, respectively, 6,881,130 and 0 shares of the Company’s common stock were issued in connection with the conversion of non-related party debt in the amount of $675,914 and $0.  As a result, $668,733 and $0 was recorded to paid in capital.

During the years ended December 31, 2018 and 2017, respectively, 0 and 3,906,154 shares of the Company’s common stock were issued in connection with the conversion of related party debt in the amount of $0 and $525,733.  As  a result, $0 and $521,827 was recorded to paid in capital.

During the years ended December 31, 2018 and 2017, respectively, 846,051 and 281,602 were issued for the exercise of stock options, and  1,071,430 and 0 were issued for the exercise of related party stock options. As  a result, $454,908 and $67,303 was recorded to paid in capital.

During the years ended December 31, 2018 and 2017, respectively, 1,750,000 and 3,950,000 shares of the Company’s common stock were issued in connection with stock awards to non-related parties, valued at $279,110 and $849,250. As  a result, $153,000 and $848,500 was deferred, to be amortized over the next twenty-one (21) months, and  $277,360 and $845,300 was recorded to paid in capital.

During the years ended December 31, 2018 and 2017, respectively, 0 and 13,000,000 shares of the Company’s common stock were issued in connection with stock awards to related parties valued at $0 and $2,750,000. As  a result, $0 and $1,990,000 was deferred, to be amortized over the next twenty-one (21) months, and  $0 and $2,737,000 was recorded to paid in capital.

During the years ended December 31, 2018 and 2017, respectively, 0 and 2,500,000 shares of the Company’s common stock were issued for $0 and $2,500 cash, in connection with the acquisition of intellectual property.  As a result, $0 and $622,500 was recorded to paid in capital.

During the years ended December 31, 2018 and 2017, respectively, 2,000,000 and 3,950,000 shares of the Company’s common stock were issued for cash in the amount of $240,000 and $197,500.  As a result, $238,900 and $193,550 was recorded to paid in capital.

During the years ended December 31, 2018 and 2017, respectively, 2,810,000 and 2,100,000 shares of the Company’s common stock were issued in connection with debt and debt service in the amount of $281,000 and $115,000.  As a result, $278,190 and $112,900 was recorded to paid in capital.

During the years ended December 31, 2018 and 2017, respectively, 6,000,000 and 0 shares of the Company’s common stock were issued to officers, for cash in the amount of $6,000 and $0. As a result, $990,000 and $0 was recorded to paid in capital.

During the years ended December 31, 2018 and 2017, respectively, a total of 21,358,611 and 29,687,756 shares of the Company’s common stock were issued.  A total of $434,000 and $2,838,500 in deferred stock compensation was recorded, and $1,095,193 and $1,028,498 was expensed. As of December 31, 2018 and 2017, respectively, there remains $1,148,809 and  $1,810,002 in deferred stock compensation to be expensed over the next twenty-one (21) months.

As of December 31, 2018 and 2017, respectively, the Company had 158,113,141 and 136,734,530 common shares issued and outstanding.

NOTE 12. WARRANTS AND OPTIONS

As of December 31, 2018 and 2017, respectively, the Company had 21,232,500 and 7,205,000 warrants, and 18,060,000 and 20,675,000 options issued and outstanding.

During the years ended December 31, 2018 and 2017, respectively, 14,077,500 and 7,155,000 warrants were granted, and 100,000 and 14,535,706 expired.  The warrants carry an exercise price of between $0.001 to $0.75 per share, expire between 2019 to 2023, and were valued at $851,610 and $325,020, using the Black-Scholes method. The assumptions used in valuing the warrants were: expected term between 2 to 5 years; expected volatility 40%; risk free interest rate between 1.16% to 2.91%; and a dividend yield of 0%.  A total of $113,210 and $129,820 in deferred stock warrant compensation was recorded, and $73,370 and $70,740 was expensed during the years ended December 31, 2018 and 2017, respectively.  There remains $98,920 and $172,290 in deferred compensation as of December 31, 2018 and 2017, respectively, to be expensed over the next twelve (12) months.

Warrants Outstanding
	Number of	Remaining	Exercise Price	Weighted
	Common	Contractual Life	Times Number	Average
Exercise Price	Shares	(in years)	Of Shares	Exercise Price

$0.001	300,000	4.50	$300	$0.17
$0.01	75,000	2.00	750	$0.19
$0.10	250,000	1.75	25,000	$0.29
$0.10	6,377,500	2.25	637,750	$0.21
$0.10	3,000,000	2.50	300,000	$0.19
$0.10	62,500	4.25	6,250	$0.27
$0.15	1,000,000	2.00	150,000	$0.26
$0.15	600,000	5.00	90,000	$0.19
$0.17	62,500	4.25	10,625	$0.27
$0.18	62,500	4.25	11,250	$0.27
$0.21	100,000	1.75	21,000	$0.31
$0.21	62,500	4.25	13,125	$0.27
$0.25	1,500,000	1.50	375,000	$0.34
$0.25	3,255,000	1.75	813,750	$0.29
$0.25	475,000	2.00	118,750	$0.25
$0.25	3,250,000	2.75	812,500	$0.18
$0.35	250,000	1.75	87,500	$0.29
$0.60	250,000	1.75	150,000	$0.31
$0.75	300,000	0.25	225,000	$0.29
	21,232,500		$3,848,550	$0.18

Warrant Activity
	Number of	Weighted Average
	Shares	Exercise Price
Outstanding at December 31, 2016	15,362,491	$0.28
Issued	21,232,500	$0.18
Exercised	––	––
Expired / Forfeited	(15,362,491)	$0.28
Outstanding at December 31, 2018	21,232,500	$0.18

During the years ended December 31, 2018 and 2017, respectively, 6,000,000 and 11,570,000 stock options were granted, which vest periodically over a two (2) year period, are exercisable for a period of between 3 to 5 years at an exercise price of between $0.05 to $0.50 per share, and were valued at $833,700 and $1,926,750, using the Black-Scholes method. The assumptions used in valuing the options were: expected term between 2.50 to 5.75 years; expected volatility between 1.82 to 2.06; risk free interest rate between 1.46% to 2.78%; and a dividend yield of 0%.

Options Outstanding
		Remaining	Exercise Price	Weighted
	Number of	Contractual Life	times Number	Average
Exercise Price	Shares	(in years)	of Shares	Exercise Price

$0.05	90,000	3.50	$4,500	$0.14
$0.05	1,140,000	3.25	57,000	$0.09
$0.05	100,000	2.75	5,000	$0.08
$0.05	60,000	2.00	3,000	$0.06
$0.05	170,000	1.75	8,500	$0.12
$0.10	500,000	1.75	50,000	$0.14
$0.10	250,000	0.75	25,000	$0.06
$0.15	1,000,000	1.75	150,000	$0.14
$0.25	5,000,000	4.25	1,250,000	$0.16
$0.25	7,000,000	3.50	1,750,000	$0.16
$0.25	1,000,000	1.75	250,000	$0.15
$0.25	1,000,000	1.25	250,000	$0.10
$0.25	250,000	0.75	62,500	$0.06
$0.35	250,000	0.75	87,500	$0.07
$0.60	250,000	0.75	150,000	$0.08
	18,060,000		$4,103,000	$0.23

Options Activity
	Number of	Weighted Average
	Shares	Exercise Price
Outstanding at December 31, 2016	11,135,000	$0.08
Issued	17,570,000	$0.14
Exercised	(2,273,189)	$0.15
Expired / Forfeited	(8,371,811)	$0.17
Outstanding at December 31, 2018	18,060,000	$0.23

During the years ended December 31, 2018 and 2017, respectively, 6,000,000 and 11,570,000 options were issued, 1,973,189 and 300,000 options were exercised, 1,000,000 and 0 options expired, and 5,641,811 and 1,730,000 options were forfeited.  A total of $649,327 and $1,679,765 in deferred stock option compensation was recorded, net of forfeitures, and $572,870 and $589,679 was expensed during the years ended December 31, 2018 and 2017, respectively.  There remains $1,395,466 and $1,319,010 in deferred compensation as of December 31, 2018 and 2017, respectively, to be expensed over the next twenty-four (24) months.

NOTE 13. LEASES

The Company sub-leases office space for its headquarters in Santa Monica, California, for $5,600 per month, on a month-to-month basis.

Rent expense for the years ended December 31, 2018 and 2017, respectively, was $73,351 and $8,148.

NOTE 14. INCOME TAXES

A reconciliation of the expected statutory federal and state taxes and the total income tax expense (benefit) at December 31, 2018 and 2017, was as follows:

	December 31, 2018	December 31, 2017

Income (loss) before taxes	$15,608,209	$(10,641,198)
Statutory rate (Fed & State(s))	30%	30%

Computed expected tax payable (recovery)	4,781,700	(3,185,900)

Effect of the U.S. tax law change	––	658,800

Effect of release of net operating loss carryforwards	(2,417,700)	––

Tax effect of non-deductible expenses:
Gain on extinguishment of debt-principal	(6,124,000)	––
Stock compensation/amortization of stock options	1,048,500	776,300
Discount amortization	837,000	1,626,300
Other	1,500	6,200
Total tax effect of non-deductible expenses	(4,237,000)	2,408,800

Change in valuation allowance	(1,873,000)	118,300

Income tax expense	$––	$––

Reported income taxes:
Federal	$––	$––
State	––	––
Total	$––	$––

The significant components of deferred income tax assets and liabilities at December 31, 2018 and 2017, are as follows:

	December 31, 2018	December 31, 2017

Net operating loss carried forward	$––	$1,948,000

Bad debt allowance	––	1,100

Officers’ accrued compensation	243,400	140,300

Accrued related party interest	20,700	47,700

Valuation allowance	(264,100)	(2,137,100)

Net deferred income tax asset	$––	$––

During the year ended December 31, 2018, the company realized extinguishment of debt principal in the amount of $20,522,835.  Per Internal Revenue Code (“IRC”) Section 108(a) (1) (A) the extinguishment of debt principal is excluded from taxable income for the Company.  However, any available tax attributes must be released up and to the amount of the extinguishment.  Therefore, net operating loss carryforwards were released with no remaining net operating losses available to use toward future taxable income as of December 31, 2018.

The Company is open to examinations for the tax year 2011 through the current tax year.

NOTE 15. CHANGE IN ESTIMATE AND CORRECTION OF ERROR

Change in Estimate:

On July 18, 2018, an amendment (the “Amendment”) was made to the Agreement to Purchase and Sell One Hundred Percent (100%) of the Issued and Outstanding Shares of Qolpom, Inc. and its Assets, Intellectual Property and Inventory dated August 31, 2016 (the “Agreement”). The Amendment modifies the Agreement’s Earn-Out consideration by basing any monies due under the Earn-Out solely upon revenues generated, with no guaranteed minimum payment owed, thereby eliminating the $2,000,000 guaranteed payment previously owed by the Company.  The Amendment resulted in a change in the value of certain assets acquired and liabilities assumed as follows:

	As Previously Reported	Revised Value	Increase
	December 31, 2017	July 18, 2018	(Decrease)
Assets
Cash	$5,000	$5,000	$––
Intellectual property	160,000	150,000	(10,000)
Loans receivable	87,008	87,008	––
Total assets	252,008	242,008	(10,000)

Liabilities
Accounts payable	7,068	7,068	––
License fees payable	2,000,000	260,000	(1,740,000)
License fees payable, unamortized discount	(1,460,000)	––	(1,460,000)
Royalties payable	200,000	200,000	––
Total liabilities	747,068	467,068	(280,000)

Goodwill	785,060	785,060	––

Fair market value of consideration	$290,000	290,000	––

Net effect-current period adjustment		$270,000	$270,000

Correction of Error:

During 2018, the Company discovered that the April 26, 2017 asset acquisition of intellectual property from ProEventa, Inc. erroneously included certain conditional contingent consideration as a part of the purchase price.  As a result, certain liabilities contingent in nature were erroneously recorded.  The errors have been corrected by restating each of the affected financial statement line items for the year ended December 31, 2017. The following tables summarize the impacts on the Company’s consolidated financial statements prior to the restatement in Note 2:

	As Previously Reported	Corrected	Increase
	December 31, 2017	December 31, 2017	(Decrease)
CONSOLIDATED BALANCE SHEETS
Intangible assets, net	$2,298,094	$709,655	$(1,588,439)
Total assets	3,340,475	1,752,036	(1,588,439)
License fees payable	1,890,000	890,000	(1,000,000)
Royalties payable	1,000,000	200,000	(800,000)
Total long-term liabilities	21,690,469	19,890,469	(1,800,000)
Total liabilities	30,730,119	28,930,119	(1,800,000)
Accumulated deficit	(33,773,141)	(33,561,580)	(211,561)
Total stockholders' deficit	(27,389,644)	(27,178,083)	(211,561)
Total liabilities and stockholders' deficit	3,340,475	1,752,036	(1,588,439)

CONSOLIDATED STATEMENTS OF OPERATIONS
General and administrative expenses	$4,209,073	$3,997,512	$(211,561)
Operating loss	(4,256,180)	(4,044,619)	(211,561)
Net loss – continuing operations	(10,722,953)	(10,511,392)	(211,561)
Net loss	(13,876,506)	(13,664,995)	(211,561)
Net loss per common share – basic – continuing operations	$(0.089)	$(0.087)	$(0.002)
Net loss per common share – diluted – continuing operation	$(0.060)	$(0.059)	$(0.001)

NOTE 16. DISCONTINUED OPERATIONS

In December 2017, the Company discontinued all operations related to the Retail Pharmacy Segment involving the Company’s wholly-owned subsidiary, RoxSan Pharmacy, Inc.  On May 14, 2018, pursuant to  unanimous resolutions of the board of directors of RoxSan Pharmacy, Inc. (“RoxSan”) and Parallax Health Sciences, Inc., RoxSan filed a Chapter 7 petition in the United States Bankruptcy Court for the Central District of California.  Mr. Timothy Yoo was appointed trustee on May 15, 2018.

The pharmacy operations resulted in an accumulated deficit of $11,582,906 and $10,758,507 as of May 14, 2018, and December 31, 2017, respectively. In addition, certain advances were made to RoxSan Pharmacy, Inc. for the purpose of overhead expenses for which a secured promissory note was issued to the Company. As of May 14, 2018 and December 31, 2017, respectively, principal in the amount of $1,280,692 and $1,153,395 had been disbursed, and interest in the amount of $22,797 and $10,395 had been accrued in connection with the note.

As of May 14, 2018, and December 31, 2017, respectively, the assets and liabilities relating to the discontinued operations of RoxSan Pharmacy, Inc. were as follows:

	May 14, 2018		December 31, 2017

Current assets held for sale
Cash and cash equivalents	$––		$2,421
Accounts receivable, net	––		40,856
Employee advances	––		1,800
Prepaid expenses	––		6,884
Total current assets held for sale	––		51,961

Noncurrent assets held for sale:
Loans receivable - long term	––		169,902
Property and equipment, net	––		10,000
Deposits	––		22,000
Total noncurrent assets held for sale	$––		201,902
Total asset held for sale	––		253,863

Liabilities subject to compromise
Accounts payable and accrued expenses	2,942,012	[2]	2,979,132	[1]
Pension plan contribution payable	––		12,570
Note payable, related party	––		185,000	[2]
Related party payables	376,430	[2]	469,207	[2]
Note payable	185,000	[2]	––
Note payable-merchant	974,826		974,826
Total liabilities subject to compromise	4,478,268		4,620,735

Net liabilities of discontinued operations	$4,478,268		$4,366,872

[1]As of January 1, 2017, Mr. Dave Engert, former Executive Chairman of the board of directors, is no longer a related party.  As a result, related party payables was reduced by $105,746, representing $105,000 in accrued compensation and $746 in cash advances. As of December 31, 2017, $105,746 is included in accounts payable and accrued expenses as part of liabilities subject to compromise. See Note 18 for additional information and legal proceedings related to Mr. Engert.

[2]As of January 1, 2018, Mr. Joseph M. Redmond, former President and member of the board of directors, is no longer a related party.  As a result, related party payables was reduced by $307,997, representing $185,000 in promissory notes, $119,270 in accrued compensation, and $3,727 in expense advances. As of May 14, 2018, $185,000 is reflected as a note payable, and $122,997 is included in accounts payable and accrued expenses as part of liabilities subject to compromise. In addition, accrued interest of $11,823 related to the promissory note was reclassified from related party to non-related party accrued interest, and is included in accounts payable and accrued expenses as part of liabilities subject to compromise. See Note 18 for additional information and legal proceedings related to Mr. Redmond.

Included in accounts payable and accrued expenses as of May 14, 2018, and December 31, 2017, respectively, are $181,580 and $783,556 in unpaid payroll taxes, $296,959 and $283,058 in penalties, and $50,167 and $33,860 in interest related to unpaid payroll taxes.

The results of the discontinued operations of RoxSan Pharmacy, Inc. are summarized as follows:

	May 14, 2018	December 31, 2017

Revenue	$––	$3,100,207
Cost of sales	––	3,084,204
Gross profit	––	16,003
Sales, marketing and pharmacy expenses	170,630	660,400
General and administrative expenses	586,993	2,217,902
Operating loss	(757,623)	(2,862,299)
Interest expense	(56,775)	(291,254)
Loss on disposal of equipment	(10,000)	––
Net loss from discontinued operations	$(824,398)	$(3,153,553)

NOTE 17. SEGMENT REPORTING

The Company currently has three (3) business segments: Remote Care Systems, Behavioral Health Services and Diagnostics/Corporate. During 2017, Parallax’s operations also included the Pharmacy segment. However, RoxSan Pharmacy, Inc. ceased operations in December 2017, and was deconsolidated effective May 14, 2018.  See Note 1 and 2 for a description of each segment and related significant accounting policies.

The following table is a reconciliation of the Company’s business segments to the consolidated financial statements:

	Remote Care Systems	Behavioral [1] Health Services	Diagnostics/ Corporate	Pharmacy [2]	Consolidated Totals

December 31, 2018
Revenue	$9,399	$1,800	$––	$––	$11,739
Gross profit (loss)	(10,400)	1,800	––	––	(8,600)
Operating loss	(365,426)	(191,446)	(6,077,791)	––	(6,634,663)
Depreciation and amortization	9,196	109,760	1,664	––	120,620
Interest expense, net of income	2,970	––	2,161,560	––	2,164,530
Gain on disposal of subsidiary	––	––	4,478,268	––	4,478,268
Gain on extinguishment of debt	––	––	22,858,009	––	22,858,009
Discount amortization	(340,000)	––	3,145,000	––	2,805,000
Loss on fair value adjustments	––	––	(123,875)	––	(123,875)
Discontinued operations	––	––	––	(824,398)	(824,398)
Total assets	913,636	439,567	11,154	––	1,364,357
Goodwill	785,060	––	––	––	785,060
Additions to property and equipment	––	––	––	––	––

December 31, 2017
Revenue	$93,737	1,200	$––	$––		$94,937
Gross profit (loss)	(48,307)	1,200	––	––		(47,107)
Operating loss	(618,952)	(116,163)	(3,437,604)	––		(4,172,719)
Depreciation and amortization	8,902	73,173	1,664	––		83,739
Interest expense, net of income	9,626	––	1,008,853	––		1,018,479
Discount amortization	350,000	––	5,100,000	––		5,450,000
Discontinued operations	––	––	––	(3,153,553)		(3,153,553)
Total assets	936,654	549,327	12,192	253,863	[3]	1,752,036
Goodwill	785,060	––	––	––		785,060
Additions to property and equipment	––	––	––	––		––

[1]Behavioral Health Segment commenced March 22, 2017

[2]Discontinued operations effective May 14, 2018

[3]Assets held for sale

NOTE 18. LEGAL MATTERS

Dispute with Former Owner of RoxSan

In October 2015, shortly following the Company's acquisition of RoxSan, Shahla Melamed (“Melamed” or “Former Owner”), initiated two (2) legal actions against the Company in the Superior Court of the State of California, County of Los Angeles, West District, Shahla Melamed v. Parallax Health Sciences, Inc., action numbers SC 124873 and SC 125702.

In the matter, action No. SC 124873, Melamed sought rescission of the August 13, 2015 Purchase Agreement. During the proceedings, Melamed also contended that the Company owed Melamed monies for, among other things, expenses paid by Melamed on behalf of the Company.  As a result, the Court split the action into two separate rulings: (1) Rescission Phase and (2) Accounting Phase.

Action No. SC 124873-Rescission Phase:

In the Matter, action no. SC 124873, rescission was sought by Melamed on the basis that, allegedly, in order to acquire the Pharmacy, the Company and its principals had allegedly defrauded Melamed, there had allegedly been a complete failure of consideration, and a unilateral mistake was allegedly made on the part of Melamed.  Subsequently filed pleadings by the Company and RoxSan in action no. SC 124873 allege, among other things, that Melamed misrepresented the true earnings and source of income for the pharmacy business and had engaged in a fraudulent and illegal scheme to ship medications to states where her pharmacy was not licensed prior to the sale of the Pharmacy.

Final Ruling:  On March 17, 2017, the Court ruled in favor of the Company, and issued that Melamed is not entitled to rescission of the Purchase Agreement.  The ruling of the Court stated that no fraud on the part of the Company or its principals had been demonstrated.  The Court further ruled that there had been no failure of consideration, and that Melamed’s entry into the Agreement was not a result of a unilateral mistake on the part of Melamed.  The Minutes of the Ruling were entered by the County Clerk on March 17, 2017.

Action No. SC 124873-Accounting Phase:

In the Matter, action No. SC 124873, Melamed contended that the Company owed Melamed monies for, among other things, expenses paid by Melamed post-Closing.  An accounting was presented by Melamed’s expert, BDO Seidman (“BDO”), alleging that the Company owed Melamed in excess of $500,000.  The Company disputed this vigorously and prepared a 400+ page analysis (the “Analysis Report”) of the BDO reconciliation report.  The Analysis Report identified errors in the BDO report in excess of $900,000 and found that Melamed owed the Company over $400,000.  Melamed argued the findings in the Analysis Report. Consequently, due to the complexities of the accountings, the Court ordered a third-party adjudicator with an accounting background to review both the BDO report and the Company’s Analysis Report.

Draft Ruling: On July 24, 2017, in the Matter, action No. SC124873, the Company was notified that the results of the reconciliation review performed by third-party adjudicator were in favor of the Company in the amount of $412,948.  Melamed objected to the adjudicator’s findings, and a final hearing was held in January 2018.  A final judgment is pending for the Court’s decision on the exact monies owed by Melamed to the Company.

Action No. SC125702:

In the Matter, action No. SC125702, Melamed alleges that the Company is in default under the terms of the Purchase Agreement and Secured Note, and the Company’s termination of Melamed’s employment agreement.  The Company firmly believes that it had adequate grounds to justify the termination of the employment, that it acted within its rights, and shall prevail in these proceedings.  A trial date is currently set for December 2018.

Action No. SC 124898:

The Company has initiated legal action against Melamed and filed a complaint, action number SC 124898, in the Superior Court of the State of California, County of Los Angeles, West District, Parallax Health Sciences, et al. v. Shahla Melamed, et al.  The Complaint in that action alleges that Melamed has breached several obligations under the Purchase Agreement, and the Company is seeking to reduce the Secured Note due to undisclosed material changes in the business. A trial date is currently set for December 2018.

As part of the Company’s pleadings to the courts, the Company has presented the following matters:

Purchase Price Dispute

Included in the Acquisition Agreement for RoxSan Pharmacy, Inc., and as part of the negotiated purchase price, were representations and warranties made by the Former Owner involving certain primary revenue streams and related contracts.  Shortly after the closing, however, management discovered that these representations were substantially inaccurate and/or completely false.  These inaccuracies, and the improper disclosures and/or omissions made by the Former Owner during negotiations, would have significantly affected the purchase price and related note payable.  As a result, among other things, management has initiated legal action against the Former Owner to seek a reduction in the purchase price.

Included in the false representations made by the Former Owner were prescription revenues in excess of $8 million (and approximately $16 million prior to the change in ownership) related to workers compensation claims that the Former Owner warranted as collectible.  The insurance claims related to these prescriptions, which originated from and were provided to the pharmacy by the Former Owner's direct family members, were investigated by a third-party expert retained by the Company, and the claims were substantially identified as fraudulent.  The Former Owner's family member has been indicted by the Department of Justice for among other things, insurance fraud.

In addition, management engaged a third-party to perform a valuation of the Pharmacy, utilizing revised inputs that more accurately reflected the Pharmacy's revenue streams as of the date of Acquisition.  The valuation performed resulted in a fair market value of $4.7 to $5.2 million. After careful consideration, and based upon these significant differences, management has determined that the purchase price and related promissory note of $20.5 million does not fairly represent the fair market value at the date of purchase.  The Company has, therefore, applied a discount to the note of $15.3 million, to reduce the purchase price and related note to its estimated fair market value of $5.2 million, utilizing the higher value on the range as a conservative measure.

The valuation performed does not include the effects of any liabilities the Former Owner omitted or damages caused to the Company as a result of the Former Owner and her immediate family members connected to the Pharmacy.

Control of Funds Dispute / US Postal Interference

For a period of time immediately after the closing of the Acquisition, the Melamed would not relinquish control of the Pharmacy's bank accounts, and collected the Pharmacy's incoming cash revenues, refusing to transfer the funds to the new ownership. Furthermore, when the Company attempted to change the corporate records and signatories on the existing bank accounts, the Former Owner disputed the changes, resulting in approximately $180,000 in corporate funds being frozen and held for adjudication. During this period, the Company was forced to request that the Former Owner pay the Pharmacy's operating expenses.  At no time after the Company opened new accounts did the Former Owner cooperate with the transference or willingly relinquish control of the Pharmacy's operating cash flow or incoming cash revenues.

The Former Owner continued to interfere in the transference of control of the Pharmacy by submitting change of address forms to the US Postal Service, wherein the Former Owner diverted the Pharmacy mail to her home address.  Once this was discovered and rectified with the post office, the Former Owner filed another change of address to divert mail to a post office box.  During these periods of time, the Former Owner received check payments and negotiated the checks by opening up a bank account utilizing a DBA, “Roxsan Pharmacy.”  The Company was able to identify some of the checks the Former Owner negotiated by directly contacting the payer and receiving copies of the cancelled checks, with the Former Owner's signature endorsement and account number on the check.

Disputes with Former Executives

Action No. CV2017-052804

On March 9, 2017, Dave Engert former Executive Chairman and director of the Company filed a lawsuit in Arizona and then on or about May 5, 2017, Mr. Engert, changed the venue and filed suit against the Company and RoxSan Pharmacy, Inc. in the United States District Court, Central District of California for an amount exceeding $75,000.  On October 23, 2017, the Company filed an answer and counterclaims against Mr. Engert for an amount exceeding $100,000.  The counterclaims include possible fraud and negligence committed by Mr. Engert and Mr. J. Michael Redmond, former successor Chairman of Mr. Engert, director, President and Chief Executive Officer of the Company and former President, Chief Executive Officer, Chairman and director of RoxSan Pharmacy, Inc.

On October 8, 2018, a settlement was reached between Mr. Engert and the Company subject to the release of the bankruptcy trustee in the RoxSan matter.  On January 22, 2019, the Trustee filed a “No Assets” report with the Court.  The order was released by the court and the settlement agreement is being concluded.

Action No. BC700070

On March 28, 2018, Mr. J. Michael Redmond filed a lawsuit against the Company and RoxSan Pharmacy, Inc. in the United States District Court, Central District of California for an amount exceeding $75,000. The Company intends to vigorously defend against this action. There are counterclaims that include possible fraud and negligence committed by Mr. Redmond, former successor Chairman of Mr. Engert, director, President and Chief Executive Officer of the Company and former President, Chief Executive Officer, Chairman and director of RoxSan Pharmacy, Inc.

There are five (5) legal matters currently pending at this time.

NOTE 19. SUBSEQUENT EVENTS

The Company has evaluated the events and transactions for recognition or disclosure subsequent to December 31, 2018, through the date of the issuance of the financial statements, and has determined that there have been no events that would require disclosure, except for the following:

On January 28, 2019, pursuant to a majority shareholder consent and resolution of the board of directors dated December 24, 2018, the Company filed an Amendment to the Articles of Incorporation to increase its authorized common shares from 250,000,000 to 500,000,000.

On January 24, 2019, in connection with a certain senior secured promissory note, the Company issued 150,000 shares of its restricted common stock to the note holders as a form of interest.  The shares were valued at $15,000. As a result, $14,850 was recorded to paid in capital.

On January 30, 2019, in connection with certain convertible debt in the amount of $175,000, the Company issued 1,750,000 shares of its restricted common stock at a conversion rate of $0.10 per share.  As a result, $173,250 was recorded to paid in capital.

On January 31, 2019, in connection with a certain senior secured promissory note, the Company issued 250,000 shares of its restricted common stock to the note holders as a form of interest.  The shares were valued at $25,000. As a result, $24,750 was recorded to paid in capital.

On January 31, 2019, in connection with a Simple Agreement Future Equity (“SAFE”) offering, the Company issued 500,000 shares of its restricted common stock at $0.10 per share for $50,000 cash.  As a result, $49,500 was recorded to paid in capital.

On February 6, 2019, in connection with certain convertible debt in the amount of $20,000 and accrued interest in the amount of $2,000, the Company issued 220,000 shares of its restricted common stock at a conversion rate of $0.10 per share.  As a result, $21,780 was recorded to paid in capital.

On February 12, 2019, in connection with a SAFE offering, the Company issued 3,750,000 shares of its restricted common stock at $0.10 per share for $375,000 cash.  As a result, $371,250 was recorded to paid in capital.

On February 23, 2019, in connection with a certain senior secured promissory note, the Company issued 150,000 shares of its restricted common stock to the note holders as a form of interest.  The shares were valued at $15,000. As a result, $14,850 was recorded to paid in capital.

On February 25, 2019, the Company issued a convertible promissory note in the principal sum of $20,000 for unpaid fees. The note is interest-free, matures August 24, 2019, and contains a repayment provision to convert the debt into shares of the Company's common stock at conversion price equal to the twenty (20) day volume weighted average closing price of the Company’s common stock for the twenty (20) days prior to conversion.

On February 27, 2019, the Company issued a convertible promissory note for working capital in the principal sum of $111,000, with $104,340 in proceeds disbursed to the Company after an original issue discount (“OID”) of 6%. The note bears interest at a rate of 12% per annum, matures November 27, 2019, and contains a repayment provision to convert the debt into shares of the Company's common stock at conversion price equal to the lower of: (i) $0.12; or (ii) 70% of the second lowest sale price for the Company's common stock during the twenty (20) trading days prior to conversion on which at least 100 shares of the Company's common stock was traded.  In addition, the note holder was issued 300,000 warrants to purchase the Company’s common stock at an exercise price of $0.15 per share for a period of five (5) years.

On March 18, 2019, the Company issued a convertible promissory note for working capital in the maximum principal sum of $260,000, with a maximum aggregate of $250,000 in proceeds disbursed to the Company after an original issue discount (“OID”) of $10,000. The note bears interest at a rate of 12% per annum, matures six months from the effective date each payment of disbursed proceeds is made, and contains a repayment provision to convert the debt into shares of the Company's common stock at conversion price of $0.10 per share.  In addition, the note holder was issued 1,300,000 warrants to purchase the Company’s common stock at an exercise price of $0.20 per share for a period of five (5) years.

On March 25, 2019, in connection with a certain senior secured promissory note, the Company issued 150,000 shares of its restricted common stock to the note holders as a form of interest.  The shares were valued at $15,000. As a result, $14,850 was recorded to paid in capital.

In April 2019, the Company issued 12% convertible promissory notes in the aggregate principal sum of $214,000.  The notes matures by April 2, 2020, and contain repayment provisions for the holders of the notes to convert the principal sum and any accrued interest into shares of the Company’s common stock at a conversion rate of the lesser of (i) $0.12 per share, or (ii) 65% of the average lowest trading prices during the trading days immediately preceding the conversion date.  In addition, the Company issued warrants to purchase 300,000 shares of the Company’s common stock at an exercise price of $0.15 per share for a period of five (5) years.

In April 2019, in connection with a certain convertible debenture, the holder elected to convert $105,000 into 2,340,410 shares of the Company’s restricted common stock.  As a result, $102,660 was recorded to paid in capital.

In April 2019, the Company issued 825,000 shares of its restricted common stock for various services valued at $80,500. As a result, $79,675 was recorded to paid in capital.

In April 2019, the Company entered into an employment agreement with Mr. David Appell to serve as the Company’s Chief Operating Officer. The agreement commences May 15, 2019, is for an initial term of two (2) years, and provides a base compensation of $250,000 year one, and $275,000 in year two, as well as various performance bonuses, and customary employee benefits. In addition, the agreement includes a grant to purchase 3,000,000 restricted common shares at $0.001 per share, of which 25% vest immediately, and the remainder vest when certain earnings goals are met, as well as options granted to purchase 3,000,000 shares of the Company's Common Stock at an exercise price of $0.25 per share.  The options are for a period of five (5) years, and vest annually over the term of the agreement, with an initial vesting of 25%.

On May 1, 2019, the Company entered into a sub-lease for office space located at 28 West 36th Street, 8th Floor, New York, NY 10018.  The lease is for a term of thirteen (13) months, with a monthly rent payment of $8,900.

On May 2, 2019, in connection with a SAFE offering, the Company issued 2,500,000 shares of its restricted common stock at $0.10 per share, for cash in the amount of $250,000.  As a result, $247,500 was recorded to paid in capital.

On May 6, 2019, in connection with an equity funding, the Company issued 6,000,000 shares of its restricted common stock for cash in the amount of $500,000.  As a result, $494,000 was recorded to paid in capital.

On July 5, 2019, in connection with cash proceeds received in June 2019, the Company issued three (3) Senior Secured Notes (the “Notes”) in the aggregate principal of $220,000, pursuant to certain Note and Purchase Agreements (the “Purchase Agreements”) of the same date.  The Notes bears interest at 8% per annum, and mature 180 days from the issuance date (“Maturity Date”).  As additional consideration for entering into the Purchase Agreements, 400,000 shares of the Company’s restricted common stock is being issued to each of the note holders, for an aggregate of 1,200,000 shares, valued at $190,200.

On July 17, 2019, 293,146 shares of the Company’s restricted common stock, valued at $10,289, which were previously issued in connection with the cashless exercise of certain warrants, were returned to treasury and cancelled, and the warrant was fully retired.

On July 25, 2019, the related party convertible debentures in the principal sum of $428,132, plus premiums of $261,604 and accrued interest of $68,926, were exchanged to Senior Secured Promissory Notes (the “Senior Notes”) in the aggregate principal of $759,446.  The Senior Notes bear interest at a rate of 8% per annum, with payments of $126,152 plus interest accrued thereon due December 31, 2019; $300,000 due December 31, 2020; and the remaining principal and accrued interest due December 31, 2021.  In addition, as part of the commitment to extend the debt, the noteholders were issued an aggregate of 1,380,811 shares of the Company’s restricted Common Stock, valued at $131,315, as well as warrants to purchase an aggregate of 2,528,413 shares of the Company’s Common Stock for a period of five (5) years at an exercise price of $0.10461.

In August 2019, the Company amended the private placement equity offering (the “Offering”) originally established in March 2019.  The revised Offering is for the purchase of the 31,875,000 shares, or a maximum of $3,000,000, in Common Stock, plus equal Warrants at an exercise price of $0.25 per share for a term of three (3) years (the Common Stock and the Warrants together, the “Units”).  The Offering provides for, among other thing, the purchase of the Units at a price of $0.10 per share, with a minimum total Offering of $2,000,000, and a minimum investment of 200,000 shares, or $20,000.  Prior to the Offering, the Company sold $1,125,000 in Units through a Simple Agreement Future Equity (“SAFE”) offering, which included an aggregate of $375,000 in SAFE shares to be issued to four of the Company’s executive officers and directors for the reduction of accrued compensation.  The SAFE Units were sold at a 20% discount of the offering Unit price of $0.10, and are not a part of, nor reduce, the $2,000,000 minimum. The Company may sell Units in one or more Offering closings. The initial Offering closing, which has not yet occurred, will occur on a date set by the Company in its discretion.

The Company retained Maxim Group, LLC  (“Maxim”) to serve as its placement agent for the Offering. The Company has agreed to pay the placement agent a placement fee equal to 7% of the aggregate gross proceeds raised in the Offering and warrants exercisable for a term of five years to purchase 7% of the number of shares of common stock included in the Units sold in the Offering at an exercise price of $0.125 per share.  In connection with the Maxim Agreement, the Company issued Maxim 1,000,000 shares of its restricted common stock, valued at $71,000.  As a result, $70,000 was recorded to paid in capital.

On August 28, 2019, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Global Career Networks Inc., a Delaware corporation, (“GCN”) to acquire a 19% interest in GCN.  The Purchase Agreement was fully executed on September 6, 2019, and on October 15, 2019 (the deemed effective date), all of the closing conditions in the Purchase Agreement were satisfied.   Pursuant to the Purchase Agreement, in exchange for 6,666,667 shares of the Company’s restricted common stock, valued at $1,000,000, the Company acquired 760 shares of GCN common stock.

*    *    *    *    *

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

PARALLAX HEALTH SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2019	December 31, 2018
	Unaudited
ASSETS
Current assets
Cash and cash equivalents	$11,973	$262
Operating lease right of use asset	77,494	––
Total current assets	89,467	262

Investments	1,000,000	––
Property and equipment, net	2,408	––
Intangible assets, net	488,570	579,035
Deposits	7,800	––
Goodwill	785,060	785,060

TOTAL ASSETS	$2,373,305	$1,364,357

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued expenses	$2,419,514	$2,655,138
Operating lease liability	77,494	––
Derivative liability, short-term	53,920	23,925
Debentures, convertible	––	724,903
Debentures, convertible, related party	––	411,006
Notes payable	360,000	––
Notes payable, related party	126,152	––
Notes payable, convertible, net of unamortized discount	680,176	296,000
Notes payable, convertible, related party	20,000	––
Related party payables	1,474,436	1,004,720
Total current liabilities	5,211,692	5,115,692

Long-term liabilities
License fees payable	450,000	430,000
Royalties payable	316,258	310,000
Derivative liability, long-term	––	34,000
Debentures, convertible, net of unamortized discount	––	184,870
Notes payable, related party	633,294	––
Notes payable, convertible	576,154	720,154
Notes payable, convertible, related party	––	491,100
Notes payable, bank	21,320	28,995
Total long-term liabilities	1,997,026	2,199,119
Total liabilities	7,208,718	7,314,811

Stockholders' deficit
Preferred stock, $.001 par, 10,000,000 shares authorized,	978	1,014
977,352 and 1,013,691 issued and outstanding
at September 30, 2019, and December 31, 2018, respectively
Common stock, $.001 par, 500,000,000 shares authorized,	234,455	158,113
234,454,740 and 158,113,141 issued and outstanding
at September 30, 2019, and December 31, 2018, respectively
Additional paid in capital - preferred	1,599,036	1,699,000
Additional paid in capital - common	19,479,319	11,382,341
Subscriptions receivable	(500,000)	––
Accumulated deficit	(25,649,201)	(19,190,922)
Total stockholders' deficit	(4,835,413)	(5,950,454)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,373,305	$1,364,357

The accompanying notes are an integral part of these consolidated financial statements

PARALLAX HEALTH SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

	For the three months ended		For the nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
		As Restated		As Restated

Revenue	$25,855	$990	$77,745	$10,749
Cost of sales	3,899	5,230	12,871	15,507
Gross profit (loss)	21,956	(4,240)	64,874	(4,758)

General and administrative expenses	1,937,991	2,116,821	5,203,088	5,252,498

Operating loss	(1,916,035)	(2,121,061)	(5,138,214)	(5,257,256)

Other expenses
Gain on disposal of subsidiary	––	5,079,416	––	5,079,416
Gain (loss) on fair value adjustments	1,253	(93,700)	105,141	(156,300)
Gain (loss) on extinguishment of debt	(347,612)	22,931,148	(915,615)	22,931,148
Loss on settlement	––	––	(33,272)	––
Discount amortization	(48,000)	(155,000)	(19,000)	(2,775,000)
Interest expense	(149,914)	(660,518)	(457,319)	(1,741,726)
Total other expenses	(544,273)	27,101,346	(1,320,065)	23,337,538

Net income (loss) – continuing operations	(2,460,308)	24,980,285	(6,458,279)	18,080,282

Net income (loss) – discontinued operations	––	93,773	––	(824,398)

Net loss	$(2,460,308)	$25,074,058	$(6,458,279)	$17,255,884

Net income (loss) per common share – basic
Continuing operations	$(0.011)	$0.167	$(0.034)	$0.124
Discontinued operations	$––	$0.001	$––	$(0.006)

Net income (loss) per common share – diluted
Continuing operations	$(0.009)	$0.120	$(0.028)	$0.088
Discontinued operations	$––	$––	$––	$(0.004)

Weighted average common shares outstanding - basic	218,115,643	149,431,153	190,038,071	146,294,981
Weighted average common shares outstanding - diluted	262,011,413	208,254,652	233,933,841	205,118,481

The accompanying notes are an integral part of these consolidated financial statements

PARALLAX HEALTH SCIENCES, INC.

STATEMENT OF STOCKHOLDERS' DEFICIT

JANUARY 1, 2018 TO SEPTEMBER 30, 2019

Unaudited

	Preferred Stock		Common Stock		Paid In Capital		Deferred	Subscriptions	Accumulated
	Shares	Amount	Shares	Amount	Preferred	Common	Compensation	Receivable	Deficit	Total

Balance, January 1, 2018	863,691	$864	136,754,530	$136,754	$665,803	$9,637,860	$(3,188,092)	$(592)	$(33,691,386)	$(26,438,789)

Issuance of common stock to officers			6,000,000	6,000		984,000		(5,000)		985,000

Issuance of common stock for cash			1,000,000	1,000		39,000				40,000

Issuance of common stock for debt service			440,000	440		43,560	(44,000)			––

Grant of stock options to consultant						539,200	(539,200)			––

Grant of stock options to officers/directors						134,500	(134,500)			––

Grant of stock awards for services			250,000	250		67,250	(67,500)			––

Grant of stock warrants						40,263	(38,870)			1,393

Beneficial conversion feature of debt						3,607				3,607

Amortization of stock options							193,484			193,484

Amortization of stock awards							150,148			150,148

Amortization of stock warrants							21,508			21,508

Subscriptions received								5,250		5,250

Net loss									(3,727,134)	(3,727,134)

Balance, March 31, 2018	863,691	$864	144,444,530	$144,444	$665,803	$11,489,240	$(3,647,022)	$(342)	$(37,418,520)	$(28,765,533)

Issuance of common stock for cash			1,000,000	1,000		199,000				200,000

Issuance of common stock for debt service			890,000	890		88,110	(89,000)			––

Conversion of debt for common stock			481,130	481		47,633				48,114

Exercise of stock options-employees			846,051	846		268,479				269,325

Forfeiture of stock options						(184,373)	184,373			––

Grant of stock warrants						62,730	(62,730)			––

Beneficial conversion feature of debt						343,850				343,850

Amortization of stock options							38,000			38,000

Amortization of stock awards							193,621			193,621

Amortization of stock warrants							13,937			13,937

Net loss									(4,091,040)	(4,091,040)

Balance, June 30, 2018	863,691	$864	147,661,711	$147,661	$665,803	$12,314,670	$(3,368,821)	$(342)	$(41,509,560)	$(31,749,725)

Issuance of preferred stock for cash	60,000	60			299,940					300,000

Issuance of preferred stock for related party debt	90,000	90			449,910					450,000

Issuance of common stock for debt service			740,000	740		73,260	(74,000)			––

Conversion of debt for common stock			2,605,000	2,605		245,395				248,000

Grant of stock options to officers/directors						160,000	(160,000)			––

Exercise of stock options-officers			1,071,430	1,071		186,429				187,500

Effects of change in warrant characteristics						750,200				750,200

Deemed dividend on preferred stock					283,347				(283,347)	––

Amortization of stock options							251,907			251,907

Amortization of stock awards							630,155			630,155

Amortization of stock warrants							14,108			14,108

Subscriptions received								250		250

Net income									25,074,058	25,074,058

Balance, September 30, 2018	1,013,691	$1,014	152,078,141	$152,077	$1,699,000	$13,729,954	$(2,706,651)	$(92)	$(16,718,849)	$(3,843,547)

Issuance of common stock for debt service			740,000	740		73,260	(74,000)			––

Conversion of debt for common stock			3,795,000	3,796		375,705				379,501

Grant of stock awards for services			1,500,000	1,500		210,110	(85,500)			126,110

Grant of stock warrants						11,610	(11,610)

Beneficial conversion feature of debt						(375,100)				(375,100)

Amortization of stock options							89,478			89,478

Amortization of stock awards							121,268			121,268

Amortization of stock warrants							23,817			23,817

Subscriptions received								92		92

Net loss									(2,472,073)	(2,472,073)

Balance, December 31, 2018	1,013,691	$1,014	158,113,141	$158,113	$1,699,000	$14,025,539	$(2,643,198)	$––	$(19,190,922)	$(5,950,454)

Cancellation of preferred stock to treasury	(36,339)	(36)			(99,964)					(100,000)

Issuance of common stock for cash			5,000,000	5,000		495,000				500,000

Issuance of common stock for debt service			740,000	740		73,260	(74,000)			––

Grant of stock warrants						72,750				72,750

Conversion of debt for common stock			3,689,328	3,689		483,642				487,331

Grant of stock awards for services			2,716,667	2,717		322,283				325,000

Grant of stock options to officers/directors						96,100	(96,100)			––

Amortization of stock options							29,442			29,442

Amortization of stock awards							124,357			124,357

Amortization of stock warrants							3,225			3,225

Net loss									(1,542,987)	(1,542,987)

Balance, March 31, 2019	977,352	$978	170,259,136	$170,259	$1,599,036	$15,568,574	$(2,656,274)	$––	$(20,733,909)	$(6,051,336)

Dividends paid in kind on preferred stock to treasury	21,161	21			58,211					58,232

Cancellation of preferred stock to treasury	(21,161)	(21)			(58,211)					(58,232)

Sale of preferred treasury stock	57,500	57			68,943					69,000

Conversion of preferred stock to common stock	(57,500)	(57)	1,150,000	1,150	(68,943)	67,850				––

Issuance of common stock for cash			14,350,000	14,350		1,220,650		(500,000)		735,000

Issuance of common stock for services			1,550,000	1,550		134,450				136,000

Cancellation of common stock for debt service			(510,000)	(510)		(50,490)	51,000			––

Issuance of common stock for warrants			2,168,146	2,168		207,605				209,773

Conversion of debt for common stock			9,240,597	9,241		597,408				606,649

Grant of stock awards for services			3,600,000	3,600		324,110	(33,050)			294,660

Grant of stock awards for services-officer			3,000,000	3,000		198,300	(198,300)			3,000

Grant of stock options for services						608,450	(608,450)			––

Grant of stock options to officers/directors						195,600	(195,600)			––

Grant of stock warrants						7,760				7,760

Amortization of stock options							134,480			134,480

Amortization of stock awards							47,198			47,198

Amortization of stock warrants							3,225			3,225

Net loss									(2,454,984)	(2,454,984)

Balance, June 30, 2019	977,352	$978	204,807,879	$204,808	$1,599,036	$19,080,267	$(3,455,771)	$(500,000)	$(23,188,893)	$(6,259,575)

Issuance of common stock for cash			7,737,500	7,737		346,262				353,999

Issuance of common stock for cash-related parties			4,500,000	4,500		370,500				375,000

Issuance of common stock for services			37,500	38		(38)				––

Issuance of common stock for debt service			2,580,811	2,580		318,934				321,514

Issuance of common stock for investment			6,666,667	6,667		993,333				1,000,000

Cancellation of common stock for services			(300,000)	(300)		(42,450)	28,500			(14,250)

Cancellation of common stock for cashless warrant			(293,146)	(293)		(30,780)				(31,073)

Conversion of debt for common stock			9,055,029	9,055		846,448				855,503

Grant of stock awards for services			37,500	38		3,712				3,750

Grant of stock warrants						149,800				149,800

Cancellation of stock awards for services			(375,000)	(375)		(24,787)	24,787			(375)

Cancellation of stock options for services						(24,450)	24,450			––

Amortization of stock options							362,728			362,728

Amortization of stock awards							507,874			507,874

Net income									(2,460,308)	(2,460,308)

Balance, September 30, 2019	977,352	$978	234,454,740	$234,455	$1,599,036	$21,986,751	$(2,507,432)	$(500,000)	$(25,649,201)	$(4,835,413)

The accompanying notes are an integral part of these consolidated financial statements

PARALLAX HEALTH SCIENCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

	For the nine months ended
	September 30, 2019	September 30, 2018
		As Restated
Cash flows from operating activities:
Net income (loss)	$(6,458,279)	$18,080,282
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	90,685	90,465
Stock compensation/stock option amortization	2,572,741	3,152,943
Discount amortization	19,000	2,775,000
Allowance for bad debt	––	236
Gain on disposal of subsidiary	––	(5,079,416)
(Gain) loss on extinguishment of debt	915,615	(22,931,148)
(Gain) loss on fair value adjustments	(105,141)	156,300
Loss on settlement	33,272	––
Debt accretion	136,582	791,125
Changes in operating assets and liabilities:
Decrease in trade and other receivables	––	3,039
(Increase) in deposits	(7,800)	––
Increase in accounts payable and accrued expenses	95,155	1,398,093
Increase in royalties payable	7,258	––
Increase in related party payables	886,383	492,356
Net cash used by operating activities	(1,814,529)	(1,070,725)

Cash flows from investing activities:
Purchase of professional equipment	(2,628)	––
Net cash used by investing activities	(2,628)	––

Cash flows from financing activities:
Proceeds from notes payable	220,000	––
Repayment of notes payable	(22,675)	(5,451)
Proceeds from convertible notes payable	556,780	825,000
Repayment of convertible notes payable	(65,000)	(50,000)
Repayment of debentures	(754,369)	––
Proceeds from issuance of preferred shares	69,000	300,000
Proceeds from issuance of common shares	1,825,132	41,250
Net cash provided by financing activities	1,828,868	1,110,799

Net cash provided by continuing operations	11,711	40,074

Cash flows from discontinued operations:
Net cash used by operating activities	––	(39,942)
Net cash used by discontinued operations	––	(39,942)

Net increase in cash	11,711	132

Cash - beginning of period	262	183

Cash - end of period	$11,973	$315

NON-CASH ACTIVITIES
Discounts on long-term liabilities	$19,000	$2,775,000
Beneficial conversion feature of convertible promissory note	$––	$347,457
Fair value of stock warrants	$335,310	$810,000
Embedded conversion option of convertible promissory notes	$9,370	$850
Deemed dividends on preferred stock	$––	$283,347
Dividends paid in kind on preferred stock returned to treasury	$58,232	$––
Conversion of preferred stock to common stock	$69,000	$––
Preferred stock returned to treasury for debt settlement	$100,000	$––
Conversion of accounts payable to convertible note payable	$20,000	$37,500
Conversion of related party payables to preferred stock	$––	$450,000
Conversion of accounts payable to related party convertible note payable	$20,000	$––
Conversion of convertible notes payable to common stock	$1,093,240	$296,114
Conversion of related party convertible notes payable to common stock	$1,021,057	$––
Conversion of related party convertible notes payable to non-related party convertible notes payable	$––	$576,154
Conversion of related party payables to non-related party payables	$––	$42,356
Subscriptions receivable	$(500,000)	$(92)

SUPPLEMENTAL INFORMATION
Interest paid
Continuing operations	$539,476	$798
Discontinued operations	$––	$106
Income taxes paid	$––	$––

The accompanying notes are an integral part of these consolidated financial statements

PARALLAX HEALTH SCIENCES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

NOTE 1. OVERVIEW AND NATURE OF BUSINESS

These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes for the year ended December 31, 2018. Notes to the unaudited interim consolidated financial statements that would substantially duplicate the disclosures contained in the audited consolidated financial statements have been omitted.

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”).  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that effect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The unaudited interim consolidated financial statements reflect all adjustments consisting of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. The unaudited interim consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue as a going concern.

NOTE: The following notes and any further reference made to “the Company”, "we", "us", "our" and "Parallax" shall mean Parallax Health Sciences, Inc., and its wholly-owned subsidiaries, Parallax Diagnostics, Inc., Parallax Health Management, Inc., and Parallax Behavioral Health, Inc.  unless otherwise indicated.

Business Overview

The Company’s principal focus is on personalized patient care through remote healthcare services, behavioral health systems, and Point-of-Care (“POC”) diagnostic testing.  Parallax’s current family of companies that serve as the foundation for its cross-over business model of operations include:

•Parallax Diagnostics, Inc. (“Parallax Diagnostics” or “PDI”) acquired a proprietary Point-of-Care diagnostic immunoassay testing platform and 25 test cartridges for the areas of infectious diseases, cardiac markers, drugs of abuse and various other medical conditions.

•Parallax Health Management, Inc. (“PHM”) develops Remote Patient Monitoring (“RPM”) and telehealth market products and services, and commercializes them, including the Fotodigm® proprietary platform which allows for systems integration with a number of third-party services and solutions.

•Parallax Behavioral Health, Inc. (“PBH”) acquired the intellectual property known as REBOOT™, the acronym for Reliable Evidence-Based Outcomes Optimization Technologies, as well as the Intrinsic Code™ technology, a software platform specifically designed to improve health treatment outcomes through cloud-based and mobile behavioral technology systems that enable its users and user groups to more effectively achieve goals within a prescribed timeline.

Parallax Care™ is the Company’s technology-enabled digital healthcare system, structured with three separate divisions that can operate independently of one another, or integrate services to meet the various needs of the Company’s clientele: Optimized Outcomes, Connected Health and Smart Data.  Each of these divisions target a separate vertical market that are synergistic, compliment, and strengthen each other.

Optimized Outcomes	REBOOT™ / COMPASS™ Behavioral modification
Connected Health	Fotodigm® platform Remote patient monitoring, telehealth, and POC diagnostic testing
Smart Data	Intrinsic Code™ technology Actionable insights to behavior modification

Operating Segments

The Company’s operations include the following operating segments for financial statement presentation: Remote Patient Monitoring (RPM), Behavioral Health Services (BHS), and Diagnostics/Corporate.

•Remote Patient Monitoring

The Company provides a distinctive technology platform that provides for the complete remote patient care delivery system: the patent-pending Fotodigm® platform, which utilizes proprietary software and technology to bridge clinical behavioral science with technology and logistics for payers, providers and clinical professionals across a variety of wellness and clinical devices, including both fitness and clinical applications. Fotodigm® is a secure and scalable platform for collecting, transmitting and analyzing biometric, pharmaceutical, and health data to healthcare providers, primarily hospitals, accredited nursing operations, and physicians.

The RPM segment generates revenues through fees charged for the license and utilization of its proprietary system that provides software integrations of the Fotodigm® platform.  Additionally, the RPM segment will generate incremental revenues through the delivery of acute, post-acute and chronic health patient management software systems that enable Parallax customers to bill for and collect payments from patients and third-party payers for telemonitoring and remote services that they deliver.

•Behavioral Health Services

The BHS segment commenced with the acquisition of the REBOOT™ and Intrinsic Code™ technologies in April 2017. The BHS segment will generate revenues primarily through licensing and subscription of software and systems. As of September 30, 2019, the BHS segment had not yet begun full operations, generating limited test market sales.

•Diagnostics/Corporate

The Diagnostics/Corporate Segment supports the costs and operating expenses related to the continued development and exploitation of the Company’s proprietary Target System POS diagnostic platform and processes.  In addition, the Diagnostics/Corporate Segment provides management and administrative services to support the Company and consists of certain aspects of the Company’s executive management, corporate relations, legal, compliance, human resources, corporate information technology and finance departments.

Going Concern

The Company has incurred losses since inception resulting in an accumulated deficit of $25,649,201, and a working capital deficit of $5,122,225, and further losses are anticipated. The Company’s ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, which may not be available at commercially reasonable terms.  There can be no assurance that the Company will be able to continue to raise funds, in which case the Company may be unable to meet its obligations and the Company may cease operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The Company will require additional financing in order to proceed with its plan of operations, including approximately $3,000,000 over the next 12 months to pay for its ongoing expenses. These cash requirements include working capital, general and administrative expenses, the development of the Company’s product line, and the pursuit of acquisitions. These cash requirements are in excess of the Company’s current cash and working capital resources. Accordingly, the Company will require additional financing in order to continue operations and to repay its liabilities. There is no assurance that the financing will be completed as planned or at all. If the Company is unable to secure adequate capital to continue the Company’s planned operations, the Company’s shareholders may lose some or all of their investment and the Company’s business may fail.

NOTE 2. RESTATEMENT

On October 18, 2019, the Company concluded that the previously issued audited consolidated financial statements as of and for the years ended December 31, 2018 and 2017, should no longer be relied upon.  The Company reached its conclusion after consultation with its Audit Committee and a joint discussion with the Company’s independent registered public accounting firm.

The Company has restated its audited consolidated financial statements as of and for the years ended December 31, 2018 and 2017, and interim periods, to reflect adjustments made in connection with the accounting treatment of certain convertible debt (the “Subject Debt”), warrants (the “Subject Warrants”), and convertible preferred stock (the “Subject Preferred Stock”). The adjustments resulted in material overstatements and understatements, the nature and impact of which are further described below.

Valuation of Convertible Debt and Warrant Liabilities:

The Company reviewed the accounting treatment of the Subject Debt, Subject Warrants, and Subject Preferred Stock, and concluded that it was not in accordance with U.S. generally accepted accounting principles.  Specifically, the Subject Debt, Subject Warrants and Subject Preferred Stock were not evaluated to determine the impact (if any) of 1) embedded conversion option; 2) beneficial conversion feature; 3) bifurcation; 4) derivative liability; and 5) fair value adjustments and other expenses thereto.  A third-party valuation was performed on the Subject Debt, Subject Warrants and Subject Preferred Stock, and the accounting treatment was determined.

The effects of the accounting treatment, all non-cash in nature, resulted in a restatement of convertible debentures and convertible notes payable, additional paid in capital, and accumulated deficit, and the establishment of a derivative liability, resulting in changes to total liabilities and total stockholders’ deficit on the consolidated balance sheets; and a restatement of general and administrative expenses, gain on extinguishment of debt, discount amortization, and interest expense, and the establishment of a loss on fair value adjustments, resulting in changes to net income (loss), net loss per share-basic, and net loss per share-diluted on the consolidated statements of operations; and the restatement of stock compensation/stock option expense, discount amortization, gain on extinguishment of debt, loss on fair value adjustments, debt accretion, and the increase in accounts payable and accrued expenses from operating activities on the consolidated statements of cash flows.  The following tables summarize the impacts on the Company’s consolidated financial statements as of and for the nine months ended September 30, 2018:

	September 30, 2018
	As Previously Reported	As Restated	Increase (Decrease)
CONSOLIDATED BALANCE SHEETS
Notes payable, convertible, net of discount	$1,241,000	$350,081	$(890,919)
Total current liabilities	4,037,238	3,146,319	(890,919)
Total liabilities	6,129,031	5,238,112	(890,919)
Additional paid in capital - preferred	1,415,653	1,699,000	283,347
Additional paid in capital - common	9,005,599	11,023,303	2,017,704
Accumulated deficit	(15,308,717)	(16,718,849)	1,410,132
Total stockholders' deficit	(4,734,466)	(3,843,547)	(890,919)

CONSOLIDATED STATEMENTS OF OPERATIONS
General and administrative expenses	5,202,944	5,252,498	49,554
Operating loss	(5,207,702)	(5,257,256)	49,554
Loss on fair value adjustments	––	(156,300)	156,300
Interest expense, net of income	(950,601)	(1,741,726)	791,125
Total other income (expenses)	24,284,963	23,337,538	(947,425)
Net income (loss) - continuing operations	19,077,261	18,080,282	(996,979)
Net income (loss)	18,252,863	17,255,884	(996,979)
Net income (loss) per common share - continuing operations - basic	0.125	0.124	(0.001)
Net income (loss) per common share - continuing operations - diluted	0.089	0.088	(0.001)

CONSOLIDATED STATEMENTS OF CASH FLOWS
Net income	19,077,261	18,080,282	(996,979)
Stock compensation/stock option expense	3,103,390	3,152,943	49,553
Loss on fair value adjustments	––	156,300	156,300
Debt accretion	––	791,125	791,125
Increase in accounts payable and accrued expenses	2,182,548	1,398,093	(784,455)
Net cash provided by continuing operations	824,530	40,074	(784,456)
Net cash used by operating activities-discontinued operations	(824,398)	(39,942)	784,456
Non-Cash Activities:
Beneficial conversion feature of convertible promissory notes	––	347,457	347,457
Fair value of stock warrants	––	810,000	810,000
Embedded conversion option of convertible promissory notes	––	850	850
Deemed dividends on preferred stock	––	283,347	283,347

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements.  These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

The Company’s fiscal year-end is December 31.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

Changes in the Company’s ownership interests in subsidiaries that do not result in the Company losing control over the subsidiaries are accounted for as equity transactions. When the Company loses control of a subsidiary, a gain or loss is recognized and is calculated as the difference between:

•the aggregate of the fair value of consideration received and the fair value of any retained interest at the date when control is lost;

●and

•the carrying amount of the net assets (liabilities) of the subsidiary and any noncontrolling interest.

Upon deconsolidation of a subsidiary, any loans to the former subsidiary made by the Company are measured at fair value at the deconsolidation date.  Any difference between the carrying amount of the loan to the subsidiary and its fair value is included as part of the gain or loss calculation upon deconsolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Fair Value Hierarchy

The Company utilizes the three-level valuation hierarchy for the recognition and disclosure of fair value measurements. The categorization of assets and liabilities within this hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the hierarchy consist of the following:

Level 1:  Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2:  Inputs to the valuation methodology are quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active or inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument.

Level 3:  Inputs to the valuation methodology are unobservable inputs based upon management’s best estimate of inputs market participants could use in pricing the asset or liability at the measurement date, including assumptions about risk.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of nine months or less at the time of issuance to be cash equivalents. As of September 30, 2019, and December 31, 2018, the Company had no cash equivalents.

Fair Value of Financial Instruments

As of September 30, 2019, and December 31, 2018, respectively, the carrying values of Company’s Level 1 financial instruments including cash and cash equivalents, accounts receivable, accounts payable, and short-term debt approximate fair value. The fair value of Level 3 instruments is calculated as the net present value of expected cash flows based on externally provided or obtained inputs. Certain Level 3 instruments may also be based on sales prices of similar assets. The Company’s fair value calculations take into consideration the credit risk of both the Company and its counterparties as of the date of valuation.

•Derivatives of financial instruments:

Derivatives are initially recognized at fair value at the date a derivative contract is entered into and are subsequently remeasured to their fair value at the end of each reporting period, with changes in fair value recognized in profit or loss.  A derivative is presented as a non-current asset or a non-current liability if the remaining maturity of the instrument is more than 12 months and it is not expected to be realized or settled within 12 months. Other derivatives are presented as current assets or current liabilities.

•Embedded derivatives:

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of the host contracts and the host contracts are not measured at fair value with changes in fair value recognized in profit or loss. An embedded derivative is presented as a non-current asset or a non-current liability if the remaining maturity of the hybrid instrument to which the embedded derivative relates is more than 12 months and it is not expected to be realized or settled within 12 months. Other embedded derivatives are presented as current assets or current liabilities.

.

The following table represents the Company’s derivative financial instruments:

	September 30, 2019	December 31, 2018
Convertible debentures	$––	$23,925
Convertible promissory notes	––	––
Warrants	53,920	34,000
Total derivative liability	$53,920	$57,925

The following table represents the changes in the Company’s derivative financial instruments:

	September 30, 2019	December 31, 2018
Fair value of derivative liability, beginning	$57,925	$––
Increase in derivative liability-convertible promissory notes	9,370	60,350
Increase in derivative liability-warrants	105,000	623,900
Fair value adjustment-debentures	(8,296)	(2,500)
Fair value adjustment-convertible promissory notes	(9,370)	––
Fair value adjustment-warrants	(87,475)	126,375
Reclassification of warrant carrying value due to reset of exercise price	––	(750,200)
Reclassification to gain (loss) upon extinguished debt	(13,234)	––
Fair value of derivative liability, ending	$53,920	$57,925

Investments

The Company held $1 million and $0 million of equity securities without readily determinable fair value as of September 30, 2019 and December 31, 2018, respectively. The Company records these investments at cost, net of impairment. During the nine-month period ended September 30, 2019, there were no events or changes in circumstances that may have had a significant adverse effect on the fair value of these investments and no impairment was recorded.

Accounts Receivable

Accounts receivable are stated net of an allowance for doubtful accounts. The accounts receivable balance primarily includes amounts due from customers.  Charges to bad debt are based on both historical write-offs and specifically identified receivables.

Property and Equipment

Property and equipment is comprised of office and computer equipment and software, furniture and fixtures, and leasehold improvements, recorded at cost and depreciated using the double declining balance method over the estimated useful lives of 5 to 7 years. Repairs and maintenance costs are charged directly to expense as incurred. Major renewals or replacements that substantially extend the useful life of an asset are capitalized and depreciated. See Note 4 for additional information about property and equipment.

Intangible Assets

Product processes, patents and customer lists are amortized on a straight-line basis over their estimated useful lives between 4 and 20 years. Application development stage costs for significant internally developed software projects are capitalized and amortized on a straight-line basis over the useful life, between 2 and 5 years. Costs to extend and maintain patents and trademarks are charged directly to expense as incurred. See Note 6 for additional information about intangible assets.

Goodwill and Other Indefinitely-Lived Assets

Goodwill and other indefinitely-lived assets are not amortized, but are subject to impairment reviews annually, or more frequently if necessary.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable.  When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount.  Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made.

The Company believes that future projected cash flows are sufficient for the recoverability of its long-lived assets, and no impairment exists.  There can be no assurance, however, that market conditions will not change or demand for the Company’s products and products under development will continue.  Either of these could result in future impairment losses.

Convertible Debt

The Company recognizes the advantageous value of conversion rights attached to convertible debt. Such rights give the debt holder the ability to convert debt into common stock at a price per share that is less than the trading price to the public on the date of the debt. The beneficial value is calculated as the intrinsic value (the market price of the stock at the commitment date in excess of the conversion rate) of the beneficial conversion feature of the debt, and is recorded as a discount to the related debt and an addition to additional paid in capital. The discount is amortized over the remaining outstanding period of related debt using the interest method.

Net Loss Per Share

The computation of basic earnings per share ("EPS") is based on the weighted average number of shares that were outstanding during the period, including shares of common stock that are issuable at the end of the reporting period. The computation of diluted EPS is based on the number of basic weighted-average shares outstanding plus the number of common shares that would be issued assuming the exercise of all potentially dilutive common stock equivalents. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible debt, convertible preferred shares and the exercise of the Company’s stock options and warrants.

Comprehensive Loss

As of September 30, 2019, and December 31, 2018, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Revenue Recognition

The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer.  Revenue is measured based on a consideration specified in a contract with a customer, and excludes any amounts collected on behalf of third parties.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

The Company may have net operating loss carryforwards available to reduce future taxable income. Future tax benefits for these net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. To the extent that the Company will not realize a future tax benefit, a valuation allowance is established.

As of September 30, 2019, the Company has not yet filed its 2012 through 2018 annual corporate income tax returns.  Due to the Company’s recurring losses, it is anticipated that no corporate income taxes are due for these periods.

Stock-Based Compensation

The Company records stock-based compensation using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

Recently Adopted Accounting Standards

The Company evaluates the pronouncements of various authoritative accounting organizations, primarily the Financial Accounting Standards Board (“FASB”), the US Securities and Exchange Commission (“SEC”), and the Emerging Issues Task Force (“EITF”), to determine the impact of new pronouncements on US GAAP and the impact on the Company. The Company has recently adopted the following new accounting standards:

Adopted:

In July 2017, the FASB issued ASU No. 2017-11 (“ASU 2017-11”), Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815).  ASU 2017-11 addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. ASU 2017-11 also addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification®. ASU 2017-11 is effective for the Company for annual periods beginning after December 15, 2018, and interim periods.  Early adoption is permitted.

In June 2018, the FASB issued ASU No. 2018-07 (“ASU 2018-07”), Compensation-Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting.  ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 is effective for the Company for annual periods beginning after December 15, 2018, and interim periods.  Early adoption is permitted.

In July 2018, the FASB issued ASU No. 2018-11 (“ASU 2018-11”), Leases (Topic 842), Targeted Improvements. ASU 2018-11 addresses certain issues in implementing ASU 2016-02, Leases, which was issued to increase transparency ad comparability by recognizing lease assets and liabilities on the balance sheet and disclosing key information about leasing transaction.  ASU 2018-11 clarifies 1) comparative reporting requirements for initial adoption; and 2) for lessors only, separating lease and non-lease components in a contract and allocating the consideration in the contract to the separate components. The amendments in this Update related to separating components of a contract affect the amendments in Update 2016-02, which is effective for the Company for annual periods beginning after December 15, 2018, and interim periods.  Early adoption is permitted.

Not yet adopted:

In August 2018, the FASB issued ASU No. 2018-13 (“ASU 2018-13”), Fair Value Measurement (Topic 820), Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement.  ASU 2018-13 modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. ASU 2018-13 will be effective for the Company for annual periods beginning after December 15, 2019, and interim periods.  Early adoption is permitted.  The Company is currently evaluating the impact of the application of this accounting standard update on its financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-15 (“ASU 2018-15”), Intangibles-Goodwill and Other Internal-Use Software (Subtopic 350-40).  ASU 2018-15 was issued to help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement (hosting arrangement) by providing guidance for determining when the arrangement includes a software license.  ASU 2018-15 will be effective for the Company for annual periods beginning after December 15, 2019, and interim periods.  Early adoption is permitted.  The Company is currently evaluating the impact of the application of this accounting standard update on its financial statements and related disclosures.

Recently Issued Accounting Standards Updates:

There were other various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries. None of the updates are expected to a have a material impact on the Company's consolidated financial position, results of operations or cash flows.

NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment, net, consists of the following:

	September 30, 2019	December 31, 2018
Computer equipment	$6,615	$3,987
Medical devices	45,194	45,194
Property and equipment, gross	51,809	49,181
Accumulated depreciation	(49,401)	(49,181)
Property and equipment, net	$2,408	$––

Depreciation expense was $132 and $0 for the three months ended September 30, 2019 and 2018, respectively, and was $220 and $0 for the nine months then ended, respectively.

NOTE 5. OPERATING LEASES

The Company entered into a sub-lease agreement with PearTrack Security Systems, Inc. (“PearTrack”), whose principal is a related party, on December 1, 2017, for its headquarters in Santa Monica, California, with a monthly sub-lease payment of $5,600, on a month-to-month basis, consistent with the underlying lease between PearTrack and property owner. Due to the short-term nature of the sub-lease, the Company has elected to not recognize the operating lease asset and liability, and will expense the rent as incurred.

The Company entered into a sub-lease agreement with AI Assist, Inc. (“AI Assist”) on May 1, 2019, for certain office space located in New York, New York, with a monthly sub-lease payment of $8,900 for a term of fourteen (14) months, maturing June 30, 2020. The right-of-use present value of the sub-lease has been calculated as $118,585, utilizing an implied interest rate of 8%. The operating lease asset and liability will be amortized over the term of the lease.

During the three months and the nine months ended September 30, 2019, respectively, the Company recognized $24,819 and $41,091 in amortization.  The present value of future lease payments at September 30, 2019, was $77,494.  As of September 30, 2019, the future minimum lease payments are as follows:

	2019	2020	Total
Operating lease minimum payments	$26,700	$53,400	$80,100
Less: amount treated as interest	1,382	1,224	2,606
Present value of minimum lease payments	$25,318	$52,176	$77,484

The total lease costs are summarized as follows:

	September 30, 2019	December 31, 2018
Operating lease costs	$44,500	$––
Short-term lease costs	51,240	73,351
Total lease costs	$95,740	$73,351

Lease costs were $43,780 and $16,800 for the three months ended September 30, 2019 and 2018, respectively, and were $95,740 and $53,557 for the nine months then ended, respectively.

NOTE 6. INTANGIBLE ASSETS

The following are the components of finite-lived intangible assets:

	September 30, 2019	December 31, 2018
Products and processes	$12,500	$12,500
Trademarks and patents / technology	150,700	150,700
Customer lists / relationships	30,000	30,000
Non-compete agreement	30,000	30,000
Marketing related	64,000	64,000
Software	510,300	510,300
Intangible assets, gross	797,500	797,500
Accumulated amortization	(308,930)	(218,465)
Intangible assets, net	$488,570	$579,035

Amortization expense for the three months ended September 30, 2019 and 2018, was $30,155 and $29,821, respectively, and for the nine months ended September 30, 2019 and 2018, was $90,465 and $90,465, respectively.

NOTE 7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of:

	September 30, 2019	December 31, 2018
Accounts payable-vendors	$1,014,668	$830,590
Credit cards payable	42,552	42,552
Payroll taxes payable	80,922	78,608
Accrued interest	229,316	450,187
Accrued payroll and payroll taxes	540,908	402,053
Other liabilities	426,148	601,148
	2,334,514	2,405,138
Reserve-legal fees	85,000	250,000

Total accounts payable and accrued expenses	$2,419,514	$2,655,138

Payroll taxes payable includes $17,475 and $17,475 in penalties, and $6,516 and $4,202 in interest, related to unpaid payroll taxes as of September 30, 2019, and December 31, 2018, respectively.

Other liabilities consists of certain payroll tax liabilities in the amount of $426,148 and $601,148 owed as of September 30, 2019, and December 31, 2018, respectively, by the bankrupt entity, RoxSan Pharmacy, Inc., that were not discharged under California bankruptcy laws.  The Company has retained a tax resolution specialist to aid the Company in resolving the liability with the taxing agencies on behalf of RoxSan.

During the year ended December 31, 2018, accounts payable and accrued expenses was reduced by $341,606, resulting from the extinguishment of debt consisting of accounts payable-vendors in the amount of $284,714 and accrued interest in the amount of $56,892.

In 2018, the Company established a reserve for future legal fees to be incurred in connection with pending legal actions.  As of September 30, 2019, and December 31, 2018, respectively, the reserve balance was $85,000 and $250,000.

NOTE 8. NOTES AND LOANS PAYABLE

Notes and loans payable consists of the following:

	September 30, 2019	December 31, 2018
Short-term:
Debentures, convertible	$––	$724,903
Notes payable	360,000	––
Notes payable, convertible , net of unamortized discount	680,176	296,000
Total short-term	1,040,176	1,020,903

Long-term:
Debentures, convertible, net of unamortized discount	––	184,870
Note payable, convertible	576,154	720,154
Note payable-bank	21,320	28,995
Total long-term	597,474	934,019

Total notes and loans payable	$1,637,650	$1,954,922

Non-related party convertible debt consists of the following convertible promissory notes:

Holder	Principal	APR	Accrued Interest	Conversion Price	Term/Due

Short-term:
Lender Group A	$20,000	20%	$15,840	$0.10	05/2018
Lender Group B	569,176	12%	36,217	$0.10 to $.12	09/2019-04/2020
Investor Group A	91,000	10%	18,720	$0.10	09/2018
	680,176		70,777
Long-term:
Joseph M. Redmond	576,154	5%	141,096	$0.10	07/2017

Total convertible debt	$1,256,330		$211,873

During the nine months ended September 30, 2019, the Company issued 12% convertible promissory notes in the aggregate principal sum of $585,000 (“Lender Group B”) for working capital, of which $556,780 in proceeds was disbursed to the Company after an original issue discount of $28,220. The notes bear interest at a rate of 12% per annum, mature six to twelve months from payment of disbursed proceeds, and contain a repayment provision to convert the debt into shares of the Company's common stock at conversion rates equal to the lower of 1) between $0.10 to $0.12 per share; or 2) at a discount of between 65% to 70% of the 2nd lowest trading prices during the twenty (20) trading days preceding the conversion date.  In addition, the Company issued warrants to purchase 2,600,000 shares of the Company’s common stock at an exercise price of $0.15 per share for a period of five (5) years.  The notes were discounted for embedded conversion option of $9,370 and warrant fair value of $105,000, reclassified as derivative liabilities.

On July 5, 2019, in connection with cash proceeds received in June 2019, the Company issued three (3) Senior Secured Notes (the “Notes”) in the aggregate principal of $220,000, pursuant to certain Note and Purchase Agreements (the “Purchase Agreements”) of the same date.  The Notes bears interest at 8% per annum, and mature 180 days from the issuance date (“Maturity Date”).  As additional consideration for entering into the Purchase Agreements, 400,000 shares of the Company’s restricted common stock is being issued to each of the note holders, for an aggregate of 1,200,000 shares, valued at $190,200.

As of September 30, 2019, and December 31, 2018, respectively, short-term non-related party debt in the amount $1,040,176 and $1,020,903 consists of $0 and $724,903 in convertible debentures; $360,000 and $0 in notes payable; and $680,176 and $296,000 in convertible notes payable.  During the nine months and the year ended September 30, 2019, and December 31, 2018, respectively, notes and debentures in the principal aggregate of $585,000 and $825,000 were issued; principal in the amount of $622,369 and $50,000, along with interest in the amount of $41,519 and $608, was repaid in cash; principal in the amount of $395,000 and $620,000, along with interest in the amount of $2,000 and $55,613, was converted to common stock; losses on extinguishment of debt of $220,469 and $105,320 were incurred; and debt accretion in the amount of $126,766 and $1,087,974, and interest in the amount of $164,447 and $270,142 was expensed.  As of September 30, 2019, and December 31, 2018, respectively, a total of $75,069 and $185,741 in accrued interest remains, and is included as an accrued expense on the accompanying consolidated balance sheet.

As of September 30, 2019, and December 31, 2018, respectively, long-term non-related party debt in the amount of $597,474 and $934,019 consists of $0 and $207,500 in convertible debentures, less unamortized discount of $0 and $22,630; $576,154 and $720,154 in convertible notes payable, of which $576,154 and $576,154 is related to pending litigation with a former executive (see Note 18), and subject to compromise; and $21,320 and $28,995 in notes payable to banks.  During the nine months and the year ended September 30, 2019, and December 31, 2018, respectively, debentures in the principal aggregate of $0 and $225,000 were issued; principal in the amount of $219,675 and $9,245, along with interest in the amount of $1,176 and $632 was repaid in cash; principal in the amount of $95,142 and $0 was converted to common stock; losses on extinguishment of debt of $168,159 and $0 were incurred; and debt accretion in the amount of $9,816 and $2,370, and interest in the amount of $74,174 and $739,383 was expensed.  As of September 30, 2019, and December 31, 2018, respectively, a total of $141,603 and $190,386 in accrued interest remains, and is included as an accrued expense on the accompanying consolidated balance sheet.

The future maturities of notes payable are summarized as follows:

Year	2020	2021	Total

Principal	$576,154	$21,320	$$597,474

During the nine months and the year ended September 30, 2019, and December 31, 2018, respectively, interest expense on non-related party notes and loans payable in the amount of $238,601 and $1,009,525 was expensed.  As of September 30, 2019, and December 31, 2018, respectively, a total of $216,672 and $376,127 in interest has been accrued and is included as part of accrued expenses on the accompanying consolidated balance sheets.

NOTE 9. RELATED PARTY TRANSACTIONS

Related party transactions consist of the following:

	September 30, 2019	December 31, 2018
Related party payables:
Accrued compensation	$1,000,643	$869,859
Cash advances	473,793	134,861
Total related party payables	1,474,436	1,004,720

Debentures, convertible	––	411,006
Notes payable, related party	759,446	––
Notes payable, convertible, related party	20,000	491,100

Total related party transactions	$2,253,882	$1,906,826

Related party convertible debt consists of the following convertible promissory notes:

Note Holder	Principal	APR	Accrued Interest	Conversion Price	Term/Due

John Ogden, Director	$20,000	10%	$986	$0.10	12/2019

As of September 30, 2019, and December 31, 2018, respectively, related parties are due a total of $2,253,882 and $1,906,826, consisting of $1,000,643 and $869,859 in accrued compensation owed to officers; $473,793 and $134,861 in accrued benefits and cash advances from officers and beneficial owners to the Company for operating expenses; $759,446 and $0 in promissory notes; $0 and $411,006 in convertible debentures; and $20,000 and $491,100 in convertible promissory notes.

On July 25, 2019, related party convertible debentures in the principal sum of $411,006, plus accrued interest of $42,778, were converted to Senior Secured Promissory Notes (the “Senior Notes”) in the aggregate principal of $759,446.  The Senior Notes bear interest at a rate of 8% per annum, with payments of $126,152 plus interest accrued thereon due December 31, 2019; $300,000 due December 31, 2020; and the remaining principal and accrued interest due December 31, 2021.  In connection with the exchange, the Company issued the following in favor of the lender, Jorn Gorlach, a related party: 1,380,811 shares of the Company’s restricted Common Stock, valued at $131,315; warrants, valued at $92,150, to purchase 2,528,413 shares of the Company’s Common Stock for a period of five (5) years at an exercise price of $0.10461; and an increase in principal of $305,662.  As a result, the Company recognized a net loss on the exchange in the amount of $526,987, net of $2,140 in derivative liability remaining from the warrants issued with the debentures.

In September 2019, $491,100 in related party convertible promissory notes, along with $98,642 in accrued interest, were converted into 5,897,419 shares of the company’s restricted common stock at a conversion price of $0.10 per share.

During the nine months and the year ended September 30, 2019, and December 31, 2018, respectively, $1,003,783 and $1,371,446 in related party compensation was accrued, $573,000 and $510,500 was paid, $300,000 and $0 was converted to common stock; and $0 and $450,000 was converted to preferred stock.  In June 2019, $575,132 of related party debt was purchased by non-related-parties (the “Proceeds”).  The Proceeds were collected on behalf of the related parties by the Company.  Of the $396,500 paid to related parties during the current period, $159,500 was Proceeds.  The remaining Proceeds of $415,632 were subsequently loaned to the Company by the related parties for operating expenses.

During the nine months and the year ended September 30, 2019, and December 31, 2018, respectively, $498,870 and $121,949 in benefits were accrued and cash advances were made to the Company by related parties for overhead requirements, of which $159,938 and $115,384 was paid/repaid to related parties.

During the nine months and the year ended September 30, 2019, and December 31, 2018, respectively; interest in the amount of $80,003 and $66,840 was expensed, of which $0 and $798 was paid to the note holders in cash; and $0 and $71,839 was converted to principal. As of September 30, 2019, and December 31, 2018, respectively, a total of $12,643 and $74,060 in accrued interest remains and is included as part of accrued expenses on the accompanying consolidated balance sheets.

In April 2019, the Company entered into an employment agreement with Mr. David Appell to serve as the Company’s Chief Operating Officer. The agreement commenced May 15, 2019, is for an initial term of two (2) years, and provides a base compensation of $250,000 year one, and $275,000 in year two, as well as various performance bonuses, and customary employee benefits. In addition, the agreement includes a grant to purchase 3,000,000 restricted common shares, valued at $201,300, for cash in the amount of $3,000, of which 25% vest immediately, and the remainder vest when certain earnings goals are met; as well as options granted to purchase 3,000,000 shares of the Company's Common Stock at an exercise price of $0.25 per share.  The options, valued at $195,600 using the Black-Scholes method, are for a period of five (5) years, and vest annually over the term of the agreement, with an initial vesting of 25%. The assumptions used in valuing the options were: expected term 4.75 years, expected volatility 2.21, risk free interest rate 2.15%, and dividend yield 0%.

NOTE 10. COMMITMENTS AND CONTINGENCIES

On August 13, 2015, the Company issued a secured promissory note in the amount of $20,500,000 (the “Promissory Note”) in connection with the acquisition of RoxSan Pharmacy, Inc. (“RoxSan”).  The Promissory Note bore interest at a rate of 6% per annum, and matured August 13, 2018 ("Maturity").  In September 2018, as part of the deconsolidation of RoxSan resulting from its Chapter 7 petition filed on May 14, 2018, management reevaluated the characteristics of the Promissory Note.  Included in the evaluation were the following considerations: 1) the related asset is no longer a part of the parent financial statements due to a loss of financial control; 2) the Company is currently in litigation as a result of material breaches by the note holder;  3) the Company has claims against the note holder for losses and damages directly related to the Promissory Note and its underlying assets; 4) there is a high likelihood that no obligation exists.  After careful consideration, management has determined that  the current characteristics of the liability are contingent in nature, and the debt of $20,500,000 and related $2,278,281 in accrued interest was extinguished in 2018, resulting in a gain of $22,778,281.

On August 31, 2016, as part of the Company’s acquisition of 100% of the issued and outstanding shares of Qolpom®’s common stock and its assets, inventory and intellectual property, the agreement provides for, among other things, the seller to receive up to $2,000,000 through a percentage of revenue generated from RPM business segment (“Revenue Share”), as well as a royalty of 3% (“Royalties”) of certain revenues generated from the Qolpom® intellectual property, as defined in the agreement.  As of September 30, 2019, and December 31, 2018, respectively, the present value of future Revenue Share was $450,000 and $430,000; and the present value of future Royalties was $309,000 and $310,000; and are included as part of long-term liabilities on the accompanying consolidated balance sheets.

On April 26, 2017, as part of the Company’s acquisition of certain intellectual property (“Intellectual Property”) from ProEventa, Inc (“ProEventa”), the agreement provides for, among other things, ProEventa to receive a revenue sharing cash earn-out of up to $3,000,000 to be derived from certain net revenue generated by the Company; as well as Royalties of 3% of certain revenues generated from the Intellectual Property, ending at such time as the Company has paid ProEventa $25,000,000, as defined in the agreement. As of September 30, 2019, and December 31, 2018, respectively, the present value of future Revenue Share was $1,189,000 and $1,270,000; the present value of future Royalties was $845,000 and $690,000, and $7,258 and $0 in Royalties payable on earned revenues was accrued.

NOTE 11. CONVERTIBLE PREFERRED STOCK

The total number of authorized shares of preferred stock that may be issued by the Company is 10,000,000 with a par value of $0.001 per share.

On March 31, 2019, in connection with the settlement agreement with Mr. Dave Engert, 36,339 shares of the Company’s Series A preferred stock held by Mr. Engert, with a book value of $100,000, were returned to treasury.  As a result, preferred paid in capital was reduced by $99,964. On April 1, 2019, dividends owed on the Series A preferred stock were paid in kind with the issuance and immediate return to treasury of 21,121 shares of Series A preferred stock, resulting in a total of 57,500 shares of Series A preferred stock held in treasury (the “Treasury Shares”).

On May 15, 2019, the 57,500 Treasury Shares were reissued for cash in the amount of $69,000.  Subsequently, the 57,500 shares of Series A preferred stock were converted into 1,150,000 shares of common stock at a ratio of 20 shares of common stock for each share of preferred stock held.

As of September 30, 2019, and December 31, 2018, respectively, the Company had 977,352 and 1,013,691 shares of preferred stock issued and outstanding.

NOTE 12. COMMON STOCK

Effective December 24, 2018, pursuant to a majority shareholder consent, the Company increased its authorized common stock from 250,000,000 shares to 500,000,000 shares, with a par value of $0.001 per share.  On January 28, 2019, the amended articles of incorporation were filed with the state of Nevada.

During the nine months ended September 30, 2019, 1,150,000 shares of the Company’s restricted common stock were issued in connection with the conversion of 57,500 shares of Series A preferred stock, valued at $69,000.  As a result, $67,850 was recorded to paid in capital.

During the nine months ended September 30, 2019, 21,987,535 shares of the Company’s restricted common stock were issued in connection with the conversion of non-related party debt in the amount of $1,713,740.  As a result, $1,691,753 was recorded to paid in capital.

During the nine months ended September 30, 2019, 5,897,419 shares of the Company’s restricted common stock were issued in connection with the conversion of related party debt in the amount of $589,742.  As a result, $583,845 was recorded to paid in capital.

During the nine months ended September 30, 2019, 5,679,167 shares of the Company’s restricted common stock were issued in connection with stock awards to non-related parties, valued at $588,548, including 125,000 shares valued at $8,388 for cash in the amount of $125.  As a result, $582,868 was recorded to paid in capital.

During the nine months ended September 30, 2019, 3,000,000 shares of the Company’s restricted common stock were issued in connection with a stock award to David Appell, the company’s Chief Operating Officer, valued at $201,300 for cash in the amount of $3,000, of which 25% vests immediately, and the remainder vest when certain earnings goals are met. As  a result, $198,300 was deferred, to be amortized over the vesting terms, and $198,300 was recorded to paid in capital.

During the nine months ended September 30, 2019, 13,875,000 shares of the Company’s restricted common stock were issued in connection with a Simple Agreement Future Equity (“SAFE”) offering, including 4,500,000 issued to related parties, for cash in the amount of $735,000, services valued at $15,000, and $375,000 in related party accrued compensation.  As a result, $1,111,124 was recorded to paid in capital.

During the nine months ended September 30, 2019, 1,875,000 shares of the Company’s restricted common stock were issued, valued at $178,700, in connection with the retirement of 4,550,000 warrants.  As a result, $176,825 was recorded to paid in capital.

During the nine months ended September 30, 2019, 1,400,000 shares of the Company’s restricted common stock were issued in connection with services valued at $121,000.  As a result, $119,600 was recorded to paid in capital.

During the nine months ended September 30, 2019, 2,810,811 shares of the Company’s common stock were issued in connection with debt and debt service valued at $344,514.  As a result, $341,704 was recorded to paid in capital.

During the nine months ended September 30, 2019, in connection with an equity funding, 12,000,000 shares of the Company’s restricted common stock were issued for cash in the amount of $1,000,000, of which $500,000 was recorded to subscription receivable.  As  a result, $988,000 was recorded to paid in capital.

During the nine months ended September 30, 2019, in connection with an investment in securities, 6,666,667 shares of the Company’s restricted common stock were issued for $0.15 per share, valued at $1,000,000.  As a result, $993,333 was recorded to paid in capital.

During the nine months and the year ended September 30, 2019, and December 31, 2018, respectively, a total of 76,341,599 and 21,358,611 shares of the Company’s common stock were issued.  As of September 30, 2019 and December 31, 2018, respectively, the Company had 234,454,740 and 158,113,141 common shares issued and outstanding.

Restricted Stock Awards

During the nine months and the year ended September 30, 2019, and December 31, 2018, respectively, 3,730,000 and 3,660,000 restricted stock awards were granted, valued at $254,350 and $434,000; and 1,654,270 and 6,827,368 restricted stock awards vested, for which $171,555 and $1,095,193 in deferred stock compensation was expensed. As of September 30, 2019 and December 31, 2018, respectively, there remains 7,963,925 and 5,888,195 shares to be vested, and $1,231,604 and $1,148,809 in deferred stock compensation to be expensed over the next eighteen (18) months.

Restricted Stock Awards Activity	Number of	Deferred
	Shares	Compensation
Outstanding at December 31, 2017	9,055,563	$1,810,002
Granted	3,660,000	434,000
Vested	(6,827,368)	(1,095,193)
Outstanding at December 31, 2018	5,888,195	1,148,809
Granted	3,730,000	254,350
Vested	(4,095,932)	(665,179)
Forfeited	(675,000)	(67,537)
Outstanding at September 30, 2019	5,522,263	$670,443

NOTE 13. WARRANTS AND OPTIONS

As of September 30, 2019, and December 31, 2018, respectively, the Company had 49,435,913 and 21,232,500 warrants, and 26,685,000 and 18,060,000 options, issued and outstanding.

During the nine months and the year ended September 30, 2019 and December 31, 2018, respectively, 33,353,413 and 14,077,500 warrants were granted, 4,850,000 and 0 were retired, and 300,000 and 100,000 expired.  The warrants carry an exercise price of between $0.001 to $0.60 per share, expire between 2020 to 2024, and were valued at $335,310 and $851,610, using the Black-Scholes method. The assumptions used in valuing the warrants were: expected term between 2 to 5 years; expected volatility 40% to 45%; risk free interest rate between 1.16% to 2.91%; and a dividend yield of 0%.  A total of $0 and $113,210 in deferred stock warrant compensation was recorded, and $144.610 and $73,370 was expensed during the nine months and the year ended September 30, 2019, and  December 31, 2018, respectively.  There remains $92,470 and $98,920 in deferred compensation as of September 30, 2019, and December 31, 2018, respectively, to be expensed over the next twelve (12) months.

Warrants Outstanding
	Number of	Remaining	Exercise Price	Weighted
	Common	Contractual Life	Times Number	Average
Exercise Price	Shares	(in years)	Of Shares	Exercise Price

$0.001	300,000	3.75	$300	$0.17
$0.01	75,000	1.25	750	$0.18
$0.10	2,528,413	5.00	252,841	$0.21
$0.10	62,500	3.50	6,250	$0.29
$0.10	250,000	1.75	25,000	$0.19
$0.10	4,877,500	1.50	487,750	$0.21
$0.10	250,000	1.00	25,000	$0.32
$0.15	600,000	4.50	90,000	$0.19
$0.15	1,000,000	1.25	150,000	$0.28
$0.17	62,500	3.50	10,625	$0.29
$0.18	62,500	3.50	11,250	$0.29
$0.20	2,600,000	4.50	520,000	$0.19
$0.21	62,500	3.50	13,125	$0.29
$0.21	100,000	1.00	21,000	$0.34
$0.25	5,625,000	4.50	1,406,250	$0.19
$0.25	4,500,000	3.00	1,125,000	$0.22
$0.25	250,000	2.75	62,500	$0.22
$0.25	3,250,000	2.00	812,500	$0.18
$0.25	3,750,000	1.75	937,500	$0.19
$0.25	13,500,000	1.50	3,375,000	$0.21
$0.25	475,000	1.25	118,750	$0.27
$0.25	3,255,000	1.00	813,750	$0.32
$0.25	1,500,000	0.75	375,000	$0.39
$0.35	250,000	1.00	87,500	$0.32
$0.60	250,000	1.00	150,000	$0.34
	49,435,913		$10,877,641	$0.22

		Weighted
Warrant Activity	Number of	Average
	Shares	Exercise Price
Outstanding at December 31, 2018	21,232,500	$0.18
Issued	33,353,413	$0.20
Exercised	––	––
Retired / Cancelled	(4,850,000)	$0.22
Expired / Forfeited	(300,000)	$0.18
Outstanding at September 30, 2019	49,435,913	$0.22

During the nine months and the year ended September 30, 2019, and December 31, 2018, respectively, 10,000,000 and 6,000,000 stock options were granted, which vest periodically over a two (2) year period, are exercisable for a period of between 3 to 5 years at an exercise price of between $0.05 to $0.60 per share, and were valued at $900,150 and $833,700 using the Black-Scholes method. The assumptions used in valuing the options were: expected term between 3.00 to 4.75 years; expected volatility between 1.78 to 2.29; risk free interest rate of between 1.69% to 2.78%; and a dividend yield of 0%.

Options Outstanding
		Remaining	Exercise Price	Weighted
	Number of	Contractual Life	times Number	Average
Exercise Price	Shares	(in years)	of Shares	Exercise Price

$0.05	90,000	3.00	$4,500	$0.14
$0.05	1,140,000	2.75	57,000	$0.09
$0.05	100,000	2.25	5,000	$0.08
$0.05	60,000	1.50	3,000	$0.06
$0.05	170,000	1.25	8,500	$0.12
$0.09	5,500,000	3.00	467,500	$0.20
$0.10	500,000	1.25	50,000	$0.14
$0.15	1,000,000	1.25	150,000	$0.14
$0.25	3,125,000	4.75	781,250	$0.22
$0.25	1,000,000	4.50	250,000	$0.20
$0.25	5,000,000	3.75	1,250,000	$0.16
$0.25	7,000,000	3.00	1,750,000	$0.16
$0.25	1,000,000	1.25	250,000	$0.15
$0.25	1,000,000	0.75	250,000	$0.10
	26,685,000		$5,276,750	$0.20

		Weighted
Options Activity	Number of	Average
	Shares	Exercise Price
Outstanding at December 31, 2018	18,060,000	$0.23
Issued	10,000,000	$0.22
Exercised	––	––
Expired / Forfeited	(1,375,000)	––
Outstanding at September 30, 2019	26,685,000	$0.20

During the nine months and the year ended September 30, 2019, and December 31, 2018, respectively, 10,000,000 and 6,000,000 options were issued, 0 and 1,973,189 options were exercised, 1,000,000 and 1,000,000 options expired, and 375,000 and 5,641,811 options were forfeited. A total of $875,700 and $649,327 in deferred stock option compensation was recorded, net of forfeitures, and $526,650 and $572,870 was expensed during the nine months and the year ended September 30, 2019, and December 31, 2018, respectively.  There remains $1,744,518 and $1,395,466 in deferred compensation as of September 30, 2019, and December 31, 2018, respectively, to be expensed over the next 15 months.

NOTE 14. INCOME TAXES

A reconciliation of the expected statutory federal and state taxes and the total income tax expense (benefit) at September 30, 2019, and December 31, 2018, was as follows:

	September 30, 2019	December 31, 2018

Income (loss) before taxes	$(6,458,278)	$15,608,209
Statutory rate (Fed & State(s))	30%	30%

Computed expected tax payable (recovery)	(1,797,800)	4,781,700

Effect of release of net operating loss carryforwards	(927,100)	(2,417,700)

Tax effect of non-deductible expenses:
Gain on extinguishment of debt-principal	––	(6,124,000)
Stock compensation/amortization of stock options	767,700	1,048,500
Discount amortization	5,600	837,000
Other	1,700	1,500
Total tax effect of non-deductible expenses	775,000	(4,237,000)

Change in valuation allowance	1,949,900	(1,873,000)

Income tax expense	$––	$––

Reported income taxes:
Federal	$––	$––
State	––	––
Total	$––	$––

The significant components of deferred income tax assets and liabilities at September 30, 2019, and December 31, 2018, are as follows:

	September 30, 2019	December 31, 2018

Net operating loss carried forward	$1,930,500	$––
Bad debt allowance	––	––
Officers’ accrued compensation	280,000	243,400
Accrued related party interest	3,500	20,700
Valuation allowance	(2,214,000)	(264,100)

Net deferred income tax asset	$––	$––

During the year ended December 31, 2018, the company realized extinguishment of debt principal in the amount of $20,880,688.  Per Internal Revenue Code (“IRC”) Section 108(a) (1) (A) the extinguishment of debt principal is excluded from taxable income for the Company.  However, any available tax attributes must be released up and to the amount of the extinguishment.  Therefore, net operating loss carryforwards were released for the amount of income excluded from taxable income.  The remaining net operating losses available to use toward future taxable income are as follows:

Tax Year	Net Operating Loss	Expires

2016	$442,900	2036
2017	2,115,400	2037
2018	548,900	No Expiration
2019 to date	3,791,500	No Expiration

Total	$6,898,700

As at September 30, 2019, the Company had approximately $6,898,700 of federal net operating losses, of which $4,340,400 have no expiration date. The Company is open to examinations for the tax year 2011 through the current tax year.

NOTE 15. DISCONTINUED OPERATIONS

In December 2017, the Company discontinued all operations related to the Retail Pharmacy Segment (RPS) involving the Company’s wholly-owned subsidiary, RoxSan Pharmacy, Inc. (“RoxSan”).  On May 14, 2018, pursuant to a unanimous resolution of the Boards of Directors of RoxSan and Parallax Health Sciences, Inc., RoxSan filed a Chapter 7 petition in the United States Bankruptcy Court for the Central District of California.  Mr. Timothy Yoo was appointed trustee on May 15, 2018. In connection with the filing, RoxSan sought to discharge approximately $5 million of liabilities owed to various parties, and intercompany loans in excess of $1 million owed to the Company.  The Chapter 7 bankruptcy proceeding by was fully discharged and the case was closed on March 13, 2019.

Due to, among other things, the reduction in RoxSan’s cash flows during 2016 and 2017, RoxSan became delinquent in its payroll tax depository obligations, resulting in a liability owed to federal and state taxing agencies in the aggregate of $1,148,811, which includes $601,148 in taxes withheld from employees (“Trust Fund Taxes”), employer taxes of $183,172, and penalties and interest of $364,491 through December 31, 2018. The liability was included as part of the Chapter 7 bankruptcy petition, and certain portions of the liability may be discharged.  However, in accordance with California bankruptcy laws, federal and state Trust Fund Taxes are not dischargeable.  During the nine months ended September 30, 2019, the company has made payments on behalf of RoxSan to the taxing agencies in the amount of $175,000.  As of September 30, 2019, $426,148 in Trust Fund Taxes remains outstanding.  The Company has retained a tax resolution specialist and is in communications with the taxing agencies in order to resolve RoxSan’s liability (Note 7).

As a result of the loss of financial control of RoxSan, the Company derecognized the subsidiary effective May 14, 2018. The derecognition resulted in a gain of $4,478,268.  The Company also extinguished $22,778,281 in debt and accrued interest related to the acquisition of RoxSan.

The results of the discontinued operations of RoxSan Pharmacy, Inc. for the three and nine months ending September 30, 2018, are summarized as follows:

	September 30, 2018
	Three months ended	Nine months ended

Revenue	$––	$––
Cost of sales	––	––
Gross profit	––	––
Sales, marketing and pharmacy expenses	(24,260)	170,630
General and administrative expenses	(79,006)	586,993
Operating income (loss)	103,266	(757,623)
Loss on disposal of assets	––	(10,000)
Interest expense	(9,493)	(56,775)
Net income (loss) from discontinued operations	$93,773	$(824,398)

NOTE 16. SEGMENT REPORTING

The Company has the following business segments: Remote Care Services (RCS), Behavioral Health Services (BHS), and Diagnostics/Corporate (DCS).  See Note 1 and 2 for a description of each segment and related significant accounting policies.

The following table is a reconciliation of the Company’s business segments to the consolidated financial statements:

	Remote Care Segment	Behavioral Health Segment	Diagnostics/ Corporate Segment	Discontinued Operations	Consolidated Totals

September 30, 2019
Revenue	$1,395	$76,350	$––	$––	$77,745
Gross profit (loss)	75	64,800	––	––	64,875
Operating loss	(204,145)	(97,700)	(4,836,369)	––	(5,138,214)
Depreciation and amortization	6,897	82,320	1,468	––	90,685
Interest expense	2,315	––	455,004	––	457,319
Gain on fair value adjustments	––	––	105,141	––	105,141
Loss on extinguishment of debt	––	––	(915,615)	––	(915,615)
Loss on settlement	––	––	(33,272)	––	(33,272)
Discount amortization	19,000	––	––	––	19,000
Total assets	906,466	357,247	1,109,592	––	2,373,305
Goodwill	785,060	––	––	––	785,060
Additions to property and equipment	––	––	2,628	––	2,628

September 30, 2018
Revenue	9,399	1,350	––	––	10,749
Gross profit (loss)	(6,108)	1,350	––	––	(4,758)
Operating loss	(277,261)	(144,218)	(4,835,777)	––	(5,257,256)
Depreciation and amortization	6,897	82,320	1,248	––	90,465
Interest expense	2,206	––	1,739,520	––	1,741,726
Gain on disposal of subsidiary	––	––	5,079,416	––	5,079,416
Gain on extinguishment of debt	––	––	22,931,148	––	22,931,148
Loss on fair value adjustments	––	––	(156,300)	––	(156,300)
Discount amortization	(370,000)	––	3,145,000	––	2,775,000
Discontinued operations	––	––	––	(824,398)	(824,398)
Total assets	915,652	467,007	11,906	––	1,394,565
Goodwill	785,060	––	––	––	785,060
Additions to property and equipment	––	––	––	––	––

NOTE 17. LEGAL MATTERS

The Company knows of no material developments to its legal matters other than those disclosed below:

Dispute with Former Owner of RoxSan

Action No. SC125702:

In the Matter, action No. SC125702, in the Superior Court of the State of California, County of Los Angeles, West District, the former owner of RoxSan Pharmacy, Inc., Shahla Melamed (“Melamed”), alleges that the Company is in default under the terms of the Purchase Agreement and Secured Note, and the Company’s termination of Melamed’s employment agreement.  The Company firmly believes that it had adequate grounds to justify the termination of the employment, that it acted within its rights, and shall prevail in these proceedings.  A trial date, previously set for December 2018, is currently set for January 2020.

Action No. SC 124898:

The Company initiated legal action against Melamed and filed a complaint, action number SC 124898, in the Superior Court of the State of California, County of Los Angeles, West District, Parallax Health Sciences, et al. v. Shahla Melamed, et al.  The Complaint in that action alleges that Melamed has breached several obligations under the Purchase Agreement, and the Company is seeking to reduce the Secured Note due to undisclosed material changes in the business. A trial date, previously set for December 2018, is currently set for January 2020.

Disputes with Former Executives

Action No. CV2017-052804

On March 9, 2017, Dave Engert former Executive Chairman and director of the Company filed a lawsuit in Arizona and then on or about May 5, 2017, Mr. Engert, changed the venue and filed suit against the Company and RoxSan Pharmacy, Inc. in the United States District Court, Central District of California for an amount exceeding $75,000.  On October 23, 2017, the Company filed an answer and counterclaims against Mr. Engert for an amount exceeding $100,000.  The counterclaims include possible fraud and negligence committed by Mr. Engert and Mr. J. Michael Redmond, former successor Chairman of Mr. Engert, director, President and Chief Executive Officer of the Company and former President, Chief Executive Officer, Chairman and director of RoxSan Pharmacy, Inc.

On October 8, 2018, a settlement was reached between Mr. Engert and the Company (the “Settlement”). The Settlement includes, among other things, a cash payment to Mr. Engert in the amount of $139,000, and the cancellation of all of Mr. Engert’s equity holdings in the Company, including preferred shares (see Note 11).  The Settlement resulted in a net loss to the Company of $33,272. On April 10, 2019, a stipulation for dismissal was filed, and the matter has been fully resolved.

NOTE 18. SUBSEQUENT EVENTS

The Company has evaluated the events and transactions for recognition or disclosure subsequent to September 30, 2019, through the date of the issuance of the financial statements, and has determined that there have been no events that would require disclosure.

*    *    *    *    *

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a statement of the expenses to be incurred by Parallax in connection with the distribution of the securities registered under this registration statement. All amounts are estimated except the SEC registration fee.

Item	Amount
SEC Registration Fee	$314
Printing Fees and Expenses	0
Accounting Fees and Expenses	15,000
Legal Fees and Expenses	50,000
Transfer Agent Fees	100
Miscellaneous	500
Total	$65,914

INDEMNIFICATION OF DIRECTORS AND OFFICERS

As authorized by Section 78.7502 of the Nevada Revised Statutes (NRS), our certificate of incorporation provides that a director of Parallax will not be liable to Parallax or our Shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption for liability or limitation thereof is not permitted under the NRS. The NRS provides that the liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to Parallax or our Shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for liability for payments of dividends or for stock purchases or redemptions in violation of the NRS, or (iv) for any transaction from which the director derived an improper personal benefit.

While the certificate of incorporation will provide directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the certificate of incorporation will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director’s breach of such director’s duty of care.

In addition, our by-laws will provide that Parallax will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director of Parallax or an officer of Parallax elected by our Board or, while a director of Parallax or an officer of Parallax elected by our Board, is or was serving at the request of Parallax as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the bylaws, Parallax will be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Board of Parallax.

We will maintain directors’ and officers’ liability insurance policies insuring directors and officers of Parallax for certain covered losses as defined in the policies.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Parallax pursuant to the foregoing provisions, Parallax has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

Securities held Selling Shareholders:

In August 2018, in connection with the Company’s convertible Series C Preferred Stock (“Series C Shares”) private placement equity offering, accredited investors were issued 60,000 Series C Shares at a price of $5.00 per share, for cash in the amount of $300,000.  The Series C Shares are convertible into shares of the Company’s restricted common stock at a ratio of 41.67 shares of common stock for each share of preferred stock held ($0.12) for a period of one (1) year from the date of issuance; or thereafter at the lower of (i) $0.12 per share or (ii) a 33% discount of (a) the Company’s next primary offering or (b) any new equity linked financing within the next 24 months of the closing date of the Series C Shares offering. 19 20

On May 6, 2019, in connection with an equity funding, the Company issued 6,000,000 shares of its restricted Common Stock to Ionic Ventures, LLC, an accredited investor, for cash in the amount of $500,000.  As a result, $494,000 was recorded to paid in capital.  An additional 6,000,000 shares of the Company’s restricted Common Stock was issued for an additional $500,000, on October 29, 2019, for a total of 12,000,000 shares of Common Stock and total proceeds of $1,000,000. 20

Securities held by Other Shareholders

Between November 2, 2017, and September 30, 2019, in connection with certain stock purchase agreements, the Company issued an aggregate ,of 21,977,200 shares of its restricted Common Stock valued at an aggregate of $2,017,659 to twenty-eight (28) accredited investors and three (3) officers/directors, for cash in the aggregate of $1,027,659, including an aggregate of 6,000,000 shares issued to related parties, valued at an aggregate of $990,000, for cash in the aggregate of $6,000, as follows: 5,000,000 shares to Calli R. Bucci, an officer and director, and 500,000 shares each to John L. Ogden and Edward W. Withrow Jr., directors. 20

Between July 30, 2016, and July 31, 2019, in connection with certain employment, consulting and service agreements, the Company issued 30,279,167 shares of its restricted Common Stock valued at an aggregate of $5,069,870, of which 14,279,167 shares were issued to outside consultants, valued at $2,118,570; and 10,000,000 shares were issued to Paul R. Arena, valued at $2,000,000, 3,000,000 shares were issued to Nathaniel T. Bradley, valued at $750,000, and 3,000,000 shares were issued to David Appell, valued at $201,300, all officers of the Company. 20

Between August 3, 2017, and August 13, 2018, in connection with the cashless exercise of certain stock options with an exercise price of $0.05 per share, the Company issued 2,199,083 shares of its restricted Common Stock, valued at an aggregate of $524,409, including 1,071,430 shares issued to Calli R. Bucci, an officer and director, valued at an aggregate of $187,500. 20

Between August 9, 2017, and July 25, 2019, in connection with certain debt and debt service, the Company issued 7,720,811 shares of its restricted Common Stock to accredited investors, valued at an aggregate of $740,515, including 2,000,000 shares issued for the settlement of $100,000 in debt at a rate of $0.05 per share; and 100,000 shares issued for the settlement of $15,000 in debt at a rate of $0.15 per share; 1,200,000 shares, valued at $190,200, issued in connection with promissory notes issued on 07/03/2019; 1,380,811 shares, valued at $131,315, issued to Avantgarde, LLC and Hamburg Investment Group LLC, whose principal, Dr. Jorn Gorlach, is a beneficial shareholder, in connection with the settlement of debt on July 25, 2019; and 3,040,000 of which are in connection with the Short-Term Notes [1] disclosed below. 20

Between March 16, 2017, and June 20, 2019, in connection with certain convertible debt, the Company issued 29,145,038 shares of its restricted Common Stock to accredited investors at the request of the debtors, for debt and interest in the aggregate of $2,587,516, including 7,125,765 shares issued to related parties for debt and interest in the aggregate of $847,694, as follows: 20

Debt	Conversion Rate	Shares Issued
$15,000	$0.0351	427,350
53,722	$0.0371	1,950,000
30,000	$0.0396	756,620
49,945	$0.0427	1,169,672
35,000	$0.0434	806,452
90,000	$0.0490	1,836,735
50,000	$0.0500	625,000
20,000	$0.0574	348,432
20,000	$0.0692	289,017
20,000	$0.0805	248,447
1,945,897	$0.1000	19,458,967
257,952	$0.2100	1,228,346
$2,587,516		29,145,038

In June 2019, in connection with the exercise of 893,146 warrants on a cashless basis, the Company issued 600,000 shares of its restricted Common Stock, valued at $105,390, to an accredited investor.  20

In June 2019, in connection with the retirement of 5,084,256 warrants, the Company issued 1,275,000 shares of its restricted Common Stock to the warrant holders, all accredited investors, valued at $115,100. 20

Between September 20, 2016, and April 26, 2017, in connection with certain acquisitions, the Company issued 7,500,000 shares of its restricted Common Stock with an aggregate value of $915,000 for cash in the aggregate of $7,500, of which 5,000,000 shares were issued to the former shareholders of Parallax Health Management, Inc. (formerly Qolpom, Inc.) (“PHM”.) for cash in the amount of $5,000 in connection with the Company’s acquisition of PHM dated September 20, 2016; and 2,500,000 shares were issued to ProEventa, Inc. (“ProEventa”) for cash in the amount of $2,500 in connection with the acquisition of certain intellectual property from ProEventa dated April 26, 2017. 20

Between January 31, 2019, and October 8, 2019, in connection with a certain Simple Agreement Future Equity (“SAFE”) offering, the Company issued 12,000,000 shares of its restricted Common Stock to five (5) accredited investors, and 6,000,000 shares to officers and directors, of which 1,600,000 shares each were issued to , Paul R. Arena, Calli R. Bucci and Nathaniel T. Bradley, and 1,200,000 shares were issued to John L. Ogden; for cash in the aggregate of $750,000 and accrued officer/director compensation of $375,000 , respectively . 20

In August 2019, in connection with the purchase of a 19% investment in Global Career Network, Inc. (“GCN”), a Delaware corporation, the Company issued 6,666.667 shares of its restricted common stock to GCN, valued at $400,000. 20

Between December 1, 2016, and February 2, 2017, in connection with the Company’s convertible Series B Preferred Stock (“Series B Shares”) equity offering, the Company issued 40,000 Series B Shares at a price of $5.00 per share, for in the aggregate of $200,000, of which 10,000 Series B shares were issued to an accredited investor for $50,000, and 30,000 Series B Shares were issued to AvantGarde, LLC, whose principal Dr. Jorn Gorlach, is a beneficial ownership shareholder, for cash in the amount of $150,000.  The Series B Shares are convertible into shares of the Company’s restricted common stock at a ratio of 20 shares of common stock for each share of preferred stock held. 20

In August 2018, in connection with the Company’s convertible Series C Shares equity offering, Paul R. Arena, Calli R. Bucci and Nathaniel T. Bradley, officers and directors of the Company, were each issued 30,000 shares of the Company’s Series C Shares, for an aggregate of 90,000 Series C Shares, at a price of $5.00 per share, for related party debt in the amount of $450,000.  The Series C Shares are convertible into shares of the Company’s restricted common stock at a ratio of 41.67 shares of common stock for each share of preferred stock held ($0.12 per share) for a period of one (1) year from the date of issuance; or thereafter at the lower of (i) $0.12 per share or (ii) a 33% discount of (a) the Company’s next primary offering or (b) any new equity linked financing within the next 24 months of the closing date of the Series C Shares offering. 20

19 The Series C private placement offering (the “Series C Offering”) took place between August 2018 and September 2018, was for a total offering of $3 million of Series C preferred shares at a price of $5.00 per share.  The Series C Offering closed after the placement of a total 150,000 Series C Shares for proceeds of $750,000, of which two (2) accredited investors purchased 60,000 shares, and three officers/directors purchased 90,000 shares.

20 The securities were issued by the Company to accredited investors and/or officers/directors, were not part of a public offering, were not solicited or advertised, and are exempt from registration under Section 4(a)(2) and Rule 506(b) of Regulation D promulgated thereunder.

Convertible Debt:

The Company has issued short-term convertible promissory notes to non-related parties between September 6, 2017, and April 2, 2019, in the outstanding aggregate principal sum of $ 649,591 (the “Short-Term Notes”) as of December 2, 2019 .  The Short-Term Notes, and related accrued interest in the approximate amount of $70,778, are convertible into restricted shares of the Company’s Common Stock at a conversion rate of between $0.10-$0.12 per share. In addition, certain Short-Term Notes include the issuance of 40,000 shares of the Company’s restricted Common Stock every ninety (90) days the notes remain outstanding, of which 240,000 shares are included in the debt service disclosure [1] above.

The Company has issued a long-term convertible promissory note to a non-related related party on July 31 2014, in the outstanding aggregate principal sum of $576,154 (the “Long-Term Note”), which is related to pending litigation with a former executive, and is subject to compromise. As of December 2, 2019 , The Long-Term Note, and related accrued interest in the approximate amount of $141,096, is convertible into restricted shares of the Company’s Common Stock at a conversion rate of $0.10 per share.

The Company has issued a convertible promissory note to a related party on January 1, 2019, in the outstanding aggregate principal sum of $20,000 (the “Related Party Note”) as of December 2, 2019 , which matures 12/31/19. The Related Party Note, and related accrued interest in the approximate amount of $1,490, is convertible into restricted shares of the Company’s Common Stock at a conversion rate of $0.10 per share.

The Company issued convertible debentures to Hamburg Investment Company, LLC, and AvantGarde, LLC, entities controlled by Dr. Jorn Gorlach, a beneficial shareholder, on November 14, 2018, in the amount of $472,470, (“Related Party Debentures”) which were in default as of March 1, 2019.  The Related Party Debentures bore interest at a rate of 12% per annum, or in the event of default at a rate of 18% per annum, and are convertible into restricted shares of the Company’s Common Stock at a conversion rate of $0.10 per share or, in the event of default or the date of conversion is 120 days after the Effective Date, the lesser of (a) $0.10 or (b) 70% of the second lowest traded price for the 20 trading days immediately preceding the date of conversion. On July 25, 2019, the convertible debentures, including accrued interest and premiums, were converted to non-convertible senior secured promissory notes (the “Senior Notes”) in the aggregate principal of $759,446, and the default was cured.  The Senior Notes bear interest at a rate of 8% per annum, with payments of $126,152 plus interest accrued thereon due December 31, 2019; $300,000 due December 31, 2020; and the remaining principal and accrued interest due December 31, 2021.  In addition, as part of the commitment to extend the debt, the noteholders were issued 1,380,811 shares of the Company’s restricted Common Stock, as well as warrants to purchase 2,528,413 shares of the Company’s Common Stock for a period of five (5) years at an exercise price of $0.10461.

Exemption From Registration. None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder). The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

EXHIBITS

The following exhibits are filed herewith or incorporated herein by reference.

Exhibit Number	Description of Exhibit	Filing Reference
(2)	Plan of Purchase, Sale, Reorganization, Arrangement, Liquidation or Succession
2.1	Share Exchange Agreement between Endeavor Power Corporation, Endeavor Holdings, Inc. and Parallax Diagnostics, Inc. and the Parallax Shareholders dated October 1, 2012	Filed with the SEC on November 15, 2012 as part of the Company’s Current Report on Form 8-K.
2.2	Letter of Intent between Parallax Diagnostics, Inc. and Endeavor Power Corporation dated August 15, 2012	Filed with the SEC on November 15, 2012 as part of the Company’s Current Report on Form 8-K.
2.3	Agreement to Purchase and Sell 100% of RoxSan Pharmacy, and Its Assets and Inventory	Filed with the SEC on August 18, 2015 as part of the Company's Current Report on Form 8-K.
2.4	Agreement to Purchase and Sell 100% of Qolpom, Inc, and Its Assets, Intellectual Property and Inventory dated August 31, 2016	Filed with the SEC on September 23, 2016 as part of the Company's Current Report on Form 8-K
(3)	Articles of Incorporation and Bylaws
3.1	Articles of Incorporation	Filed with the SEC on March 5, 2007 as part of the Company’s Registration Statement on Form SB-2.
3.1(a)	Amended and Restated Articles of Incorporation	Filed with the SEC on May 17, 2010 as part of the Company’s Annual Report on Form 10-K.
3.1(b)	Amended and Restated Articles of Incorporation	Filed with the SEC on November 26, 2019 as part of the Company's Annual Report on Form 10-K.
3.2	Bylaws	Filed with the SEC on March 5, 2007 as part of the Company’s Registration Statement on Form SB-2.
3.2(a)	Amended Bylaws	Filed with the SEC on May 17, 2010 as part of the Company’s Annual Report on Form 10-K.
3.3	Articles of Merger between Endeavor Power Corporation and Parallax Diagnostics, Inc. filed with Secretary of State of Nevada on November 6, 2012	Filed with the SEC on November 15, 2012 as part of the Company’s Current Report on Form 8-K.
3.4	Certificate of Amendment filed with the Secretary of State of Nevada on January 9, 2014	Filed with the SEC on November 26, 2019 as part of the Company's Annual Report on Form 10-K.
3.5	Certificate of Designation effective June 17, 2011-Series A Preferred Stock	Filed with the SEC on November 26, 2019 as part of the Company's Annual Report on Form 10-K
3.6	Certificate of Designation effective December 2, 2016-Series B Preferred Stock	Filed with the SEC on November 26, 2019 as part of the Company's Annual Report on Form 10-K
3.7	Certificate of Designation effective August 10, 2018-Series C Preferred Stock	Filed with the SEC on November 26, 2019 as part of the Company's Annual Report on Form 10-K
(4)	Instruments Defining the Rights of Security Holders, Including Indentures
4.1	Debenture issued to Peak One Opportunity Fund LP dated November 14, 2018	Filed with the SEC on November 26, 2018 as part of the Company's Current Report on Form 8-K
4.2	Debenture issued to TFK Investments LLC dated November 14, 2018	Filed with the SEC on November 26, 2018 as part of the Company's Current Report on Form 8-K
4.3	Form of Common Stock Purchase Warrant	Filed with the SEC on November 26, 2018 as part of the Company's Current Report on Form 8-K
4.4	Form of Registration Rights Agreement	Filed with the SEC on November 26, 2018 as part of the Company's Current Report on Form 8-K
4.5	Form of 12% Senior Secured Convertible Debenture dated December 31, 2018	Filed with the SEC on January 7, 2019 as part of the Company's Current Report on Form 8-K
4.6	12% Convertible Promissory Note dated February 27, 2019	Filed with the SEC on March 15, 2019 as part of the Company's Current Report on Form 8-K
4.7	Warrant dated February 27, 2019	Filed with the SEC on March 15, 2019 as part of the Company's Current Report on Form 8-K
4.8	12% Fixed Convertible Promissory Note dated March 18, 2019	Filed with the SEC on March 22, 2019 as part of the Company's Current Report on Form 8-K
4.9	Warrant dated March 18, 2019	Filed with the SEC on March 22, 2019 as part of the Company's Current Report on Form 8-K
4.10	12% Convertible Promissory Note dated April 2, 2019	Filed with the SEC on November 26, 2019 as part of the Company's Annual Report on Form 10-K
4.11	Securities Purchase Agreement dated April 2, 2019	Filed with the SEC on November 26, 2019 as part of the Company's Annual Report on Form 10-K
4.12	12% Convertible Promissory Note dated April 8, 2019	Filed with the SEC on April 19, 2019 as part of the Company's Current Report on Form 8-K
4.13	Warrant dated April 8, 2019	Filed with the SEC on April 19, 2019 as part of the Company's Current Report on Form 8-K
4.14	Securities Purchase Agreement dated May 6, 2019	Filed with the SEC on May 7, 2019 as part of the Company's Current Report on Form 8-K
4.15	Registration Rights Agreement dated May 6, 2019	Filed with the SEC on May 7, 2019 as part of the Company's Current Report on Form 8-K
4.16	Warrant dated May 6, 2019	Filed with the SEC on May 7, 2019 as part of the Company's Current Report on Form 8-K
4.17	Debt Settlement and Warrant Retirement dated June 4, 2019	Filed with the SEC on November 26, 2019 as part of the Company's Annual Report on Form 10-K
4.18	Senior Secured Note dated July 3, 2019	Filed with the SEC on July 12, 2019 as part of the Company's Current Report on Form 8-K
4.19	Note and Purchase Agreement dated July 3, 2019	Filed with the SEC on July 12, 2019 as part of the Company's Current Report on Form 8-K
4.20*	Description of Oral Agreements to Extend Maturities of Certain Convertible Promissory Notes	Filed herewith.
(5)	Opinion Regarding Legality
5.1	Opinion of Buchalter, A Professional Corporation, as to the legality of securities being registered.	Filed with the SEC on June 6, 2019 as part of the Company’s Registration Statement on Form S-1.
(10)	Material Contracts
10.35	Intellectual Property Purchase Agreement between Parallax Health Sciences, Inc., Parallax Behavioral Health, Inc., and ProEventa Inc. dated April 27, 2017	Filed with the SEC on May 3, 2017 as part of the Company's Current Report on Form 8-K.
10.36	Consulting Agreement between Parallax Health Sciences, Inc., and James Gaynor dated April 27, 2017	Filed with the SEC on May 3, 2017 as part of the Company's Current Report on Form 8-K.
10.37	Employment Agreement between Parallax Health Sciences, Inc., and Paul R. Arena dated July 1, 2017	Filed with the SEC on July 27, 2017 as part of the Company's Annual Report on Form 10-K.
10.38	Securities Purchase Agreement between Parallax Health Sciences, Inc., and Peak One Opportunity Fund LP dated November 14, 2018	Filed with the SEC on November 26, 2018 as part of the Company's Current Report on Form 8-K
10.39	Equity Purchase Agreement between Parallax Health Sciences, Inc., and Peak One Opportunity Fund LP dated November 14, 2018	Filed with the SEC on November 26, 2018 as part of the Company's Current Report on Form 8-K
10.40	Letter Agreements dated December 31, 2018 between Parallax Health Sciences, Inc. and, Cavalry Fund LLP, DiamondRock, LLC, The Corbran LLC, and Digital Power Lending, LLC	Filed with the SEC on July 26, 2019 as part of the Company's amended Annual Report on Form 10-K/A
10.41	Exchange Agreements dated December 31, 2018 between Parallax Health Sciences, Inc. and, Cavalry Fund LLP, DiamondRock, LLC, The Corbran LLC, and Digital Power Lending, LLC	Filed with the SEC on July 26, 2019 as part of the Company's amended Annual Report on Form 10-K/A
10.42	Securities Purchase Agreement between EMA Financial, LLC dated February 27, 2019	Filed with the SEC on July 26, 2019 as part of the Company's amended Annual Report on Form 10-K/A
10.43	Purchase Agreement between Parallax Health Sciences, Inc. and Global Center Networks dated August 28, 2019	Filed with the SEC on October 16, 2019 as part of the Company's Current Report on Form 8-K
10.44	Employment Agreement between Parallax Health Sciences, Inc. and Nathaniel T. Bradley dated November 30, 2017	Filed with the SEC on October 21, 2019 as part of the Company's amended Annual Report on Form 10-K/A
10.45	Executive Agreement between Parallax Health Sciences, Inc. and MJ Management Services, Inc FSO Calli R. Bucci dated January 1, 2018	Filed with the SEC on October 21, 2019 as part of the Company's amended Annual Report on Form 10-K/A
10.46	Employment Agreement between Parallax Health Sciences, Inc. and David Appel dated April 19, 2019	Filed with the SEC on October 23, 2019 as part of the Company's amended Annual Report on Form 10-Q
(14)	Code of Ethics
14.1	Code of Ethics	Filed with the SEC on April 14, 2011 as part of the Company’s Annual Report on Form 10-K.
(22)	List of Subsidiaries
Parallax Health Management, Inc.
Parallax Behavioral Health, Inc.
Parallax Diagnostics, Inc.
Parallax Communications, Inc.
(23)	Consents
23.1*	Consent of Freedman & Goldberg, CPAs	Filed herewith.
23.2	Consent of Buchalter, a Professional Corporation	Filed with the SEC on June 6, 2019 as part of the Company's Registration Statement on Form S-1

UNDERTAKINGS

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)If the Registrant is relying on Rule 430B:

(A)Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or our securities provided by or on behalf of the undersigned Registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on December 2, 2019.

PARALLAX HEALTH SCIENCES, INC.

/s/ Paul R. Arena
Paul R. Arena
Chief Executive Officer and President
(Principal Executive Officer)

/s/ Calli R. Bucci
Calli R. Bucci
Chief Financial Officer
(Principal Accounting Officer)

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Dated: December 2, 2019	/s/ Paul R. Arena
Paul R. Arena
Chief Executive Officer and President

Dated: December 2, 2019	/s/ Calli R. Bucci
Calli R. Bucci
Chief Financial Officer

Dated: December 2, 2019	/s/ E. William Withrow Jr.
E. William Withrow Jr.
Director

Dated: December 2, 2019	/s/ John L. Ogden
John L. Ogden
Director

Dated: December 2, 2019	/s/ Nathaniel T. Bradley
Nathaniel T. Bradley
Director